      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 2000


                                                      REGISTRATION NO. 333-32076
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 3


                                     TO THE

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                          ASSET INVESTORS CORPORATION
  (Exact name of registrant as specified in its certificate of incorporation)

           DELAWARE                          6798                         84-1500244
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)       Identification Number)


                                                              TERRY CONSIDINE
                                                   CHAIRMAN OF THE BOARD OF DIRECTORS AND
                                                          CHIEF EXECUTIVE OFFICER
     3410 SOUTH GALENA STREET, SUITE 210         2000 SOUTH COLORADO BOULEVARD, 10TH FLOOR
            DENVER, COLORADO 80231                         DENVER, COLORADO 80222
                (303) 614-9400                                 (303) 757-8101
 (Address, including zip code, and telephone      (Name, address, including zip code, and
 number, including area code, of registrant's         telephone number, including area
         principal executive offices)                   code, of agent for service)


                             ---------------------

                                   Copies to:

                               MICHAEL V. GISSER
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             300 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following consummation of the merger described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and if there is compliance with General Instruction G, check the following box. [ ]

     If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THESE MATERIALS CONSTITUTE PRELIMINARY PROXY MATERIALS FILED WITH RESPECT TO FUTURE SPECIAL STOCKHOLDER MEETINGS. SOME OF THE INFORMATION IS PRESENTED AS IT IS EXPECTED TO EXIST WHEN DEFINITIVE PROXY MATERIALS ARE MAILED TO STOCKHOLDERS, AND WILL BE REVISED TO REFLECT FACTS THAT EXIST AT THAT TIME.

[AIC LOGO]                                                            [CAX LOGO]

                                                                          , 2000

TO THE STOCKHOLDERS OF COMMERCIAL ASSETS, INC. AND ASSET INVESTORS CORPORATION:

     Asset Investors and Commercial Assets have agreed to combine in a merger. In the merger, Commercial Assets will be merged into Asset Investors and Asset Investors will be the surviving corporation. In order to complete the merger, we each must obtain the approval of our stockholders. We believe that this merger will benefit the stockholders of both companies and we ask you for your support in voting for the merger proposal at our special meetings.

     In addition to their vote on the merger, Commercial Assets stockholders are being asked to elect to receive either .4075 shares of common stock of Asset Investors or $5.75 for each share of Commercial Assets' common stock they own. However, the aggregate amount of cash to be paid to Commercial Assets stockholders in the merger is limited to $20,411,741. If stockholders elect to receive more than this amount, we will distribute this amount pro rata to Commercial Assets stockholders electing cash, and these stockholders will receive Asset Investors' common stock in exchange for the remainder of their holdings. If all Commercial Assets unaffiliated stockholders elect to receive cash, each stockholder will receive approximately 50% of their election in cash and the remaining 50% will be paid in shares of Asset Investors' common stock. Following the merger, Asset Investors expects to change its name to American Land Lease, Inc., and be traded on the New York Stock Exchange under the symbol "ANL."

     Information about the merger is contained in this Joint Proxy Statement/Prospectus. We urge you to read this material, including the section describing risk factors that begins on page 22.

     After careful consideration the boards of directors of both Asset Investors and Commercial Assets, including a special committee of independent directors of Commercial Assets, have approved the merger agreement and determined that the merger is fair and in the best interests of their stockholders and recommend that you vote "FOR" the adoption of the merger agreement.


     Commercial Assets stockholders will vote at Commercial Assets' special meeting on August 1, 2000, at 10:00 a.m., local time at 2000 S. Colorado Blvd., 10th Floor, Denver, Colorado. Asset Investors stockholders will vote at Asset Investors' special meeting on August 1, 2000, at 11:00 a.m., local time at 2000
S. Colorado Blvd., 10th Floor, Denver, Colorado.



     We will not complete the merger unless the holders of a majority of the outstanding shares of Asset Investors' common stock and holders of two-thirds of the outstanding shares of Commercial Assets' common stock vote to adopt the merger agreement. Only stockholders who hold shares of Asset Investors' common stock or Commercial Assets' common stock at the close of business on June 12, 2000 will be entitled to vote at the special meetings.


     REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE BE SURE YOU ARE REPRESENTED AT THE APPROPRIATE SPECIAL MEETING BY ATTENDING IN PERSON OR BY RETURNING YOUR PROXY AS SOON AS POSSIBLE. EVEN IF YOU PLAN TO ATTEND IN PERSON, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD.

                                            SINCERELY,

                                            TERRY CONSIDINE
                                            Chairman and Chief Executive Officer
                                            ASSET INVESTORS CORPORATION
                                            COMMERCIAL ASSETS, INC.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Joint Proxy Statement/Prospectus is dated             , 2000 and was
first mailed to stockholders on or about             , 2000.

                          ASSET INVESTORS CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON AUGUST 1, 2000


To Our Stockholders:


     We will hold a special meeting of stockholders of Asset Investors Corporation on August 1, 2000, beginning at 11:00 a.m., local time, at 2000 S. Colorado Blvd., 10th Floor, Denver, Colorado, for the purpose of considering and voting upon the following:


     - A proposal to adopt the Agreement and Plan of Merger, dated as of August 31, 1999, by and between Asset Investors Corporation and Commercial Assets, Inc. Under the merger agreement, each outstanding share of common stock of Commercial Assets will be converted into either $5.75 per share for up to 3,549,868 shares of Commercial Assets' common stock or .4075 shares of common stock of Asset Investors.

     - A proposal to adopt two separate amendments to the Asset Investors certificate of incorporation through which:

        - we will change our name to American Land Lease, Inc.; and

        - we will adopt new ownership limit provisions.

     - Such other matters as may be properly brought before the special meeting, or any adjournments or postponements thereof.


     Only holders of shares of common stock of Asset Investors reflected in its records at the close of business on June 12, 2000, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.


     The attached Joint Proxy Statement/Prospectus discusses the merger agreement and other related matters. A copy of the merger agreement is included as Annex A to the Joint Proxy Statement/ Prospectus. You are encouraged to read the Joint Proxy Statement/Prospectus and the documents incorporated by reference carefully and completely.

     Your vote is important and we urge you to complete, sign, date and return your proxy card as promptly as possible, whether or not you expect to attend the special meeting. If you are unable to attend in person and you return your proxy card, your shares will be voted at the special meeting. A return envelope is included for your convenience. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by your broker or nominee regarding how to instruct them to vote your shares.

     Our principal executive offices are located at 3410 South Galena Street, Suite 210, Denver, Colorado 80231. Our telephone number is (303) 614-9400.

                                            By Order of the Board of Directors

                                            David M. Becker
                                            Secretary

Denver, Colorado
            , 2000

                            COMMERCIAL ASSETS, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON AUGUST 1, 2000


To Our Stockholders:


     We will hold a special meeting of stockholders of Commercial Assets, Inc. on August 1, 2000, beginning at 10:00 a.m. local time, at 2000 S. Colorado Blvd., 10th Floor, Denver, Colorado, for the purpose of considering and voting upon the following:


     - A proposal to adopt the Agreement and Plan of Merger, dated as of August 31, 1999, by and between Asset Investors Corporation and Commercial Assets, Inc. Under the merger agreement, each outstanding share of common stock of Commercial Assets will be converted into either $5.75 per share, subject to proration, for up to 3,549,868 shares of Commercial Assets' common stock or .4075 shares of common stock of Asset Investors.

     - Such other matters as may be properly brought before the special meeting, or any adjournments or postponements thereof.


     Only holders of shares of common stock of Commercial Assets reflected in our records at the close of business on June 12, 2000, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.


     The attached Joint Proxy Statement/Prospectus discusses the merger agreement and other related matters. A copy of the merger agreement is included as Annex A. You are encouraged to read the Joint Proxy Statement/Prospectus and the documents incorporated by reference carefully and completely.

     Your vote is important and we urge you to complete, sign, date and return our proxy card as promptly as possible, whether or not you expect to attend the special meeting. If you are unable to attend in person and you return your proxy card, your shares will be voted at the special meeting. A return envelope is included for your convenience. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by your broker or nominee regarding how to instruct them to vote your shares.

     Our principal executive offices are located at 3410 South Galena Street, Suite 210, Denver, Colorado 80231. Our telephone number is (303) 614-9410.

                                            By Order of the Board of Directors

                                            David M. Becker
                                            Secretary

Denver, Colorado
            , 2000

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS...................    1
SUMMARY.................................    3
  The Companies.........................    3
  Reasons for the Merger................    4
  Description of the Merger Proposal....    4
  What You Will Receive in the Merger...    5
  Election Procedures and Proration.....    5
  Description of the Proposed Amendments
     to Asset Investors' Certificate of
     Incorporation......................    5
  Litigation............................    6
  Information Concerning the Commercial
     Assets Special Meeting.............    6
  Information Concerning the Asset
     Investors Special Meeting..........    7
  The Special Committee.................    7
  Fairness Opinion......................    8
  Stock Exchange Listing................    9
  No Dissenters' Rights of Appraisal....    9
  Material Federal Income Tax
     Consequences.......................    9
  Summary Risk Factors..................   10
  Comparative Per Share Information.....   10
  Summary Historical Financial
     Information of Asset Investors.....   13
  Summary Historical Financial
     Information of Commercial Assets...   15
  Summary Pro Forma Financial and
     Operating Information..............   16
  Comparative Stock Prices and
     Dividends..........................   20
RISK FACTORS............................   22
  Risk Factors Relating to the Merger...   22
     Some of the directors and executive
       officers of Commercial Assets
       have a conflict of interest in
       considering the merger...........   22
     The fairness opinion does not
       address changes in the relative
       value of the companies since the
       date of the original merger
       agreement........................   22
     If you elect to receive cash, you
       may not receive the type of
       consideration specified in your
       election.........................   22
     Neither the Commercial Assets board
       of directors nor the special
       committee has made any
       recommendation as to whether or
       not Commercial Assets
       stockholders should elect cash or
       shares...........................   23
     Dilution of the Asset Investors'
       common stock through the issuance
       of shares in the merger..........   23
     Asset Investors pays a lower
       dividend than Commercial
       Assets...........................   23
     The merger consideration is fixed
       despite potential changes in
       relative stock prices............   24
  Because the conditions listed in the
     merger agreement may be waived at
     any time by mutual agreement of the
     parties, the conditions to closing
     of the merger could change without
     stockholder approval of these
     changes............................   24
  Risk Factors Relating to the Business
     of the Combined Company............   24
     Stockholders will be restricted
       from owning more than 5% of the
       outstanding shares of the
       combined company's common
       stock............................   24
     Asset Investors' certificate of
       incorporation contains
       anti-takeover provisions, which
       may limit the ability of a third
       party to acquire control and may
       prevent stockholders from
       receiving a premium for their
       shares...........................   25
     There are numerous risks associated
       with our acquisition
       activities.......................   25
     There are numerous risks associated
       with our development
       activities.......................   26
     Our debt service obligations may
       leave us with insufficient cash
       resources to meet our other
       working capital and distribution
       needs............................   26
     Increases in interest rates may
       increase the combined company's
       interest expense.................   26
     The combined company's real estate
       investments will be subject to
       numerous risks that are beyond
       our control......................   26
     The combined company's properties
       may be subject to environmental
       liabilities......................   27
     Laws benefitting disabled persons
       may result in unanticipated
       expenses.........................   27
     The combined company's properties
       may become subject to rent
       control and other legislation
       affecting rents which could
       decrease our revenues............   28

     The combined company's directors
       and executive officers will have
       substantial influence on the
       combined company and may use this
       influence in ways that are not
       consistent with the interests of
       other stockholders...............   28
     The combined company's board may
       unilaterally implement changes in
       its investment and financing
       policies which may not fully
       serve the interests of all
       stockholders.....................   28
     The loss of key executive officers
       could have an adverse effect on
       the combined company.............   28
     Our companies have been subject to
       conflicts of interest through
       various transactions with
       affiliates.......................   28
     If we fail to qualify as a REIT, we
       would be subject to tax at
       corporate rates and we would not
       be able to deduct distributions
       to stockholders for tax
       purposes.........................   29
     Our distribution requirements may
       have the effect of reducing our
       available cash...................   30
     Potential losses may be
       uninsured........................   30
     An increase in market interest
       rates could adversely affect the
       price of our common stock if
       equity investors demand a higher
       return...........................   30
CAUTIONARY STATEMENT CONCERNING
  FORWARD-LOOKING STATEMENTS............   31
SPECIAL FACTORS.........................   31
  Purposes and Reasons..................   31
  Background of the Merger..............   31
  Effects of the Merger.................   36
  Opinion of Financial Advisor to the
     Special Committee of Commercial
     Assets.............................   36
  Financial Projections.................   45
  Recommendation of the Commercial
     Assets Board of Directors..........   46
  Recommendation of the Asset Investors
     Board of Directors.................   51
  Material Federal Income Tax
     Consequences of the Merger to
     Commercial Assets Stockholders.....   53
ACCOUNTING TREATMENT OF THE MERGER......   56
DESCRIPTION OF THE MERGER PROPOSAL......   56
DESCRIPTION OF THE MERGER CONSIDERATION
  AND THE CASH ELECTION.................   57
DESCRIPTION OF THE PROPOSED AMENDMENTS
  TO ASSET INVESTORS' CERTIFICATE OF
  INCORPORATION.........................   59
MEMBERS OF MANAGEMENT HAVE INTERESTS
  THAT ARE DIFFERENT FROM YOURS.........   61
PURCHASES OF SHARES.....................   63
RELATED TRANSACTIONS....................   63
THE SPECIAL MEETING OF THE STOCKHOLDERS
  OF COMMERCIAL ASSETS..................   64
  Matters to be Considered..............   64
  Proxies...............................   65
  Solicitation of Proxies...............   65
  Forms of Election.....................   65
  Voting Rights and Votes Required......   65
  Voting of Proxies.....................   66
  No Dissenters' Rights of Appraisal....   66
  Recommendation of the Commercial
     Assets Board and the Special
     Committee of the Board.............   66
THE SPECIAL MEETING OF THE STOCKHOLDERS
  OF ASSET INVESTORS....................   67
  Matters to be Considered..............   67
  Proxies...............................   67
  Solicitation of Proxies...............   67
  Voting Rights and Votes Required......   67
  Voting of Proxies.....................   68
  No Dissenters' Rights of Appraisal....   68
  Recommendation of the Asset Investors
     Board of Directors.................   68
THE MERGER AGREEMENT....................   69
  Form of Merger........................   69
  Closing of the Merger; Effective Time
     of the Merger......................   69
  Surviving Corporation Certificate of
     Incorporation......................   69
  Surviving Corporation Bylaws..........   69
  Directors and Officers................   69
  Consideration to be Received by
     Commercial Assets Stockholders.....   70
  Exchange of Certificates..............   70
  No Fractional Shares will be Issued...   70
  Representations and Warranties........   71
  Commercial Assets' Employee Benefit
     Plans..............................   71

  Conditions to Consummation of
     Merger.............................   71
  Covenants Relating to the Conduct of
     Business...........................   72
  Termination...........................   73
  Fees and Expenses.....................   74
DIRECTORS AND EXECUTIVE OFFICERS........   75
SECURITY OWNERSHIP OF FIVE PERCENT
  BENEFICIAL OWNERS AND MANAGEMENT......   79
COMPARISON OF RIGHTS OF STOCKHOLDERS OF
  COMMERCIAL ASSETS AND ASSET INVESTORS
  BEFORE AND AFTER THE MERGER...........   80
  Restrictions on Transfer and Ownership
     of Shares..........................   81
  Authorized Capital Stock..............   81
  Committees of the Board of
     Directors..........................   82
  Duties and Powers of the Board of
     Directors..........................   82
DESCRIPTION OF ASSET INVESTORS' CAPITAL
  STOCK.................................   83
  Asset Investors' Authorized Capital
     Stock..............................   83
  Asset Investors' Common Stock.........   83
  Asset Investors' Preferred Stock......   83
  Restrictions on Transfer and Ownership
     of Shares..........................   83
PRO FORMA FINANCIAL INFORMATION.........   84
SELECTED FINANCIAL INFORMATION..........   97
Selected Historical Financial
  Information of Asset Investors........   97
Selected Historical Financial
  Information of Commercial Assets......  100
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF COMMERCIAL ASSETS.......  102
COMMERCIAL ASSETS' QUANTITATIVE AND
  QUALITATIVE DISCLOSURES ABOUT MARKET
  RISK..................................  108
FEDERAL INCOME TAXATION OF ASSET
  INVESTORS AND ITS STOCKHOLDERS........  109
  Taxation of Asset Investors...........  109
  Tax Aspects of Investments in
     Affiliated Entities................  117
  Taxation of Stockholders..............  119
OTHER TAX CONSIDERATIONS................  123
  Legislative or Other Actions Affecting
     REITs..............................  123
  State, Local and Foreign Taxes........  123
EXPERTS.................................  124
LEGAL MATTERS...........................  124
WHERE YOU CAN FIND MORE INFORMATION.....  124
ANNEX A: SECOND AMENDED AND RESTATED
  AGREEMENT AND PLAN OF MERGER..........  A-1
ANNEX B: AMENDED CERTIFICATE OF
  INCORPORATION OF AMERICAN LAND LEASE,
  INC. .................................  B-1
ANNEX C: OPINION OF JEFFERIES &
  COMPANY...............................  C-1
ANNEX D: FORM OF PROXY CARD FOR ASSET
  INVESTORS CORPORATION.................  D-1
ANNEX E: FORM OF PROXY CARD FOR
  COMMERCIAL ASSETS, INC. ..............  E-1
ANNEX F: FORM OF ELECTION...............  F-1

                             QUESTIONS AND ANSWERS

Q. WHAT WILL COMMERCIAL ASSETS STOCKHOLDERS RECEIVE FOR EACH COMMERCIAL ASSETS' SHARE?

A. Each Commercial Assets stockholder, other than Asset Investors and the officers and directors of Asset Investors and Commercial Assets, including members of their immediate families, will have the right to elect to receive in exchange for each share of Commercial Assets' common stock either:

     - $5.75 in cash, for up to a total of 3,549,868 shares of Commercial Assets' common stock; or

     - .4075 shares of Asset Investors' common stock.

     If stockholders holding greater than 3,549,868 shares of Commercial Assets' common stock elect to receive cash for their shares, these stockholders will receive a combination of cash and stock on a pro rata basis. If all eligible Commercial Assets stockholders elect to receive cash, eligible Commercial Assets stockholders will receive $2.89 in cash and 0.2029 shares of Asset Investors' common stock for each share of Commercial Assets' common stock they own.

Q.   HOW WILL THE MERGER AFFECT ME?

A. If all Commercial Assets stockholders elect to receive shares of Asset Investors' common stock in the merger, current Commercial Assets stockholders (excluding Asset Investors, which currently owns approximately 26.6% of Commercial Assets' outstanding common stock) will own 35.9% of the total outstanding common stock of Asset Investors following the merger. Asset Investors stockholders will continue to hold their shares of Asset Investors' common stock, which, if all Commercial Assets stockholders elect to receive stock, will represent 64.1% of the total outstanding common stock of Asset Investors following the merger. We estimate that, if all Commercial Assets stockholders, other than Asset Investors and the officers and directors of Asset Investors and Commercial Assets, elect to receive cash, current Commercial Assets stockholders will own approximately 23.0% of the outstanding shares of Asset Investors' common stock after the merger and current Asset Investors stockholders will own approximately 77.0% of the outstanding shares of Asset Investors' common stock after the merger.

Q.   WHAT DO I NEED TO DO NOW?

A. Please vote your shares as soon as possible so that your shares will be represented at the special meeting of Commercial Assets or Asset Investors, as the case may be. You may grant your proxy by signing your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the Commercial Assets stockholder meeting or the Asset Investors stockholder meeting, as appropriate.

Q. WHAT SHOULD I DO IF I WANT TO RECEIVE CASH FOR MY SHARES OF COMMERCIAL ASSETS' COMMON STOCK IN THE MERGER?

A. To make your election, mail your completed election form to Asset Investors' exchange agent. We have enclosed a separate envelope in order for you to return your form of election to the exchange agent. If your shares are held in "street name" through your broker, your broker will mail your form of election to you under separate cover, together with a letter of instructions for making an election. You should read your form of election together with this Joint Proxy Statement/Prospectus.

Q.   DO I NEED TO VOTE IN FAVOR OF THE MERGER TO ELECT TO RECEIVE CASH OR STOCK?

A. No. You may vote against the merger and still submit a form of election. If you do not submit a form of election, and the merger is approved, you will receive shares of Asset Investors' common stock in the merger.

Q.   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After the merger is completed, Asset Investors will send written instructions to Commercial Assets stockholders for sending in their stock certificates.

Q. WHAT REMEDY DO I HAVE IF I DO NOT VOTE FOR THE MERGER AND THE MERGER PROCEEDS ANYWAY?

A. Under Delaware law, you will not be entitled to dissenters' rights of appraisal for shares of Commercial Assets' common stock.

Q.   WHEN IS THE MERGER EXPECTED TO CLOSE?

A. The merger is conditioned upon the Delaware Court of Chancery entering a final, nonappealable settlement order in connection with litigation brought by stockholders of Commercial Assets. The settlement hearing is scheduled
     for      , 2000. If the Delaware Court of Chancery enters a settlement order at that time, we expect that the merger will close shortly afterwards.

Q.   WHO CAN HELP ANSWER MY QUESTIONS?

A.   If you have more questions about the merger, you should contact:

     Mackenzie Partners, Inc.

     156 Fifth Avenue, Penthouse 3


     New York, NY 10010

     Tel: (800) 322-2885

                                    SUMMARY


     Because this is a summary, it does not contain all of the information that may be important to you. To better understand the merger, and for a more complete description of the legal terms of the merger, you should carefully read this entire Joint Proxy Statement/Prospectus and the documents to which we have referred you. See "Where You Can Find More Information" on page 124. You should not place undue reliance on forward looking statements in this document or the documents to which we have referred you. See "Cautionary Statement Concerning Forward-Looking Statements" at page 31. Throughout this Joint Proxy Statement/Prospectus, references to "the companies," "we," "our" and "us" refer to both Commercial Assets and Asset Investors.


THE COMPANIES

COMMERCIAL ASSETS, INC.
3410 S. Galena Street, Suite 210
Denver, Colorado 80231
(303) 614-9410

     Commercial Assets is a Delaware corporation which has elected to be treated for United States Federal income tax purposes as a real estate investment trust or "REIT." Since the third quarter of 1998, Commercial Assets has been engaged in the ownership, acquisition and development of manufactured home communities. At the present time, Commercial Assets has not invested all of its assets available for investment in manufactured home communities. Prior to December 1997, Commercial Assets was primarily engaged in the investment in commercial mortgage backed securities. Commercial mortgage backed securities generally are debt instruments that are backed by mortgage loans on commercial real estate. At present, in addition to the manufactured home communities it owns, Commercial Assets retains a residual interest in pools of mortgage backed securities with a book value of $1.7 million as of March 31, 2000. Initially, Commercial Assets was owned by Asset Investors. Asset Investors contributed $75 million to Commercial Assets' initial capital, and in October 1993, Asset Investors distributed 70% of the common stock of Commercial Assets to Asset Investors stockholders. Asset Investors currently owns 26.6% of Commercial Assets' outstanding common stock and provides management services to Commercial Assets. Shares of Commercial Assets' common stock are listed on the American Stock Exchange under the symbol "CAX."

     As of March 31, 2000, Commercial Assets held interests in 12 manufactured home communities with a total of:

     - 1,850 developed homesites (sites with homes in place); and

     - 1,360 undeveloped homesites.

     Generally, when we refer to Commercial Assets in this Joint Proxy Statement/Prospectus, we are referring to Commercial Assets, Inc. and its subsidiaries.

ASSET INVESTORS CORPORATION
3410 S. Galena Street, Suite 210
Denver, Colorado 80231
(303) 614-9400

     Asset Investors is a Delaware corporation which has elected to be treated for United States Federal income tax purposes as a REIT. Asset Investors is a self-administered and self-managed company in the business of owning, acquiring, developing and managing manufactured home communities. Asset Investors owns its assets and conducts its business through its operating partnership, Asset Investors Operating

Partnership, L.P. As of March 31, 2000, Asset Investors held interests in 21 manufactured home communities and two recreational vehicle parks with a total of:

     - 4,410 developed homesites;

     - 2,490 undeveloped homesites; and

     - 180 recreational vehicle sites.

     In addition, Asset Investors manages 14 communities for affiliates and third-party owners. Commercial Assets has an interest in 12 of the communities managed by Asset Investors. Shares of Asset Investors' common stock are listed on the New York Stock Exchange under the symbol "AIC."

     Generally, when we refer to Asset Investors in this Joint Proxy Statement/Prospectus, we are referring to Asset Investors Corporation and its subsidiaries.

REASONS FOR THE MERGER

     Asset Investors and Commercial Assets believe that the merger will be beneficial to both companies because:

     - it will result in a larger REIT with a higher market capitalization that is closely focused on the ownership, acquisition and development of manufactured home communities;

     - the combined company's investment portfolio would be broadened as a result of the combination;

     - it will result in the elimination of duplicative expenses of approximately $400,000 per year; and

     - it will eliminate the conflict of interest inherent in Asset Investors' role as Commercial Assets' manager.

     In order to meet its REIT distribution requirements, in 1993, Asset Investors distributed approximately 70% of the stock of Commercial Assets to its stockholders. Following this spin off, Asset Investors and Commercial Assets operated as separate companies, each managed by an outside manager. The proposed merger is essentially a reversal of this spin off transaction. Costs incurred in connection with the spin off were $1.4 million, and costs incurred in connection with the merger are expected to be $3 million.

DESCRIPTION OF THE MERGER PROPOSAL

     The board of directors of Commercial Assets and the board of directors of Asset Investors have approved a merger in which Commercial Assets will merge with and into Asset Investors, and Asset Investors will be the surviving corporation. We believe that the combined company will benefit from the complementary real estate portfolios of Commercial Assets and Asset Investors. At the time of the merger, each outstanding share of common stock of Commercial Assets will be converted into either:

     - $5.75 in cash, subject to proration; or

     - .4075 shares of Asset Investors' common stock.

     Commercial Assets stockholders are being provided with a form of election to indicate whether they prefer to receive stock or cash, subject to proration, for their shares of Commercial Assets' common stock. See "DESCRIPTION OF THE MERGER CONSIDERATION AND THE CASH ELECTION." Under the terms of the merger agreement, Asset Investors has agreed to vote the shares of Commercial Assets' common stock that it owns for the adoption of the merger agreement. In addition, Asset Investors and the officers and directors of Asset Investors and Commercial Assets, have agreed to elect to receive stock for their shares in the merger. The source of the $20,411,741 to be used as merger consideration will be the existing cash funds and short-term investments of Commercial Assets.

     We estimate that, if all Commercial Assets stockholders elect to receive shares of Asset Investors' common stock in the merger, current Commercial Assets stockholders, other than Asset Investors, will own approximately 35.9% of the outstanding shares of Asset Investors' common stock after the merger and current Asset Investors stockholders will own approximately 64.1% of the outstanding shares of Asset Investors' common stock after the merger. We estimate that if all Commercial Assets stockholders, other than Asset Investors and the officers and directors of Asset Investors and Commercial Assets, elect to receive cash, current Commercial Assets stockholders other than Asset Investors, will own approximately 23.0% of the outstanding shares of Asset Investors' common stock after the merger and current Asset Investors stockholders will own approximately 77.0% of the outstanding shares of Asset Investors' common stock after the merger.

     Stockholders of Commercial Assets and Asset Investors are being asked, at their special meetings of stockholders, to adopt the merger agreement. Both the board of directors of Commercial Assets and a special committee of independent directors of Commercial Assets have determined that the merger is advisable and in the best interest of Commercial Assets stockholders other than Asset Investors and its affiliates. The board of directors of Asset Investors has also determined that the merger is advisable and in the best interest of Asset Investors' stockholders. See "SPECIAL FACTORS -- Recommendation of the Commercial Assets Board of Directors," and "-- Recommendation of the Asset Investors Board of Directors."

WHAT YOU WILL RECEIVE IN THE MERGER

     For each share of Commercial Assets' common stock owned before the merger, a Commercial Assets stockholder will be entitled to receive, at his or her election, $5.75 in cash, subject to proration, or .4075 shares of Asset Investors' common stock. The total number of shares of Commercial Assets' common stock that may be exchanged for cash in the merger is 3,549,868. Asset Investors and the officers and directors of Asset Investors and Commercial Assets, which own 32.0% of the outstanding common stock of Commercial Assets, have agreed to elect to receive stock in the merger.

ELECTION PROCEDURES AND PRORATION


     Because the total number of shares of Commercial Assets' common stock that may be exchanged for cash in the merger is limited to 3,549,868, you may not receive the type of consideration that you elect and will not know at the time of your vote or election what you will ultimately receive in exchange for your shares. If Commercial Assets stockholders elect to receive cash for more than 3,549,868 shares in the aggregate in the merger, then Commercial Assets stockholders will receive cash on a pro rata basis. Consequently, these stockholders will receive less cash than the amount they elected to receive and the difference between what they elected to receive in cash and the amount of cash they actually receive will be satisfied through the issuance of shares of Asset Investors' common stock at the rate of .4075 shares of Assets Investors' common stock per share of Commercial Assets' common stock. For example, if all stockholders, other than Asset Investors and the officers and directors of Asset Investors and Commercial Assets, elect to receive cash, then each stockholder electing to receive cash will receive $2.89 in cash and 0.2029 shares of Asset Investors' common stock for each share of Commercial Assets' common stock they own. In addition, the cash available to Commercial Assets stockholders may be reduced if the market price of Asset Investors' common stock experiences a significant decline prior to the completion of the merger. See "DESCRIPTION OF THE MERGER CONSIDERATION AND THE CASH ELECTION."


DESCRIPTION OF THE PROPOSED AMENDMENTS TO ASSET INVESTORS' CERTIFICATE OF INCORPORATION

     In addition to approving the merger, stockholders of Asset Investors are being asked to approve two amendments to the Asset Investors certificate of incorporation which will:

     - change the name of Asset Investors to American Land Lease, Inc.; and

     - change the ownership limitation provisions which help Asset Investors maintain its qualification as a real estate investment trust and protect its ability to utilize its net operating losses.

     These proposed amendments to Asset Investors' certificate of incorporation are being offered for approval as two separate proposed amendments. Holders of Asset Investors' common stock entitled to vote at the special meeting will have the option of voting for or against each of the proposed amendments individually. The merger and the amendments to the certificate of incorporation are not conditioned upon one another and we intend to effect each if passed. If the amendment to change the name of Asset Investors is approved, Asset Investors will change its ticker symbol on the New York Stock Exchange to "ANL."

LITIGATION

     In September, four Commercial Assets stockholders, individually and as purported representatives of all of Commercial Assets' stockholders except Asset Investors and its affiliates, filed three purported class action lawsuits in the Court of Chancery in the State of Delaware against Commercial Assets, the members of the board of directors and specified officers of Commercial Assets and Asset Investors. These lawsuits alleged that the defendants breached their fiduciary duties to the Commercial Assets' stockholders in connection with the merger on the terms then proposed and the recent reincorporation of Commercial Assets from Maryland to Delaware. On November 15, 1999, the Court of Chancery approved consolidation of these lawsuits as a single action. On October 12, 1999, plaintiffs filed an amended complaint.

     On March 6, 2000, the parties entered into a settlement agreement. The settlement agreement specified that Asset Investors and Commercial Assets would amend the merger agreement in the following respects:

     - to provide for the election by Commercial Assets stockholders, other than Asset Investors and the officers and directors of Asset Investors and Commercial Assets, to receive $5.75 in cash, subject to proration, per share of Commercial Assets' common stock as opposed to .4075 shares of Asset Investors' common stock, with a maximum of 3,549,868 shares of Commercial Assets' common stock to receive cash; and

     - to increase the percentage of votes of the Commercial Assets' common stock necessary to adopt the merger agreement from a simple majority to two-thirds.

The settlement agreement is subject to the approval of the Court of Chancery and the closing of the merger is conditioned upon this approval. If approved by the Court of Chancery, the settlement agreement will release the defendants from further liability relating to the merger.

INFORMATION CONCERNING THE COMMERCIAL ASSETS SPECIAL MEETING


     The date and time of the special meeting is August 1, 2000, at 10:00 a.m. local time. The meeting will be held at 2000 S. Colorado Blvd., 10th Floor, Denver, Colorado.



     At the Commercial Assets special meeting, the holders of Commercial Assets' common stock will be asked to adopt the merger agreement. You may vote at the meeting if you were the record owner of shares of Commercial Assets' common stock at the close of business on June 12, 2000. As of the date of this Joint Proxy Statement/Prospectus, directors and executive officers of Commercial Assets and Asset Investors and their affiliates who collectively own 5.4% of Commercial Assets' common stock have indicated their intention to vote in favor of the merger. Asset Investors holds 26.6% of Commercial Assets' common stock and has agreed to vote in favor of the merger. You will have one vote for each share of Commercial Assets' common stock you own.

  Effect of Non-Vote on the Merger

     We will not complete the merger unless we receive the affirmative vote of at least two-thirds of the outstanding shares of common stock of Commercial Assets. Therefore, abstentions and broker non-votes will have the same effect as votes against the adoption of the merger agreement.

     THE COMMERCIAL ASSETS BOARD OF DIRECTORS AND A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS HAVE EACH APPROVED THE MERGER AND RECOMMEND THAT COMMERCIAL ASSETS STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

INFORMATION CONCERNING THE ASSET INVESTORS SPECIAL MEETING


     The date and time of the special meeting is August 1, 2000, 11:00 a.m. local time. The meeting will be held at 2000 S. Colorado Blvd., 10th Floor, Denver, Colorado.



     At the Asset Investors special meeting, the holders of Asset Investors' common stock will be asked to adopt the merger agreement and approve the proposed amendments to the certificate of incorporation. You may vote at the meeting if you were the record owner of Asset Investors' common stock at the close of business on June 12, 2000. As of the date of this Joint Proxy Statement/Prospectus, Commercial Assets and the directors and executive officers of Asset Investors and Commercial Assets and their affiliates who collectively own 12.3% of Asset Investors' common stock have indicated their intention to vote in favor of the merger and the proposed amendments to the certificate of incorporation. You will have only one vote for each share of Asset Investors' common stock that you own.


  Effect of Non-Vote on the Merger

     The adoption of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Asset Investors' common stock. Therefore abstentions and broker non-votes will have the same effect as votes against the adoption of the merger agreement.

  Effect of Non-Vote on the Proposed Amendments to the Certificate of Incorporation

     The approval of the amendments to the Asset Investors certificate of incorporation each require the affirmative vote of at least a majority of the outstanding shares of Asset Investors' common stock. Therefore, abstentions and broker non-votes will have the same effect as votes against approval of the amendments to the certificate of incorporation. The merger and the amendments to the certificate of incorporation are not conditioned upon one another and we intend to effect each if passed.

     THE ASSET INVESTORS BOARD OF DIRECTORS HAS APPROVED THE MERGER AND THE PROPOSED AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND RECOMMENDS THAT ASSET INVESTORS STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND "FOR" THE APPROVAL OF EACH OF THE PROPOSED AMENDMENTS TO THE CERTIFICATE OF INCORPORATION.

THE SPECIAL COMMITTEE


     Asset Investors owns 26.6% of the outstanding common stock of Commercial Assets. In addition, the following persons serve on the board of directors of both companies: Terry Considine, Thomas L Rhodes, Bruce E. Moore and Bruce D. Benson. In addition, as of May 31, 2000, the following Commercial Assets directors own the number of shares of stock in Asset Investors and Commercial Assets opposite their name:

                                                       COMMERCIAL ASSETS*   ASSET INVESTORS**
                                                       ------------------   -----------------
Terry Considine......................................        147,693             747,313
Thomas L. Rhodes.....................................         66,673             286,635
Bruce E. Moore.......................................             --             229,813
Bruce D. Benson......................................        128,483             145,938
Raymond T. Baker.....................................         98,618               2,202
Thomas C. Fries......................................        109,416                  --
Donald T. Kortz......................................         97,516               4,432
Robert J. Malone.....................................         90,182               4,584

---------------

 * Includes options exercisable within 60 days.

** Includes options exercisable within 60 days and units of Asset Investors
   Operating Partnership, which are redeemable for shares of Asset Investors' common stock within 60 days.

This creates a conflict of interest for the board of directors of Commercial Assets in considering the merger. In order to mitigate against this conflict of interest, the board of directors of Commercial Assets assigned the task of considering the merger and reporting to the Commercial Assets board of directors with its recommendation on the merger. See "RISK FACTORS -- Risk Factors Relating to the Merger -- Some of the directors and executive officers of Commercial Assets have a conflict of interest in considering the merger."

FAIRNESS OPINION

     Before Commercial Assets initially entered into the merger agreement, the Commercial Assets special committee received an opinion from its financial advisor, Jefferies & Company, on August 31, 1999 that, subject to the assumptions and qualifications contained in the opinion, the consideration to be paid in the merger, which at that time consisted solely of 0.4075 shares of Asset Investors' common stock for each outstanding share of Commercial Assets' common stock, is fair from a financial point of view to Commercial Assets stockholders other than Asset Investors and its affiliates. This opinion is included in this Joint Proxy Statement/Prospectus as Annex C. We encourage you to read this opinion carefully. See "SPECIAL FACTORS -- Opinion of Financial Advisor to the Special Committee of Commercial Assets."


     You should note that the fairness opinion does not address changes in the relative value of the companies, which, based on Asset Investors' market price
on June 12, 2000, has resulted in a $          reduction in the implied value of
the Asset Investors' common stock to be received by Commercial Assets stockholders in the merger since the date of the original merger agreement, or as a result of the inclusion of the cash election feature. The Commercial Assets special committee does not presently intend to obtain an updated fairness opinion of Jefferies & Company prior to the merger. See "RISK FACTORS -- Risk Factors Relating to the Merger -- The fairness opinion does not address changes in the relative value of the companies since the date of the original merger agreement." In addition, Jefferies & Company did not address the fairness, from a financial point of view, of the consideration to be received by any holder of Commercial Assets' common stock who elects to receive cash in the merger.


     As compensation for its services in connection with the merger and the rendering of its fairness opinion, Commercial Assets paid Jefferies & Company a fee of $150,000 and reimbursed expenses totaling approximately $100,000. Prior to its original engagement in August 1998 by the Commercial Assets special committee, Jefferies & Company had no prior dealings or relationships with Commercial Assets, but has had one prior dealing with Asset Investors. In October 1997, Jefferies & Company delivered an opinion describing the fairness of a transaction in which Asset Investors purchased a company that was providing management services to Asset Investors and Commercial Assets. As a result of this transaction, Asset

Investors became a fully integrated, self-administered and self-managed real estate investment trust and became Commercial Assets' manager.

STOCK EXCHANGE LISTING

     Asset Investors' common stock is listed on the New York Stock Exchange under the symbol "AIC." Commercial Assets' common stock is listed on the American Stock Exchange under the symbol "CAX." Following the merger, the combined company will be listed on the New York Stock Exchange and Commercial Assets' common stock will be delisted from the American Stock Exchange. If the stockholders of Asset Investors approve the proposed amendment to the certificate of incorporation of Asset Investors to change the name of Asset Investors, the ticker symbol for the combined company will be changed to "ANL."

NO DISSENTERS' RIGHTS OF APPRAISAL

     Under applicable state law, neither holders of Commercial Assets' common stock nor holders of Asset Investors' common stock are entitled to dissenters' rights of appraisal.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     We have received an opinion of counsel that the merger will qualify as a reorganization for United States federal income tax purposes. Accordingly, no gain or loss will be recognized for Federal income tax purposes by Asset Investors or Commercial Assets as a result of the merger. In addition, holders of Commercial Assets' common stock that exchange their Commercial Assets common stock in the merger solely for Asset Investors' common stock will not recognize gain or loss on the exchange. A Commercial Assets stockholder that receives only cash, and no stock, in the merger, will generally recognize any gain or loss on its Commercial Assets common stock. If, in connection with the merger, a Commercial Assets stockholder receives a combination of cash and Asset Investors' common stock, it will generally recognize gain, if any, but not loss, up to the amount of cash received. Gain or loss, if any, will be recognized in connection with cash received instead of fractional shares. Commercial Assets and Asset Investors will not be obligated to complete the merger unless we receive a similar opinion of counsel dated the closing date. An opinion of counsel does not bind the Internal Revenue Service, which could take a different view. In addition, the tax treatment described above may not apply to all holders of Commercial Assets' common stock, such as:

     - financial institutions;

     - tax-exempt organizations;

     - insurance companies;

     - broker-dealers;

     - regulated investment companies;

     - holders who receive Commercial Assets' common stock through the exercise of employee stock options or otherwise as compensation;

     - foreign corporations;

     - persons who are not citizens or residents of the United States; and

     - persons holding Commercial Assets' common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment.

     Determining the actual tax consequences of the merger to you can be complicated, and will depend on your specific situation and on variables not within our control. We urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger. See "SPECIAL FACTORS -- Material Federal Income Tax Consequences of the Merger to Commercial Assets Stockholders."

SUMMARY RISK FACTORS

     You should consider carefully the risks relating to the merger. If you receive any shares of Asset Investors' common stock as merger consideration, you should consider the following:

     - The Commercial Assets board of directors was subject to a conflict of interest in approving the merger due to Asset Investors' ownership of 26.6% of Commercial Assets' outstanding common stock and the fact that four of the Commercial Assets directors and all of the Commercial Assets executive officers are also directors or executive officers of Asset Investors and own common stock of Asset Investors. See "RISK
       FACTORS -- Risk Factors Relating to the Merger -- Some of the directors and executive officers of Commercial Assets have a conflict of interest in considering the merger."

     - The special committee and the board of directors of Commercial Assets have made no recommendation with respect to whether stockholders should elect to receive cash in the merger. See "RISK FACTORS -- Risk Factors Relating to the Merger -- Neither the Commercial Assets board of directors nor the special committee has made any recommendation as to whether or not Commercial Assets stockholders should elect cash or shares."

     - The combined companies will remain subject to various risks associated with investments in and management of real estate. See "RISK
       FACTORS -- Risk Factors Relating to the Business of the Combined
       Company."

     - The $5.625 closing price of Commercial Assets' common stock on August 31, 1999, the date that we announced the merger, was $0.073 higher than the $5.552 per share implied value of the stock component of the merger consideration based on the $13.625 closing price of Asset Investors' common stock on August 31, 1999.


     - The fairness opinion does not address changes in the relative value of the companies, which, based on Asset Investors' market price, on June 12,
       2000, has resulted in a $          reduction in the implied value of the
       Asset Investors' common stock to be received by Commercial Assets stockholders in the merger, since the date of the original merger agreement or as a result of the inclusion of the cash election feature, and the fairness opinion will not be updated prior to the consummation of the merger. See "RISK FACTORS -- Risk Factors Relating to the Merger -- The fairness opinion does not address changes in the relative value of the companies since the date of the original merger agreement."


     - If you elect to receive cash, you may not receive the full cash consideration specified in your election. See "RISK FACTORS -- Risks Relating to the Merger -- If you elect to receive cash, you may not receive the full cash consideration specified in your election."

COMPARATIVE PER SHARE INFORMATION

     Commercial Assets' common stock is listed on the American Stock Exchange under the symbol "CAX," and Asset Investors' common stock is listed on the New York Stock Exchange under the symbol "AIC."


     The table below shows the closing prices for Commercial Assets' common stock on the American Stock Exchange and Asset Investors' common stock on the New York Stock Exchange on August 31, 1999, the last trading day before the public announcement of the merger, March 8, 2000, the last trading day before the announcement of the amended and restated merger agreement and June 12, 2000, the latest trading day for which closing prices were available prior to printing this document. Based upon the closing price of Asset Investors' common stock on June 12, 2000, the value of the Asset Investors' common stock to be received by
Commercial Assets stockholders was $     per Commercial Assets share. On the day
prior to the public announcement of the merger, Commercial Assets' common stock closed $0.073 higher than the implied value of the Asset Investors' common stock to be received by Commercial Assets stockholders in the merger. On March 8, 2000, the last trading day before the announcement of the amended and restated merger agreement, Asset Investors' common stock closed at $12.00 and Commercial Assets' common stock closed at $4.875.


                                                                   PER SHARE
                                               -------------------------------------------------
                                                                                IMPLIED VALUE OF
                                               ASSET INVESTORS    COMMERCIAL    ASSET INVESTORS
                                                    PRICE        ASSETS PRICE        SHARES
                                               ---------------   ------------   ----------------
August 31, 1999..............................      $13.625       $      5.625        $5.552
March 8, 2000................................      $ 12.00       $      4.875        $4.890
June 12, 2000................................      $             $                   $


     Set forth below are historical and pro forma earnings per common share, cash dividends per common share and book value per common share data of Asset Investors and historical and equivalent pro forma earnings per common share, cash dividends per common share and book value per common share of Commercial Assets. The data set forth below should be read in conjunction with the Asset Investors and Commercial Assets audited financial statements and unaudited interim financial statements, including the notes, which are incorporated by reference into this Joint Proxy Statement/Prospectus. The data should also be read in conjunction with the unaudited pro forma financial statements, including the notes, which appear in the section "PRO FORMA FINANCIAL INFORMATION." The pro forma combined per share data for Asset Investors for the year ended December 31, 1999 and the three months ended March 31, 2000 has been prepared as if the merger and a number of transactions completed by Asset Investors and Commercial Assets prior to the merger had all occurred as of January 1, 1999. The All Shares pro forma per share data assumes that all Commercial Assets stockholders elect to receive shares of Asset Investors' common stock in exchange for their shares of Commercial Assets' common stock at an exchange ratio of 0.4075 share of Asset Investors' common stock for one share of Commercial Assets' common stock. The Shares and Cash pro forma per share data assumes that Commercial Assets stockholders elect to receive cash of $5.75 per share for 3,549,868 shares of Commercial Assets' common stock, the maximum number of shares which will be purchased for cash, and the remaining shares of Commercial Assets' common stock are exchanged for shares of Asset Investors' common stock at an exchange ratio of 0.4075 share of Asset Investors' common stock for one share of Commercial Assets' common stock. In addition, the equivalent pro forma per share amounts of Commercial Assets are calculated by adjusting pro forma earnings per share, cash dividends per share and book value per share by the .4075 exchange ratio. The pro forma data are not necessarily indicative of the actual financial position that would have occurred, or future operating results that will occur, upon consummation of the merger (in thousands, except per share data).

                                                            YEAR ENDED           THREE MONTHS ENDED
                                                        DECEMBER 31, 1999          MARCH 31, 2000
                                                      ----------------------   ----------------------
                                                        ASSET     COMMERCIAL     ASSET     COMMERCIAL
                                                      INVESTORS     ASSETS     INVESTORS     ASSETS
                                                      ---------   ----------   ---------   ----------
HISTORICAL:
  Basic and diluted earnings per share..............   $ 0.43      $  0.24      $ 0.13      $  0.03
  Cash dividends paid per share.....................   $ 1.00      $  0.52      $ 0.25      $  0.13
  Book value per share outstanding (end of
     period)........................................   $15.05      $  7.18      $14.84      $  7.08
  Weighted average common shares outstanding........    5,538       10,342       5,572       10,320
  Weighted average common shares and common share
     equivalents outstanding........................    5,544       10,342       5,572       10,320

                                                               YEAR ENDED DECEMBER 31, 1999
                                                      -----------------------------------------------
                                                            ALL SHARES            SHARES AND CASH
                                                      ----------------------   ----------------------
                                                        ASSET     COMMERCIAL     ASSET     COMMERCIAL
                                                      INVESTORS     ASSETS     INVESTORS     ASSETS
                                                      ---------   ----------   ---------   ----------
PRO FORMA:
  Basic and diluted earnings per share..............   $ 0.39      $  0.16      $ 0.33      $  0.13
  Cash dividends paid per share.....................   $ 1.00      $  0.41      $ 1.00      $  0.41
  Book value per share outstanding (end of
     period)........................................   $13.62      $  5.55      $13.52      $  5.51
  Weighted average common shares outstanding........    8,638       21,198       7,191       17,647
  Weighted average common shares and common share
     equivalents outstanding........................    8,644       21,212       7,197       17,661

                                                             THREE MONTHS ENDED MARCH 31, 2000
                                                      -----------------------------------------------
                                                            ALL SHARES            SHARES AND CASH
                                                      ----------------------   ----------------------
                                                        ASSET     COMMERCIAL     ASSET     COMMERCIAL
                                                      INVESTORS     ASSETS     INVESTORS     ASSETS
                                                      ---------   ----------   ---------   ----------
PRO FORMA:
  Basic and diluted earnings per share..............   $ 0.17      $  0.07      $ 0.16      $  0.07
  Cash dividends paid per share.....................   $ 0.25      $  0.10      $ 0.25      $  0.10
  Book value per share outstanding (end of
     period)........................................   $13.56      $  5.52      $13.44      $  5.48
  Weighted average common shares outstanding........    8,672       21,281       7,225       17,730
  Weighted average common shares and common share
     equivalents outstanding........................    8,672       21,281       7,225       17,730

SUMMARY HISTORICAL FINANCIAL INFORMATION OF ASSET INVESTORS

     The following table sets forth summary historical financial and operating information for Asset Investors. The summary historical financial information for the years ended December 31, 1999, 1998 and 1997 is based on the audited financial statements of Asset Investors incorporated by reference in this Joint Proxy Statement/Prospectus. The summary historical financial information for the years ended December 31, 1996 and 1995 is based on the audited financial statements of Asset Investors. The summary historical financial information for the three months ended March 31, 2000 and 1999 is based on the unaudited financial statements of Asset Investors incorporated by reference in this Joint Proxy Statement/Prospectus. The following information should be read in conjunction with the historical financial statements and notes of Asset Investors incorporated by reference in this Joint Proxy Statement/ Prospectus (in thousands, except per share data).

                                                                                                         THREE MONTHS
                                                             YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                               ----------------------------------------------------   -------------------
                                                 1999       1998       1997       1996       1995       2000       1999
                                               --------   --------   --------   --------   --------   --------   --------
OPERATING DATA:
  Income from rental property operations.....  $  8,831   $  6,929   $  1,479   $     --   $     --   $  2,376   $  2,129
  Non-agency MBS bonds revenues..............        65         50      2,966     11,513      8,499         --         --
  Gain on sale of bonds......................        --         --      6,484         --         --         --         --
  Net income.................................     2,406        212      7,254      9,673     14,440        720        542
PER SHARE DATA:
  Basic earnings.............................  $   0.43   $   0.04   $   1.44   $   1.97   $   2.97   $   0.13   $   0.10
  Diluted earnings...........................  $   0.43   $   0.04   $   1.43   $   1.95   $   2.96   $   0.13   $   0.10
  Dividends paid.............................  $   1.00   $   0.75   $   1.45   $   1.85   $   1.70   $   0.25   $   0.25
  Weighted average common shares
    outstanding..............................     5,538      5,094      5,022      4,919      4,856      5,572      5,453
  Weighted average common shares and common
    share equivalents outstanding............     5,544      5,113      5,061      4,966      4,883      5,572      5,464
BALANCE SHEET DATA (END OF PERIOD):
  Real estate, before accumulated
    depreciation.............................  $115,993   $101,941   $ 41,419   $     --   $     --   $146,394   $101,980
  Investments in participating mortgages and
    joint ventures...........................    22,475     27,604     25,415         --         --         --     29,888
  Investment in Commercial Assets............    19,486     20,706     20,866     19,361     19,225     19,233     20,609
  Non-agency MBS bonds.......................        --         --         --     68,079     52,753         --         --
  Total assets...............................   159,093    158,226    119,161     90,344     79,653    175,033    159,232
  Secured notes payable......................    56,604     51,006     10,677         --         --     68,711     54,131
  Minority interest in Operating
    Partnership..............................    15,236     25,649     22,362         --         --     16,583     15,794
  Stockholders' equity.......................    83,852     78,636     83,515     86,365     78,759     83,174     86,434
CASH FLOW DATA:
  Cash provided by operating activities......  $  5,764   $  6,841   $  3,931   $ 11,670   $  8,423   $    854   $  1,044
  Cash provided by (used in) investing
    activities...............................    (5,410)   (58,897)    27,479    (10,754)    24,275        845     (1,603)
  Cash provided by (used in) financing
    activities...............................    (1,210)    31,680    (10,025)    (5,827)   (42,331)    (1,381)     1,273
OTHER DATA:
  Funds from operations(a)...................  $  9,819   $  8,089   $  7,307   $  9,673   $ 14,440   $  2,482   $  2,283
  Weighted average common shares and OP Units
    outstanding(b)...........................     6,565      6,540      5,254      4,919      4,856      6,617      6,562
  Dividends/Distributions paid to
    stockholders/ OP Unitholders.............  $  6,591   $  4,916   $  7,749   $  9,128   $  8,255   $  1,669   $  1,640
  Ratio of earnings to fixed charges.........       1.7        1.1       20.5      110.9      230.2        1.3        1.7

---------------

(a) Asset Investors management believes that the presentation of funds from operations, when considered with the financial data determined in accordance with generally accepted accounting principles, provides a useful measure of Asset Investors' performance. However, funds from operations does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to Asset Investors, nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of the National Association of Real Estate Investment Trusts defines funds from operations as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Asset Investors calculates funds from operations beginning with the Board of Governors of the National Association of Real Estate Investment Trusts definition and includes adjustments for:

       - the minority interest in the Operating Partnership;

       - costs incurred to become self-managed; and

       - amortization of property and investment management contracts.

     Asset Investors' management believes that the presentation of funds from operations provides investors with measurements which help facilitate an understanding of Asset Investors' ability to make required dividend payments, capital expenditures and principal payments on its debt. Since funds from operations excludes unusual and nonrecurring expenses as well as depreciation and other real estate related expenses, funds from operations may be materially different from net income. Therefore, funds from operations should not be considered as an alternative to net income or net cash flows from operating activities, as calculated in accordance with generally accepted accounting principles, as an indication of Asset Investors' operating performance or liquidity.

     Funds from operations is not necessarily indicative of cash available to fund Asset Investors' cash needs, including its ability to make distributions. Asset Investors uses funds from operations in measuring its operating performance because it believes that the items that result in a difference between funds from operations and net income do not impact the ongoing operating performance of a real estate company. Historical cost accounting assumes that the value of real estate and real estate property management and investment contracts diminish predictably over time. This assumed diminishing value is represented by depreciation and amortization expense. Asset Investors believes that real estate and real estate contracts do not predictably diminish in value over time; rather, the value of these assets increase and decrease due to market conditions. Because of this, Asset Investors believes that the depreciation and amortization expense related to these real estate assets, as calculated by historical cost accounting and generally accepted accounting principles, does not impact its ongoing operating performance. Also, Asset Investors believes that other real estate companies, analysts and investors utilize funds from operations in analyzing the results of real estate companies. Asset Investors' basis of computing funds from operations is not necessarily comparable with that of other REITs.

     The following is a reconciliation of income before minority interest in Operating Partnership to funds from operations (in thousands):

                                                                                                       THREE MONTHS
                                                                                                           ENDED
                                                                 YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                       --------------------------------------------   ---------------
                                                        1999     1998     1997      1996     1995      2000     1999
                                                       ------   ------   -------   ------   -------   ------   ------
Income before minority interest in Operating
  Partnership........................................  $2,852   $  272   $ 7,192   $9,673   $14,440   $  855   $  652
Gain on sale of bonds................................      --       --    (6,484)      --        --       --       --
Real estate depreciation, including joint ventures...   3,870    2,685       848       --        --    1,089      920
Amortization of management contracts.................   2,757    2,894       744       --        --      516      689
Costs incurred to acquire management contract........      --    2,092     6,553       --        --       --       --
Gain on sale of real estate..........................      --       --        --       --        --     (109)      --
Equity in Commercial Assets' adjustments for funds
  from operations....................................     340      146    (1,546)      --        --      131       22
                                                       ------   ------   -------   ------   -------   ------   ------
Funds from operations................................  $9,819   $8,089   $ 7,307   $9,673   $14,440   $2,482   $2,283
                                                       ======   ======   =======   ======   =======   ======   ======

(b) Generally, after a one-year holding period, Asset Investors Operating Partnership units may be tendered for redemption at the option of the holder and, upon tender, may be acquired by Asset Investors for shares of Asset Investors' common stock at an exchange ratio of one share of Asset Investors' common stock for each Asset Investors Operating Partnership unit, subject to adjustment.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF COMMERCIAL ASSETS

     The following table sets forth summary historical financial and operating information for Commercial Assets. The summary historical financial information for the years ended December 31, 1999, 1998 and 1997 is based on the audited financial statements of Commercial Assets incorporated by reference in this Joint Proxy Statement/Prospectus. The summary historical financial information for the years ended December 31, 1996 and 1995 is based on the audited financial statements of Commercial Assets. The summary historical financial information for the three months ended March 31, 2000 and 1999 is based on the unaudited financial statements of Commercial Assets incorporated by reference in this Joint Proxy Statement/Prospectus. The following information should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COMMERCIAL ASSETS" and the historical financial statements and notes of Commercial Assets included or incorporated by reference in this Joint Proxy Statement/Prospectus (in thousands, except per share data).

                                                                                                              THREE MONTHS
                                                                                                                 ENDED
                                                                   YEAR ENDED DECEMBER 31,                     MARCH 31,
                                                     ---------------------------------------------------   ------------------
                                                      1999       1998       1997       1996       1995       2000      1999
                                                     -------   --------   --------   --------   --------   --------   -------
OPERATING DATA:
  Income from rental property operations...........  $ 2,116   $    537   $     --   $     --   $     --   $    706   $   498
  Commercial mortgage backed securities bonds
    revenues.......................................      154        161      9,172      9,838      8,980         39        38
  Interest and other income........................    1,913      3,874        945        319        189        458       701
  Gain on sale of bonds............................       --         --      5,786         --         --         --        --
  Net income.......................................    2,524      3,441     13,706      6,959      6,376        345       982
PER SHARE DATA:
  Basic and diluted earnings.......................  $  0.24   $   0.33   $   1.32   $   0.68   $   0.63   $   0.03   $  0.09
  Dividends paid...................................  $  0.52   $   0.39   $   1.11   $   0.72   $   0.68   $   0.13   $  0.13
  Weighted average common shares outstanding.......   10,342     10,357     10,332     10,247     10,104     10,320    10,364
  Weighted average common shares and common share
    equivalents outstanding........................   10,342     10,372     10,371     10,254     10,108     10,320    10,365
BALANCE SHEET DATA (END OF PERIOD):
  Real estate, before accumulated depreciation.....  $65,602   $ 12,678   $     --   $     --   $     --   $ 67,588   $21,345
  Investments in participating mortgages and joint
    ventures.......................................    4,080     10,608         --         --         --      4,217    11,297
  Cash equivalents and short-term investments......   17,166     48,358     74,153      8,277        598     24,831    38,792
  Commercial mortgage backed securities bonds......    1,753      1,739      1,981     61,460     69,503      1,746     1,682
  Total assets.....................................   97,083     78,234     78,148     72,406     71,590    106,008    78,236
  Secured notes payable............................   20,442         --         --         --         --     30,551        --
  Stockholders' equity.............................   74,081     77,254     77,705     71,919     70,465     73,081    76,889
CASH FLOW DATA:
  Cash provided by operating activities............  $ 2,671   $  4,182   $  4,428   $  5,920   $  6,151   $    558   $   759
  Cash provided by (used in) investing
    activities.....................................   (7,209)   (71,001)    72,892      9,857        554       (861)   (1,748)
  Cash provided by (used in) financing
    activities.....................................    5,910     (4,042)   (11,444)    (8,098)   (18,474)     8,544    (1,347)
OTHER DATA:
  Funds from operations(a).........................  $ 4,081   $  4,115   $  7,920   $  6,959   $  6,376   $    865   $ 1,113
  Weighted average common shares outstanding.......   10,342     10,357     10,332     10,247     10,104     10,320    10,364
  Dividends paid to stockholders...................  $ 5,400   $  4,042   $ 11,475   $  7,398   $  8,879   $  1,345   $ 1,347
  Ratio of earnings to fixed charges...............      4.1        N/A        N/A    3,481.5       26.6        1.2       N/A

---------------

(a) Commercial Assets management believes that the presentation of funds from operations, when considered with the financial data determined in accordance with generally accepted accounting principles, provides a useful measure of Commercial Assets' performance. However, funds from operations does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to Commercial Assets, nor should it be considered as an alternative to net income as an indicator of operating performance. Commercial Assets calculates funds from operations beginning with the Board of Governors of the National Association of Real Estate Investment Trusts definition and includes adjustments for:

       - property acquisition fees paid to Asset Investors which were expensed under generally accepted accounting principles because Asset Investors is an affiliate; and

       - costs related to abandonment of potential marina investments.

     Commercial Assets' management believes that the presentation of funds from operations provides investors with measurements which help facilitate an understanding of Commercial Assets' ability to make required dividend payments, capital expenditures and principal payments on its debt. Since funds from operations excludes unusual and nonrecurring expenses as well as depreciation and other real estate related expenses, funds from operations may be materially different from net income. Therefore, funds from operations should not be considered as an alternative to net income or net cash flows from operating activities, as calculated in accordance with generally accepted accounting principles, as an indication of Commercial Assets' operating performance or liquidity.

     Funds from operations is not necessarily indicative of cash available to fund Commercial Assets' cash needs, including its ability to make distributions. Commercial Assets uses funds from operations in measuring its operating performance because it believes that the items that result in a difference between funds from operations and net income do not impact the ongoing operating performance of a real estate company. Historical cost accounting assumes that the value of real estate diminishes predictably over time. This assumed diminishing value is represented by depreciation expense. Commercial Assets believes that real estate does not predictably diminish in value over time; rather, the value of real estate increases and decreases due to market conditions. Because of this, Commercial Assets believes that depreciation expense related to its real estate assets, as calculated by historical cost accounting and generally accepted accounting principles, does not impact its ongoing operating performance. Also, Commercial Assets believes that other real estate companies, analysts and investors utilize funds from operations in analyzing the results of real estate companies. Commercial Assets' basis of computing funds from operations is not necessarily comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations (in thousands):

                                                                                                        THREE MONTHS
                                                                                                            ENDED
                                                               YEAR ENDED DECEMBER 31,                    MARCH 31,
                                                 ----------------------------------------------------   -------------
                                                  1999     1998     1997      1996     1995     1994    2000    1999
                                                 ------   ------   -------   ------   ------   ------   ----   ------
Net income.....................................  $2,524   $3,441   $13,706   $6,959   $6,376   $4,927   $345   $  982
Gain on sale of bonds..........................      --       --    (5,786)      --       --       --     --       --
Real estate depreciation.......................   1,279       50        --       --       --       --    493       89
Real estate acquisition fees...................     205      124        --       --       --       --     --       42
Costs related to abandonment of potential
  marina investments...........................      --      500        --       --       --       --     --       --
Equity in Asset Investors' adjustments for
  funds from
  operations...................................      73       --        --       --       --       --     27       --
                                                 ------   ------   -------   ------   ------   ------   ----   ------
Funds from operations..........................  $4,081   $4,115   $ 7,920   $6,959   $6,376   $4,927   $865   $1,113
                                                 ======   ======   =======   ======   ======   ======   ====   ======

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION

     The following table sets forth summary pro forma financial and operating information of Asset Investors for the year ended December 31, 1999 and the three months ended March 31, 2000 giving effect to the merger and a number of transactions completed by Asset Investors and Commercial Assets prior to the merger. The All Shares pro forma financial and operating information assumes that all Commercial Assets stockholders elect to receive shares of Asset Investors' common stock in exchange for their shares of Commercial Assets' common stock at an exchange ratio of 0.4075 share of Asset Investors' common stock for one share of Commercial Assets' common stock. The Shares and Cash pro forma financial and operating information assumes that Commercial Assets stockholders elect to receive cash of $5.75 per share for 3,549,868 shares of Commercial Assets' common stock, the maximum number of shares which will be purchased for cash, and the remaining shares of Commercial Assets' common stock are exchanged for shares of Asset Investors' common stock at an exchange ratio of 0.4075 share of Asset Investors' common stock for one share of Commercial Assets' common stock. The pro forma financial and operating information set forth below should be read in conjunction with, and is qualified in its entirety by, the historical and pro forma financial statements and notes of each of the following:

     - Asset Investors;

     - Commercial Assets;

     - the Lakeshore Villas manufactured home community (as defined in Note 1 of such financial statements included in Amendment No. 1 to Commercial Assets' Current Report on Form 8-K, dated March 31, 1999);

     - the Rancho Mirage manufactured home community (as defined in Note 1 to Commercial Assets' Current Report on Form 8-K, dated May 7, 1999);

     - the La Casa Blanca manufactured home communities (as defined in Note 1 to Commercial Assets' Current Report on Form 8-K, dated June 30, 1999);

     - the Fiesta Village manufactured home communities (as defined in Note 1 of such financial statements included in Amendment No. 1 to Commercial Assets' Current Report on Form 8-K, dated August 13, 1999); and

     - the Community Acquisition and Development Corporation manufactured home communities (as defined in Note 1 of such financial statements included in Amendment No. 1 to Asset Investors' Current Report on Form 8-K dated January 31, 2000).

     See "PRO FORMA FINANCIAL INFORMATION -- Pro Forma Financial Information of Asset Investors."

                                                               YEAR ENDED            THREE MONTHS ENDED
                                                            DECEMBER 31, 1999          MARCH 31, 2000
                                                         -----------------------   -----------------------
                                                            ALL         SHARES        ALL         SHARES
                                                           SHARES      AND CASH      SHARES      AND CASH
                                                         ----------   ----------   ----------   ----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
OPERATING DATA:
  Income from rental property operations...............   $  8,794     $  8,794     $  3,170     $  3,170
  Income before minority interest in Operating
     Partnership.......................................      3,743        2,702        1,654        1,339
  Net income...........................................      3,329        2,351        1,476        1,170
PER SHARE DATA:
  Basic and diluted earnings...........................   $   0.39     $   0.33     $   0.17     $   0.16
  Weighted average common shares outstanding...........      8,638        7,191        8,672        7,225
  Weighted average common shares and common share
     equivalents outstanding...........................      8,644        7,197        8,672        7,225
CASH FLOW DATA:
  Cash provided by operating activities(a).............   $  7,967     $  6,926     $  1,367     $  1,052
  Cash used in investing activities(b).................    (14,892)      (2,966)        (301)        (301)
  Cash provided by (used in) financing activities(c)...      8,369      (13,490)       7,645        8,007
OTHER DATA:
  Funds from operations(d).............................   $ 10,290     $  9,249     $  3,028     $  2,713
  Weighted average common shares and Asset Investors OP
     Units outstanding(e)..............................      9,710        8,263        9,717        8,270
  Weighted average common shares, common share
     equivalents and Asset Investors OP Units
     outstanding(e)....................................      9,716        8,269        9,717        8,270
  Dividends/Distributions paid to Stockholders/ OP
     Unitholders.......................................   $  9,710     $  8,263     $  2,140     $  1,778
  Ratio of earnings to fixed charges...................        1.3          1.1          1.6          1.4

                                                               AT MARCH 31, 2000
                                                              -------------------
                                                                ALL       SHARES
                                                               SHARES    AND CASH
                                                              --------   --------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
  Real estate, before accumulated depreciation..............  $199,897   $199,897
  Investments in participating mortgages and joint
     ventures...............................................        --         --
  Cash, cash equivalents and short-term investments.........    22,719      2,307
  Total assets..............................................   236,845    216,433
  Total secured notes payable...............................    96,996     96,996
  Minority interest in Operating Partnership................    15,699     15,699
  Stockholders' equity......................................   116,035     95,623

---------------

(a) Pro forma cash provided by operating activities represents pro forma net income with adjustments for:

       - pro forma depreciation, amortization and costs incurred to become self-managed,

       - pro forma minority interest in Operating Partnership,

       - pro forma accrued income on participating mortgages and commercial mortgage backed security bonds, and

       - historical changes in other assets and accounts payable and accrued liabilities of Asset Investors and Commercial Assets.

(b) Pro forma cash used in investing activities represents historical amounts of Asset Investors and Commercial Assets with the following adjustments:

       - the elimination of historical dividends received by Asset Investors from Commercial Assets; and

       - pro forma capital replacements and improvements including the minimum annual provision for capital replacements of $50 per developed homesite.

     Shares and Cash pro forma cash used in investing activities also includes $11,926 proceeds from the sale of short-term investments in 1999.

(c) Pro forma cash provided by financing activities represents historical amounts of Asset Investors and Commercial Assets with the following adjustments:

       - the elimination of historical dividends and distributions paid by Asset Investors and Commercial Assets;

       - the inclusion of Asset Investors' pro forma dividends and distributions based on its historical dividend rates and pro forma outstanding shares and Asset Investors Operating Partnership units; and

       - pro forma principal paydowns on secured long-term notes payable.

     Shares and Cash pro forma provided by financing activities also includes the purchase and cancellation of 3,550 shares of Commercial Assets' common stock in 1999 by using proceeds from the sale of $11,926 of short-term investments.

(d) Asset Investors management believes that the presentation of funds from operations, when considered with the financial data determined in accordance with generally accepted accounting principles, provides a useful measure of Asset Investors' performance. However, funds from operations does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to Asset Investors, nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of the National Association of Real Estate Investment Trusts defines funds from operations as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Asset Investors calculates funds from operations beginning with the Board of Governors of the National Association of Real Estate Investment Trusts definition and includes adjustments for:

       - minority interest in the Operating Partnership; and

       - amortization of property management contracts.

     Asset Investors' management believes that the presentation of funds from operations provides investors with measurements which help facilitate an understanding of Asset Investors' ability to make required dividend payments, capital expenditures and principal payments on its debt. Since funds from operations excludes unusual and nonrecurring expenses as well as depreciation and other real estate related expenses, funds from operations may be materially different from net income. Therefore, funds from operations should not be considered as an alternative to net income or net cash flows from operating activities, as calculated in accordance with generally accepted accounting principles, as an indication of Asset Investors' operating performance or liquidity.

     Funds from operations is not necessarily indicative of cash available to fund Asset Investors' cash needs, including its ability to make distributions. Asset Investors uses funds from operations in measuring its operating performance because it believes that the items that result in a difference between funds from operations and net income do not impact the ongoing operating performance of a real estate company. Historical cost accounting assumes that the value of real estate and real estate property management contracts diminish predictably over time. This assumed diminishing value is represented by depreciation and amortization expense. Asset Investors believes that real estate and real estate contracts do not predictably diminish in value over time; rather, the value of these assets increase and decrease due to market conditions. Because of this, Asset Investors believes that the depreciation and amortization expense related to these real estate assets, as calculated by historical cost accounting and generally accepted accounting principles, does not impact its ongoing operating performance. Also, Asset Investors believes that other real estate companies, analysts and investors utilize funds from operations in analyzing the results of real estate companies. Asset Investors' basis of computing funds from operations is not necessarily comparable with that of other REITs.

     The following is a reconciliation of pro forma income before minority interest in Operating Partnership to pro forma funds from operations:

                                                                   PRO FORMA
                                                    ---------------------------------------
                                                        YEAR ENDED       THREE MONTHS ENDED
                                                       DECEMBER 31,          MARCH 31,
                                                           1999                 2000
                                                    ------------------   ------------------
                                                      ALL      SHARES     ALL       SHARES
                                                    SHARES    AND CASH   SHARES    AND CASH
                                                    -------   --------   ------    --------
                                                                (IN THOUSANDS)
Income before minority interest in Operating
  Partnership.....................................  $ 3,743   $ 2,702    $1,654     $1,339
Real estate depreciation..........................    5,769     5,769     1,483      1,483
Amortization of management contracts..............      778       778        --         --
Gain on sale of real estate.......................       --        --      (109)      (109)
                                                    -------   -------    ------     ------
Funds from operations.............................  $10,290   $ 9,249    $3,028     $2,713
                                                    =======   =======    ======     ======

(e) Generally, after a one year holding period, Asset Investors Operating Partnership units may be tendered for redemption at the option of the holder and, upon tender, may be acquired by Asset Investors for shares of Asset Investors common stock at an exchange ratio of one share of Asset Investors' common stock for each Asset Investors Operating Partnership unit, subject to adjustment.

COMPARATIVE STOCK PRICES AND DIVIDENDS


     Asset Investors' common stock is listed and traded on the New York Stock Exchange under the symbol "AIC." Commercial Assets' common stock is listed and traded on the American Stock Exchange under the symbol "CAX." The following table sets forth, for the periods indicated, the high and low reported sales prices per share of Asset Investors' common stock and Commercial Assets' common stock, as reported on the New York Stock Exchange Composite Tape and the American Stock Exchange Composite Tape, respectively, and dividends declared on Asset Investors' common stock and Commercial Assets' common stock for the same
periods. On June 12, 2000, there were      shares of Commercial Assets' common
stock outstanding.



                                                     ASSET INVESTORS'                COMMERCIAL ASSETS'
                                                       COMMON STOCK                     COMMON STOCK
                                               -----------------------------    -----------------------------
                                               HIGH       LOW       DIVIDEND    HIGH       LOW       DIVIDEND
                                               ----       ---       --------    ----       ---       --------
1997
  First Quarter..............................  $21 1/4    $16 1/4     $.475     $ 7        $6 3/8      $.17
  Second Quarter.............................   18 1/8     16 1/4      .30        6 11/16   6 3/16      .17
  Third Quarter..............................   21 7/8     16 7/8      .325       7 3/16    6 5/8       .17
  Fourth Quarter.............................   22 1/2     17          .35        7 11/16   6 9/16      .60
1998
  First Quarter..............................  $20 7/8    $16         $ --      $ 7        $6 7/16     $ --
  Second Quarter.............................   19 5/16    15 7/8      .25        7         6 1/4       .13
  Third Quarter..............................   17 5/16    13 5/16     .25        6 7/8     5 9/16      .13
  Fourth Quarter.............................   14 15/16   12 1/8      .25        6 1/4     5 1/8       .13
1999
  First Quarter..............................  $15 1/16   $12         $.25      $ 6 1/16   $4 15/16    $.13
  Second Quarter.............................   15 5/16    12 1/16     .25        5 13/16   4 7/8       .13
  Third Quarter..............................   14 15/16   12 1/2      .25        5 11/16   4 15/16     .13
  Fourth Quarter.............................   13 5/16    10 11/16    .25        5 3/8     4 1/8       .13
2000
  First Quarter..............................  $12 1/4    $10 3/4     $.25      $ 5 1/4    $4 1/2      $.13
  Second Quarter (through June 12, 2000).....                          .25                              .13

     Set forth below is a table containing, for August 31, 1999, the last trading day before the announcement that Asset Investors and Commercial Assets had entered into the merger agreement, for March 8, 2000, the last trading day before the announcement that Asset Investors and Commercial Assets had entered into the amended and restated merger agreement, and June 12, 2000, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the last reported sale price per share of Asset Investors' common stock and Commercial Assets' common stock, as reported on the New York Stock Exchange Composite Tape and American Stock Exchange Composite Tape.



                                              AUGUST 31, 1999   MARCH 8, 2000    JUNE 12, 2000
                                              ---------------   --------------   -------------
Asset Investors.............................      $13.625          $12.000
Commercial Assets...........................      $ 5.625          $ 4.875


     Because Asset Investors and Commercial Assets have elected to be taxed for Federal income tax purposes as REITs, they are required to distribute annually to their stockholders at least 95% (90% after 2000) of their "real estate investment trust taxable income," which, as defined by the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated under the Internal Revenue Code, is generally equivalent to net taxable ordinary income. Each of Asset Investors and Commercial Assets measures its economic profitability and pays regular dividends to its stockholders based on its operating results during the relevant period. The future payment of dividends by Asset Investors and Commercial Assets will be at the discretion of their boards of directors and will depend on numerous factors, including financial condition, capital requirements, the annual distribution requirements under the provisions of the Internal Revenue Code applicable to REITs and other factors that the boards of directors deem relevant.

                                  RISK FACTORS

     In addition to the other information included in this Joint Proxy Statement/Prospectus, holders of Commercial Assets' common stock and holders of Asset Investors' common stock should consider carefully the risk factors described below.

RISK FACTORS RELATING TO THE MERGER

SOME OF THE DIRECTORS AND EXECUTIVE OFFICERS OF COMMERCIAL ASSETS HAVE A CONFLICT OF INTEREST IN CONSIDERING THE MERGER

     In considering the recommendation of the board of directors of Commercial Assets, Commercial Assets stockholders should be aware that members of the board of directors of Commercial Assets are also members of the board of directors of Asset Investors and own stock in Asset Investors. In addition, all of the executive officers of Commercial Assets are also executive officers of Asset Investors. Persons who are members of the boards of directors of both companies, own stock in both companies, or who hold executive offices in both companies, have interests that differ from the interests of Commercial Assets stockholders generally. Terry Considine, Thomas L. Rhodes, Bruce E. Moore and Bruce D. Benson are directors of both companies and, with the exception of Mr. Moore, each owns stock in Commercial Assets. In addition, Messrs. Considine, Rhodes and Moore are executive officers of both companies. In their capacities as directors and/or executive officers of Asset Investors, each of these persons has a fiduciary duty to represent the best interests of the Asset Investors stockholders. To mitigate these conflicts of interest, the board of directors of Commercial Assets assigned the task of considering and approving the merger and recommending that stockholders adopt the merger agreement to its special committee of independent directors. See "MEMBERS OF MANAGEMENT HAVE INTERESTS THAT ARE DIFFERENT FROM YOURS."

THE FAIRNESS OPINION DOES NOT ADDRESS CHANGES IN THE RELATIVE VALUE OF THE COMPANIES SINCE THE DATE OF THE ORIGINAL MERGER AGREEMENT


     The fairness opinion obtained by the Commercial Assets special committee is dated as of August 31, 1999 and speaks only as of that date. The Commercial Assets special committee does not presently intend to obtain an updated fairness opinion of Jefferies & Company. Changes in the operations and prospects of Commercial Assets or Asset Investors, including but not limited to, by virtue of the inclusion of the cash election feature, general market and economic conditions and other factors on which the opinion of Jefferies & Company is based, may alter the relative value of the companies, which, based on Asset
Investors' market price on June 12, 2000, has resulted in a $     reduction in
the implied value of the Asset Investors' common stock to be received by Commercial Assets stockholders in the merger. Therefore, the opinion of Jefferies & Company may not accurately address the fairness of the merger consideration to be received by Commercial Assets' stockholders, other than Asset Investors and its affiliates, at the time the merger is completed.


IF YOU ELECT TO RECEIVE CASH, YOU MAY NOT RECEIVE THE TYPE OF CONSIDERATION SPECIFIED IN YOUR ELECTION

     The election of record holders of Commercial Assets' common stock to receive $5.75 in cash per share is subject to proration procedures. The total amount of cash available for issuance to Commercial Assets stockholders, other than Asset Investors and the officers and directors of Asset Investors and Commercial Assets, is $20,411,741. If the merger is consummated and you elected to receive cash, you will not necessarily receive the type of consideration specified in your election. For example, if all Commercial Assets stockholders elect to receive cash for their shares in the merger, each stockholder, other than Asset Investors and the officers and directors of Asset Investors and Commercial Assets, would receive $2.89 in cash and 0.2029 shares of Asset Investors' common stock for each share of Commercial Assets' common stock for which they elected to receive cash. In addition, in order to maintain the tax-free status of the merger to Commercial Assets stockholders that elect stock, we must limit the total cash paid to stockholders. Accordingly, if the total cash paid in the merger, including cash paid in lieu of fractional shares and cash paid to plaintiffs' attorneys in connection with the settlement, exceeds 57.5% of the value of the total merger consideration, the amount of cash available to electing stockholders will be reduced accordingly. All stockholders who elect to receive shares of Asset Investors' common stock in the merger will receive the full amount of their election. See "DESCRIPTION OF THE MERGER CONSIDERATION AND CASH ELECTION."

NEITHER THE COMMERCIAL ASSETS BOARD OF DIRECTORS NOR THE SPECIAL COMMITTEE HAS MADE ANY RECOMMENDATION AS TO WHETHER OR NOT COMMERCIAL ASSETS STOCKHOLDERS SHOULD ELECT CASH OR SHARES

     The Commercial Assets special committee has not made any recommendation as to whether or not stockholders of Commercial Assets should elect to receive cash or shares of Asset Investors' common stock in the merger. Similarly, the full board of directors of Commercial Assets, in agreeing to amend the merger agreement to provide a cash option, did not make any recommendation as to whether or not stockholders should elect to receive cash or shares of Asset Investors' common stock. The fairness opinion of Jefferies & Company addressed only the fairness, from a financial point of view, of the exchange ratio of
 .4075 shares of Asset Investors' common stock for each share of Commercial Assets' common stock. The special committee did not consider the fairness of the cash consideration apart from the transaction as a whole.

DILUTION OF THE ASSET INVESTORS' COMMON STOCK THROUGH THE ISSUANCE OF SHARES IN THE MERGER

     The shares of Asset Investors' common stock to be issued to Commercial Assets stockholders, other than Asset Investors, in the merger are expected to represent 35.9% of the total number of shares of Asset Investors' common stock outstanding immediately after the merger. Accordingly, the merger will have the effect of reducing the ownership interest and the percentage voting interest in Asset Investors represented by a share of Asset Investors' common stock immediately prior to the merger. Based on the historical earnings of the companies, elimination of duplicate expenses totalling approximately $400,000 per year, and assuming that the combined company makes no future acquisitions of manufactured home communities, we expect the merger to be dilutive, on a quarterly basis, by approximately $0.04 per share to funds from operations until the combined company is fully invested in manufactured home communities. See "PRO FORMA FINANCIAL INFORMATION."

ASSET INVESTORS PAYS A LOWER DIVIDEND THAN COMMERCIAL ASSETS

     In deciding whether or not to approve the merger, stockholders of Commercial Assets should bear in mind that Asset Investors pays a lower dividend on its common stock than Commercial Assets. Assuming that the merger was completed on January 1, 1999 and that Asset Investors made no change to its dividend, as of March 31, 2000, Commercial Assets stockholders would have received $.51 per share of Commercial Assets' common stock held before the merger rather than the $.65 per share actually paid to Commercial Assets stockholders in this period. Finally, stockholders of Asset Investors and Commercial Assets should bear in mind that the board of directors of Asset Investors determines dividends on a quarterly basis. Unlike other REITs, Asset Investors is not currently required to make distributions to maintain its REIT status because Asset Investors has a net operating loss of approximately $95 million which may be used to offset its taxable income. However, the ability to utilize net operating losses would be limited in the event that Asset Investors undergoes an "ownership change." An "ownership change" generally occurs if one or more large stockholders increase their aggregate percentage interest in Asset Investors by more than 50 percentage points over a three-year period. See "FEDERAL INCOME TAXATION OF ASSET INVESTORS AND ITS STOCKHOLDERS -- Taxation of Asset Investors -- Loss Carryovers." Based upon available records of stock ownership, Asset Investors believes that an ownership change has not occurred in the past, and it anticipates that an ownership change will not result from the merger. If the proposed amendment to Asset Investors' certificate of incorporation is approved, Asset Investors' certificate of incorporation will include stockholder restrictions that are designed to prevent the unintended occurrence of an ownership change. Nevertheless, no assurance can be given that an ownership change will not have occurred prior to or in connection with the merger, and investors are cautioned that Asset Investors' net operating losses may not be available in their entirety and without limitation. Although no decision has been made with respect to future dividends, there can be no assurance that the dividend currently paid on Asset Investors' common stock will not be reduced.

THE MERGER CONSIDERATION IS FIXED DESPITE POTENTIAL CHANGES IN RELATIVE STOCK PRICES

     Upon completion of the merger, each share of Commercial Assets' common stock will be converted into the right to receive either .4075 shares of Asset Investors' common stock or $5.75 in cash, subject to proration. Neither the exchange ratio relating to the stock election nor the cash election amount will be adjusted in the event of any increase or decrease in the price of Asset Investors' or Commercial Assets' common stock. The prices of Asset Investors' or Commercial Assets' common stock when the merger takes place may be different than their prices at the date of this Joint Proxy Statement/Prospectus and at the date of the stockholders meetings. See "SUMMARY -- Comparative Per Share Information." These differences may be the result of changes in the business, operations or prospects of Asset Investors and Commercial Assets, market assessments of the likelihood and timing of the merger, general market and economic conditions and other factors. At the time of their meeting, Commercial Assets' stockholders that elect to receive stock in the merger will not know the exact value of the Asset Investors' common stock that they will receive when the merger is completed. You are urged to obtain current market quotations for Asset Investors and Commercial Assets.

BECAUSE THE CONDITIONS LISTED IN THE MERGER AGREEMENT MAY BE WAIVED AT ANY TIME BY MUTUAL AGREEMENT OF THE PARTIES, THE CONDITIONS TO CLOSING OF THE MERGER COULD CHANGE WITHOUT STOCKHOLDER APPROVAL OF THESE CHANGES

     Under the terms of the merger agreement, the parties may waive the conditions listed in the merger agreement by mutual consent. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger." If any of the conditions to the merger are waived after the special meetings of stockholders of Commercial Assets and Asset Investors, the conditions to closing of the merger would be different from those approved by the stockholders. For instance, the parties could each waive the requirement that they receive an opinion of counsel that the merger will constitute a tax-free reorganization under the Internal Revenue Code. If the parties waive the tax opinion condition, the merger could proceed without the reassurance that a tax opinion provides concerning the tax-free nature of the merger to Commercial Assets stockholders who receive stock in the merger. See "SPECIAL FACTORS -- Material Federal Income Tax Consequences of the Merger to Commercial Assets stockholders."

RISK FACTORS RELATING TO THE BUSINESS OF THE COMBINED COMPANY

STOCKHOLDERS WILL BE RESTRICTED FROM OWNING MORE THAN 5% OF THE OUTSTANDING SHARES OF THE COMBINED COMPANY'S COMMON STOCK

     Asset Investors' certificate of incorporation places limitations on the ownership of its common stock. If the merger is completed, the limitations on ownership of our common stock will become more restrictive. You should carefully read "DESCRIPTION OF THE MERGER PROPOSAL."

     The Asset Investors' certificate of incorporation currently limits direct or indirect ownership of its common stock by any single stockholder to 9.8% of the outstanding shares unless the board of directors grants an exemption to a stockholder. If the amendment to the certificate of incorporation of Asset Investors to adopt new ownership limitation provisions is approved, this ownership limit will be reduced to 5%. The certificate of incorporation also prohibits anyone from buying shares if the purchase would result in Asset Investors losing its REIT status. This could happen if a share transaction results in fewer than 100 persons owning all of our shares or if five or fewer persons, applying broad attribution rules of the Internal Revenue Code, own 50% or more of our shares. After the merger, if you acquire shares in violation of the ownership requirements of the Internal Revenue Code for REITs, the shares of Asset Investors' stock which caused you to be in violation of the ownership requirements would be automatically transferred to a trust for the benefit of a charitable beneficiary and you will be deemed to never have had an interest in such shares. The trust will sell such shares, within a designated period, at which time you will receive the lesser of the price you paid for the shares or the price received by the trustee upon the sale. If the transfer to the trust should not be effective for any reason, the transaction, such as a purchase of shares, would be treated as void and you, the intended owner, would acquire no rights to those shares.

ASSET INVESTORS' CERTIFICATE OF INCORPORATION CONTAINS ANTI-TAKEOVER PROVISIONS WHICH MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL AND MAY PREVENT STOCKHOLDERS FROM RECEIVING A PREMIUM FOR THEIR SHARES

     Ownership limit. The current 9.8% ownership limit, or the 5% ownership limit that would be applicable following amendment of the Asset Investors certificate of incorporation, may have the effect of precluding acquisition of control of Asset Investors by a third party without the consent of its board of directors. Following the merger, direct or constructive ownership of shares of stock would be limited in the following situations, subject to the power reserved by the board of directors to grant specific exemptions:

     - if the ownership by any person would exceed 5.0% of the shares of any class of Asset Investors' stock;

     - if Asset Investors would otherwise fail to satisfy either of the stockholder requirements for REIT qualification as described above;

     - if Asset Investors would otherwise undergo an ownership change that would limit the availability of its net operating losses; and

     - if ownership by any person or persons would cause Asset Investors to receive income of a nature that would prevent it from satisfying the gross income requirements that apply to REITs, for example, if the ownership causes Asset Investors to receive, from a related party, rental income that does not qualify for purposes of the gross income requirements.

     In the event of a violation of the ownership limitations described above, the shares of Asset Investors' common stock in excess of the ownership limit would be automatically transferred to a trust for the benefit of a charitable beneficiary, and the intended owner would acquire no rights in those shares. If the transfer of Asset Investors' common stock to a trust in the manner described in the preceding sentence is ineffective for any reason, the certificate of incorporation would further provide that the transaction, such as a purchase of shares, which would otherwise cause the violation of an ownership limitation, is void, and the intended owner would acquire no rights in those shares.

     Preferred stock. Asset Investors' certificate of incorporation authorizes its board of directors to issue up to 15,000,000 shares of preferred stock. Under the Asset Investors' certificate of incorporation, the board of directors has the authority to classify, reclassify and issue shares of preferred stock, including the determination of the preferences, rights, powers and restrictions of the preferred stock. Although the board of directors of Asset Investors has no present intention to issue preferred stock, the authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of Asset Investors, even if a change of control were in stockholders' best interests.

THERE ARE NUMEROUS RISKS ASSOCIATED WITH OUR ACQUISITION ACTIVITIES

     The selective acquisition of manufactured home communities is one component of our growth strategy. However, we may be unable to identify suitable manufactured home communities for acquisition or complete transactions in the future. In addition, the acquisition of manufactured home communities is subject to the risks that:

     - we may be unable to obtain acquisition financing on satisfactory terms or at all, in which case we may be unable to sufficiently leverage our capital to achieve our desired results of operations;

     - once acquired, these manufactured home communities may not perform as projected, and we may be unable to realize projected occupancy and rental rates, in which case these acquisitions may adversely affect our cash flow, net income and funds from operations;

     - we may assume liabilities in connection with these manufactured home communities for which adequate indemnification from the seller or our insurance carriers may not be available; and

     - we may be unable to successfully integrate the personnel and operations of the acquired business, in which case we may be unable to effectively operate the manufactured home communities, which may, in turn, adversely affect our returns.

THERE ARE NUMEROUS RISKS ASSOCIATED WITH OUR DEVELOPMENT ACTIVITIES

     The development and expansion of manufactured home communities is one component of our growth strategy. When we develop or expand properties, we are subject to the risks that:

     - costs may exceed original estimates;

     - we may be unable to obtain construction financing on satisfactory terms or at all, in which case we may be unable to develop or expand our properties to achieve our growth objectives;

     - construction and lease-up may not be completed on schedule, which may adversely affect our cash flow, net income and funds from operations; and

     - we may experience difficulties or delays in obtaining necessary zoning, land-use, building, occupancy or other governmental permits and authorizations, which may adversely affect our desired growth rate, cash flow, net income and funds from operations.

OUR DEBT SERVICE OBLIGATIONS MAY LEAVE US WITH INSUFFICIENT CASH RESOURCES TO MEET OUR OTHER WORKING CAPITAL AND DISTRIBUTION NEEDS

     The combined company's strategy will generally be to incur debt to increase the return on its equity. The Asset Investors' and Commercial Assets' organizational documents do not, and the combined company's organizational documents will not limit the amount of debt that may be incurred. As part of its strategy, the combined company intends to utilize long-term, fixed-rate, fully amortizing debt. Payments of principal and interest may leave the combined company with insufficient cash resources to operate its properties or pay distributions required to be paid in order to maintain its qualification as a REIT. The combined company will also be subject to the risk that its cash flow from operations will be insufficient to make required payments of principal and interest, and the risk that existing indebtedness will not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. If the combined company fails to make required payments of principal and interest on any debt, its lenders could foreclose on the properties securing the debt with a resulting loss of income and asset value to the combined company. Our aggregate debt as of March 31, 2000 totalled $96,996,000. Our pro forma debt to equity ratio at March 31, 2000 would be 1.01:1.00. Our pro forma ratio of earnings to fixed charges for 1999 would be 1.1:1.0. Our pro forma ratio of earnings to fixed charges for the three months ended March 31, 2000 would be 1.4:1.0. At March 31, 2000, 91% of our aggregate debt was fixed rate.

INCREASES IN INTEREST RATES MAY INCREASE THE COMBINED COMPANY'S INTEREST EXPENSE

     From time to time the combined company may incur debt that is subject to variable interest rates. An increase in interest rates could increase the combined company's interest expense and adversely affect its cash flow and its ability to service its indebtedness and make distributions. At March 31, 2000, 9% of our aggregate debt was variable rate. The base rate for substantially all of our variable rate debt is the 30-day London Interbank Offered Rate.

THE COMBINED COMPANY'S REAL ESTATE INVESTMENTS WILL BE SUBJECT TO NUMEROUS RISKS THAT ARE BEYOND OUR CONTROL

     The combined company's ability to make payments to its investors will depend on its ability to generate cash from operations in excess of required debt payments and capital expenditures. The combined company's cash from operations and the value of its properties may be adversely affected by events or conditions which are beyond its control, including the following material risks:

     - the general economic climate;

     - competition from other housing alternatives;

     - local conditions, such as increases in unemployment, oversupply of housing or a reduction in demand, that might adversely affect occupancy or rental rates;

     - increases in operating costs, including real estate taxes, due to inflation and other factors, which may not necessarily be offset by increased rents;

     - changes in governmental regulations and the related costs of compliance;

     - changes in tax laws and housing laws, including the enactment of rent control laws or other laws regulating multifamily housing;

     - changes in interest rate levels and the availability of financing; and

     - the relative illiquidity of real estate investments.

THE COMBINED COMPANY'S PROPERTIES MAY BE SUBJECT TO ENVIRONMENTAL LIABILITIES

     Various federal, state and local laws subject property owners or operators to liability for the costs of removal or rededication of hazardous substances released on a property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated manufactured home communities and the combined company's ability to sell, rent or borrow against contaminated properties. In addition to the costs associated with investigation and rededication actions brought by governmental agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs.

     Various laws also impose, on persons who arrange for the disposal or treatment of hazardous or toxic substances, liability for the cost of removal or rededication of hazardous substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility.

LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED EXPENSES

     Under the Americans with Disabilities Act of 1990 all places of public accommodation are required to meet federal requirements related to access and use by disabled persons. Common areas on our properties that are used by our tenants on the property such as clubhouses are subject to the Americans with Disabilities Act. A number of additional federal, state and local laws exist that also may require modifications to the common areas on the combined company's properties or restrict further renovations of the common areas on our properties, with respect to access by disabled persons. For example, the Fair Housing Amendments Act of 1988 requires multifamily residential properties first occupied after March 13, 1990 to be accessible to the handicapped. Failure to comply with the Americans with Disabilities Act or the Fair Housing Amendments Act could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although the companies each believe that its properties are substantially in compliance with present requirements, the combined company may incur unanticipated expenses to comply with the Americans with Disabilities Act and/or Fair Housing Amendments Act.

THE COMBINED COMPANY'S PROPERTIES MAY BECOME SUBJECT TO RENT CONTROL AND OTHER LEGISLATION AFFECTING RENTS WHICH COULD DECREASE OUR REVENUES

     While we do not currently operate in jurisdictions that have rent control laws, enactment of rent control laws has been considered from time to time in jurisdictions in which we operate. If rent control laws are enacted in jurisdictions in which the combined company operates or if the combined company acquires properties in jurisdictions with rent control laws, the combined company may be unable to increase rents on some of its properties, and thereby, become limited in our ability to recover increases in operating expenses and capital improvements.

THE COMBINED COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS WILL HAVE SUBSTANTIAL INFLUENCE ON THE COMBINED COMPANY AND MAY USE THIS INFLUENCE IN WAYS THAT ARE NOT CONSISTENT WITH THE INTERESTS OF OTHER STOCKHOLDERS

     If all Commercial Assets stockholders elect to receive stock in the merger, the executive officers and directors of the combined company will hold in the aggregate approximately 13.5% of the combined company's common stock after the merger, assuming that all the units of Asset Investors Operating Partnership that they own are exchanged for common stock. Furthermore, they could acquire an additional 8.1% assuming all stock options they have been granted are exercised. If all Commercial Assets stockholders, other than Asset Investors and the officers and directors of Asset Investors and Commercial Assets, elect to receive cash, the executive officers and directors of the combined company will hold, in the aggregate, approximately 16.0% of the combined company's common stock after the merger, assuming that the units of Asset Investors Operating Partnership that they own are exchanged for common stock. Furthermore, they could acquire an additional 9.2% assuming all stock options they have been granted are exercised. Accordingly, these persons may have substantial influence on the combined company in ways that might not be consistent with the interests of other stockholders. These persons may also have significant influence and control over the outcome of any matters submitted to the combined company's stockholders for approval. Although there is no current agreement, understanding or arrangement for these stockholders to act together on any matter, these stockholders could be in a position to exercise significant influence over the combined company's affairs if they were to act together in the future.

THE COMBINED COMPANY'S BOARD MAY UNILATERALLY IMPLEMENT CHANGES IN ITS INVESTMENT AND FINANCING POLICIES WHICH MAY NOT FULLY SERVE THE INTERESTS OF ALL STOCKHOLDERS

     Our investment and financing policies, and our policies with respect to other activities, including growth, debt, capitalization, REIT status and operating policies, are determined by the board of directors. Although the board of directors has no present intention to do so, these policies may be amended or revised from time to time at the discretion of the board of directors without notice to stockholders or a vote of our stockholders. Accordingly, stockholders have no control over changes in our policies and changes in our policies may not fully serve the interests of all stockholders.

THE LOSS OF KEY EXECUTIVE OFFICERS COULD HAVE AN ADVERSE EFFECT ON THE COMBINED COMPANY


     We are dependent on the efforts of our chairman and chief executive officer, Terry Considine, our vice chairman, Thomas L. Rhodes, and our president and chief operating officer, Bruce E. Moore. The loss of their services could have an adverse effect on operations. The companies do not currently have employment agreements with, or maintain or contemplate obtaining any "key man" life insurance on, our executive officers.


     Neither Mr. Considine nor Mr. Rhodes devotes full time to the business of the companies. Both are employed, and have business interests, outside the companies. Mr. Moore devotes substantially all of his time to the business of the companies.

OUR COMPANIES HAVE BEEN SUBJECT TO CONFLICTS OF INTEREST THROUGH VARIOUS TRANSACTIONS WITH AFFILIATES

     Both companies have been, and the combined company will continue to be, involved in various transactions with a number of affiliates, including executive officers and directors and entities in which they own interests. See "Certain Relationships and Related Transactions" in Asset Investors' Annual Report on Form 10-K for the year ended December 31, 1999 and "Certain Relationships and Related Transactions" in Commercial Assets' Annual Report on Form 10-K for the year ended December 31, 1999. For example, Messrs. Considine and Rhodes directly or indirectly control Asset Investors' subsidiary management company, which provides management services to properties in which Asset Investors holds an interest in the form of a participating mortgage, ground lease or joint venture. This ownership structure allows us to comply with the current tax rules governing REITs. As a result, the subsidiary management company could implement business decisions or policies that are not in our best interests. See "RELATED TRANSACTIONS."

IF WE FAIL TO QUALIFY AS A REIT, WE WOULD BE SUBJECT TO TAX AT CORPORATE RATES AND WE WOULD NOT BE ABLE TO DEDUCT DISTRIBUTIONS TO STOCKHOLDERS FOR TAX PURPOSES

     Adverse consequences of failure to qualify as a REIT. Although each of Asset Investors and Commercial Assets believes that it operates in a manner that enables it to meet the requirements for qualification as a REIT for Federal income tax purposes, the rules regarding REIT qualification are highly technical and complex, and no assurance can be given that the Internal Revenue Service will not challenge its qualification, or that the combined company will be able to operate in accordance with the REIT requirements in the future. In addition, Asset Investors' or Commercial Assets' ability to qualify depends in part upon the actions of third parties over which it has or will have no control, or only limited influence. For instance, each of Asset Investors' and Commercial Assets' REIT qualification depends upon the conduct of entities with which it has or will have a direct or indirect relationship as lender, lessor, or holder of a non-controlling equity interest. Asset Investors' REIT qualification also depends upon the qualification of Commercial Assets prior to the merger, which in turn requires that either (1) notes issued by a trust in which Commercial Assets has held a residual interest are treated for Federal income tax purposes as indebtedness, or (2) Commercial Assets had reasonable cause for any resultant failure to satisfy the gross income requirements applicable to REITs.

     Ernst & Young LLP has issued an opinion that notes issued by the trust in which Commercial Assets holds a residual interest are more likely than not treated as indebtedness for Federal income tax purposes. Some uncertainty exists as to the proper tax classification of the notes because of the substantial leverage maintained by the trust, and because principal payments are generally made pro rata on the different classes of notes and the residual interest in the trust retained by Commercial Assets, rather than by making principal payments with respect to only the senior-most outstanding class until that class is repaid in full. Even if the notes are not classified as indebtedness for Federal income tax purposes, and, as a result, Commercial Assets fails to satisfy the gross income requirements that apply to REITs, it may nonetheless maintain its qualification as a REIT by showing that it had reasonable cause for the failure and by satisfying other requirements. See "FEDERAL INCOME TAXATION OF ASSET INVESTORS AND ITS STOCKHOLDERS -- Taxation of Asset Investors -- Tax Opinion" and "-- Requirements for Qualification -- Income Tests."

     If the combined company fails to qualify as a REIT, it would not be allowed a deduction for distributions to stockholders in computing its taxable income and it would be subject to Federal income tax at regular corporate rates. Unless the combined company were entitled to relief under the tax law, it could not elect to be taxed as a REIT for four years following the year during which it was disqualified. However, if the combined company loses its REIT qualification, we expect that Asset Investors' net operating loss of approximately $95 million would be available to reduce the amount of income that would otherwise be taxable income. See "FEDERAL INCOME TAXATION OF ASSET INVESTORS AND ITS STOCKHOLDERS -- Taxation of Asset Investors -- Failure to Qualify" and "-- Loss Carryovers."

     Possible legislative or other acts affecting REITs could have an adverse effect on us. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to the tax law could adversely affect our investors. We cannot predict with certainty whether, when, in what forms, or with what effective dates, the tax laws applicable to us or our investors will be changed. See "OTHER TAX CONSIDERATIONS -- Legislative or Other Actions Affecting REITs."

     Even if we qualify as a REIT, other tax liabilities could negatively affect us. Even if the combined company qualifies as a REIT, the combined company and its subsidiaries may be subject to Federal, state and local taxes on its income and property that could reduce operating cash flow. See "FEDERAL INCOME TAXATION OF ASSET INVESTORS AND ITS STOCKHOLDERS -- Taxation of Asset
Investors -- Taxation of REITs in General."

     If we experience an ownership change our use of net operating losses would be limited. Asset Investors has a net operating loss carryover of approximately $95 million which is scheduled to expire between 2007 and 2009. It also has capital losses carried forward from prior years, in the amount of approximately $23.8 million, approximately $23.4 million of which will expire if not used in 2000, and the remainder of which will expire if unused by the end of 2001. Under the Internal Revenue Code, if a corporation experiences an "ownership change," the aggregate amount of net operating losses and capital losses available to offset otherwise taxable income is generally limited each year to an amount equal to the value of the corporation's stock at the time of the ownership change times the long-term tax-exempt rate. In general, an ownership change occurs if one or more large stockholders increase their aggregate percentage interest in Asset Investors by more than 50 percentage points over a three-year period. Asset Investors anticipates that the merger will not cause an ownership change. It is possible, however, that the merger or other transactions over which Asset Investors does not have control, could cause an ownership change, and result in a limitation on Asset Investors' ability to utilize its net operating losses and capital losses. See "FEDERAL INCOME TAXATION OF ASSET INVESTORS AND ITS STOCKHOLDERS -- Taxation of Asset Investors -- Loss Carryovers."

OUR DISTRIBUTION REQUIREMENTS MAY HAVE THE EFFECT OF REDUCING OUR AVAILABLE CASH

     As a REIT, we are subject to annual distribution requirements which limit the amount of cash we have available for other business purposes, including amounts to fund our growth. See "FEDERAL INCOME TAXATION OF ASSET INVESTORS AND ITS STOCKHOLDERS -- Taxation of Asset Investors -- Requirements for Qualification -- Annual Distribution Requirements."

POTENTIAL LOSSES MAY BE UNINSURED

     Asset Investors maintains comprehensive liability, fire, flood, where appropriate, extended coverage, and rental loss insurance with respect to the properties that it owns with policy specifications, limits, and deductibles customarily carried for similar properties. Some types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, or acts of war. Should an uninsured loss occur, Asset Investors could lose both its investment in and anticipated profits and cash flow from affected properties that it owns.

AN INCREASE IN MARKET INTEREST RATES COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK IF EQUITY INVESTORS DEMAND A HIGHER RETURN

     One of the factors that may influence the market price of the combined company's common stock is annual distributions per share. An increase in market interest rates may lead purchasers of shares of Asset Investors' common stock to demand a higher return on their investment, which could adversely affect the market price of the combined company's common stock.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     In this Joint Proxy Statement/Prospectus and in documents that are incorporated by reference, we have made forward looking statements. These statements are based on our estimates and assumptions and are subject to a number of risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of each of our companies and the combined company. Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "estimates," "expects," "hopes," "targets," or similar expressions.

     The future results of the combined company could be affected by subsequent events and could differ materially from those expressed in the forward-looking statements. If further events and actual performance differ from our assumptions, our actual results could vary significantly from the performance projected in the forward-looking statements.

     The following important factors, along with those discussed elsewhere in this Joint Proxy Statement/ Prospectus and in the documents which we incorporate by reference, could affect the future results of the combined company, and could cause those results to differ materially from those expressed in the forward-looking statements:

     - general economic and business conditions;

     - interest rate changes;

     - financing and refinancing risks;

     - risks inherent in owning real estate or debt secured by real estate;

     - future development rate of homesite;

     - competition;

     - the availability of real estate assets at prices which meet our investment criteria; and

     - our ability to reduce expense levels, implement rent increases, use leverage, sell homes and other risks set forth in our Securities and Exchange Commission filings.

                                SPECIAL FACTORS

PURPOSES AND REASONS

     Asset Investors and Commercial Assets believe that the merger will be beneficial to both companies because:

     - it will result in a larger REIT with a higher market capitalization that is closely focused on the ownership, acquisition and development of manufactured home communities;

     - the combined company's investment portfolio would be broadened as a result of the combination;

     - it will result in the elimination of duplicative expenses of approximately $400,000 per year; and

     - it will eliminate the conflict of interest inherent in Asset Investors' role as Commercial Assets' manager.


     The structure of the transaction also provides Commercial Assets stockholders with the option of continuing their interest in the combined company on a tax-free basis or receiving cash for their shares, subject to proration and tax. See "SPECIAL FACTORS -- Material Federal Income Tax Consequences of the Merger to Commercial Assets Stockholders." In light of the above purposes for engaging in the merger, Asset Investors and Commercial Assets focused on whether the merger was advisable and did not consider other alternatives to the merger.

BACKGROUND OF THE MERGER

     The board of directors of Asset Investors first considered the possibility of combining the operations of Asset Investors with those of Commercial Assets on June 30, 1998. The Asset Investors board of directors determined that this combination could, among other things, reduce expenses and alleviate many of the administrative difficulties of maintaining Commercial Assets as a separate, publicly traded REIT, such as the need to maintain two boards of directors, conduct two separate audits and maintain separate financial reporting. The Asset Investors board of directors also believed that the combination of the companies would help Asset Investors to acquire a more significant portfolio that would allow the combined company to use Asset Investors' management structure to manage a greater number of properties in the geographical areas in which the combined company made acquisitions.

     On July 14, 1998, the board of directors of Asset Investors authorized Mr. Considine to communicate its interest to the board of directors of Commercial Assets. On that same day, Mr. Considine met with Commercial Assets' special committee of independent directors, which had been responsible for reviewing conflict of interest transactions since Commercial Assets was spun off from Asset Investors in 1993, and informed it of Asset Investors' proposal.

     On July 15, 1998, the special committee and its legal advisors, the law firm of Paul, Weiss, Rifkind, Wharton & Garrison, met and discussed the details of the proposal with Mr. Considine. Mr. Considine indicated that the board of directors of Asset Investors had authorized him to offer an exchange ratio of
0.38 shares of Asset Investors' common stock for each share of Commercial Assets' common stock outstanding. Following this discussion, the special committee indicated their interest in further discussions with Mr. Considine, but indicated that they believed that the exchange ratio would need to be increased before they could approve any transaction.

     On July 20, 1998, the special committee and its legal advisors met again to discuss the proposed merger. Mr. Considine indicated to the special committee that he had had informal discussions with the board of directors of Asset Investors, and believed that there was support for increasing the proposed exchange ratio to 0.39. In addition, Mr. Considine indicated that the Asset Investors board may view favorably a "collar" on the exchange ratio. Under this "collar" arrangement, the exchange ratio would be adjusted upward or downward, as appropriate, in the event that Asset Investors' common stock traded for more than $19 per share or less than $16.50 per share. Following Mr. Considine's presentation, the special committee and its legal advisors met alone to discuss the retention of a financial advisor. Upon the recommendation of the special committee's legal advisor, the special committee authorized its legal advisor to contact Jefferies & Company. The special committee also informed Mr. Considine that they still did not believe that the proposed exchange ratio was adequate.

     On July 21, 1998, the board of directors of Asset Investors met to discuss the status of the negotiations. Mr. Considine reported that the special committee had requested that Asset Investors once again increase the exchange ratio. Following some discussion, the board of directors authorized Mr. Considine to offer an exchange ratio of 0.40, but to indicate that this exchange ratio was the highest that Asset Investors was willing to offer given current market conditions. The Asset Investors board also instructed their legal advisors to begin drafting a merger agreement. Shortly after this meeting, Mr. Considine informed the special committee members of the proposed 0.40 exchange ratio.

     On July 30, 1998, Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel to Asset Investors, delivered a draft merger agreement to the special committee and its legal advisors. On August 14, 1998, the special committee engaged Jefferies & Company as its financial advisor, who began their review of Commercial Assets' and Asset Investors' proposal. On August 18, 1998, the special committee and their financial and legal advisors met to discuss the proposed transaction. The special committee then heard reports from their legal advisors regarding the draft merger agreement and their financial advisors regarding their analysis of the proposed 0.40 exchange ratio. Following these reports, the special committee indicated to Mr. Considine that they were getting very close to an acceptable exchange ratio, but that they would like him to explore the possibility of increasing the exchange ratio still more.

     On August 28, 1998, Mr. Considine informed the special committee that, following informal discussions with the Asset Investors board, he was unable to offer a higher exchange ratio. The special committee thanked Mr. Considine for his efforts and, following a meeting with their legal and financial advisors, informed Mr. Considine that the special committee was not prepared to recommend a merger at the proposed exchange ratio, and that, therefore, the merger negotiations were being terminated. In determining that it could not recommend a merger at the proposed .40 exchange ratio, the Commercial Assets special committee consulted with its financial advisor and considered numerous factors, including the then current trading prices for the stock of Commercial Assets and Asset Investors, the relative value of each corporation's net assets, including the net cash per share of Commercial Assets relative to the market price of the Asset Investors' common stock offered, and the fact that the special committee's financial advisor had indicated that it did not believe that it would be able to support such an exchange ratio. The financial advisor did not present a formal or specific analysis to support its belief that the .40 ratio was insufficient and it is not possible to quantify the special committee's analysis.


     In light of their continued belief that the merger of Asset Investors and Commercial Assets was in the long-term best interests of the companies, on July 6, 1999, the Asset Investors board of directors authorized Asset Investors to once again approach Commercial Assets with an acquisition proposal. On that day, Asset Investors delivered a letter to the Commercial Assets board of directors expressing Asset Investors' interest in acquiring the portion of Commercial Assets that it did not already own through a merger of Asset Investors and Commercial Assets. Asset Investors' letter proposed a transaction in which each outstanding share of Commercial Assets' common stock would be converted into .38 shares of Asset Investors' common stock.

     On July 7, 1999, the Commercial Assets special committee met to discuss the Asset Investors proposal. The special committee agreed that at an appropriate exchange ratio, a combination of Asset Investors and Commercial Assets could be beneficial to the Commercial Assets stockholders. The special committee concluded, however, that additional study was required before it could evaluate the proposed exchange ratio. Nevertheless, the special committee decided that it would be appropriate to proceed with discussions with Asset Investors concerning a possible merger, with Jefferies & Company acting as financial advisor to the special committee pursuant to its previous engagement.

     On July 23, 1999, the special committee met with representatives of Jefferies & Company in order to discuss the .38 exchange ratio which had been proposed by Asset Investors. As a result of this meeting the special committee determined that the proposed exchange ratio was inadequate. The special committee authorized Donald Kortz, the Chairman of the special committee, to contact Terry Considine and inform him of the views of the special committee, and to indicate that the special committee would be inclined to look more favorably on an exchange ratio of .41 shares of Asset Investors' common stock for each outstanding share of Commercial Assets common stock. The independent directors also asked Mr. Kortz to seek clarifications from Asset Investors as to certain other aspects of the proposal, including the tax treatment of Commercial Assets stockholders, and that the transaction would effectively eliminate the management agreement under which Asset Investors currently is paid a management fee by Commercial Assets.

     In late July, Asset Investors responded to the concerns raised by the special committee and clarified that the proposed merger would be structured in a manner intended to be generally tax free to Commercial Assets stockholders, and that the transaction would effectively eliminate the existing management relationship. Asset Investors also indicated that it would consider increasing the exchange ratio from .38 to .40. At the time, Asset Investors also delivered a draft merger agreement to Commercial Assets for its review.

     On July 29, 1999, the special committee discussed the proposed increase in the exchange ratio with Jefferies & Company, and determined that the increased exchange ratio was still inadequate. The special committee authorized Mr. Kortz to inform Asset Investors that the special committee could not support an exchange ratio of .40, but that they would be inclined to support an exchange ratio in the range of .41.

At its July 29, 1999 meeting, the special committee also directed its legal advisors to review the draft merger agreement.

     Mr. Kortz reported to Mr. Considine on the views of the special committee, and, in early August, Mr. Considine informed Mr. Kortz that Asset Investors believed that an exchange ratio of .41 was too high, but that Asset Investors would be willing to increase the exchange ratio to .405 shares of Asset Investors' common stock for each outstanding share of Commercial Assets common stock.

     On August 9, 1999, the special committee again met with Jefferies & Company to discuss Asset Investors' proposed increased exchange ratio. With Jefferies & Company's assistance, the special committee determined that the proposed exchange ratio was within the range of what it would deem to be acceptable. The special committee authorized Mr. Kortz to propose to Asset Investors an exchange ratio of .4075. Following the meeting, Mr. Kortz relayed the special committee's views to Asset Investors' representative.

     On August 16, 1999, Mr. Considine informed Mr. Kortz that Mr. Considine was prepared to propose to the Asset Investors board of directors that Asset Investors agree to increase the exchange ratio to .4075.

     On August 17, 1999, the special committee again met. Mr. Kortz reported that there appeared to be agreement as to the exchange ratio. At this meeting, the special committee's legal advisor reported on the status of the draft merger agreement, and two open issues that remained to be resolved before an agreement could be signed. The first open issue involved Asset Investors' insistence that the agreement include a so-called break-up fee of not less than $2 million which would be payable by Commercial Assets if it were to terminate the merger agreement in order to accept a more favorable offer from a third party. The special committee discussed the issue of a break-up fee with its legal and financial advisors. The special committee's legal advisor informed the special committee that break-up fees were not unusual in public company mergers. The special committee's financial advisor informed the members of the committee that break-up fees were not unusual in the context of REIT merger transactions, and that, in view of the relatively modest size of the proposed transaction with Asset Investors, a $2 million break-up fee did not appear to be outside the norm. The special committee members then discussed the implications of a $2 million break-up fee and determined that this break-up fee was unlikely to deter a significantly better competing bid for Commercial Assets. Therefore, the special committee determined that it could accept a $2 million break-up fee.

     The second of the open issues discussed at the August 17, 1999 meeting of the special committee related to the outside date by which the merger would need to be completed before either Asset Investors or Commercial Assets could terminate the merger agreement and abandon the transaction. Asset Investors had originally proposed that June 30, 2000 be the outside, but later indicated that it could accept March 31, 2000 as the outside date. The special committee was concerned that these dates were too far in the future, although the special committee understood that the period required for SEC review of the proxy statement could not be predicted and that it was necessary that there be some flexibility to deal with such uncertainties. Therefore, the special committee instructed its legal counsel to propose to Asset Investors that the outside date be the later of (a) 60 days following the date on which the SEC declared the registration statement for the shares of Asset Investors' common stock to be issued in the merger effective under the Securities Act of 1933, and (b) December 31, 1999.

     On August 27, 1999, the special committee again met to review the proposed merger agreement. The special committee's legal advisor informed the special committee members that Asset Investors had responded to the special committee's proposal in respect of the outside date with a proposal that the outside date be the earlier of (a) 60 days following the date on which the SEC declared the registration statement for the shares of Asset Investors' common stock to be issued in the merger effective under the Securities Act of 1933, and (b) March 31, 2000. The special committee decided that this was an acceptable compromise. The members of the special committee noted that the most recent draft of the merger agreement did not specify who the directors of Asset Investors would be immediately following the merger. The special committee members were uncomfortable making a recommendation on the merger when the surviving corporation's board was unknown. Therefore, the special committee instructed its legal advisor that the merger agreement should provide that at least a majority of the directors of the surviving company immediately following the merger will be individuals who are currently directors of either Asset Investors or Commercial Assets. Asset Investors subsequently agreed to include such a provision in the merger agreement. In view of the fact that substantially all of the remaining issues had been satisfactorily resolved, the special committee asked Jefferies & Company to once again review the proposed exchange ratio of .4075 shares of Asset Investors' common stock for each outstanding share of Commercial Assets' common stock. Jefferies & Company made a detailed presentation to the special committee and indicated that Jefferies & Company was prepared to opine that the exchange ratio was fair from a financial point of view to the Commercial Assets stockholders, other than Asset Investors and its affiliates. See "THE
MERGER -- Opinion of Financial Advisor to the Special Committee of Commercial Assets."

     On August 31, 1999, the special committee met to issue its formal report to the Commercial Assets board of directors. At this meeting, the special committee asked Jefferies & Company whether it was still prepared to render its fairness opinion. Jefferies & Company indicated that it was and the special committee requested Jefferies & Company to deliver its written fairness opinion. Following the delivery of the Jefferies & Company fairness opinion, the special committee approved a report to the Commercial Assets board of directors recommending approval of the merger agreement. Immediately following the action of the special committee, the full Commercial Assets board of directors approved the execution and delivery by Commercial Assets of the merger agreement and recommended that the Commercial Assets stockholders vote to approve the merger agreement.

     Also on August 31, 1999, the Asset Investors board of directors approved the execution of the merger agreement and recommended that the merger agreement be approved by the Asset Investors stockholders.

     Following the actions of the Asset Investors and Commercial Assets boards of directors, the merger agreement was executed and delivered to each of Asset Investors and Commercial Assets on August 31, 1999.

     In September 1999, four Commercial Assets stockholders, individually and as purported representatives of all of Commercial Assets stockholders, except Asset Investors and its affiliates, filed three purported class action lawsuits in the Court of Chancery of the State of Delaware. Following the consolidation of these actions on November 15, 1999 and the filing by the plaintiffs of an amended complaint on October 12, 1999, Commercial Assets and Asset Investors engaged in settlement discussions with the plaintiffs. Settlement discussions took place over a period of approximately two months. Following numerous discussions, Commercial Assets, Asset Investors and the plaintiffs executed a memorandum of understanding with respect to the terms of a settlement on March 6, 2000. On March 8, 2000, the special committee and the boards of directors of each of Commercial Assets and Asset Investors, meeting separately, unanimously approved the terms of the proposed settlement and an amendment to the merger agreement to effect the terms of the settlement.

     The material terms of the settlement negotiated with plaintiffs' counsel included the following:

     - Increasing the requisite vote of Commercial Assets stockholders from a majority of the outstanding shares to two-thirds of the outstanding shares of Commercial Assets' common stock. This increase ensures that a majority of the holders of Commercial Assets' common stock that are not affiliated with Commercial Assets or Asset Investors must approve the merger in order for it to be effective.

     - Adding a cash election feature which allows holders of approximately one-half of the shares of Commercial Assets' common stock not owned by Asset Investors or its affiliates to receive $5.75 in exchange for each share of Commercial Assets' common stock. The amount of the cash election was determined after lengthy negotiation with counsel to the plaintiffs, together with their financial advisors, and it allows holders of Commercial Assets, if they desire to do so, to liquidate a portion of their holdings at a price in excess of the market price of Asset Investors' common stock offered in the merger.

     The terms of the settlement required Asset Investors and Commercial Assets to amend the merger agreement to provide for the cash election feature discussed in this Joint Proxy Statement/Prospectus, and to raise the requisite Commercial Assets vote from a majority to two-thirds. In addition, the settlement required Asset Investors and the officers and directors of Asset Investors and Commercial Assets to agree to elect to receive stock in the merger. On March 8, the merger agreement was so amended. The settlement agreement is subject to approval by the Court of Chancery and the closing of the merger is conditioned upon this approval.


     On June 2, 2000, the parties amended the merger agreement for a second time to change the date on which either party may terminate the merger agreement if the merger has not been consummated from June 15, 2000 to August 31, 2000. See "THE MERGER AGREEMENT -- Termination."


EFFECTS OF THE MERGER

     If the merger is consummated, Commercial Assets will merge into Asset Investors and Commercial Assets' existence as a separate entity will be discontinued. The officers and directors of Asset Investors at the time of the merger will continue to be the officers and directors of the combined company immediately following the merger. Assuming Asset Investors stockholders approve the amendment to Asset Investors' certificate of incorporation to change Asset Investors' name, the name of the combined company following the merger will be "American Land Lease, Inc." and its stock will trade on the New York Stock Exchange under the symbol "ANL." At the time of the merger, each outstanding share of common stock of Commercial Assets will be converted into either:

     - $5.75 in cash, subject to proration; or

     - .4075 shares of Asset Investors' common stock.

     Commercial Assets stockholders are being provided with a form of election to indicate whether they prefer to receive stock or cash, subject to proration, for their shares of Commercial Assets' common stock. The benefit to holders of Commercial Assets' common stock includes the option to elect to continue their interest in the combined entity by electing to receive stock in the merger, or to receive cash, subject to proration, for their shares, which may constitute a taxable event. See "SPECIAL FACTORS -- Material Federal Income Tax Consequences of the Merger to Commercial Assets Stockholders." The detriment to holders of Commercial Assets' common stock includes the possibility that stockholders electing to receive cash for their shares of Commercial Assets' common stock may not receive the full amount of election. A further detriment is the fact that the merger consideration is fixed despite potential changes in relative stock prices. See "RISK FACTORS -- Risk Factors Relating to the Merger -- The merger consideration is fixed despite potential changes in relative stock prices." See "DESCRIPTION OF THE MERGER CONSIDERATION AND THE CASH ELECTION."

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE OF COMMERCIAL ASSETS

Fairness Opinion

     Commercial Assets and the special committee of the board of directors of Commercial Assets engaged Jefferies & Company to deliver a fairness opinion in connection with the merger. On August 31, 1999, at a meeting of the special committee, held to evaluate the proposed merger, Jefferies & Company rendered to the special committee an oral opinion, subsequently confirmed by delivery of a written opinion dated August 31, 1999, to the effect that, as of that date and based on and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the exchange ratio was fair, from a financial point of view, to the holders of Commercial Assets' common stock, other than Asset Investors and its affiliates.

     THE FULL TEXT OF JEFFERIES & COMPANY'S WRITTEN OPINION DATED AUGUST 31, 1999, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. JEFFERIES & COMPANY'S OPINION IS DIRECTED TO THE SPECIAL COMMITTEE, ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW STOCKHOLDERS SHOULD VOTE AT THE COMMERCIAL ASSETS SPECIAL

MEETING. THE SUMMARY OF THE OPINION OF JEFFERIES & COMPANY IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN IT IS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In its review and analysis and in rendering this opinion, Jefferies & Company has, with Commercial Assets' permission, assumed and relied upon the accuracy and completeness of all information provided to Jefferies & Company by Commercial Assets' management, as well as publicly available information, and has not verified that information. Jefferies & Company has not conducted a physical inspection of any of the properties or facilities of Commercial Assets or Asset Investors, nor has it made, been provided with or considered any independent evaluation or appraisals of any of those properties or facilities. The merger agreement and the exchange ratio were based on negotiations between the special committee and Asset Investors during which Jefferies & Company provided investment banking services to the special committee. In addition, pursuant to the terms of Jefferies & Company's engagement by Commercial Assets and the special committee, they have not authorized Jefferies & Company to solicit, and Jefferies & Company has not solicited, any indications of interest from any third party with respect to a transaction similar to the proposed merger. Jefferies & Company's opinion relates only to the proposed merger and does not address the merits of any other proposal or indication of interest that might be received. Jefferies & Company is not aware of any proposals or indications of interest by third parties.

     In conducting its analysis and rendering its opinion as expressed herein, Jefferies & Company has reviewed and considered such financial and other factors as it has deemed appropriate under the circumstances including the following material factors:

          (1) the original merger agreement;

          (2) the historical financial condition and results of operations of Commercial Assets and Asset Investors, including, among others:

             (a) the Annual Reports on Form 10-K of Commercial Assets and Asset Investors for the years ended December 31, 1997 and 1998, and

             (b) the Quarterly Report on Form 10-Q of Commercial Assets and Asset Investors for the quarter ended June 30, 1999;


          (3) internal financial and non-financial information, including, among other things, estimates, budgets and projections of Commercial Assets prepared by the management of Commercial Assets, which data was made available to Jefferies & Company in its role as financial advisor to Commercial Assets (See "-- Financial Projections.");


          (4) published information regarding the financial performance and operating characteristics of a selected group of companies which Jefferies & Company considered relevant;

          (5) the business prospects of Commercial Assets as projected by the management of Commercial Assets;

          (6) the historical and current market prices for Commercial Assets' common stock and Asset Investors' common stock, and for the equity securities of other companies with businesses that Jefferies & Company considered relevant to its inquiry;

          (7) publicly available information, including research reports on Asset Investors and other companies Jefferies & Company considered relevant to its inquiry;

          (8) the nature and terms of other recent acquisition transactions in the REIT industry that Jefferies & Company considered relevant to its inquiry; and

          (9) publicly available information and reports on the manufactured home industry.

Jefferies & Company has met with officers and employees of Commercial Assets and Asset Investors to discuss the foregoing as well as other non-material matters Jefferies & Company considered relevant to its opinion. With respect to the estimates, budgets and projections examined by Jefferies & Company,

Jefferies & Company assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Commercial Assets as to the future performance of Commercial Assets and that Commercial Assets will perform in accordance with the estimates, budgets and projections for all periods specified in the estimates, budgets and projections. Jefferies & Company has also taken into account general economic, monetary, political, market and other conditions as well as its experience in connection with similar transactions and securities valuation generally. Jefferies & Company's opinion was based upon all of those conditions as they existed and could be evaluated on the date of its fairness opinion. Existing conditions are subject to rapid and unpredictable changes and those changes could affect Jefferies & Company's opinion. Jefferies & Company's opinion does not constitute a recommendation of the merger over any alternative transactions which may be available to Commercial Assets and does not address Commercial Assets' underlying business decision to effect the merger. Jefferies & Company is not obligated to, and is not expected to, update its opinion.

     For purposes of rendering the opinion and based on Commercial Assets' direction and with Commercial Assets' consent, Jefferies & Company has assumed that, in all respects material to its analysis, the representations and warranties of Commercial Assets and Asset Investors contained in the merger agreement are true and correct, Commercial Assets and Asset Investors will each perform all of the covenants and agreements to be performed by it under the merger agreement, and all conditions to the obligations of each of Commercial Assets and Asset Investors to consummate the merger will be satisfied without being waived.

     Set forth below is a summary of the material financial analyses performed and factors considered by Jefferies & Company in connection with its opinion and review with the special committee at its meeting on August 31, 1999. Jefferies & Company's opinion that, as of August 31, 1999, the exchange ratio was fair, from a financial point of view, to the holders of Commercial Assets' common stock, other than Asset Investors and its affiliates, was based on Jefferies & Company's consideration of all of the analyses and factors summarized below. Jefferies & Company believes that its analyses must be considered as a whole, that no single analysis or factor is itself determinative of fairness from a financial point of view, and that selecting a portion of its analyses without considering all of its analyses could create a misleading or incomplete view of the process underlying Jefferies & Company's analyses and opinion. The information presented below is based on the financial condition of Commercial Assets and Asset Investors as of June 30, 1999, and share price information of Commercial Assets' common stock and Asset Investors' common stock through the close of the market on August 24, 1999.

     Jefferies & Company reviewed the methodology and calculations of the proposed conversion of all of the shares of Commercial Assets' common stock into Asset Investors' common stock pursuant to the merger. Based on the exchange ratio of .4075 shares of Asset Investors' common stock for each share of Commercial Assets' common stock outstanding as of July 31, 1999, Commercial Assets stockholders would receive securities equivalent to 4,224,972 fully-diluted shares of Asset Investors' common stock, or approximately 39.1% of the Asset Investors' common stock outstanding as of the date of the merger, excluding outstanding Asset Investors and Commercial Assets stock options. Jefferies & Company noted that the implied equity purchase price for Commercial Assets, based on a value of $13.75 per share of Asset Investors' common stock on August 24, 1999, was approximately $58.1 million.

  Analysis of Commercial Assets and Asset Investors

     Current Market Valuation. Jefferies & Company reviewed the closing prices of Commercial Assets' and Asset Investors' common stock over the last year as reported by the American Stock Exchange and the New York Stock Exchange. The price per share of Commercial Assets' common stock ranged from $4.875 to $6.312, and the price per share of Asset Investors' common stock ranged from $11.812 to $15.562 over the last year. The average ratio of the closing prices for Commercial Assets' common stock to the closing prices for Asset Investors' common stock was 0.39, which was compared to the proposed exchange ratio of 0.4075.

     Comparable Company Analysis. Jefferies & Company compared financial data and multiples of financial parameters accorded other publicly traded REITs comparable to Commercial Assets and Asset Investors. Financial data generally compared included total revenues, net operating income, historical and projected funds from operations and dividend yield. Multiples compared included equity capitalization to funds from operations. Jefferies & Company examined these parameters because of management's, Commercial Assets' and Jefferies & Company's reliance upon these measures in analyzing REIT performance. Companies compared to Commercial Assets and Asset Investors included Chateau Communities, Inc., Manufactured Home Communities, Inc., Sun Communities, Inc. and United Mobile Homes, Inc., each of which is a manufactured housing REIT.

     These companies were selected as comparables because they are the only publicly-traded REITs focused on manufactured housing communities. The table below depicts the revenue, net operating income and funds from operations of the comparable companies compared to both Commercial Assets and Asset Investors. Jefferies & Company noted that both Commercial Assets and Asset Investors are significantly smaller than the average of the comparable companies.

                                                     COMPARABLE COMPANY
                                                  ------------------------   COMMERCIAL     ASSET
                                                   HIGH    AVERAGE    LOW      ASSETS     INVESTORS
                                                  ------   -------   -----   ----------   ---------
Latest Twelve Months
  Revenues......................................  $208.9   $133.7    $17.3      $5.4        $19.2
  Net Operating Income..........................   112.8     75.7      9.3       2.0         12.0
  Funds From Operations.........................    73.7     51.4      6.6       4.6          9.0

     Jefferies & Company compared the market value of each company, as determined by the closing price recorded for each company's common stock on August 24, 1999, with each company's projected funds from operations and current dividend yield. Jefferies & Company's calculations resulted in the range of comparable company trading multiples and current dividend yields shown in the table below. Also shown in the table below are the current trading multiples and current dividend yield for both Commercial Assets and Asset Investors. Based on the average of the comparable trading multiples and dividend yields for the comparable companies, the implied price per share of Commercial Assets ranges from $5.18 to $7.76 per share and the implied price for Asset Investors ranges from $14.93 to $18.90 per share.

                                                                                                 IMPLIED VALUE
                                                            CURRENT MULTIPLES(2)                  PER SHARE(3)
                                  COMPARABLE COMPANY(1)    ----------------------            ----------------------
                                 -----------------------   COMMERCIAL     ASSET              COMMERCIAL     ASSET
                                 HIGH    AVERAGE    LOW      ASSETS     INVESTORS              ASSETS     INVESTORS
                                 ----    -------    ----   ----------   ---------            ----------   ---------
Equity Market Capitalization
  to:
  Projected 1999 Funds From
    Operations.................  11.9x    11.5x     11.1x     11.9x        8.8x                $5.18       $17.94
  Projected 2000 Funds From
    Operations.................  10.9x    10.5x     10.2x      8.3x        7.6x                $6.83       $18.90
Current Dividend Yield.........  8.0%      6.7%      5.8%      9.7%        7.3%                $7.76       $14.93
                                                                                               -----       ------
                                                                                    Average    $6.59       $17.26

---------------

(1) Based on closing price of comparable companies on August 24, 1999.

(2) Based on Commercial Assets and Asset Investors closing price on August 24, 1999.

(3) Based on average trading multiples and current dividend yield of comparable companies.

     The average ratio of the implied equity values for Commercial Assets and Asset Investors was 0.382, which was compared to the proposed exchange ratio of 0.4075.

     None of the companies used in the above analysis for comparative purposes is identical to Commercial Assets or Asset Investors. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of those results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and over factors that could affect the value of the comparable companies as well as that of Commercial Assets and Asset Investors. In addition, the multiples to projected funds from operations are based on projections, in the case of the comparable companies, published by research analysts unrelated to Jefferies & Company and, in the case of Commercial Assets, provided by management due to a lack of publicly available research analyst estimates, which may or may not prove to be accurate.

     Comparable Merger and Acquisition Transaction Analysis. Jefferies & Company reviewed the consideration paid in nine recent acquisitions of publicly traded real estate investment trusts:

          (1) ROC Communities, Inc. (target)/Chateau Communities, Inc. (acquiror) (2/11/97);

          (2) Chateau Properties Inc. (target)/Chateau Communities, Inc. (acquiror) (2/11/97);

          (3) Ambassador Apartments Inc. (target)/Apartment Investment & Management Co. (acquiror) (5/8/98);

          (4) ASR Investments Corporation (target)/United Dominion Realty Trust, Inc. (acquiror) (3/27/98);

          (5) Mid-American Realty (target)/Bradley Real Estate Inc. (acquiror) (8/6/98);

          (6) Arbor Property Trust (target)/Vornado Realty Trust (acquiror) (12/15/97);

          (7) American Apartment Communities (target)/United Dominion Realty Trust, Inc. (acquiror) (12/8/98);

          (8) Berkshire Realty Company (target)/Berkshire Realty Company (acquiror) (4/14/99); and

          (9) Lexford Residential Trust (target)/Equity Residential Properties Trust (acquiror) (7/1/99).

Jefferies & Company analyzed the consideration paid in those transactions as a multiple of the target companies' net operating income and funds from operations for the latest twelve months period prior to the acquisition of the target. The table below summarizes the range of multiples paid in comparable transactions.

                                                               COMPARABLE MERGER AND
                                                              ACQUISITION TRANSACTION
                                                                     MULTIPLES
                                                              -----------------------
                                                              HIGH    AVERAGE    LOW
                                                              -----   --------   ----
Equity Purchase Price to Latest Twelve Months
  Net Operating Income......................................  10.6x     6.5x     2.6x
  Funds From Operations.....................................  14.6x    11.5x     6.2x

Jefferies & Company compared these multiples with the 29.0x multiple of latest twelve months net operating income and 12.6x multiple of latest twelve months funds from operations to be paid by Asset Investors pursuant to the merger to latest twelve months net operating income and latest twelve months funds from operations of Commercial Assets.

     Commercial Assets' implied equity value per share ranged between approximately $1.25 and $5.10 based on price to historical acquisition multiples of 6.5x latest twelve months net operating income and 11.5x latest twelve months funds from operations. These ranges of equity values for Commercial Assets were compared to the implied purchase price per share to be paid to Commercial Assets pursuant to the merger of approximately $5.60. Jefferies & Company did not give much weight to the comparable merger and acquisition transaction analysis because Commercial Assets' latest twelve months net operating income and latest twelve months funds from operations are not meaningful as Commercial Assets did not begin investing in manufactured home communities until the third quarter of 1998 and its principal asset for most of 1998 was cash. Furthermore, for the same reason, Jefferies & Company excluded the comparable merger and acquisition transaction analysis from the average of its valuation methodologies.

     Asset Investors' implied equity value per share ranged between approximately $12.05 and $15.87, with an average of $13.96, based on price to historical acquisition multiples of 6.5x latest twelve months net operating income and 11.5x latest twelve months funds from operations. Jefferies & Company then applied the exchange ratio of .4075 to this range of equity values for Asset Investors and obtained a range of equity values being paid of $4.91 to $6.47, with an average of $5.69. This range was compared to the implied purchase price per share to be paid to Commercial Assets pursuant to the merger of approximately $5.60.

     Discounted Cash Flow Analysis. Jefferies & Company also performed discounted cash flow analyses for Commercial Assets and Asset Investors based upon projections of Commercial Assets' and Asset Investors' cash flow from operations using a range of discount rates and terminal funds from operations multiples. Terminal funds from operations multiples were based on comparable company trading multiples and discount rates were chosen based on Commercial Assets' approximate after-tax weighted average cost of capital. Based on a five-year analysis, using discount rates ranging from 14.0% to 16.0% and terminal funds from operations multiples ranging from 11.5x to 12.5x, these calculations indicated an implied equity value per share ranging from approximately $6.63 to $7.64 for Commercial Assets, and $18.40 to $21.18 for Asset Investors. The average ratio of the implied equity values for Commercial Assets and Asset Investors was 0.36, which was compared to the proposed exchange ratio of 0.4075.

     Net Realizable Value Analysis. Jefferies & Company estimated the net realizable value for the assets held by Commercial Assets using certain financial information contained in Commercial Assets' June 30, 1999 Quarterly Report on Form 10-Q valuing investment in real estate at Commercial Assets' cost and assuming transaction costs of $1.0 million Jefferies & Company estimated net realizable value was $7.43 per share for Commercial Assets' common stock. Jefferies & Company estimated the net realizable value for Asset Investors' common stock utilizing certain financial information contained in Asset Investors' June 30, 1999 10-Q, applying an 8.5% capitalization rate to Asset Investors' investment in real estate and participating mortgages, and assuming transaction costs of $1.0 million, and determined that the estimated net realizable value was $17.39 per share for Asset Investors' common stock. The average ratio of the estimated net realizable value per share of Commercial Assets' common stock and Asset Investors' common stock was 0.427 -- which is higher than the 0.4075 exchange ratio. Similarly, the estimated net realizable value per share for Commercial Assets' common stock exceeds the implied value based on the exchange ratio in the merger.

     Jefferies & Company did not employ an assumed capitalization rate in valuing Commercial Assets' investments because those investments were all recent and therefore Jefferies & Company believed that the purchase price, i.e., the balance sheet value, was the most accurate measure of value. By contrast, Jefferies & Company employed an assumed capitalization rate in valuing Asset Investors' investments because those investments had been made earlier and their associated balance sheet values reflected both depreciation as well as older values and were therefore less accurate measures of current value. Jefferies & Company believes that the 8.5% capitalization rate is consistent with current market valuations for these types of properties.

     Premiums Paid Analysis. Jefferies & Company examined the premiums paid in seven comparable acquisitions of publicly traded REITs announced on or after July 18, 1996 as screened by Securities Data Company. The mean premiums paid in these completed transactions based on the target's stock price one day, one week and one month prior to the announcement were 2.2%, 3.5% and 4.5%. In the proposed merger, the assumed offer price of $5.60 per share of Commercial Assets' common stock represents, based on the closing bid prices of $5.375 per share of Commercial Assets' common stock on August 24, 1999, $5.375 per share on August 17, 1999, and $5.50 per share on July 27, 1999, an approximate premium of 4.2%, 4.2% and 1.9%, respectively. Applying the premiums paid in completed transactions to Commercial Assets' closing bid prices shown above implies the following prices for Commercial Assets' common stock: $5.493, $5.563 and $5.746, respectively, with an average of $5.60.

     Applying the premiums paid in completed transactions to Asset Investors' closing bid prices of $13.75 per share of Asset Investors' common stock on August 24, 1999, $13.688 per share on August 17,

1999, and $14.438 per share on July 27, 1999, implies the following prices for Asset Investors' common stock: $14.053, $14.167 and $15.088, respectively with an average of $14.36. Jefferies & Company then applied the exchange ratio of
 .4075 to these equity values for Asset Investors and obtained equity values being paid of $5.73, $5.77 and $6.15. These values were compared to the implied purchase price per share to be paid to Commercial Assets pursuant to the merger of approximately $5.60.

     Jefferies & Company believes that the premiums paid analysis provides helpful supplemental information by showing what the relative valuation of Asset Investors' stock would be based on the same average takeover premiums for the time periods stated above.

     Summary of Analyses of Commercial Assets and Asset Investors. Jefferies & Company noted that the valuation methodologies performed resulted in a range of average implied equity value per share from approximately $1.25 to $7.76 for Commercial Assets with an average low and high value, excluding the comparable merger and acquisition transaction analysis, of $5.921 and $6.979.

     Jefferies & Company noted that the implied equity value per share based on the valuation methodologies performed resulted in a range of approximately $12.05 to $21.18 for Asset Investors with an average low and high value, excluding the comparable merger and acquisition transaction analysis, of $14.864 and $18.196.

     Jefferies & Company noted that both Commercial Assets and Asset Investors appear to be undervalued based upon several of the valuation methodologies discussed above with current market prices, as of August 24, 1999, of $5.375 for Commercial Assets and $13.75 for Asset Investors below the averages of the low end of the valuation methodologies of $5.921 for Commercial Assets and $14.864 for Asset Investors. In Jefferies & Company's view, the apparent undervalued nature of Asset Investors' stock price makes it important to evaluate the exchange ratio versus the implied value of the consideration paid.

     Jefferies & Company noted that the proposed exchange ratio of .4075 represented a premium, of $.25 per share or 4.7%, to the average exchange ratio of .389 derived from the five valuation methodologies outlined above, excluding the comparable merger and acquisition transaction analysis. Jefferies & Company also noted that the proposed ratio translated into a 4.2% premium to the current share price of Commercial Assets of $5.375, as of August 24, 1999. Jefferies & Company compared the premiums based on the exchange ratio to the mean premiums paid in the completed transactions based on the target's stock price one day, one week and one month prior to the announcement of 2.2%, 3.5% and 4.5%.

  Analysis of Combined Company

     Pro Forma Merger Analysis. Jefferies & Company compared the anticipated funds from operations per share of Commercial Assets on a stand alone basis to the funds from operations per share of Commercial Assets and Asset Investors combined on a pro forma basis after giving effect to the merger. The scenario was based on the models and projections provided by Commercial Assets and from Jefferies & Company's previously-published research reports on Asset Investors, which were not prepared in connection with the proposed transaction. Jefferies & Company observed that the merger could be expected to be slightly dilutive to Commercial Assets stockholders on a funds from operations per share basis in 2000. At the proposed exchange ratio of .4075, funds from operations per share is dilutive by $.01 per share, or .8% in 2000. Jefferies & Company did not give much weight to the pro forma merger analysis because;

     - the relative dilution is immaterial;

     - the combined company will have a larger equity market capitalization, growing from $55.7 million to $148.7 million based on the August 24, 1999 closing price of Asset Investors' shares;

     - since research on Commercial Assets was not published by any analysts at the time, the combined company will most likely benefit from greater exposure to the investment community; and

     - the combined company should realize synergies and economies of scale beyond the elimination of the management fees and incentive fees such as the elimination of actual and perceived conflicts of interest and the elimination of public reporting for two companies, which Jefferies & Company believes will be of immaterial magnitude and therefore has not quantified in its analysis.

     Relative Contribution Analysis. Jefferies & Company compared the relative contribution of Commercial Assets and Asset Investors to projected combined funds from operations of the combined companies, for 1999, based on the financial models provided by the management of Commercial Assets and from Jefferies & Company's research on Asset Investors, as well as to projected combined net realizable value. Jefferies & Company noted that Commercial Assets' contribution was approximately 36.5% of combined funds from operations and 40.3% of combined net realizable value. Jefferies & Company compared these projected contribution percentages with the approximately 39.1% ownership that current Commercial Assets stockholders would have in the combined company, excluding outstanding Asset Investors and Commercial Assets stock options. Jefferies & Company believed that excluding outstanding stock options was appropriate in view of the fact that the weighted average exercise prices for outstanding Asset Investors and Commercial Assets stock options are both substantially above current market prices for each company's common stock. Jefferies & Company considered this analysis relevant to the fairness to Commercial Assets stockholders because, to the extent that the percentage ownership of the Asset Investors stockholders in the combined company exceeds the projected contribution by Asset Investors to the combined operating results, the proportionate return to the Asset Investors stockholders would adversely affect the fairness of the exchange ratio. Conversely, to the extent that the proportionate ownership of the Asset Investors stockholders following the merger is lower than the anticipated contribution of Asset Investors to the combined operating results, the merger could be expected to improve per share results of operations from the perspective of current Commercial Assets stockholders. This would generally support a conclusion that the transaction is fair.

     No company used in the analysis of comparable companies nor any transaction used in the analysis of comparable merger and acquisition transactions summarized above is identical to Commercial Assets or the merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the comparable companies and the companies in the comparable merger and acquisition transactions and other factors that would affect the public trading value and acquisition value of the comparable companies and the companies in the comparable merger and acquisition transactions.

     Other Factors. Jefferies & Company considered the following additional factors in reaching its conclusions:

     - Both Commercial Assets' common stock and Asset Investors' common stock trade at discounts to the low end of their implied valuations using multiple valuation methodologies.

      -- The public market assigns a discount to both Commercial Assets' common stock and Asset Investors' common stock due to their relatively small market capitalization in relation to the comparables. Commercial Assets' discount may also be attributable to its lack of research coverage from Wall Street analysts and the fact that it is not self managed or self advised.

      -- The merger will create a company with an increased asset and capital base which may be more attractive to investors.

     - Multiple qualitative factors support the combination of Commercial Assets and Asset Investors.

      -- Both Commercial Assets and Asset Investors are focused on investing in manufactured home communities.

      -- Both Commercial Assets' and Asset Investors' daily operations are managed by the same management team.

      -- Commercial Assets will no longer have to pay a third party for management advisory services.

      -- The merger will eliminate any perceived ongoing conflicts of interest between Asset Investors and its executive officers and directors who are also owners of Commercial Assets' common stock.

     - The break-up fee of $2.0 million, or $0.19 per share, is not likely to prevent unsolicited acquisition proposals.

     - Jefferies & Company understands that Asset Investors is not inclined to liquidate Commercial Assets. Consequently, Asset Investors' 27% ownership of Commercial Assets' common stock substantially decreases the likelihood of a liquidation of Commercial Assets.

     The summary set forth above discusses all material provisions but does not purport to be a complete description of the opinion of Jefferies & Company to the special committee or the financial analyses performed and factors considered by Jefferies & Company in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Jefferies & Company believes that each method of financial analysis performed in preparation of the fairness opinion, other than the net realizable value analysis, supports the conclusion of the fairness opinion. Jefferies & Company believes that its analyses and the summary set forth above must be considered as a whole, that no single analysis or factor is itself determinable of fairness from a financial point of view, and that selecting portions of its analyses, without considering all analyses, or selecting portions of the above summary, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying the analyses and opinion. In performing its analyses, Jefferies & Company assumed based on publicly available information moderate industry growth of 20-25% per year in the delivery of manufactured homes and stable general business, economic, market and financial conditions and other matters, many of which are beyond the control of Commercial Assets. No company, transaction or business used in such analyses as a comparison is identical to Commercial Assets, the combined company or the proposed merger, nor is an evaluation of the results of those analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in the analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses and estimates relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually could be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty.

     The type and amount of consideration payable in the merger were determined through negotiations between Commercial Assets and Asset Investors and were approved by the special committee. The decision to enter into the merger agreement was solely that of the special committee. Jefferies & Company's opinion and financial analyses were only two of a number of factors taken into consideration by the special committee in its evaluation of the proposed merger and should not be viewed as determinative of the views of the special committee or management of Commercial Assets with respect to the merger.

     Pursuant to the terms of Jefferies & Company's engagement, Commercial Assets has agreed to pay $150,000 to Jefferies & Company for rendering its opinion. In addition, Commercial Assets has agreed to indemnify Jefferies & Company and its affiliates and their officers, directors, partners, counsel, employees and agents, and any other persons controlling Jefferies & Company or any of its affiliates against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its engagement and to reimburse Jefferies & Company promptly for all out-of-pocket expenses, including the reasonable fees and expenses of counsel. In the ordinary course of its business, Jefferies & Company may actively trade the securities of Commercial Assets and Asset Investors for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities. Jefferies & Company maintains a market in Commercial Assets' and Asset Investors' common stock and regularly publishes research reports on the business and securities of Asset Investors and other publicly owned companies in the REIT industry. Jefferies & Company provided investment banking advisory services to Asset Investors in 1997 in connection with its advisor merger transaction for which Jefferies & Company received customary compensation of $175,000.

     See "RISK FACTORS -- The fairness opinion does not address changes in the relative value of the companies since the date of the original merger agreement."

FINANCIAL PROJECTIONS

     Commercial Assets provided Jefferies & Company with non-public financial projections for Commercial Assets prepared by its senior management, in connection with Jefferies & Company's evaluation of the merger. The material portions of these projections are stated below:

                                                    PROJECTED FISCAL YEAR
                                       -----------------------------------------------
                                        2000      2001      2002      2003      2004
                                       -------   -------   -------   -------   -------
Rental and other property revenues...  $18,900   $19,656   $20,442   $21,260   $22,110
Property operating expenses..........   (6,580)   (6,712)   (6,846)   (6,983)   (7,122)
Income from rental property
  operations.........................    7,920     8,544     9,196     9,877    10,588
Net income...........................      689     1,255     1,843     2,453     3,088
Funds from operations................    6,529     7,095     7,683     8,294     8,928
Weighted average common shares
  outstanding........................   10,393    10,422    10,450    10,479    10,507

     Commercial Assets does not usually publicly disclose projections of future revenues, earnings or other financial information. We are not including these projections in this Joint Proxy Statement/Prospectus to influence your vote with respect to the merger. Our projections were based on a variety of assumptions, including our ability to achieve strategic goals, objectives and targets over the applicable periods. These assumptions involve judgments with respect to future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

     Commercial Assets' projections were not prepared with a view to public disclosure, use in this Joint Proxy Statement/Prospectus or compliance with published guidelines of the SEC, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. Ernst & Young LLP, Commercial Assets' accountants, has not examined or compiled these projections and does not assume any responsibility for them.

     Commercial Assets' management based the above projections on the assumption that Commercial Assets would be fully invested in real estate assets as of December 31, 1999. The information presented under the column "Assumed Value" depicts the December 31, 1999 value of each material assumption as if Commercial Assets had been fully invested in real estate assets at December 31, 1999. The information presented under the column entitled "Actual Value" states the actual value of each material assumption at December 31, 1999. You should note that the information presented in the following table has not been audited and does not include all the information required by generally accepted accounting principles in a complete set of financial statements (dollar amounts in thousands).

                                                                    DECEMBER 31, 1999
                                                              ------------------------------
ASSUMPTION                                                    ASSUMED VALUE     ACTUAL VALUE
----------                                                    -------------     ------------
Real estate investments at January 1, 2000..................    $140,000          $70,000
Number of leased sites......................................       5,600            1,800
Participating Mortgages:
  Dollar amount of loans....................................    $ 10,000          $ 2,148
  Weighted average interest rate............................          12%              10%
Long term debt:
  Dollar amount of loans....................................    $ 75,000          $20,442
  Weighted average interest rate............................         7.0%             7.5%

RECOMMENDATION OF THE COMMERCIAL ASSETS BOARD OF DIRECTORS

     The Commercial Assets board of directors and its special committee of independent directors believe that the merger is fair to, and in the best interests of, Commercial Assets and the Commercial Assets stockholders (other than Asset Investors and Asset Investors' affiliates). Accordingly, the Commercial Assets board of directors, based upon the recommendation of its special committee, has approved the merger agreement and recommend that the Commercial Assets stockholders vote "FOR" the adoption of the merger agreement and the transactions contemplated thereby, including the merger.

     The Commercial Assets board of directors and its special committee based their decision to approve the merger agreement and recommend its adoption to the Commercial Assets stockholders on their belief that:

     - the expected tax-free nature of the merger to Commercial Assets stockholders who elect to receive shares of Asset Investors' common stock, provides an attractive opportunity for the Commercial Assets stockholders to become part of a larger, better capitalized combined REIT that is closely focused on the ownership, acquisition and development of manufactured home communities;

     - the Commercial Assets stockholders who elect to receive Asset Investors' common stock would benefit from the increased liquidity that would result from holding shares in a New York Stock Exchange listed company with a better following in the analyst community than Commercial Assets currently enjoys;

     - the Commercial Assets stockholders who elect to receive Asset Investors' common stock would benefit because the investment portfolio underlying their Commercial Assets investment would be broadened as a result of the combination of Commercial Assets and Asset Investors;

     - the cash election option would permit those Commercial Assets stockholders who wished to liquidate a portion of their investment an opportunity to do so at a cash price of $5.75 per share. That price is higher than the closing price of the Commercial Assets' common stock at all times since the announcement of the original merger agreement up to the trading day immediately preceding the day on which the amended merger agreement was announced. On August 31, 1999, the last trading day prior to the public announcement of the original merger agreement, the closing price per share for Commercial Assets' common stock was $5.625. On March 8, 2000, the last trading day prior to the announcement of the amended merger agreement, the closing price per share for Commercial Assets' common stock was $4.875. From September 1, 1999 through March 8, 2000 the highest closing price per share for Commercial Assets' common stock was $5.4375, on September 1, 3 and 9, 1999;

     - the cash election feature gives Commercial Assets stockholders, other than Asset Investors and its affiliates, an option to receive $5.75 in cash by foregoing .4075 shares of Asset Investors' common stock with respect to the shares for which a cash election is effective. On August 31, 1999, the closing price for Asset Investors' common stock was $13.625, which when multiplied by the .4075 exchange ratio is $5.52. On March 8, 2000, the closing price per share for Asset Investors' common stock was $12.00, which when multiplied by the .4075 exchange ratio is $4.89. If an investor viewed the transaction from that perspective, the cash consideration would be 17.6% higher on a per share basis. The special committee considered that stockholders might wish to elect the cash alternative based on this consideration as well as the consideration discussed in the immediately preceding paragraph, and in light of their tax position and other personal considerations. Furthermore, while the value of Asset Investors' common stock is subject to the market prior to the closing of the merger, the $5.75 cash amount is fixed and provides a substantial measure of downside protection to Commercial Assets stockholders, other than Asset Investors and its affiliates, against a decline in value of Asset Investors' common stock; and

     - effectively eliminating the current intercompany management agreement under which Asset Investors manages Commercial Assets would reduce some expenses currently borne by Commercial

       Assets by approximately $400,000, thereby benefitting those stockholders who receive shares of Asset Investors' common stock.

     In reaching its decision on August 31, 1999 to recommend approval of the original merger agreement and recommend its adoption to the Commercial Assets stockholders, the special committee consulted with Commercial Assets management, as well as with its financial and legal advisors, and considered the positive factors listed below:

          1. The special committee reviewed historical information concerning Commercial Assets' and Asset Investors' businesses, prospects, financial performance and condition and management. The independent committee considered favorably the fact that Commercial Assets and Asset Investors are currently under common control, both are REITs and both are closely focused on the ownership and management of manufactured home communities.

          2. The special committee reviewed the consideration to be received by Commercial Assets stockholders in the merger. The special committee considered favorably the fact that the merger is expected to qualify as a tax-free reorganization and that the consideration would not fluctuate even if the price of Commercial Assets' and/or Asset Investors' common stock changes.

          3. The special committee reviewed the terms of the merger agreement, including the representations, warranties and covenants and the conditions to each party's obligation to complete the merger. The special committee considered favorably that the terms of the merger agreement are reasonable and protective of Commercial Assets' interests. In particular, the special committee considered favorably that:

        - the conditions to each party's obligations to complete the merger are typical or likely to be satisfied;

        - Commercial Assets may terminate the merger agreement if Commercial Assets receives a competing proposal which the Commercial Assets board of directors determines is more advantageous to Commercial Assets stockholders;

        - the $2 million break-up fee payable by Commercial Assets to Asset Investors if Commercial Assets were to terminate the merger agreement to accept a more favorable offer was unlikely to prevent a third party from making a substantially better offer; and

        - Asset Investors would be required to pay a $2 million break-up fee to Commercial Assets if Asset Investors were to terminate the merger agreement in order to enter into a more favorable transaction to Asset Investors with a third party.

          4. The special committee considered favorably the expectation that the combined company should be able to eliminate annual expenditures that are incurred by Commercial Assets as a result of its being a separate public company; for example there would be no need to prepare separate Commercial Assets Securities and Exchange Commission disclosure reports and financial statements. Such expenses currently total approximately $400,000 per year.

          5. The special committee assessed the possibility of being part of a larger combined company. The special committee considered favorably that the Commercial Assets stockholders who receive Asset Investors' common stock, as stockholders of the combined company, would benefit from:

        - the fact that the surviving company would be listed on the New York Stock Exchange, giving it greater exposure in the investment community than is currently enjoyed by Commercial Assets; and

        - the fact that combining Asset Investors and Commercial Assets could result in a larger company which is in a better position to have its stock trade at market values more in line with the stock prices of other REITs involved in the ownership, acquisition and development of manufactured communities.

          6. The special committee considered the potential conflicts of interest which result from Asset Investors' ownership of approximately 27% of Commercial Assets' common stock. The special committee considered favorably the elimination of those potential conflicts as a result of the merger.

          7. The special committee considered favorably the opinion of Jefferies & Company, including the related financial analyses, to the effect that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the exchange ratio was fair, from a financial point of view, to the Commercial Assets stockholders, other than Asset Investors and its affiliates. A copy of the Jefferies opinion is attached as Annex C to this Joint Proxy Statement/Prospectus and is described in the section
     "-- Opinion of Financial Advisor to the Special Committee of Commercial Assets." The special committee did not believe that it was material to this analysis to consider the relative net book values of the companies in light of the fact that the book value of the real estate owned by Asset Investors was unlikely to bear any relationship to the fair market value of those assets.

          8. The special committee considered the ability of Commercial Assets and Asset Investors to complete the merger, and determined that there was a strong likelihood that the merger would be completed.

          9. The special committee considered its efforts to negotiate an exchange ratio most favorable to the stockholders of Commercial Assets who are not affiliated with Asset Investors.

     In reaching its decision on August 31, 1999 to recommend approval of the original merger agreement, the special committee considered also the potentially negative factors listed below relating to the merger:

          1. The special committee considered the fact that some of the analysis conducted by Jefferies & Company in connection with its fairness opinion did not, taken alone, support the fairness of the transaction. For example, the special committee considered the fact that the ratio of the average net realizable value per share of Commercial Assets to that of Asset Investors was .427, which is greater than the merger exchange ratio of .4075. The special committee also considered the fact that the $7.43 net realizable value per share of Commercial Assets, according to the analysis prepared by Jefferies & Company, was significantly greater than the then current $5.50125 market value of the per share merger consideration based on the $13.50 per share closing price for the Asset Investors' common stock on August 30, 1999.

          2. The special committee considered the risk that the price for Asset Investors' common stock could decrease or the price for Commercial Assets' common stock could increase significantly prior to completion of the merger. The special committee recognized that while such risk existed, it was also possible that the opposite events could occur (i.e., that the price of Commercial Assets' stock could decrease while the price of Asset Investors' stock increased), although the special committee believed that following announcement of the merger, it was likely that the prices of the Commercial Assets and Asset Investors stock would generally mirror each other's movements. The special committee also was cognizant of the fact that if a drop in the price of Asset Investors stock resulted from a material adverse change relating to Asset Investors, Commercial Assets would not be obligated to proceed with the merger.

          3. The special committee considered the interests of executive officers and directors in the merger, including the fact that the executive officers are executive officers and/or directors of Asset Investors. The special committee recognized that it was because of these conflicts that the board of directors of Commercial Assets had requested the special committee to review and report to the board with its recommendations as to the advisability of the merger. The special committee also recognized that consummation of the merger would eliminate these conflicts.

          4. The special committee considered the risk that the merger would not be completed. In evaluating this risk, the Commercial Assets board of directors considered the circumstances under which Asset Investors could terminate the merger agreement and believed that it was unlikely that such circumstances would occur.

          5. The special committee considered the fact that it would be required to pay a $2 million break-up fee to Asset Investors if it were to terminate the merger agreement in order to accept a more favorable transaction, and that such break-up fee could potentially discourage other potentially better offers for Commercial Assets. However, the special committee, after discussing this issue with its legal and financial advisors, recognized that break-up fees of this kind are common in such transactions, and believed that the amount of the fee, $2 million, was not so great that it would discourage a third party from making a substantially better offer.

     The Commercial Assets board of directors considered the fact that, in light of the active role that the special committee took in negotiating the merger agreement on behalf of the stockholders of Commercial Assets other than Asset Investors and its affiliates, the board did not believe it was necessary to appoint an unaffiliated representative to act solely on behalf of Commercial Assets stockholders other than Asset Investors and the directors and officers of Asset Investors and Commercial Assets.

     In reaching its decision on March 8, 2000 to recommend adoption of the amended merger agreement, which includes the cash election feature and the increase in the vote required for Commercial Assets stockholders' adoption of the merger from a simple majority to a two-thirds majority, the special committee considered the following additional positive factors listed below:

          1. The cash election option would permit those Commercial Assets stockholders who wished to liquidate a portion of their investment an opportunity to do so at a cash price of $5.75 per share. That price is higher than the closing price of the Commercial Assets' common stock at all times since the announcement of the original merger agreement up to the trading day immediately preceding the day on which the amended merger agreement was announced. On August 31, 1999, the last trading day prior to the public announcement of the original merger agreement, the closing price per share for Commercial Assets' common stock was $5.625. On March 8, 2000, the last trading day prior to the announcement of the amended merger agreement, the closing price per share for Commercial Assets' common stock was $4.875. From September 1, 1999 through March 8, 2000 the highest closing price per share for Commercial Assets' common stock was $5.4375, on September 1, 3 and 9, 1999.

          2. The cash election feature gives Commercial Assets stockholders, other than Asset Investors and its affiliates, an option to receive $5.75 in cash by foregoing .4075 shares of Asset Investors' common stock with respect to the shares for which a cash election is effective. On August 31, 1999, the closing price for Asset Investors' common stock was $13.625, which when multiplied by the .4075 exchange ratio is $5.52. On March 8, 2000, the closing price per share for Asset Investors' common stock was $12.00, which when multiplied by the .4075 exchange ratio is $4.89. If an investor viewed the transaction from that perspective, the cash consideration would be 17.6% higher on a per share basis. The special committee considered that stockholders might wish to elect the cash alternative based on this consideration as well as the consideration discussed in the immediately preceding paragraph, and in light of their tax position and other personal considerations. Furthermore, while the value of Asset Investors' common stock is subject to the market prior to the closing of the merger, the $5.75 cash amount is fixed and provides a substantial measure of downside protection to Commercial Assets stockholders, other than Asset Investors and the officers and directors of Asset Investors and Commercial Assets, against a decline in value of Asset Investors' common stock.

          3. The increase in the vote required for Commercial Assets stockholders' adoption of the merger from a simple majority to a two-thirds majority would give the stockholders of Commercial Assets, other than Asset Investors and its affiliates, greater influence over the decision as to whether or not they wished to proceed with the merger. In this regard, the special committee took particular note of the fact that adoption of the merger would now effectively require that a majority of the shares of Commercial Assets' common stock held by stockholders other than Asset Investors and its affiliates would need to be voted in favor of the merger in order for the merger agreement to be adopted.

          4. Amending the merger agreement is required in order to implement the settlement of the outstanding stockholders litigation and the settlement will relieve Commercial Assets and the combined company of the expenses inherent in defending those actions by limiting the cost of litigation to $600,000 in plaintiffs attorney's fees and expenses.

          5. The amendment of the merger agreement would still permit those stockholders who do not wish to receive cash for their shares to enjoy substantially all of the positive factors cited by the special committee when it originally recommended approval of the merger on August 31, 1999. In particular, the special committee took into consideration that the presence of the cash election would not interfere with the tax-free nature of the transaction for Commercial Assets stockholders to the extent they receive Asset Investors stock in the merger.

     In reaching its decision on March 8, 2000, to recommend adoption of the amended merger agreement, the special committee considered the following additional negative factors.

          1. The special committee noted that the cash election amount is less than the $7.43 "net realizable value" per share set forth in the report prepared by the special committee's financial advisor in connection with its August 31, 1999 fairness opinion.

          2. The increase in the vote required for adoption of the merger agreement by Commercial Assets stockholders from a simple majority to a two-thirds majority increased the possibility that the merger could be rejected by the stockholders of Commercial Assets. However, the special committee determined that this was an acceptable risk in view of the fact that Asset Investors and its subsidiaries were contractually obligated to vote their shares of Commercial Assets' common stock for the merger. Therefore, the outcome of the Commercial Assets stockholder vote would reflect the decision of the holders of at least a majority of the shares of Commercial Assets' common stock held by Commercial Assets stockholders other than Asset Investors and its affiliates.

          3. The fairness opinion of Jefferies & Company addressed only the fairness, from a financial point of view, of the exchange ratio of .4075 shares of Asset Investors' common stock for each share of Commercial Assets' common stock. The special committee did not consider the fairness of the cash consideration apart from the transaction as a whole.

          4. Payment of $600,000 in plaintiffs' attorneys' fees and expenses related to the settlement of the litigation as well as the possible payment by the combined company of up to $20,411,741 to those Commercial Assets stockholders electing to receive cash in the merger, would substantially reduce the combined company's pro forma cash reserves.

     The above discussion of the information and factors considered by the special committee is not intended to be exhaustive, but includes the material factors considered by the special committee. In reaching its determination to approve and recommend the merger, neither the Commercial Assets board nor the special committee assigned any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.


     The Commercial Assets board and its special committee have determined that the merger is advisable and in the best interests of Commercial Assets and its stockholders, other than Asset Investors and its affiliates, and recommend a vote "FOR" adoption of the merger agreement.



  Recommendation of Asset Investors and Terry Considine


     The rules of the SEC require Asset Investors and Terry Considine each to express their belief as to the fairness of the merger to the holders of Commercial Assets' common stock. Asset Investors and Mr. Considine have each considered the factors noted above, which were taken into account by the Commercial Assets board of directors and its special committee and have adopted their analysis. In addition, Asset Investors and Mr. Considine each believe that the long-term value of the merger to stockholders of both Commercial Assets and Asset Investors are significant. Based on their analysis, Asset Investors and Mr. Considine have determined that the merger is fair to the unaffiliated holders of Commercial Assets' common stock. However, neither Asset Investors nor Mr. Considine make any recommendation whether stockholders should elect to receive cash or shares of Asset Investors' common stock for their shares of Commercial Assets' common stock.

     Although neither Asset Investors nor Mr. Considine found it practicable to quantify or otherwise attach relative weight to the specific factors that they each considered, they considered particularly important to their analysis the delivery on August 31, 1999 by Jefferies & Company to the special committee of Commercial Assets of an opinion that, as of that date, the stock consideration to be received by the holders of Commercial Assets' common stock, other than Asset Investors and its affiliates, in the merger was fair, from a financial point of view to these holders. Additionally, Asset Investors and Mr. Considine each view the option that Commercial Assets stockholders, other than Asset Investors and the officers and directors of Asset Investors and Commercial Assets, have to elect to receive $5.75 per share in cash, subject to proration, as adding additional value in the merger to Commercial Assets stockholders, other than Asset Investors and the officers and directors of Asset Investors and Commercial Assets, because stockholders may elect to receive cash for their shares at a price in excess of current market prices.


     On the basis of these considerations, Asset Investors and Mr. Considine each determined that the merger is both procedurally and substantively fair to the holders of Commercial Assets' common stock, other than Asset investors and its affiliates. Asset Investors and each of its officers and directors including Terry Considine, recommend that Commercial Assets stockholders vote "FOR" adoption of the merger agreement.


RECOMMENDATION OF THE ASSET INVESTORS BOARD OF DIRECTORS

     The Asset Investors board of directors considered a number of factors in reaching its determination that the merger is fair to and in the best interests of Asset Investors' stockholders. The factors listed below represent the material factors considered by the Asset Investors board of directors in reaching its determination:

     - the merger will create a larger, better capitalized combined REIT that is closely focused on the ownership, acquisition and development of manufactured home communities;

     - the Asset Investors stockholders would benefit because the investment portfolio underlying their Asset Investors investment would be broadened as a result of the combination of Commercial Assets and Asset Investors;

     - the elimination of the conflict of interest inherent in Asset Investors role as Commercial Assets' manager would help the combined company more effectively acquire additional manufactured home communities.

     In reaching its decision to approve the original merger agreement on August 31, 1999 and recommend its adoption to the Asset Investors stockholders, the Asset Investors board of directors consulted with Asset Investors management, as well as with its legal advisors, and considered the positive factors listed below:

          1. The Asset Investors board considered favorably the fact that the merger would result in a combined company with a less complex structure and more streamlined decision making process.

          2. The Asset Investors board considered favorably the fact that the merger is expected to qualify as a tax-free reorganization and that the consideration would not fluctuate even if the price of Commercial Assets' and/or Asset Investors' common stock changes.

          3. The Asset Investors board reviewed the terms of the merger agreement, including the representations, warranties and covenants and the conditions to each party's obligation to complete the merger. The Asset Investors board considered favorably:

        - the conditions to each party's obligations to complete the merger are typical or likely to be satisfied;

        - Commercial Assets is not permitted to seek alternative transactions to the merger unless it is required to under applicable law; and

        - the $2 million break-up fee payable by Commercial Assets to Asset Investors if Commercial Assets were to terminate the merger agreement to accept a more favorable offer was unlikely to prevent a third party from making a substantially better offer.

          4. The Asset Investors board considered favorably the expectation that the combined company should be able to eliminate annual expenditures totaling approximately $400,000 that are incurred as a result of maintaining two separate public companies including the duplication of the following:

        - directors fees and expenses;

        - directors and officers insurance;

        - stockholder reports;

        - legal fees;

        - audit fees; and

        - stock exchange fees.

          5. The Asset Investors board considered the ability of Asset Investors and Commercial Assets to complete the merger, and determined that there was a strong likelihood that the merger would be completed.

     The Asset Investors board also considered on August 31, 1999 the potentially negative factors listed below relating to the merger:

          1. The Asset Investors board considered the risk that the price for Commercial Assets' common stock could decrease or the price for Asset Investors' common stock could increase significantly prior to completion of the merger.

          2. The Asset Investors board considered the risk that the merger would not be completed. In evaluating this risk, the Asset Investors board considered the circumstances under which Commercial Asset could terminate the merger agreement.

          3. The Asset Investors board considered the fact that it would be required to pay a $2 million breakup fee to Commercial Assets if it were to terminate the merger agreement in order to undertake another transaction.

          4. The Asset Investors board also considered the fact that the merger would dilute Asset Investors' funds from operations per share if the combined company makes no future acquisitions.

     In reaching its decision on March 8, 2000, to recommend adoption of the amended merger agreement, which included the cash election feature and the increase in the vote required for Commercial Assets stockholders' adoption of the merger agreement from a simple majority to a two-thirds majority, the board of directors considered the following additional positive factors listed below:

          1. Amending the merger agreement is required in order to implement the settlement of the outstanding stockholders litigation and such settlement will relieve Asset Investors and the combined company of the expenses and uncertainty inherent in defending such actions.

          2. The amendment of the merger agreement and the implementation of the settlement of the stockholder litigation will eliminate the potential future liability represented by the stockholder litigation.

     In reaching its decision on March 8, 2000, to recommend the adoption of the amended merger agreement, the board of directors considered the following additional negative factors:

          1. Payment of 600,000 in plaintiffs attorney's fees and expenses related to the settlement of the litigation as well as the possible payment by the combined company of up to $20,411,741 to those Commercial Assets stockholders electing to receive cash in the merger, would substantially reduce the combined company's pro forma cash reserves.

          2. The increase in the vote required for Commercial Assets stockholders' adoption of the merger agreement from a simple majority to a two-thirds majority would give the stockholders of Commercial Assets, other than Asset Investors and its affiliates, greater influence over the decision as to whether or not they wished to proceed with the merger. In this regard, the board of directors took particular note of the fact that adoption of the merger agreement would now effectively require that a majority of the shares of Commercial Assets' common stock held by stockholders other than Asset Investors and its affiliates would need to be voted for adoption of the merger agreement in order for the merger to be approved.

          3. The consummation of the merger would be less certain given the higher vote required for adoption of the merger agreement by Commercial Assets stockholders.

          4. The Asset Investors board also considered the fact that, if a significant number of Commercial Assets stockholders elect to receive cash in the merger, a substantial portion of the combined company's cash reserves would be depleted.

     The above discussion of the information and factors considered by the Asset Investors board is not intended to be exhaustive, but includes the material factors considered by the Asset Investors board. In reaching its determination to approve and recommend the merger, the Asset Investors board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

     The Asset Investors board of directors has approved the merger, has determined that the merger is in the best interests of Asset Investors and its stockholders and recommends that Asset Investors stockholders vote "FOR" adoption of the merger agreement.

     The Asset Investors board of directors has approved the proposed amendments to the Asset Investors certificate of incorporation and recommends that Asset Investors stockholders vote "FOR" the approval of each of the proposed amendments to the Asset Investors certificate of incorporation.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO COMMERCIAL ASSETS STOCKHOLDERS

     The following is a summary of the material Federal income tax consequences of the merger to holders of Commercial Assets' common stock. This summary is based on the Internal Revenue Code, Treasury regulations, administrative rulings and pronouncements, and judicial decisions, all as of the date of this Joint Proxy Statement/Prospectus and all of which are subject to change, possibly with retroactive effect. This summary assumes that Commercial Assets stockholders hold their common stock as capital assets. Generally, capital assets are property held for investment. This summary does not address all aspects of Federal taxation that may be relevant to particular holders of Commercial Assets' common stock in light of their personal investment circumstances, or to holders of Commercial Assets' common stock that are subject to special treatment under the Internal Revenue Code which may be subject to tax rules that differ significantly from those described below, such as:

     - financial institutions;

     - tax-exempt organizations;

     - insurance companies;

     - broker-dealers;

     - regulated investment companies;

     - holders who received Commercial Assets' common stock through the exercise of employee stock options or otherwise as compensation;

     - foreign corporations;

     - persons who are not citizens or residents of the United States; and

     - persons holding Commercial Assets' common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment.

This summary also does not discuss any state, local, foreign income or other tax consequences of the merger. Holders of Commercial Assets' common stock are urged to consult their tax advisors with respect to the particular tax consequences to them of the merger, including tax return reporting requirements, the character of any income recognized, the application and effect of any state, local or foreign income or other tax laws, and the effect of any proposed changes in applicable tax laws.

     As a condition to their respective obligations to complete the merger, Commercial Assets and Asset Investors will each receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the closing date, to the effect that, for Federal income tax purposes, the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     It is the opinion of Skadden, Arps, Slate, Meagher & Flom LLP that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, for Federal income tax purposes, Commercial Assets and Asset Investors will not recognize gain or loss as a result of the merger.

     The opinions of Skadden, Arps, Slate, Meagher & Flom LLP described above are based upon assumptions, including assumptions regarding the value of the Asset Investors' common stock received in the merger. The opinions are also conditioned upon factual representations and covenants made by Commercial Assets and Asset Investors. These representations and covenants will be reconfirmed prior to the closing of the merger. An opinion of counsel is not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the tax treatment of the merger. No ruling has been or will be sought from the IRS with regard to any of the tax consequences of the merger.

     The following discussion addresses the material Federal income tax consequences of the merger to holders of Commercial Assets' common stock.

Only Stock Received

     Except as discussed below with respect to cash received in lieu of a fractional share of Asset Investors' common stock, a Commercial Assets stockholder that receives only shares of Asset Investors' common stock in exchange for its shares of Commercial Assets' common stock will not recognize gain or loss. The tax basis of the shares of Asset Investors' common stock received in the merger will be the same as the tax basis of the shares of Commercial Assets' common stock exchanged for them, and the holding period of the shares of Asset Investors' common stock received in the merger will include the prior holding period of the shares of Commercial Assets' common stock exchanged.

Only Cash Received

     A Commercial Assets stockholder that receives only cash in the merger in exchange for its shares of Commercial Assets' common stock generally will recognize capital gain or loss for Federal income tax purposes, measured by the difference between the amount of cash received with respect to each share of Commercial Assets' common stock and its tax basis. The capital gain or loss will be long-term capital gain or loss if the stockholder's holding period with respect to its Commercial Assets' common stock exceeds one year as of the effective time of the merger. A stockholder that actually or constructively owns shares of Asset Investors' common stock after the merger, as a result of constructive ownership of shares of

Commercial Assets' common stock that are exchanged for shares of Asset Investors' common stock in the merger, or as a result of prior actual or constructive ownership of shares of Asset Investors' common stock, may, in limited circumstances, be treated as receiving dividend income rather than gain from the sale of stock. See "-- Both Stock and Cash Received," below, for a description of these limited circumstances.

Both Stock and Cash Received

     A Commercial Assets stockholder that receives both shares of Asset Investors' common stock and cash in exchange for shares of Commercial Assets' common stock will realize gain or loss equal to the difference between:

          (1) the sum of the cash and the fair market value of the Asset Investors' common stock received; and

          (2) the stockholder's tax basis in its shares of Commercial Assets' common stock exchanged.

     Any gain realized will be recognized, for Federal income tax purposes, only to the extent of cash received, however, and no loss will be recognized on the exchange, except as discussed below with respect to cash received in lieu of a fractional share of Asset Investors' common stock. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares cannot be used to offset a gain realized on another block of shares. Stockholders are urged to consult their tax advisors regarding the ability to allocate cash and Asset Investors' common stock among different blocks of Commercial Assets' common stock. Except in the circumstances described below, any gain recognized will generally be capital gain, and any such capital gain will be long-term capital gain if the stockholder's holding period with respect to its Commercial Assets' common stock exceeds one year as of the effective time of the merger.

     In limited circumstances, recognized gain could be characterized as dividend income in the hands of a particular stockholder. These circumstances primarily involve cases where there is overlapping or constructive ownership, or where the cash election is oversubscribed. Dividend treatment does not apply if the receipt of cash is not "essentially equivalent to a dividend" within the meaning of the Internal Revenue Code, which requires a determination based on a stockholder's particular facts and circumstances. In general, where the receipt of cash effectively results in any reduction in interest of a small, minority stockholder in a publicly held corporation, as compared with the interest that would have been held had the stockholder received only stock in the merger, the transaction will be treated as not "essentially equivalent to a dividend," provided that the stockholder exercises no meaningful control over the corporation.

     In addition, gain resulting from the receipt of cash in the merger will not be characterized as dividend income if the receipt is "substantially disproportionate," which is generally the case where the receipt of cash causes the stockholder to own, directly or constructively, less than 80 percent of the amount of Asset Investors' common stock that would have been owned had the stockholder received solely stock in the merger.

     Finally, even if the receipt of cash would otherwise cause a stockholder to recognize dividend income pursuant to the rules described above, the amount of any gain that is characterized as a dividend is limited to the stockholder's ratable share of Commercial Assets' accumulated earnings and profits. Commercial Assets expects to have little, if any, accumulated earnings and profits at the time of the merger.

     The aggregate tax basis of a stockholder's shares of Asset Investors' common stock received in the merger will be the same as the tax basis of the shares of Commercial Assets' common stock exchanged in the merger, decreased by the cash received and increased by the amount of gain recognized, including any portion of the gain that is treated as a dividend. The holding period of the shares of Asset Investors' common stock received will include the prior holding period of the shares of Commercial Assets' common stock exchanged for them.

Fractional Shares

     Cash received by a Commercial Assets stockholder in lieu of a fractional share of Asset Investors' common stock will be treated, for Federal income tax purposes, as if the fractional share was actually received and then redeemed for cash. In general, gain or loss will be recognized, measured by the difference between the amount of cash received for the fractional share and the basis of the Commercial Assets' common stock allocable to the fractional share. This gain or loss will generally constitute capital gain or loss if the Commercial Assets' common stock was held as a capital asset at the time of the merger.

Maximum Tax Rates

     The maximum Federal income tax rate that applies to individuals on their ordinary income, including dividends, and gains from the sale or exchange of capital assets held for one year or less, is 39.6%. The maximum individual Federal income tax rate on gains from the sale of capital assets held for more than one year is generally 20%. The maximum corporate Federal income tax rate, which applies to both ordinary income and capital gains, is 35%.

                       ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for by Asset Investors under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Purchase accounting for a merger is the same as the accounting treatment used for the acquisition of any group of assets. The fair market value of the consideration given by Asset Investors in the merger is considered to be equal to the average closing share price of Asset Investors' common stock as reported on the New York Stock Exchange for the period from March 7, 2000 to March 10, 2000 multiplied by the number of shares of Commercial Assets' common stock outstanding before the merger, multiplied by the .4075 exchange ratio. Since the calculated purchase price of the merger is less than the fair market value of Commercial Assets' assets, the fair market value of Commercial Assets' noncurrent assets will be proportionately reduced so that the recorded amount of Commercial Assets' assets at the date of the merger equals the calculated fair market value of the merger consideration as of the date of the merger. The financial statements of the combined company will reflect the combined operations of Asset Investors and Commercial Assets from the date of the merger.

                       DESCRIPTION OF THE MERGER PROPOSAL

     The board of directors of Asset Investors and the board of directors of Commercial Assets have each approved a merger in which Commercial Assets will merge with and into Asset Investors and Asset Investors will be the surviving corporation. At the time of the merger, each outstanding share of Commercial Assets' common stock will be converted into either:

     - $5.75 in cash, subject to proration; or

     - .4075 shares of Asset Investors' common stock.

     Commercial Assets stockholders are being provided with a form of election to indicate whether they prefer to receive stock or cash, subject to proration, for their shares of Commercial Assets' common stock. See "DESCRIPTION OF THE MERGER CONSIDERATION AND THE CASH ELECTION."

     Under the terms of the merger agreement, Asset Investors has agreed to vote the shares of Commercial Assets' common stock that it owns for the adoption of the merger agreement and to elect to receive stock in the merger. The source of the $20,411,741 in cash to be used as merger consideration is the existing cash funds and short-term investments of Commercial Assets.

     We estimate that, if all Commercial Assets stockholders elect to receive shares of Asset Investors' common stock in the merger, current Asset Investors stockholders will own approximately 64.0% of the Asset Investors' common stock outstanding after the merger and current Commercial Assets stockholders other than Asset Investors, which currently owns 26.6% of the outstanding common stock of Commercial Assets, will own approximately 36.0% of the Asset Investors' common stock outstanding after the merger. We estimate that if all Commercial Assets stockholders, other than Asset Investors and the officers and directors of Asset Investors and Commercial Assets, elect to receive cash, current Commercial Assets stockholders, other than Asset Investors, will own approximately 23.1% of the outstanding shares of Asset Investors' common stock after the merger and current Asset Investors stockholders will own approximately 76.9% of the outstanding shares of Asset Investors' common stock after the merger.

     Stockholders of Asset Investors are being asked, at the Asset Investors special meeting of stockholders, to adopt the merger agreement. Stockholders of Commercial Assets are being asked, at the Commercial Assets special meeting of stockholders, to adopt the merger agreement. Both the board of directors of Commercial Assets and a special committee of independent directors of Commercial Assets have determined that the merger is advisable and in the best interest of Commercial Assets stockholders other than Asset Investors and its affiliates. The board of directors of Asset Investors has also determined that the merger is advisable and in the best interest of Asset Investors stockholders.

     We estimate that the total expenses incurred in the merger by both companies will total approximately $3 million. We estimate that:

     - printing costs will total approximately $200,000;

     - accounting fees and other costs will total approximately $600,000;


     - legal and other professional fees will total approximately $2.2 million, including fees payable to plaintiffs' counsel in the litigation.


     The companies will divide the cost of expenses evenly.

         DESCRIPTION OF THE MERGER CONSIDERATION AND THE CASH ELECTION

     Holders of Commercial Assets' common stock have the option to elect to receive, for each share either:

     - $5.75 in cash, subject to proration; or

     - .4075 shares of Asset Investors' common stock.

All Commercial Assets stockholders who elect to receive stock will receive the full amount of their election. If Commercial Assets stockholders in the aggregate elect to receive cash for greater than 3,549,868 shares, cash will be paid pro rata to stockholders electing to receive cash. In addition, in order to maintain the tax-free status of the merger to Commercial Assets stockholders that elect stock, we must limit the total cash paid to stockholders. Accordingly, if the total cash paid in the merger, including cash paid in lieu of fractional shares and cash paid to plaintiffs' attorneys in connection with the settlement, exceeds 57.5% of the value of the total merger consideration, the amount of cash available to electing stockholders will be reduced accordingly. Stockholders for whom an election is not received will receive stock only.

     The merger agreement provides formulas to determine the proration of the cash consideration among Commercial Assets stockholders electing cash in the event stockholders in the aggregate elect to receive cash for greater than 3,549,868 shares. If stockholders in the aggregate elect to receive cash for 3,549,868 shares or less, then all stockholders electing to receive cash will receive the full amount of their election.

     If stockholders in the aggregate elect to receive cash for greater than 3,549,868 shares, stockholders electing to receive cash will receive cash for their shares on a prorated basis. The proration factor will be determined by dividing 3,549,868 by the total number of shares for which a valid election to receive cash was made, which we refer to as the "proration factor." The amount of cash requested in each form of election will be multiplied by this proration factor to determine the amount of cash each electing stockholder will receive under his or her form of election, rounded to the nearest whole cent.

     A form of election is being mailed to holders of Commercial Assets' common stock as of the record date for the special meeting together with this Joint Proxy Statement/Prospectus. Only stockholders of record on the record date will have the right to elect to receive either shares of Assets Investors' common stock or cash in the merger. Stockholders who do not submit a form of election will receive .4075 shares of Asset Investors' common stock for each share of Commercial Assets' common stock they hold. If your shares are held in "street name" through your broker, your broker will mail your form of election to you under separate cover, together with a letter of instructions for making an election. You should read your form of election together with this Joint Proxy Statement/Prospectus.


     For a form of election to be effective, you must properly complete the form of election, and send the form, duly endorsed in blank or by appropriate guarantee of delivery as described in the form of election, to Wells Fargo Shareowner Services (formerly Norwest Shareowner Services), Asset Investors' exchange agent. The exchange agent must receive the completed form of election by July 31, 2000, the business day preceding the date of the special meeting.



     You may revoke your form of election prior to July 31, 2000 by sending written notice executed by you to the exchange agent. In addition, the notice must specify the person in whose name the Commercial Assets shares to be withdrawn had been deposited, the number of shares to be withdrawn, the registered holder of the shares and the serial numbers shown on the certificates representing shares to be withdrawn.


     The determination of the exchange agent as to whether or not elections have been properly made or revoked, and which of these elections or revocations were received, will be binding.

     The following examples illustrate the potential effects of the proration described above assuming that the total cash paid in the merger does not exceed 57.5% of the value of the merger consideration.

- Example A. Holder A owns 100 shares of Commercial Assets' common stock and elects to receive cash for all of its shares.

     If the stockholders of Commercial Assets in the aggregate elect to receive cash for 3,549,868 or fewer shares, then Holder A would receive the full amount of its election, or $575. This amount is calculated by multiplying the number of shares covered by the election (100) by the cash election price per share of $5.75.

- Example B. Holder B owns 100 shares of Commercial Assets' common stock and elects to receive shares of Asset Investors' common stock for all of its shares.

     Holder B will receive the full amount of its stock election regardless of the elections of other stockholders. Thus Holder B will receive 40 shares of Asset Investors' common stock and $8.25 in cash, as payment for the factional share, assuming a closing price for Asset Investors' common stock on the effective date of $11.00. This amount is calculated by multiplying the number of shares covered by the election (100) by the exchange ratio of .4075. Fractional shares will not be issued in the merger but will be paid in cash.

- Example C. Holder C owns 100 shares of Commercial Assets' common stock and elects to receive cash for all 100 shares.

     If the stockholders of Commercial Assets, in the aggregate, elect to receive cash for greater than 3,549,868 shares, then a proration factor will be applied to each stockholder's cash election, and Holder C will receive a portion of its consideration in stock and a portion in cash. For example, if the total number of shares of Commercial Assets' common stock that elect to receive cash is 4 million, then the proration factor would be determined by dividing 3,549,868 by 4 million, creating a factor of 89%. The 89% proration factor would then be multiplied by the total number of shares for which Holder C elected to receive cash, in this example, 100. Thus Holder C would receive:

     - $511.75 in cash;

     - 4 shares of Asset Investors' common stock; and

     - $5.31 as payment for the fractional share, assuming a closing price for Asset Investors' common stock on the effective date of $11.00.

                   DESCRIPTION OF THE PROPOSED AMENDMENTS TO
                 ASSET INVESTORS' CERTIFICATE OF INCORPORATION

     In addition to approving the merger, stockholders of Asset Investors are being asked to approve two separate amendments to the Asset Investors certificate of incorporation to effect the following changes:

     AMENDMENT NUMBER 1:

     Change of Name. The first amendment to Asset Investors' certificate of incorporation would change the name of Asset Investors to "American Land Lease, Inc."

     AMENDMENT NUMBER 2:

     Revision and Clarification of the Restrictions on Transfer and Ownership of Shares. For Asset Investors to qualify as a REIT under the Internal Revenue Code, among other conditions, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individual holders during the last half of a taxable year, and its common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.

     In previous tax years, Asset Investors incurred net operating losses in the amount of approximately $95 million. In general, a REIT may carry net operating losses forward to subsequent years to offset income that would otherwise be taxable in those years, or to reduce the amount of distributions that are otherwise required to qualify as a REIT. Asset Investors also incurred capital losses in previous tax years, approximately $20 million of which have been carried forward to 1999. The ability to use net operating losses and capital losses is limited, however, if Asset Investors undergoes an "ownership change" within the meaning of the Internal Revenue Code and the Treasury regulations. In general, an ownership change occurs if one or more large stockholders, known as "5% stockholders," including certain groups of shareholders that may be aggregated and treated as a single 5% shareholder, increase their aggregate percentage interest in Asset Investors by more than 50 percentage points over their lowest ownership percentage during the preceding three-year period. Because the board of directors of Asset Investors believes that it is desirable for Asset Investors to continue to qualify as a REIT, and to preserve the availability of its net operating losses, the board of directors of Asset Investors has approved an amendment to Asset Investors' current certificate of incorporation that would revise, strengthen, and clarify the operation of the ownership limitations contained in its certificate of incorporation.

     The current Asset Investors certificate of incorporation limits direct or indirect ownership of its capital stock by any single stockholder to 9.8% of the outstanding shares. If the merger is completed, the certificate of incorporation of the combined company would provide, among other things, that direct or constructive ownership of shares of stock be limited in the following situations, subject to the power reserved by the board of directors to grant specific exemptions:

     - if the ownership by any person would exceed 5% of the shares of any class of Asset Investors' stock;

     - if Asset Investors would otherwise fail to satisfy either of the stockholder requirements for REIT qualification as described above;

     - if Asset Investors would otherwise undergo an ownership change that would limit the availability of its net operating losses; and

     - if ownership by any person or persons would cause Asset Investors to receive income of a nature that would prevent it from satisfying the gross income requirements that apply to REITs, for example, if the ownership causes Asset Investors to receive, from a related party, rental income that does not qualify for purposes of the gross income requirements.

     In the event of a violation of the ownership limitations described above, the shares of Asset Investors' stock in excess of the ownership limit would be automatically transferred to a trust for the benefit of a charitable beneficiary, and the intended owner would acquire no rights in those shares. If the transfer of Asset Investors' common stock to a trust in the manner described in the preceding sentence is ineffective for any reason, the certificate of incorporation would further provide that the transaction, such as a purchase of shares, which would otherwise cause the violation of an ownership limitation, is void, and the intended owner would acquire no rights in those shares.

     Asset Investors believes that these amended ownership limit provisions will clarify the ownership limitation provisions and may help Asset Investors maintain its qualification as a REIT and the availability of its net operating losses. See "FEDERAL INCOME TAXATION OF ASSET INVESTORS AND ITS
STOCKHOLDERS -- Taxation of Asset Investors -- Loss Carryovers."

                      MEMBERS OF MANAGEMENT HAVE INTERESTS
                         THAT ARE DIFFERENT FROM YOURS

     Several members of the board of directors and management of Commercial Assets are also members of the board of directors and management of Asset Investors. Additionally, these members of the board of directors and management of both companies own shares of common stock in both companies. Persons who are members of the board of directors of both companies or who hold executive offices in both companies have interests that differ from yours. To mitigate the conflict of interest, the board of directors of Commercial Assets assigned the task of considering and approving the merger and recommending that stockholders adopt the merger agreement to its special committee of independent directors.


     The following chart indicates the directors and executive officers who, because they hold positions in both companies and own shares of common stock of both companies, have a conflict of interest in the merger. The share ownership information includes shares of common stock owned outright, Asset Investors Operating Partnership units that are convertible into common stock of Asset Investors and options to acquire common stock that are or will become exercisable within 60 days. The column "Asset Investors' Common Stock Owned" includes the number of shares of Asset Investors' common stock owned, the number of Asset Investors Operating Partnership units owned that may be exchanged for an equal number of shares of Asset Investors' common stock, and the number of options to acquire shares of Asset Investors' common stock that are or will become exercisable within 60 days. The column "Commercial Assets' Common Stock Owned" includes the number of shares of Commercial Assets' common stock owned and options to acquire shares of Commercial Assets' common stock that are or will become exercisable within 60 days. All information presented below is as of May 31, 2000.


                                                        ASSET                                       COMMERCIAL
                                                     INVESTORS'    PERCENT        COMMERCIAL          ASSETS'     PERCENT
                                 ASSET INVESTORS       COMMON        OF             ASSETS            COMMON        OF
NAME                            POSITION(S) HELD     STOCK OWNED    CLASS      POSITION(S) HELD     STOCK OWNED    CLASS
----                            ----------------     -----------   -------     ----------------     -----------   -------
Terry Considine(1)..........  Chairman of the Board    747,313      12.1%    Chairman of the Board    147,693       1.4%
                                of Directors, Chief                            of Directors, Chief
                                Executive Officer                              Executive Officer
Thomas L. Rhodes(2).........  Vice Chairman of the     286,635       4.8%    Vice Chairman of the      66,673         *
                                Board of Directors                             Board of Directors
Bruce E. Moore(3)...........  Director, President,     229,813       3.9%    Director, President           --        --
                                Chief Operating                                Chief Operating
                                Officer                                        Officer
Bruce D. Benson(4)..........  Director                 145,938       2.5%    Director                 128,483       1.2%
David M. Becker(5)..........  Chief Financial           28,110         *     Chief Financial               --        --
                                Officer, Secretary,                            Officer, Secretary
                                Treasurer                                      Treasurer
Raymond T. Baker(6).........  --                         2,202         *     Director, Member of       98,618         *
                                                                               Special Committee
Thomas C. Fries(7)..........  --                            --        --     Director, Member of      109,416       1.0%
                                                                               Special Committee
Donald L. Kortz(8)..........  --                         4,432         *     Director, Chairman of     97,516         *
                                                                               Special Committee
Robert J. Malone(9).........  --                         4,584         *     Director, Member of       90,182         *
                                                                               Special Committee
* Less than 1%

---------------

(1) Mr. Considine owns 260,854 shares of Asset Investors' common stock, 220,329 Asset Investors Operating Partnership units and 220,329 options to acquire Asset Investors' common stock that are or will become exercisable within 60 days. Mr. Considine owns 133,571 shares of Commercial Assets' common stock and options to acquire 14,122 shares of Commercial Assets' common stock that are or will become exercisable within 60 days. Mr. Considine receives no salary from either company for his service as a director and executive officer, however, he does receive stock options.

(2) Mr. Rhodes owns 43,131 shares of Asset Investors' common stock, 168,037 Asset Investors Operating Partnership units and 75,467 options to acquire Asset Investors' common stock that are or will become exercisable within 60 days. Mr. Rhodes owns 61,198 shares of Commercial Assets' common stock and options to acquire 5,475 shares of Commercial Assets' common stock that are or will become exercisable within 60 days. Mr. Rhodes receives no salary from either company for his service as a director or executive officer, however, he does receive stock options.

(3) Mr. Moore owns 37,791 shares of Asset Investors' common stock, 25,355 Asset Investors Operating Partnership units and 166,667 options to acquire Asset Investors' common stock that are or will become exercisable within 60 days. Mr. Moore owns no shares of Commercial Assets' common stock. Mr. Moore receives no salary from either company for his service as a director and executive officer, however, he does receive stock options.

(4) Mr. Benson owns 42,509 shares of Asset Investors' common stock, 75,160 Asset Investors Operating Partnership units and 25,969 options to acquire Asset Investors' common stock that are or will become exercisable within 60 days. Mr. Benson owns 64,880 shares of Commercial Assets' common stock and options to acquire 57,903 shares of Commercial Assets' common stock that are or will become exercisable within 60 days.

(5) Mr. Becker owns 8,110 shares of Asset Investors' common stock, no Asset Investors Operating Partnership units and 20,000 options to acquire Asset Investors' common stock that are or will become exercisable within 60 days. Mr. Becker owns no shares of Commercial Assets' common stock.

(6) Mr. Baker owns 62,918 shares of Commercial Assets' common stock and 30,000 options to acquire Commercial Assets' common stock that are or will become exercisable within 60 days.

(7) Mr. Fries owns 56,216 shares of Commercial Assets' common stock and 47,500 options to acquire Commercial Assets' common stock that are or will become exercisable within 60 days.

(8) Mr. Kortz owns 61,816 shares of Commercial Assets' common stock and 30,000 options to acquire Commercial Assets' common stock that are or will become exercisable within 60 days.

(9) Mr. Malone owns 54,482 shares of Commercial Assets' common stock and 30,000 options to acquire Commercial Assets' common stock that are or will become exercisable within 60 days.

                              PURCHASES OF SHARES

     The following table indicates, with respect to any purchases of Commercial Assets' common stock made by Asset Investors or affiliates of Asset Investors, including Commercial Assets, since January 1, 1998, the range of prices paid for such stock, the amount of shares purchased and the average purchase price for such shares for each quarterly period since January 1, 1998:

                                                AMOUNT OF         RANGE OF         AVERAGE
PURCHASER                 QUARTERLY PERIOD   SHARES PURCHASED      PRICES       PURCHASE PRICE
---------                 ----------------   ----------------   -------------   --------------
Commercial Assets.......  2nd Quarter 1999        24,500            $7.34           $7.34
Terry Considine.........  2nd Quarter 1999        26,000        $4.94 - $5.50       $5.19
                          4th Quarter 1999        30,000            $4.81           $4.81
Thomas L. Rhodes........  2nd Quarter 1999        35,000        $5.00 - $5.63       $5.23
Bruce D. Benson.........  2nd Quarter 1998(1)       4,404           $6.81           $6.81
                          2nd Quarter 1999(1)       5,700           $5.06           $5.06
                          2nd Quarter 2000(1)       5,700           $5.06           $5.06
Robert J. Malone........  2nd Quarter 1998(1)       4,404           $6.81           $6.81
                          2nd Quarter 1999(1)       5,700           $5.06           $5.06
                          2nd Quarter 2000(1)       5,700           $5.06           $5.06
Thomas C. Fries.........  2nd Quarter 1998(1)       4,404           $6.81           $6.81
                          2nd Quarter 1999(1)       5,700           $5.06           $5.06
                          2nd Quarter 2000(1)       5,700           $5.06           $5.06
Donald L. Kortz.........  2nd Quarter 1998(1)       4,404           $6.81           $6.81
                          1st Quarter 1999         4,000            $5.75           $5.75
                          2nd Quarter 1999(2)       7,300       $5.06 - $5.63       $5.18
                          2nd Quarter 2000(1)       5,700           $5.06           $5.06
Raymond T. Baker........  2nd Quarter 1998(3)       5,536       $6.44 - $6.81       $6.74
                          2nd Quarter 1999(1)       5,700           $5.06           $5.06
                          2nd Quarter 2000(1)       5,700           $5.06           $5.06

---------------

(1) Represents shares issued as payment of annual directors fees.

(2) 5,700 represent shares issued at $5.06 per share for annual director fees. Balance represent purchases.

(3) 4,404 represent shares issued at $6.81 per share for annual director fees. Balance represent purchases.

                              RELATED TRANSACTIONS

ASSET INVESTORS MANAGEMENT AGREEMENT

     Commercial Assets' daily operations are performed by a manager pursuant to an agreement that is in effect through December 31, 2000. Since November 1997, Asset Investors has been the manager. For 1999, the management agreement was amended to provide that the incentive fee would be based on funds from operations, less an annual capital replacement reserve of at least $50 per developed homesite. The management agreement is subject to the annual approval of a majority of Commercial Assets' independent directors and can be terminated by either party, without cause, with 60 days' notice to the other party.

     Asset Investors receives various fees for the advisory and other services performed in connection with the management agreement. Asset Investors, at its expense, provides all personnel and some overhead items necessary to conduct Commercial Assets' regular business. Since Commercial Assets has no employees, the officers of Asset Investors are also the officers of Commercial Assets.

     Commercial Assets has agreed to indemnify Asset Investors and its affiliates with respect to all expenses, losses, damages, liabilities, demands, charges or claims of any nature in respect of acts or omissions of Asset Investors made in good faith and in accordance with the standards of the management agreement.

     Under the management agreement, Asset Investors may receive a base fee, an acquisition fee, an incentive fee, and an administrative fee. For 1999, Commercial Assets paid to Asset Investors base fees of $565,000 and acquisition fees of $205,000. No incentive fees or administrative fees were paid in 1999. See "Organization" in Commercial Assets' Annual Report on Form 10-K for the year ended December 31, 1999 and Commercial Assets' Current Report of Form 8-K filed with the SEC on January 31, 2000.

TRANSACTIONS INVOLVING ASSET INVESTORS AND MR. MOORE

     Property management and accounting for Commercial Assets communities is performed by AIC Community Management Partnership. Asset Investors owns 50% of AIC Community Management Partnership and Mr. Moore, President, Chief Operating Officer and a director of both Commercial Assets and Asset Investors, indirectly owned 17.5% of AIC Community Management Partnership. During 1999, Commercial Assets communities paid $172,000 in fees to AIC Community Management Partnership. Effective January 1, 2000, Asset Investors acquired the 50% of AIC Community Management Partnership that it did not already own for $380,000.

     Entities in which Mr. Moore had a 50% ownership interest provide real estate brokerage services for both new home sales and existing home resales and maintenance services in Commercial Assets communities and Asset Investors communities. As such, these companies receive fees for maintenance services provided and receive commissions from Commercial Assets communities, Asset Investors communities or the homeowner depending on the circumstances. During 1999, Commercial Assets communities paid $658,000 in fees to these companies for maintenance services provided. In addition, Commercial Assets communities paid $46,000 in commissions to these companies during 1999. Effective January 1, 1999, Asset Investors acquired the inventory of homes, the activities and personnel of these companies for a total price of $687,000.

TRANSACTIONS INVOLVING MR. RHODES

     During 1999, Commercial Assets paid finder's fees of $225,000 to Thomas L. Rhodes II, the adult son of the Vice Chairman of Commercial Assets and Asset Investors. These fees were paid in connection with Commercial Assets' acquisition of manufactured home communities and represent 1% of the cost of acquisition. Commercial Assets' management believes the finder's fees paid to Thomas L. Rhodes II were consistent with similar arrangements in the industry.

          THE SPECIAL MEETING OF THE STOCKHOLDERS OF COMMERCIAL ASSETS


     This Joint Proxy Statement/Prospectus is accompanied by the notice of special meeting and a form of proxy that is solicited by the Commercial Assets board of directors for use at the special meeting of Commercial Assets stockholders to be held on August 1, 2000, at 10:00 a.m., local time, at 2000 S. Colorado Blvd., 10th Floor, Denver, Colorado, and at any postponements or adjournments of the special meeting. Representatives of Ernst & Young LLP, independent auditors of Commercial Assets, will be present at the special meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


MATTERS TO BE CONSIDERED

     At the Commercial Assets special meeting, Commercial Assets stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement. We anticipate that the merger will occur as promptly as practical after the Commercial Assets special meeting.

PROXIES

     If you are a Commercial Assets stockholder, you may use the accompanying proxy if you are unable to attend the special meeting in person or wish to have your shares voted by proxy even if you do attend the special meeting. You may revoke any proxy given by you at any time before the vote is taken at the special meeting. You can do this in one of three ways. First, you may send a written notice dated later than your proxy card stating that you would like to revoke your current proxy. Second, you may complete and submit a new proxy card dated later than your original proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the secretary of Commercial Assets. The secretary must receive the notice or new proxy card before the vote is taken at the special meeting. Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

SOLICITATION OF PROXIES

     The enclosed proxy is being solicited by Commercial Assets. In addition to solicitations by mail, solicitations may be made by personal interview, telephone and telegram by Commercial Assets directors and officers. No additional compensation will be paid to the Commercial Assets directors and officers for the solicitation of proxies. Commercial Assets will employ Mackenzie Partners, Inc. to assist it in the solicitation of proxies. Commercial Assets will reimburse banks, brokers and others holding shares in their names or the names of nominees or otherwise for reasonable out-of-pocket expenses incurred in sending proxies and proxy materials to the beneficial owners of these shares.

FORMS OF ELECTION

     Asset Investors has mailed a form for making an election to receive either cash or stock with this Joint Proxy Statement/Prospectus to stockholders of record of Commercial Assets as of the record date for the special meeting. Only stockholders of record on the record date will have the right to elect to receive cash or stock in the merger. If you do not submit a form of election indicating your preference to receive cash for your shares of Commercial Assets' common stock, you will receive .4075 shares of Asset Investors' common stock for each share of Commercial Assets' common stock you own. If your shares are held in "street name" through your broker, your broker will mail your form of election to you under separate cover, together with a letter of instructions for making an election. Since the total amount of cash available for payment to Commercial Assets stockholders is limited, you may not receive the full amount of cash you elect. All stockholders electing to receive shares of Asset Investors' common stock will receive shares of Asset Investors' common stock at an exchange rate of .4075 shares of Asset Investors' common stock per share of Commercial Assets' common stock. You should read your form of election together with this Joint Proxy Statement/Prospectus. See "DESCRIPTION OF THE MERGER CONSIDERATION AND THE CASH ELECTION."


     For a form of election to be effective, holders of Commercial Assets' common stock must properly complete the form of election, and send the form, duly endorsed in blank or otherwise in a form which is acceptable for transfer on the books of Commercial Assets or by appropriate guarantee of delivery as described in the form of election, to Wells Fargo Shareowner Services (formerly Norwest Shareowner Services), Asset Investors' exchange agent. The exchange agent must receive the completed form of election by 5:00 p.m. Eastern time, on July 31, 2000, the business day preceding the date of the special meeting.


     The determination of the exchange agent as to whether or not elections have been properly made or revoked, and which of these elections or revocations were received, will be binding.

VOTING RIGHTS AND VOTES REQUIRED


     Holders of record of shares of Commercial Assets' common stock at the close of business on June 12, 2000, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On the record date, 10,396,529 shares of Commercial Assets' common stock were outstanding and held by
stockholders of record. The presence, in person or by proxy, of shares of Commercial Assets' common stock representing a majority of the outstanding shares of Commercial Assets' common stock entitled to vote on the record date is necessary to constitute a quorum at the special meeting. Shares represented by proxies that reflect abstentions or "broker non-votes," i.e., shares held by a broker or nominee which are represented at the special meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal, will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     Each share of Commercial Assets' common stock outstanding on the record date is entitled to one vote on each matter presented at the special meeting. If you are voting by proxy, for your vote to be counted, your properly completed proxy must be received by the secretary of Commercial Assets prior to the time the vote is taken at the special meeting. If your shares are held by your broker or other nominee in "street name," your broker will vote your shares only if you provide instructions as to how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares may not be voted by that broker.

     We will not complete the merger unless we receive the affirmative vote of two-thirds of the outstanding shares of Commercial Assets' common stock. Asset Investors, which holds approximately 26.6% of the outstanding shares of Commercial Assets' common stock, has agreed to vote all of its shares of Commercial Assets' common stock "FOR" adoption of the merger agreement. In addition, the executive officers and directors of Asset Investors and Commercial Assets, who hold 5.4% of the outstanding shares of Commercial Assets' common stock collectively, have each indicated their intention to vote "FOR" adoption of the merger agreement and have agreed to elect to receive stock in the merger. Therefore, adoption of the merger agreement will require the affirmative vote of stockholders holding approximately 51% of the outstanding shares of Commercial Assets' common stock not held by Asset Investors or the executive officers and directors of Asset Investors and Commercial Assets.

     BECAUSE APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE OUTSTANDING SHARES OF COMMERCIAL ASSETS' COMMON STOCK, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

VOTING OF PROXIES

     Shares of Commercial Assets' common stock represented by all properly executed proxies received prior to the vote at the special meeting will be voted as specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares of Commercial Assets' common stock represented by the proxy will be voted "FOR" adoption of the merger agreement. Commercial Assets currently knows of no other business to be brought before the special meeting other than as described herein.

NO DISSENTERS' RIGHTS OF APPRAISAL

     Under the Delaware General Corporation Law, holders of Commercial Assets' common stock are not entitled to dissenters' rights of appraisal in the merger.

RECOMMENDATION OF THE COMMERCIAL ASSETS BOARD AND THE SPECIAL COMMITTEE OF THE BOARD

     The special committee has recommended that the Commercial Assets board of directors approve the merger, and the Commercial Assets board of directors has approved the merger agreement. Both the special committee and the board of directors of Commercial Assets have determined that the merger agreement is advisable and in the best interests of Commercial Assets and its stockholders other than Asset Investors and its affiliates and recommend that Commercial Assets stockholders vote "FOR" adoption of the merger agreement.

     Whether or not you are able to attend the Commercial Assets special meeting, your vote by proxy is very important. Commercial Assets stockholders are encouraged to mark, sign and date the enclosed proxy and mail it promptly in the enclosed return envelope.

           THE SPECIAL MEETING OF THE STOCKHOLDERS OF ASSET INVESTORS


     This Joint Proxy Statement/Prospectus is accompanied by the notice of special meeting and a form of proxy that is solicited by the Asset Investors board of directors for use at the special meeting of Asset Investors stockholders to be held on August 1, 2000, at 11:00 a.m., local time, at 2000 S. Colorado Blvd., 10th Floor, Denver, Colorado, and at any postponements or adjournments of the special meeting. Representatives of Ernst & Young LLP, independent auditors of Asset Investors, will be present at the special meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


MATTERS TO BE CONSIDERED

     At the Asset Investors special meeting, Asset Investors stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement and two proposals to amend the certificate of incorporation of Asset Investors. We anticipate that the merger will occur as promptly as practical after the Asset Investors special meeting.

PROXIES

     If you are an Asset Investors stockholder, you may use the accompanying proxy if you are unable to attend the special meeting in person or wish to have your shares voted by proxy even if you do attend the special meeting. You may revoke any proxy given by you at any time before the vote is taken at the special meeting. You can do this in one of three ways. First, you may send a written notice dated later than your proxy card stating that you would like to revoke your current proxy. Second, you may complete and submit a new proxy card dated later than your original proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the secretary of Asset Investors. The secretary must receive the notice or new proxy card before the vote is taken at the special meeting. Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

SOLICITATION OF PROXIES

     The enclosed proxy is being solicited by Asset Investors. In addition to solicitations by mail, solicitations may be made by personal interview, telephone and telegram by Asset Investors directors and officers. No additional compensation will be paid to the Asset Investors directors and officers for the solicitation of proxies. Asset Investors will employ Mackenzie Partners, Inc. to assist it in the solicitation of proxies. Asset Investors expects to incur a fee of approximately $15,000, plus reimbursement of out-of-pocket expenses for this service. All costs of the solicitation will be paid solely by Asset Investors. Asset Investors will reimburse banks, brokers and others holding shares in their names or the names of nominees or otherwise for reasonable out-of-pocket expenses incurred in sending proxies and proxy materials to the beneficial owners of the shares.

VOTING RIGHTS AND VOTES REQUIRED


     Holders of record of shares of Asset Investors' common stock at the close of business on June 12, 2000, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On the record date, 5,679,469 shares of Asset Investors' common stock were outstanding and held by stockholders of record. The presence, in person or by proxy, of shares of Asset Investors' common stock representing a majority of the outstanding shares of Asset Investors' common stock entitled to vote on the record date is necessary to constitute a quorum at the special meeting. Shares represented by proxies that reflect abstentions or "broker non-votes," i.e., shares held by a broker or nominee which are represented at the special meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal, will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     Each share of Asset Investors' common stock outstanding on the record date is entitled to one vote on each matter presented at the special meeting. If you are voting by proxy, for your vote to be counted, your properly completed proxy must be received by the secretary of Asset Investors prior to the time the vote is taken at the special meeting. If your shares are held by your broker or other nominee in "street name," your broker will vote your shares only if you provide instructions as to how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares may not be voted by that broker.

     Under applicable state law, adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Asset Investors' common stock entitled to vote on the merger agreement. Under applicable state law, the proposed amendments to the Asset Investors certificate of incorporation require the affirmative vote of a majority of the outstanding shares of Asset Investors' common stock entitled to vote on each of the proposed amendments.

     BECAUSE APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF ASSET INVESTORS' COMMON STOCK, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. BECAUSE APPROVAL OF THE PROPOSED AMENDMENTS TO THE ASSET INVESTORS CERTIFICATE OF INCORPORATION REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF ASSET INVESTORS' COMMON STOCK, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSED AMENDMENTS.

VOTING OF PROXIES

     Shares of Asset Investors' common stock represented by all properly executed proxies received prior to the vote at the special meeting will be voted as specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares of Asset Investors' common stock represented by the proxy will be voted "FOR" the adoption of the merger agreement and "FOR" the approval of both proposed amendments to the Asset Investors certificate of incorporation. Asset Investors currently knows of no other business to be brought before the special meeting other than as described herein.

NO DISSENTERS' RIGHTS OF APPRAISAL

     Under the Delaware General Corporation Law, holders of Asset Investors' common stock are not entitled to dissenters' rights of appraisal in the merger.

RECOMMENDATION OF THE ASSET INVESTORS BOARD OF DIRECTORS

     The Asset Investors board of directors has approved the merger, has determined that the merger is fair to and in the best interests of Asset Investors and its stockholders and recommends that Asset Investors stockholders vote "FOR" adoption of the merger agreement.

     The Asset Investors board of directors has approved the proposed amendments to the Asset Investors certificate of incorporation and recommends that Asset Investors stockholders vote "FOR" the approval of each of the proposed amendments to the Asset Investors certificate of incorporation.

     Whether or not you are able to attend the Asset Investors special meeting, your vote by proxy is very important. Asset Investors stockholders are encouraged to mark, sign and date the enclosed proxy and mail it promptly in the enclosed return envelope.

                              THE MERGER AGREEMENT

     This section of the Joint Proxy Statement/Prospectus describes material provisions of the merger agreement. Because this description of the merger agreement is a summary, it does not contain all the information that may be important to you. You should read carefully the entire copy of the merger agreement, which is included in this Joint Proxy Statement/Prospectus as Annex A.

FORM OF MERGER

     If all the conditions to the merger are satisfied or waived in accordance with the merger agreement, Commercial Assets will merge with and into Asset Investors, with Asset Investors being the surviving corporation.

CLOSING OF THE MERGER; EFFECTIVE TIME OF THE MERGER

     Unless another time or date is agreed to by the parties, the closing will take place at 10:00 am, Los Angeles time, on the fifth business day after satisfaction or waiver of the conditions set forth in the merger agreement. The merger will become effective when a certificate of merger is filed with and accepted by the Secretary of State of the State of Delaware or a later date if the certificate of merger specifies a later date.

SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

     Asset Investors will be the surviving corporation of the merger. The certificate of incorporation of Asset Investors will be amended to read as set forth in Annex B.

SURVIVING CORPORATION BYLAWS

     The bylaws of Asset Investors, in effect immediately prior to the time of the merger, shall become the bylaws of the surviving corporation.

DIRECTORS AND OFFICERS

     The officers of Asset Investors at the time of the merger will become the officers of the surviving corporation. The directors of the surviving corporation will be:

     - Terry Considine;

     - Thomas L. Rhodes;

     - Bruce Moore;

     - Bruce D. Benson;

     - Elliot H. Kline;

     - Richard L. Robinson;

     - Tim Schultz; and

     - William J. White.

     These directors shall serve until their successors have been elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the surviving corporation. See "DIRECTORS AND EXECUTIVE OFFICERS."

CONSIDERATION TO BE RECEIVED BY COMMERCIAL ASSETS STOCKHOLDERS

     On the date the merger becomes effective, each outstanding share of Commercial Assets' common stock shall be converted, based on each stockholder's election, into the right to receive either:

     - $5.75 in cash, subject to proration; or

     - .4075 shares of Asset Investors' common stock.

To the extent that Commercial Assets stockholders elect to receive, in the aggregate, cash for greater than 3,549,868 shares, cash will be distributed pro rata among stockholders electing to receive cash. In the event the cash election is oversubscribed, the merger agreement provides for the calculation of a proration factor by dividing 3,549,868 by the total cash election amount, and applying the resulting factor to each stockholders' cash election. In addition, in order to maintain the tax-free status of the merger to Commercial Assets stockholders that elect stock, we must limit the total cash paid to stockholders. Accordingly, if the total cash paid in the merger, including cash paid in lieu of fractional shares and cash paid to plaintiffs' attorneys in connection with the settlement, exceeds 57.5% of the value of the total merger consideration, the amount of cash available to electing stockholders will be reduced accordingly. For a discussion of the mechanics of the election see "DESCRIPTION OF THE MERGER CONSIDERATION AND THE CASH ELECTION." Holders of Commercial Assets' common stock will receive cash in lieu of fractional shares of Asset Investors' common stock.

     Each issued and outstanding share of Asset Investors' common stock will remain outstanding and will not be affected by the merger except that 114,200 shares of Asset Investors' common stock currently held by Commercial Assets will be cancelled.

EXCHANGE OF CERTIFICATES

     At the time of the merger, Asset Investors will designate an exchange agent with whom Asset Investors will deposit certificates representing shares of Asset Investors' common stock along with an amount of cash necessary for the payment of any dividends and distributions set forth in the merger agreement and for payment of fractional shares.

     Soon after the completion of the merger, the exchange agent will mail to each holder of Commercial Assets' common stock a letter stating the conditions and instructions for the exchange of Commercial Assets' common stock for the consideration to which they are entitled. Once the Commercial Assets' common stock is surrendered to the exchange agent, the Commercial Assets' stockholder will receive a certificate representing that whole number of shares of Asset Investors' common stock that the Commercial Assets stockholder is entitled to, and any distributions or dividends paid on these shares, and cash in lieu of any fractional shares of Asset Investors' common stock.

     Commercial Assets stockholders will not be entitled to receive any dividends or other distributions payable by Asset Investors until they exchange their Commercial Assets' stock certificates for certificates representing shares of Asset Investors' common stock. Once they deliver their Commercial Assets' stock certificates to the exchange agent, the Commercial Assets stockholders will receive any accumulated dividends and distributions to which they are entitled. No interest shall be paid or will accrue on any amounts payable to Commercial Assets stockholders.

NO FRACTIONAL SHARES WILL BE ISSUED

     No certificates representing fractional shares of Asset Investors' common stock resulting from the conversion will be issued. Instead of receiving fractional shares of Asset Investors' common stock, each former holder of Commercial Assets' common stock will receive cash. The amount of that cash that will be paid in place of fractional shares will be equal to the fractional percentage of the share to which a holder was entitled, multiplied by the closing price of a share of Asset Investors' common stock on the New York Stock Exchange Composite Transaction Tape on the closing date of the merger.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains the following material representations and warranties of Asset Investors and Commercial Assets:

          1. each company is duly organized and in good standing under the laws of the jurisdiction in which it is organized;

          2. the capitalization of each company including number of shares authorized and outstanding;

          3. each company has the requisite corporate power to enter into the merger agreement;

          4. absence of any breach of organizational documents or material agreements as a result of the contemplated transactions;

          5. accuracy of all filings with the Securities and Exchange Commission and financial statements;

          6. the lack of any material undisclosed liabilities;

          7. the lack of any material misstatement contained in information supplied for use in this Joint Proxy Statement/Prospectus;

          8. absence of certain changes or events affecting either company which could have a material adverse effect on either company;

          9. each company's REIT status;

          10. each company's tax matters and compliance with relevant tax laws;

          11. required vote of stockholders of each company to approve the merger; and

          12. the lack of any brokers entitled to fees or commissions in connection with the merger.

COMMERCIAL ASSETS' EMPLOYEE BENEFIT PLANS

     Employee stock options to acquire shares of Commercial Assets' common stock will be converted into employee stock options to acquire shares of Asset Investors. The terms of the Asset Investors stock options will be substantially the same as the terms currently applicable to the Commercial Assets stock options.

CONDITIONS TO CONSUMMATION OF MERGER

     The merger agreement contains conditions to complete the merger. Neither Asset Investors nor Commercial Assets will be obligated to complete the merger unless the following conditions are satisfied or waived:

     - Governmental and Regulatory Approvals: All consents, approvals, and actions of, filings with and notices to any governmental entity have been obtained or made;

     - Settlement Order: The Delaware Chancery Court shall have entered a final and nonappealable settlement order on substantially the terms set forth in the memorandum of understanding;

     - No Injunctions or Restraints are in Effect: No legal restraint or prohibition shall be in effect preventing the consummation of the merger or which may likely have a material adverse effect on Asset Investors or Commercial Assets;

     - Joint Proxy Statement/Prospectus Form S-4: The Joint Proxy
       Statement/Prospectus Form S-4 shall be effective under the Securities Act of 1933 prior to the mailing of this Joint Proxy Statement/Prospectus to the stockholders of Asset Investors and Commercial Assets and no stop order or pending stop order shall be entered by the Securities and Exchange Commission;

     - Stockholder Approval: The stockholders of Asset Investors and Commercial Assets have approved their respective merger proposals, as described in this Joint Proxy Statement/Prospectus;

     - NYSE Listing: The shares of Asset Investors' common stock issuable in the merger have been approved for listing on the New York Stock Exchange.

     Asset Investors will not be required to complete the merger unless the following conditions are satisfied or waived:

     - Representations and Warranties are True and Correct: The representations and warranties made by Commercial Assets in the merger agreement are true and correct on the date that the merger is completed, unless the failure to be true and correct does not, or would not reasonably be expected to, result in a Material Adverse Effect on Asset Investors;

     - Performance of Obligations of Commercial Assets: Commercial Assets has performed all obligations required under the merger agreement at or prior to the closing date of the merger;

     - No Material Adverse Change: At any time after the date of the merger agreement there is not a Material Adverse Change relating to Commercial Assets;

     - Receipt of Tax Opinion: Asset Investors has received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP that the merger will constitute a tax-free reorganization under the Internal Revenue Code, Asset Investors and Commercial Assets are each parties to the reorganization, and Commercial Assets qualifies as a REIT.

     Commercial Assets will not be required to complete the merger unless the following conditions are satisfied or waived:

     - Representations and Warranties are True and Correct: The representations and warranties made by Asset Investors in the merger agreement are true and correct on the date that the merger is completed, unless the failure to be true and correct does not, or would not reasonably be expected to, result in a Material Adverse Effect on Commercial Assets;

     - Performance of Obligations of Asset Investors: Asset Investors has performed all obligations required under the merger agreement at or prior to the closing date of the merger;

     - No Material Adverse Change: At any time after the date of the merger agreement there is not a Material Adverse Change relating to Asset Investors;

     - Receipt of Tax Opinion: Commercial Assets has received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP that the merger will constitute a tax-free reorganization under the Internal Revenue Code, Asset Investors and Commercial Assets are each parties to the reorganization, and Asset Investors qualifies as a REIT.

     Under the merger agreement, "Material Adverse Effect" or "Material Adverse Change" means any change, effect, event, occurrence or state of facts that is or would reasonably be expected to be, materially adverse to the business, financial conditions or results of operations of either Asset Investors or Commercial Assets. "Material Adverse Effect" or "Material Adverse Change" does not include the effects of changes relating to the United States economy or the United States securities markets, the manufactured housing community in general, changes in GAAP, the merger agreement and any contemplated transactions, and the resignation of officers or employees of Commercial Assets or Asset Investors.

     In the event that any material condition is waived by the parties, we intend to resolicit approval of our stockholders to the merger.

COVENANTS RELATING TO THE CONDUCT OF BUSINESS

     The merger agreement provides that, until the merger has been completed, Commercial Assets and Asset Investors will conduct their respective businesses in the ordinary course and consistent with past practice and in compliance in all material respects with all applicable laws and regulations and use reasonable efforts to:

     - preserve intact their current business organizations;

     - keep available the services of their current officers and other employees; and

     - preserve their relationships with those persons having business dealings with them.

     From the date of the merger agreement to the time the merger occurs, Commercial Assets and Asset Investors have agreed that neither party will take the following actions without the consent of the other party:

     - the declaration, set aside or payment of any dividends or other distributions, other than regular quarterly dividends not significantly in excess of past dividends, or the entry into any agreement relating to the voting of any capital stock;

     - the split, combination or reclassification of any of its capital stock;

     - the purchase, redemption or acquisition of any shares of capital stock or any of its subsidiaries' capital stock, other than in the ordinary course of business;

     - the issuance, delivery, sale, pledge or other encumbrance of any shares of its capital stock;

     - the amendment of its certificate of incorporation, bylaws or other comparable organizational documents (except that Asset Investors may amend its certificate of incorporation in a manner consistent with Annex
       B);

     - the authorization or commitment to agree to take any of these actions;
       and

     - the solicitation of an alternative transaction or acceptance of an alternate proposal made by another party.

     In addition, Asset Investors has agreed to vote its shares of Commercial Assets' common stock in favor of the merger. Furthermore, Asset Investors, its officers and directors and the officers and directors of Commercial Assets have agreed to elect to receive stock in the merger.

TERMINATION

     The merger agreement may be terminated at any time before the date the merger becomes effective in any of the following circumstances:

     - by mutual written consent of Asset Investors and Commercial Assets;

     - by either party if any of the required approvals of the stockholders of Asset Investors or Commercial Assets are not obtained at a stockholders meeting of either company, including any postponements or adjournments thereof;

     - by either party if a court or governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and the order, decree, ruling or other action has become final and nonappealable;

     - by either party if the other party breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement, and the breach is incapable of being cured or renders a condition incapable of being satisfied prior to the applicable termination date or if a condition to that party's obligation to complete the merger cannot be performed;

     - by either party if prior to its stockholder meeting, its board of directors determines in good faith, after consultation with outside counsel, that in light of a proposal that is more favorable to such party's stockholders than the merger, its failure to enter into the more favorable proposal could reasonably be seen as a breach of fiduciary duty to its stockholders;

     - by either party if the board of directors of the other party (1) withdraws or materially modifies its approval of the merger or (2) recommends or approves any alternative transaction set forth in the merger agreement with a third party or (3) resolves to take any such actions;

     - by either party if the other party or any of its officers, directors, representatives or agents (1) solicits or takes any other action designed to facilitate any inquiries from third parties about alternative transactions or (2) participates in any substantive discussion or negotiations regarding any alternative transactions; or


     - if the merger is not completed by the earlier of August 31, 2000 or 60 days after the Joint Proxy Statement/Prospectus is declared effective by the SEC. This termination right is not available to any party whose failure to fulfill any obligation has been the cause of, or resulted in, the failure of any condition to be satisfied.


FEES AND EXPENSES

     Except as provided below, regardless of whether the merger is completed, Commercial Assets and Asset Investors will pay their own fees and expenses incurred in connection with the merger and each party will be responsible for one-half of any and all filing fees required to be paid to the Securities and Exchange Commission in connection with the merger.

     Pursuant to the merger agreement:

     - the terminating party is obligated to pay the other party a termination fee of $2 million if the merger agreement is terminated by the terminating party because the board of directors of the terminating party determines in good faith, after consultation with outside counsel, that in light of a proposal that is more favorable to its stockholders than the merger, its failure to enter into the more favorable proposal could reasonably be seen as a breach of fiduciary duty to its stockholders;

     - Upon Asset Investors' request, Commercial Assets is obligated to pay the reasonable out-of-pocket expenses incurred by Asset Investors in connection with the merger agreement if a public announcement of an alternative transaction with a third party involving Commercial Assets is made and after the announcement, the merger agreement is terminated by either Commercial Assets or Asset Investors because the Commercial Assets stockholder approval was not obtained, or by Asset Investors because (1) the Commercial Assets board of directors withdraws or materially modifies its approval of the merger or recommends or approves any alternative transaction with a third party or resolves to take any such actions, or
       (2) Commercial Assets or any of its officers, directors, representatives or agents solicits or takes any other action not permitted under the merger agreement designed to facilitate any inquiries from third parties about alternative transactions set forth in the merger agreement or participates in any substantive discussion or negotiations regarding any alternative transactions;

     - In addition, if, within 12 months following any such termination Commercial Assets enters into an agreement to proceed with an alternative transaction with a third party, and that transaction is later completed, Commercial Assets will be required to pay Asset Investors a fee of $2 million, less the amount of any out-of-pocket fees previously reimbursed by Commercial Assets to Asset Investors.

     - Upon Commercial Assets' request, Asset Investors is obligated to pay the reasonable out-of-pocket expenses incurred by Commercial Assets in connection with the merger agreement if a public announcement of an alternative transaction with a third party is made and after the announcement, the merger agreement is terminated by either Asset Investors or Commercial Assets because the Asset Investors stockholder approval was not obtained, or by Commercial Assets because (1) the Asset Investors board of directors withdraws or materially modifies its approval of the merger or recommends or approves any alternative transaction with a third party or resolves to take any such actions, or
       (2) Asset Investors or any of its officers, directors, representatives or agents solicits or takes any other action not permitted under the merger agreement designed to facilitate any inquiries from third parties about alternative transactions set forth in the merger agreement or participates in any substantive discussion or negotiations regarding any alternative transactions; and

     - In addition, if, within 12 months following any such termination Asset Investors enters into an agreement to proceed with an alternative transaction with a third party, and that transaction is later completed, Asset Investors will be required to pay Commercial Assets a fee of $2 million, less the amount of any out-of-pocket fees previously reimbursed by Asset Investors to Commercial Assets.

     - payment of the fees described above may be delayed or eliminated as necessary to permit compliance by the recipient with the gross income requirements that apply to REITs.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following persons are the current executive officers and directors of Asset Investors and Commercial Assets. The merger agreement provides that, after the merger, the directors and executive officers of Asset Investors shall be the current directors and executive officers of Asset Investors. Furthermore, with respect to the following persons:

     - all are citizens of the United States;

     - none have been convicted in a criminal proceeding during the past five years;

     - none have been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, Federal or state securities laws, or a finding of any violation of Federal or state securities laws; and

     - none have familial relationships with each other.

Unless otherwise noted, the principal business address of each person or entity listed below is the address of Asset Investors and Commercial Assets, 3410 South Galena Street, Suite 210, Denver, Colorado 80231. Commercial Assets has not been convicted in a criminal proceeding during the past five years. Commercial Assets has not been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, Federal or state securities laws, or a finding of any violation of Federal or state securities laws. Asset Investors has not been convicted in a criminal proceeding during the past five years. Asset Investors has not been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, Federal or state securities laws, or a finding of any violation of Federal or state securities laws.

     Terry Considine (age 52) has been chairman of the board of directors and chief executive officer of Asset Investors and Commercial Assets since April 1998. From September 1996 to April 1998, Mr. Considine served as co-chairman of the board of directors and co-chief executive officer of Asset Investors and Commercial Assets. He is the sole owner of Considine Investment Co. and has since July 1994 been the chairman of the board of directors and chief executive officer of Apartment Investment and Management Company.

     Thomas L. Rhodes (age 60) has been vice chairman and a director of Asset Investors and vice chairman and a director of Commercial Assets since April 1998. From September 1996 to April 1998, Mr. Rhodes served as co-chairman and director of both Asset Investors and Commercial Assets. Mr. Rhodes has been president of National Review since 1992, where he has also served as a director since 1988. Prior to joining National Review as president, Mr. Rhodes held several positions at Goldman, Sachs & Co. He joined Goldman Sachs in 1974 and subsequently served as: vice president (1977-1982), vice chairman, Goldman Sachs Limited, London, England (1982-1985), and partner (1986-1992), Mr. Rhodes has served as a director of Apartment Investment & Management Company since July 1994, the Lynde and Harry Bradley Foundation since 1995, Delphi Financial Group, Inc., and its subsidiaries,

First Reliance Standard Life Insurance Company, Reliance Standard Life Insurance Company, and Reliance Standard Life Insurance Company of Texas since 1995, and Delphi International Ltd. and Oracle Reinsurance Ltd., since 1997.

     Bruce Moore (age 57) was appointed president and chief operating officer of Asset Investors in February 1998 and president and chief operating officer of Commercial Assets in October 1998. Mr. Moore is the founder and was the chief executive officer of Brandywine Financial Services Corporation and its affiliates, or "Brandywine," a private real estate firm specializing in various aspects of the real estate industry, including asset management, consulting, development, property management, brokerage and capital formation. He is a certified public accountant, holds a Masters in Accounting and a Bachelor of Science in Economics from the Wharton School of the University of Pennsylvania. Mr. Moore is a director and past president of the Media Youth Center, and a past advisory-board member for the Department of Recreation and Intercollegiate Athletics for the University of Pennsylvania. In addition, Mr. Moore is a member of the National Association of Real Estate Investment Trusts and the Internation Council of Shopping Centers.

     Bruce D. Benson (age 61) has served as a director of Asset Investors and Commercial Assets since October 1996 and previously served as a director of Asset Investors from February 1992 through November 1993. In February 1998, Mr. Benson became the chairman of Asset Investors' compensation committee. For the past 32 years, he has been president and owner of Benson Mineral Group, Inc., a domestic oil and gas production company located in Denver, Colorado. He is also chairman, chief executive officer and president of United States Exploration, Inc., an oil and gas exploration company listed on the American Stock Exchange. He serves on numerous boards of trustees and boards of directors, including chairman, Denver Zoological Foundation; past chairman and past president and a current director of Boy Scouts of America, Denver Area Council; trustee emeritus and past president of the board of trustees, Berkshire School, Sheffield, Massachusetts and trustee of Colorado UpLIFT. He is also a past president and past trustee, Smith College, Northampton, Massachusetts; past chairman, Colorado Commission on Higher Education; and past member, board of directors, University of Colorado Foundation; and chairman of the Total Learning Environmental Capital Campaign of the University of Colorado. In 1994, he was the Republican nominee for the Governor of Colorado.

     Elliot H. Kline(age 59) has served as a director of Asset Investors since September 1988, as a member of its compensation committee since February 1998, as a member of its audit committee since December 1988 and as chairman of the audit committee since November 1990. Dr. Kline has served as executive-in-residence at Arizona State University-West since August 1993. Dr. Kline served as president of In The Interim Management Consulting, a firm specializing in consulting to universities, from 1989 to 1993. Dr. Kline served as the dean of the College of Business Administration at the University of Denver from 1987 to 1989; as the dean and a professor of the School of Business and Public Administration at the University of the Pacific from 1977 to 1987; and as the director and an Associate Professor of the Institute of Public Affairs and Administration at Drake University from 1970 to 1977.

     Richard L. Robinson (age 70) has served as a director of Asset Investors since January 1990, as a member of its audit committee since August 1993 and as a member of its compensation committee since February 1998. Mr. Robinson has served as chairman of the board of directors and chief executive officer of Robinson Dairy, Inc., a Denver-based institutional dairy products manufacturer and distributor, since 1975 and prior thereto served in various executive positions with that company for 20 years. Mr. Robinson also serves as a director of US Exploration. He is active in numerous civic and charitable organizations, is past chairman of the Greater Denver Chamber of Commerce and a past president of the State Board of Agriculture,the governing body for the Colorado State University System.

     Tim Schultz (age 51) has served as a director of Asset Investors and as a member of its audit committee since July 1994. In February 1998, Mr. Schultz became a member of Asset Investors' compensation committee. He is president and executive director of the Boettcher Foundation, a Colorado not-for-profit, charitable cooperation, and from August 1994 until November 1995, he was chairman and president of Colorado Open Lands, a Colorado not-for-profit corporation. From 1990 until August 1994, he was employed by the law firm of Arnold & Porter as a consultant-corporate/government relations with responsibilities ranging from serving as chairman of a large land trust to representing clients' needs in connection with state and local government issues. From May 1987 to July 1990, Mr. Schultz served as executive director of the State of Colorado Department of Local Affairs and from November 1983 to May 1987, as commissioner of agriculture for the State of Colorado Department of Agriculture, both cabinet level positions. From 1987 to 1991, he served as chairman of the Colorado Economic Development Commission.

     William J. White (age 61) has served as a director of Asset Investors and member of its audit committee since December 1996, and became a member of its compensation committee in February 1998. Mr. White has served as Chairman of Bigelow and Co., an investment-banking firm located in Denver, Colorado that specializes in municipal and corporate finance, since 1995. From 1992 through 1995, Mr. White was president and owner of First Denver Financial Corporation and in 1991 and 1992, was president of Affiliated Capital Markets, a division of Affiliated National Bank. Prior to these positions, Mr. White served in various positions culminating as chairman of Kirchner Moore and Company, an investment banking firm. Mr. White serves on the board of directors of Guaranty Bank and Trust Company.


     Raymond T. Baker (age 49) has served as a director of Commercial Assets, as a member of its compensation committee and as chairman of its audit committee since Commercial Assets was organized in 1993. He served as a director of Asset Investors from December 1991 until August 1993. He has been a partner of Gold Crown Management Co., a Denver-based property management company, since 1974. Mr. Baker was a member of the Colorado Economic Development Commission Advisory Board, was a member and chairman of the Colorado Economic Development Commission, is chairman of the Metropolitan Football Stadium District, is a member and chairman of the Denver Metropolitan Major League Baseball District and is a director of Alpine Bank. He is a member of the Denver Zoological Board and chairman and member of the Gold Crown Youth Foundation.


     Thomas C. Fries (age 55) has served as a director of Commercial Assets and a member of its audit and compensation committees since December 1996. Since 1986, Mr. Fries has been the president and owner of CP Company, a regional distributor and lessor of refrigeration equipment located in Denver, Colorado. From 1980 to 1995, Mr. Fries served as president and owner of Cummins Power, Inc., the Rocky Mountain area distributor for Cummins Engine Company, Inc. He has served as board chairman of Colorado Outward Bound School and Junior Achievement. He is a board member of Mountain States Employers Council, Colorado Outward Bound School and the Denver Museum of Natural History, and is a member of the American Alpine Club.

     Donald L. Kortz (age 59) has served as a director of Commercial Assets and a member of its audit and compensation committees since its organization in 1993. He served as a director of Asset Investors from June 1988 until August 1993. Mr. Kortz serves as president and chief executive officer of Fuller & Company, a Denver-based commercial real estate broker, from April 1987 until October 1995, when he was appointed president and chief executive officer of Rose Community Foundation. Mr. Kortz returned to Fuller & Company as the chairman of its board of directors in January 1999. Previously, Mr. Kortz served as chairman of the board of trustees of the Rose Health Care Systems, the holding company of Rose Medical Center, Denver, Colorado and as a member of the Denver Board of Water Commissioners. Mr. Kortz is also a member of the Society of Fellows of the University of Denver and is a member of local, state and federal bas associations and realtors associations and is a member of Key Bank, N.A., District of Colorado, Advisory Board.

     Robert J. Malone (age 55) has served as a director of Commercial Assets and a member of its audit and compensation committees since its organization in 1993. He served as a director of Asset Investors from February 1992 until August 1993. Mr. Malone is chairman of US Bank (formerly Colorado National Bank, Denver, Colorado). From 1969 to 1993, Mr. Malone served in various capacities, including chief executive and senior executive capacities, with Central Banks/Bank Western, Western of America, Los Angeles, California. He also serves on the boards of numerous civic and charitable organizations including chairman of the board of directors of Colorado's Ocean Journey, past trustee and member of the executive committee of the Denver Art Museum, Director of Colorado UpLift and trustee and chairman of the nominating committee of the Denver Zoological Foundation.

     Robert G. Blatz (age 38) has functioned as Asset Investors' executive vice president since February 1999 and was appointed to this position in September 1999. From June 1998 until joining Asset Investors he served as a senior associate for Coopers & Lybrand (predecessor to PricewaterhouseCoopers) as a consultant for management and financial systems. From May 1993 to June 1998, he was with the Heritage Foundation, a public policy organization, most recently as its vice president and chief financial officer. From May 1983 to May 1993, he served as an officer in the United States Army, in a variety of positions and assignments. Mr. Blatz received a BS from the United States Military Academy and an MBA from The George Washington University.

     Joseph W. Gaynor (age 54) joined Asset Investors as vice president of development in January 2000. From January 1986 through December 1999, Mr. Gaynor served as general counsel to Brandywine Corporation and its affiliates, a private real estate firm specializing in various aspects of the real estate industry, including development and property management of retail centers and manufactured home communities. In 1995, Mr. Gaynor became president of an affiliate of Brandywine in charge of new development. In May 1997, Mr. Gaynor became president of Community Acquisition and Development Corporation, the managing member of several limited liability companies which owned, leased and operated manufactured home communities in which either Asset Investors or Commercial Assets had interests in. Prior to 1995, Mr. Gaynor was a senior partner in the law firm of Gaynor, Decker & Young, P.A. and specialized in the development of retail shopping centers, hotels, marinas and manufactured home communities. Mr. Gaynor received his B.S. with honors from Rutgers University, earned his J.D. from Stetson University College of Law and was admitted to the Florida Bar in 1971. He is a past chairman of St. Petersburg Downtown Redevelopment Committee and Port Authority, a past chairman of the board of Operation PAR, Inc. (Parental Awareness and Responsibility), a past chairman of the Tampa Bay Area Partnership for a Drug Free Florida, and a past chairman of the Pinellas Partnership for a Drug-Free Workplace.


     David M. Becker (age 41) has functioned as Asset Investors' chief financial officer, treasurer and secretary since December 1997 and was appointed to such position in April 1998. From September 1995 until joining Asset Investors, he was both the chief financial officer of Westfield Development Company, Inc. and vice president-finance of the Frederick Ross Co., related companies involved in commercial real estate development, brokerage and management. Prior to September 1995, he held various executive positions with CONCORD Services, Inc., a privately-held company involved in multiple businesses, including trading, manufacturing and finance. CONCORD Services, Inc. declared bankruptcy in February 1995.


     Upon completion of the merger, the board of directors of Asset Investors will consist of eight members divided into three classes serving staggered terms, with one class of directors elected annually. The terms of the directors constituting Class I will expire in 2000. The terms of the directors constituting Class II extend through 2001, and the terms of the directors in Class III extend through 2002. The table below indicates the names of the directors in each class and the expiration of the terms of the directors in each Class.

          CLASS I                         CLASS II                       CLASS III
----------------------------    ----------------------------    ----------------------------
  (TERMS EXPIRING IN 2000)        (TERMS EXPIRING IN 2001)        (TERMS EXPIRING IN 2002)
      Elliot H. Kline                 Terry Considine                 Thomas L. Rhodes
        Tim Schultz                   Bruce D. Benson                 William J. White
    Richard L. Robinson                                                 Bruce Moore

      SECURITY OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS AND MANAGEMENT


     The following tables set forth information as of May 31, 2000 regarding the beneficial ownership of Asset Investors' and Commercial Assets' common stock by each person who is known by Asset Investors to beneficially own more than 5% of the outstanding shares of Asset Investors' and Commercial Assets' common stock, each director of Asset Investors and Commercial Assets, specified executive officers of Asset Investors and Commercial Assets, and all directors and executive officers as a group.


                                ASSET INVESTORS

                                                              AMOUNT AND
                                                              NATURE OF
                                                              BENEFICIAL    PERCENT OF
NAME OF BENEFICIAL OWNER(1)                                   OWNERSHIP      CLASS(2)
---------------------------                                   ----------    ----------
Terry Considine(3)..........................................    747,313       12.1%
Thomas L. Rhodes(4).........................................    286,635        4.8%
Bruce E. Moore(5)...........................................    229,813        3.9%
Bruce D. Benson(6)..........................................    145,938        2.5%
Elliot H. Kline(7)..........................................     50,818        *
Richard L. Robinson(7)......................................     56,302        1.0%
Tim Schultz(7)..............................................     31,036        *
William J. White(8).........................................     20,800        *
David M. Becker(9)..........................................     28,110        *
Robert G. Blatz.............................................     40,000        *
Joseph W. Gaynor............................................     48,414        *
The Wilder Corporation of Delaware(10)......................    601,891       10.5%
  3000 Gulf-to-Bay Blvd., 6th Floor
  Clearwater, Florida 34619
All directors and executive officers as a group (11
  persons)..................................................  1,685,179       24.8%

---------------

  * Denotes ownership of less than 1% of the outstanding shares of Asset Investors' common stock.

 (1) Includes, where applicable, shares owned by such person's minor children and spouse and by other related individuals and entities. Unless otherwise indicated, such person has sole voting and investment power as to the shares listed and such person's address is 3410 South Galena Street, Suite 210, Denver, Colorado 80231. Excludes units of limited partnership of Asset Investors Operating Partnership that are not redeemable within 60 days.


 (2) All shares which a person had the right to acquire within 60 days after May 31, 2000, were deemed to be outstanding for the purpose of computing the "Percent of Class" owned by such person but were not deemed to be outstanding for the purpose of computing the "Percent of Class" owned by any other person. At May 31, 2000, 5,679,469 shares were outstanding.


 (3) Includes 178,354 shares held by Titahotwo Limited Partnership and Titahothree Limited Partnership in which Mr. Considine serves as general partner. Includes 220,329 options exercisable and 266,130 Asset Investors Operating Partnership units redeemable within 60 days.

 (4) Includes 75,467 options exercisable and 168,037 Asset Investors Operating Partnership units redeemable within 60 days.

 (5) Includes 8,721 shares of Asset Investors' common stock owned by Brandywine Real Estate Management Services Corporation, an entity in which the stockholder owns a 50% interest, and 166,667 options exercisable and 25,355 Asset Investors Operating Partnership units redeemable within 60 days.

 (6) Includes 25,969 options exercisable and 75,160 Asset Investors Operating Partnership units redeemable within 60 days.

 (7) Includes 16,100 options exercisable within 60 days.

 (8) Includes 12,100 options exercisable within 60 days.

 (9) Includes 20,000 options exercisable within 60 days.

(10) Includes 56,960 Asset Investors Operating Partnership units redeemable within 60 days.

                               COMMERCIAL ASSETS

                                                                   AMOUNT AND
                                                              NATURE OF BENEFICIAL   PERCENT OF
NAME OF BENEFICIAL OWNER(1)                                       OWNERSHIP(2)        CLASS(3)
---------------------------                                   --------------------   ----------
Asset Investors Operating Partnership, L.P..................       2,761,126           26.6%
Terry Considine(4)..........................................         147,693            1.4%
Thomas L. Rhodes(5).........................................          66,673            *
Bruce E. Moore..............................................              --            *
Raymond T. Baker(6).........................................          98,618            *
Bruce D. Benson(7)..........................................         128,483            1.2%
Thomas C. Fries(8)..........................................         109,416            1.0%
Donald L. Kortz(6)..........................................          97,516            *
Robert J. Malone(6).........................................          90,182            *
All directors and executive officers as a group (9
  persons)..................................................         738,581            7.0%

---------------

 * Denotes ownership of less than 1% of the outstanding shares of Commercial Assets' common stock.

(1) Unless otherwise indicated, the address for each stockholder is 3410 South Galena Street, Suite 210, Denver, Colorado 80231.

(2) Includes, where applicable, shares of Commercial Assets' common stock owned by such person's minor children and spouse and by other related individuals and entities. Unless otherwise indicated, such person has sole voting and investment power as to the shares listed.


(3) All shares of Commercial Assets' common stock which a person had the right to acquire within 60 days after May 31, 2000, were deemed to be outstanding for the purpose of computing the "Percent of Class" owned by such person but were not deemed to be outstanding for the purpose of computing the "Percent of Class" owned by any other person. On May 31, 2000, 10,396,529 shares of Commercial Assets' common stock were outstanding.


(4) Includes 107,571 shares of Commercial Assets' common stock held by Titahotwo Limited Partnership, in which Mr. Considine serves as general partner, and 14,122 options exercisable within 60 days which are held by Titahotwo.

(5) Includes 5,475 options exercisable within 60 days.

(6) Includes 30,000 options exercisable within 60 days.

(7) Includes 57,903 options exercisable within 60 days.

(8) Includes 47,500 options exercisable within 60 days.

               COMPARISON OF RIGHTS OF STOCKHOLDERS OF COMMERCIAL
             ASSETS AND ASSET INVESTORS BEFORE AND AFTER THE MERGER

     The rights of Asset Investors stockholders are currently governed by the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation of Asset Investors and the By-Laws of Asset Investors. The rights of Commercial Assets stockholders are currently governed by the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation of Commercial Assets and the By-Laws of Commercial Assets. In accordance with the merger agreement, at the time the merger becomes effective, each outstanding share of Commercial Assets' common stock will be converted based on each stockholder's election, into either:

     - $5.75 in cash, subject to proration; or

     - .4075 shares of Asset Investors' common stock.

Treasury shares of Commercial Assets' common stock, shares of Asset Investors' common stock held by Commercial Assets and treasury shares of Asset Investors shall be canceled. In the merger, the Asset Investors Amended and Restated Certificate of Incorporation will be amended. Accordingly, upon completion of the merger, the rights of Asset Investors stockholders and Commercial Assets stockholders who become Asset Investors stockholders as a result of the merger will be governed by the Delaware General Corporation Law, the Second Amended and Restated Certificate of Incorporation of Asset Investors and the By-Laws of Asset Investors. The following is a comparison of rights of Commercial Assets stockholders and Asset Investors stockholders before and after the merger.

     The following discussion includes and is limited to all material provisions and changes, is not intended to be complete and is qualified by reference to the Amended and Restated Certificate of Incorporation and By-Laws of Asset Investors and the Amended and Restated Certificate of Incorporation and By-Laws of Commercial Assets. Copies of these documents are exhibits to Asset Investors' and Commercial Assets' Annual Reports on Form 10-K, which are incorporated by reference and will be sent to stockholders of Asset Investors and Commercial Assets, upon request.

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

     Before the Merger. Under the Commercial Assets and Asset Investors certificates of incorporation before the merger, no person may acquire in the aggregate, greater than 9.8% of any class of stock of Commercial Assets or Asset Investors. In addition, the Commercial Assets and Asset Investors boards of directors are empowered to refuse to transfer any shares of Commercial Assets or Asset Investors if the ownership of shares by that person would result in the imposition of a tax on Commercial Assets or Asset Investors or another holder of shares of Commercial Assets or Asset Investors.


     After the Merger. Under the Second Amended and Restated Certificate of Incorporation of Asset Investors after the merger, no person will be permitted to acquire more than 5% of the aggregate value of the outstanding shares of any class of stock of Asset Investors, unless this restriction is waived by the Asset Investors board of directors. If any unpermitted transfer of shares of stock of Asset Investors would result in a person owning greater than 5% of the aggregate value of the outstanding shares of any class of stock of Asset Investors, all shares that are in excess of the 5% limit will be transferred in trust for the benefit of a charitable beneficiary. Within 90 days of receiving notice from Asset Investors that shares of its stock have been transferred to the trust, the trustee of the trust shall sell the shares held in trust and distribute the proceeds from the sale of the shares in the following manner:


     - the prohibited owner whose shares were transferred to the trust will receive the lesser of the amount that the prohibited owner paid for the shares or the amount the trustee receives for shares; and

     - any amounts remaining from the sale will be transferred to a charitable beneficiary.

     At the end of each year, every owner of more than a prescribed percentage, generally 5%, of the outstanding shares of Asset Investors stock will be required to provide Asset Investors with written notice stating the name and address of the owner, the number of shares held and a description of the manner of ownership.

AUTHORIZED CAPITAL STOCK


     Before the Merger. The authorized capital stock of Commercial Assets consists of 75,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share. As of June 12, 2000, 10,396,529 shares of common stock were outstanding and no shares of preferred stock were outstanding.


     After the Merger. The authorized capital stock of Asset Investors after the merger will consist of 35,000,000 shares of common stock, par value $.01 per share, and 15,000,000 shares of preferred stock, par value $.01 per share. At the time the merger is completed, if all Commercial Assets stockholders elect to receive stock we expect that 8,676,696 shares of Asset Investors' common stock and no shares of preferred stock will be outstanding. If all Commercial Assets stockholders elect to receive cash we expect that 7,230,125 shares of Asset Investors' common stock will be outstanding.

COMMITTEES OF THE BOARD OF DIRECTORS

     Before the Merger. Under the Commercial Assets By-Laws, the Commercial Assets board of directors may appoint from its members an executive committee, an audit committee and other committees composed of two or more directors, provided that a majority of the members shall be independent directors. The board of directors may delegate any powers to any committee to the extent permitted by law.

     After the Merger. Under the Asset Investors By-Laws, the Asset Investors board of directors may appoint from its members an executive committee, an audit committee and other committees composed of two or more directors, provided that a majority of the members shall be independent directors. The board of directors may delegate to any committee any power of the board except the power to declare dividends or distributions on stock, recommend to the stockholders any action which requires stockholder approval, amend the by-laws, approve any merger or share exchange which does not require stockholder approval, or issue stock. However, if the board of directors has given general authorization for the issuance of stock, a committee of the board, in accordance with a general formula or method specified by the board of directors by resolution or by adoption of a stock plan, may fix the terms of stock subject to classification or reclassification and the terms on which any stock may be issued. These provisions are unchanged for the Asset Investors stockholders by virtue of the merger.

DUTIES AND POWERS OF THE BOARD OF DIRECTORS

     Before the Merger. Under the Commercial Assets By-Laws, the business of the company shall be managed by or under the direction of the board of directors, which may exercise all powers of the company and do all lawful acts and things as are not required by statute, the certificate of incorporation or the by-laws to be exercised or done by the stockholders.

     The board of directors shall be responsible for establishing the investment policies of the company. In addition, action by the majority of the directors, including a majority of the independent directors, is required to establish or approve modifications to the policies of the company with respect to: the content, frequency and stockholder review of annual reports; changes to the contract with the company's advisor; and compensation of the advisor.

     After the Merger. Under the Asset Investors By-Laws, the business of the company shall be managed by or under the direction of the board of directors, which may exercise all the powers of the company and do all lawful acts and things that are not required by statute, the certificate of incorporation or the by-laws to be exercised or done by the stockholders.

     The board of directors shall be responsible for establishing the investment policies of the company. In addition, action by the majority of the directors, including a majority of the independent directors, is required to establish or approve modifications to the policies of the company with respect to: the content, frequency and stockholder review of annual reports; changes to the contract with the company's advisor; and compensation of the advisor; the maximum operating expenses to be borne by the company in connection with a public offering of the common stock of the company; the commissions and fees the company will pay in acquiring investment properties; the appraisal of properties to be purchased by the company; and the establishment of an amendment to any dividend reinvestment plan. These provisions are unchanged for Asset Investors stockholders by virtue of the merger.

                 DESCRIPTION OF ASSET INVESTORS' CAPITAL STOCK

ASSET INVESTORS' AUTHORIZED CAPITAL STOCK


     Asset Investors' authorized capital stock consists of 35,000,000 shares of common stock, par value $.01 per share, and 15,000,000 shares of preferred stock, par value $.01 per share. As of June 12, 2000, 5,679,469 shares of Asset Investors' common stock and no shares of Asset Investors' preferred stock were issued and outstanding. This discussion of Asset Investors' common stock does not describe changes to the Asset Investors certificate of incorporation that Asset Investors stockholders are being asked to adopt in this Joint Proxy Statement/Prospectus. If the merger agreement is adopted by the Asset Investors stockholders, the changes to the Asset Investors certificate of incorporation would change the rights of holders of Asset Investors' common stock. You should read the section "DESCRIPTION OF THE MERGER PROPOSAL."


ASSET INVESTORS' COMMON STOCK

     Holders of Asset Investors' common stock are entitled to one vote per share for the election of directors and for all other matters to be voted on by the stockholders of Asset Investors. Holders of Asset Investors' common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Asset Investors' common stock are subject to the prior rights of the holders of any series of Asset Investors' preferred stock, whether currently outstanding or designated and issued in the future. All outstanding shares of Asset Investors' common stock are duly authorized, validly issued, fully paid and nonassessable.

     Asset Investors' common stock is currently listed on the New York Stock Exchange.

     Norwest Shareowner Services of Minnesota is the stock transfer agent and registrar for the Asset Investors common stock.

ASSET INVESTORS' PREFERRED STOCK

     The Asset Investors board of directors has the authority to issue shares of preferred stock in one or more classes or series. The board of directors also has the authority to set the designations, powers, preferences and rights of the shares of each class or series of preferred stock.

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

     The ownership and transfer of shares of Asset Investors' common stock and preferred stock, if issued and outstanding, is restricted. No person may own an aggregate of more than 9.8% of the outstanding shares of Asset Investors' stock. Additionally, the Asset Investors board of directors is authorized to require that any person who intends to receive shares of Asset Investors' stock from a stockholder of Asset Investors, file an affidavit with Asset Investors declaring the amount of shares of Asset Investors' stock already owned by such person. The Asset Investors board of directors is authorized to refuse to transfer any shares of Asset Investors' stock that would result in the ownership by any stockholder of greater than 9.8% of the outstanding shares of Asset Investors' stock.

     Any acquisition of shares of Asset Investors' stock that would cause Asset Investors to be disqualified as a real estate investment trust for Federal tax purposes shall be void. Furthermore, any person who attempts to acquire shares of Asset Investors' stock in a transaction that would cause Asset Investors to be disqualified as a REIT is deemed never to have had an interest in the shares. The Asset Investors board of directors is authorized to take any other action it deems necessary or advisable to protect the status of Asset Investors as a REIT for Federal income tax purposes.

     In the merger, Asset Investors' certificate of incorporation will be amended to, among other things, change the restrictions on transfer and ownership of Asset Investors' shares. If the merger agreement is adopted, the restrictions on transfer and ownership of Asset Investors' shares after the merger will differ from current restrictions. See "DESCRIPTION OF THE MERGER PROPOSAL."

                        PRO FORMA FINANCIAL INFORMATION

PRO FORMA FINANCIAL INFORMATION OF ASSET INVESTORS

     On August 31, 1999, Asset Investors and Commercial Assets agreed to merge as follows:

     - Asset Investors will issue 4,224,972 shares of its common stock to holders of Commercial Assets' common stock at an exchange ratio of 0.4075 share of Asset Investors' common stock for each share of Commercial Assets' common stock; and

     - the 114,200 shares of Asset Investors' common stock that Commercial Assets currently owns will be cancelled.

     On March 8, 2000, Asset Investors and Commercial Assets agreed to amend the terms of the merger agreement to provide that holders of Commercial Assets' common stock could elect to sell up to 3,549,868 shares of Commercial Assets' common stock for cash at a price of $5.75 per share. All other shares of Commercial Assets' common stock will be exchanged for shares of Asset Investors' common stock at the same exchange ratio as agreed upon on August 31, 1999.

     During 1999, Commercial Assets acquired interests in seven manufactured home communities and adjoining land for aggregate purchase consideration of $46.4 million, of which:

     - $29.6 million was paid in cash;

     - $9.0 million was paid by cancellation of participating mortgages;

     - $4.5 million was paid in the form of a non-interest bearing note payable;

     - $3.0 million was paid by the assumption of a note payable; and

     - $0.3 million is in the form of estimated initial capital expenditures.

     In January 2000, Asset Investors acquired four manufactured home communities and undeveloped homesites in three additional manufactured home communities for aggregate purchase consideration of $36.8 million, of which:

     - $24.8 million was paid by cancellation of participating mortgages and other loans;

     - $10.7 million was paid by the assumption of notes payable and other liabilities;

     - $0.8 million was paid in cash; and

     - $0.5 million was paid by the issuance of 44,572 Asset Investors Operating Partnership units.

     The following Pro Forma Consolidated Balance Sheet of Asset Investors as of March 31, 2000 has been prepared as if the merger had occurred as of March 31, 2000.

     The following Pro Forma Consolidated Statements of Income of Asset Investors for the year ended December 31, 1999 and three months ended March 31, 2000 have been prepared as if 1999 and 2000 property acquisitions and the merger had occurred as of January 1, 1999. The All Shares pro forma financial information of Asset Investors assumes that all Commercial Assets stockholders elect to receive shares of Asset Investors' common stock in exchange for their shares of Commercial Assets' common stock at an exchange ratio of 0.4075 share of Asset Investors' common stock for one share of Commercial Assets' common stock. The Shares and Cash pro forma financial information of Asset Investors assumes that Commercial Assets stockholders elect to receive cash of $5.75 per share for 3,549,868 shares of Commercial Assets' common stock, the maximum number of shares which will be purchased for cash, and the remaining shares of Commercial Assets' common stock are exchanged for shares of Asset Investors' common stock at an exchange ratio of 0.4075 share of Asset Investors' common stock for one share of Commercial Assets' common stock.

     The following Pro Forma Financial Information is based, in part, on the following historical financial statements, which have been previously filed by Asset Investors or Commercial Assets:

     - the audited Consolidated Financial Statements of Asset Investors for the year ended December 31, 1999;

     - the unaudited Condensed Consolidated Financial Statements of Asset Investors for the three months ended March 31, 2000;

     - the audited Consolidated Financial Statements of Commercial Assets for the year ended December 31, 1999;

     - the unaudited Condensed Consolidated Financial Statements of Commercial Assets for the three months ended March 31, 2000;

     - the audited Statement of Excess of Revenues Over Specific Operating Expenses for the year ended September 30, 1998 for the Lakeshore Villas manufactured home community;

     - the audited Statement of Excess of Revenues Over Specific Operating Expenses for the year ended December 31, 1998 for each of the following manufactured home communities:

      - Rancho Mirage,

      - La Casa Blanca and La Casa Blanca East,

      - Fiesta Village, and

      - Community Acquisition and Development Corporation;

     - the unaudited Statement of Excess of Revenues Over Specific Operating Expenses for the two months ended February 28, 1999 for the Rancho Mirage manufactured home community;

     - the unaudited Statement of Excess of Revenues Over Specific Operating Expenses for the three months ended March 31, 1999 for the La Casa Blanca manufactured home communities;

     - the unaudited Statement of Excess of Revenues Over Specific Operating Expenses for the six months ended June 30, 1999 for the Fiesta Village manufactured home communities; and

     - the unaudited Statement of Excess of Revenues Over Specific Operating Expenses for the nine months ended September 30, 1999 for the Community Acquisition and Development Corporation manufactured home communities.

     The unaudited Pro Forma Financial Information has been prepared using the purchase method of accounting whereby the assets of Commercial Assets are adjusted to estimated fair market value. The excess of such fair market values over the calculated purchase price of Commercial Assets is then used to proportionately reduce the value of Commercial Assets' noncurrent assets and minority interest in consolidated subsidiaries until the amounts allocated equal the calculated purchase price. The allocations of the purchase price are subject to final determination based upon estimates, the amount of Commercial Assets' noncurrent assets and other evaluations of fair market value. Therefore, the allocations reflected in the following unaudited Pro Forma Financial Information may differ from the amounts ultimately determined.

     The following unaudited Pro Forma Financial Information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of Asset Investors that would have occurred if such transactions had been completed on the dates indicated, nor does it purport to be indicative of future financial positions or results of operations. In the opinion of Asset Investors' management, all material adjustments necessary to reflect the effects of these transactions have been made.

                          ASSET INVESTORS CORPORATION

                 PRO FORMA CONSOLIDATED BALANCE SHEET (MERGER)
                              AS OF MARCH 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                 AS        COMMERCIAL                                      SHARES        SHARES
                                             PREVIOUSLY      ASSETS         MERGER        ALL SHARES      AND CASH      AND CASH
                                              REPORTED    HISTORICAL(A)   ADJUSTMENTS     PRO FORMA    ADJUSTMENTS(J)   PRO FORMA
                                             ----------   -------------   -----------     ----------   --------------   ---------
ASSETS
Real estate, net...........................  $ 138,271      $ 65,767       $(12,264)(B)    $191,774       $     --      $ 191,774
Investments in participating mortgages.....         --         2,266         (2,266)(H)          --             --             --
Investment in real estate joint venture....         --         1,951           (407)(B)       1,544             --          1,544
Cash and cash equivalents..................        888        12,905         (1,500)(B)
                                                                             (1,500)(C)      10,793         (8,486)         2,307
Short-term investments.....................         --        11,926             --          11,926        (11,926)            --
Investment in Commercial Assets............     19,233            --        (19,233)(D)          --             --             --
Investment in Asset Investors..............         --         1,383         (1,383)(E)          --             --             --
Inventory..................................      9,559            --             --           9,559             --          9,559
Investment in home sales company...........         --         1,376         (1,376)(I)          --             --             --
Other assets, net..........................      7,082         8,434         (2,428)(B)
                                                                             (1,628)(F)
                                                                               (211)(G)      11,249             --         11,249
                                             ---------      --------       --------        --------       --------      ---------
       Total Assets........................  $ 175,033      $106,008       $(44,196)       $236,845       $(20,412)     $ 216,433
                                             =========      ========       ========        ========       ========      =========
LIABILITIES
Secured long-term notes payable............  $  56,483      $ 30,551       $     --        $ 87,034       $     --      $  87,034
Secured long-term notes payable to
 Commercial Assets.........................      2,266            --         (2,266)(H)          --             --             --
Secured short-term financing...............      9,962            --             --           9,962             --          9,962
Accounts payable and accrued liabilities...      6,565         1,761           (211)(G)       8,115             --          8,115
                                             ---------      --------       --------        --------       --------      ---------
                                                75,276        32,312         (2,477)        105,111             --        105,111
                                             ---------      --------       --------        --------       --------      ---------
MINORITY INTEREST IN ASSET INVESTORS
 OPERATING PARTNERSHIP AND SUBSIDIARIES....     16,583           615           (123)(B)
                                                                             (1,376)(I)      15,699             --         15,699
STOCKHOLDERS' EQUITY
Preferred stock............................         --            --             --              --             --             --
Common stock...............................         56           104           (104)(B)
                                                                                 41(B)           97            (14)            83
Additional paid-in capital.................    239,381        77,018         37,331(B)
                                                                             19,233(B)
                                                                            (77,018)(B)
                                                                             (1,383)(E)     294,562        (20,398)       274,164
Notes receivable on common stock
 purchases.................................       (588)           --             --            (588)            --           (588)
Dividends in excess of accumulated
 earnings..................................   (155,225)       (3,600)        (1,628)(F)
                                                                             (1,500)(C)
                                                                              3,600(B)     (158,353)            --       (158,353)
Treasury stock.............................       (450)         (441)       (19,233)(D)
                                                                                441(B)      (19,683)            --        (19,683)
                                             ---------      --------       --------        --------       --------      ---------
                                                83,174        73,081        (40,220)        116,035        (20,412)        95,623
                                             ---------      --------       --------        --------       --------      ---------
       Total Liabilities and Stockholders'
        Equity.............................  $ 175,033      $106,008       $(44,196)       $236,845       $(20,412)     $ 216,433
                                             =========      ========       ========        ========       ========      =========

---------------

(A) Represents the unaudited consolidated financial position of Commercial Assets as of March 31, 2000, as reported in Commercial Assets' Quarterly Report on Form 10-Q for the quarter ended March 31, 2000. Some reclassifications have been made to Commercial Assets' historical consolidated balance sheet to conform to Asset Investors' historical consolidated balance sheet presentation.

(B) Asset Investors currently has an investment in Commercial Assets' common stock of $19,233, comprised of 2,761 shares of Commercial Assets' common stock, or 27% of the shares outstanding.

     In connection with the merger, Asset Investors will issue 3,100 shares of Asset Investors' common stock valued at $37,372. This value is based on the $12.05621 average closing share price of Asset Investors' common stock for the period from March 7, 2000 to March 10, 2000 (the period around March 8, 2000, the date that Asset Investors and Commercial Assets amended the merger agreement). The total purchase price of Commercial Assets is $91,032, as follows:

Recorded cost of Asset Investors' existing investment in
  2,761 shares of Commercial Assets' common stock...........   $19,233
Issuance of 3,100 shares of Asset Investors' common stock in
  connection with the merger, at $12.05621 per share........    37,372
Assumption of Commercial Assets liabilities and minority
  interest..................................................    32,927
Merger costs paid by Asset Investors........................     1,500
                                                               -------
Total.......................................................   $91,032
                                                               =======

    This amount was allocated to the various assets of Commercial Assets to be acquired in the merger, as follows:

Purchase price..............................................  $  91,032
Historical basis of Commercial Assets' assets acquired......   (106,008)
                                                              ---------
Reduction to record Commercial Assets' assets at Asset
  Investors' cost basis as a result of the merger...........  $ (14,976)
                                                              =========

     The reduction was applied to Commercial Assets' assets based on their relative fair values, as follows:

Real estate.................................................  $(12,264)
Investment in real estate joint venture.....................      (407)
Other assets................................................    (2,428)
Minority interest...........................................       123
                                                              --------
Total.......................................................  $(14,976)
                                                              ========

    The reduction in the assets of Commercial Assets results from the excess of the historical net assets acquired over the consideration given in the merger due to the fair value of Commercial Assets' common stock trading below the net book value of Commercial Assets. The write-down required by purchase accounting in the pro forma balance sheet has been applied to all noncurrent assets of Commercial Assets, excluding its investment in Asset Investors' common stock. Management of Commercial Assets does not believe there has been an impairment of the assets held by Commercial Assets in its historical financial statements under generally accepted accounting principles.

    As of March 31, 2000, Commercial Assets' stockholders' equity was $73,081, which is detailed as follows:

Common stock................................................  $   104
Additional paid-in capital..................................   77,018
Dividends in excess of accumulated earnings.................   (3,600)
Treasury stock..............................................     (441)
                                                              -------
Total stockholders' equity..................................  $73,081
                                                              =======

    Upon completion of the merger, the entire amount of Commercial Assets' stockholders' equity is eliminated.

(C) Represents payment of Commercial Assets' share of the merger costs, which are expensed and presented as a reduction to dividends in excess of accumulated earnings.

(D) Represents the reclassification of Asset Investors' previous investment in Commercial Assets to treasury stock as a result of the merger.

(E) Represents the elimination of Commercial Assets' previous investment in Asset Investors by canceling 114 shares of Asset Investors' common stock and reclassifying such amount to additional paid-in capital as a result of the merger.

(F) Represents the expensing of the net book value of Asset Investors' contracts to manage Commercial Assets and Commercial Assets' properties, which is presented as a reduction to dividends in excess of accumulated earnings.

(G)  Represents the elimination of Commercial Assets' payable to Asset
     Investors.

(H) Represents the elimination of Commercial Assets' investment in participating mortgages and Asset Investors' related long-term note payable.

(I) Represents the elimination of Commercial Assets' investment in home sales company and Asset Investors' related minority interest in subsidiaries.

(J) Represents the purchase and cancellation of 3,550 shares of Commercial Assets' common stock for cash at a per share price of $5.75 and, therefore, a 1,447 decrease in the number of shares of Asset Investors' common stock issued to holders of Commercial Assets' common stock. The $20,412 cash purchase price is paid by using cash and short-term investments on hand at March 31, 2000. The pro forma purchase of the shares of Commercial Assets' common stock is as follows:

1,447 decrease in number of shares of Asset Investors'
  common stock
  issued due to purchase and cancellation of 3,550 shares of
  Commercial Assets' common stock at $5.75 per share........  $20,412
                                                              =======
Detail of funds used to purchase shares:
  Short-term investments....................................  $11,926
  Cash and cash equivalents.................................    8,486
                                                              -------
                                                              $20,412
                                                              =======

                          ASSET INVESTORS CORPORATION

              PRO FORMA CONSOLIDATED STATEMENT OF INCOME (MERGER)
                          YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              COMMERCIAL                                                   SHARES        SHARES
                                                ASSETS        COMPLETED       MERGER      ALL SHARES      AND CASH      AND CASH
                             HISTORICAL(a)   HISTORICAL(b)   TRANSACTIONS   ADJUSTMENTS   PRO FORMA    ADJUSTMENTS(r)   PRO FORMA
                             -------------   -------------   ------------   -----------   ----------   --------------   ---------
RENTAL PROPERTY OPERATIONS
Rental and other property
  revenues.................     $14,987         $2,538         $ 1,652(c)
                                                                 1,420(d)     $   --       $20,597        $     --       $20,597
Income from participating
  mortgages and leases.....       2,976          1,971          (2,826)(e)      (215)(i)     1,906              --         1,906
Property operating
  expenses.................      (5,262)        (1,114)           (791)(c)
                                                                  (802)(d)        29(j)     (7,940)             --        (7,940)
Depreciation...............      (3,870)        (1,279)         (1,007)(f)       387(k)     (5,769)             --        (5,769)
                                -------         ------         -------        ------       -------        --------       -------
Income from rental property
  operations...............       8,831          2,116          (2,354)          201         8,794              --         8,794
                                -------         ------         -------        ------       -------        --------       -------
Equity in earnings of
  Commercial Assets........         872             --              --          (872)(l)        --              --            --
Equity in earnings of Asset
  Investors................          --             23              --           (23)(l)        --              --            --
Commercial Assets
  management fees..........         564           (770)             --           206(l)         --              --            --
General and administrative
  expenses.................      (1,530)          (519)             --            --        (2,049)             --        (2,049)
Selling and marketing
  expenses.................          --             --            (958)(d)        --          (958)             --          (958)
Property management income,
  net......................         207             --              --           (29)(j)       178              --           178
Interest and other
  income...................         306          2,067            (133)(g)
                                                                  (656)(g)      (153)(m)     1,431          (1,041)          390
Interest expense...........      (3,846)          (273)            944(h)        215(i)     (2,960)             --        (2,960)
Amortization of management
  contracts................      (2,757)            --              --         1,979(n)       (778)             --          (778)
Income tax benefit.........         400             --              --            --           400              --           400
Reincorporation expenses...        (120)          (120)             --            --          (240)             --          (240)
Loss from early
  extinguishment of debt...         (75)            --              --            --           (75)             --           (75)
                                -------         ------         -------        ------       -------        --------       -------
Income before minority
  interest in Operating
  Partnership..............       2,852          2,524          (3,157)        1,524         3,743          (1,041)        2,702
Minority interest in
  Operating Partnership....        (446)            --             350(o)       (318)(o)      (414)             63          (351)
                                -------         ------         -------        ------       -------        --------       -------
Net income.................     $ 2,406         $2,524         $(2,807)       $1,206       $ 3,329(p)     $   (978)      $ 2,351
                                =======         ======         =======        ======       =======        ========       =======
Basic and diluted earnings
  per share................     $  0.43                                                    $  0.39                       $  0.33
                                =======                                                    =======                       =======
Weighted average common
  shares outstanding.......       5,538                                                      8,638(q)                      7,191(q)
                                =======                                                    =======                       =======
Weighted average common
  shares and common share
  equivalents
  outstanding..............       5,544                                                      8,644(q)                      7,197(q)
                                =======                                                    =======                       =======

---------------

(a) Represents Asset Investors' audited consolidated statement of income for the year ended December 31, 1999.

(b) Represents Commercial Assets' audited consolidated statement of income for the year ended December 31, 1999. Some reclassifications have been made to Commercial Assets' historical consolidated statement of income to conform to Asset Investors' historical consolidated statement of income presentation.

(c) Represents adjustments to reflect the property acquisitions completed by Commercial Assets during 1999 as if they had occurred on January 1, 1999 based on historical results of the properties as follows:

                                                              RENTAL AND
                                                                OTHER      PROPERTY
                                                               PROPERTY    OPERATING
                                                               REVENUES    EXPENSES
                                                              ----------   ---------
     Lakeshore Villas.......................................    $  266(1)    $112(1)
     Rancho Mirage..........................................       212(2)     126(2)
     La Casa Blanca.........................................       346(3)     184(3)
     Fiesta Village.........................................       828(4)     369(4)
                                                                ------       ----
          Total.............................................    $1,652       $791
                                                                ======       ====

     (1) Represents operations of the property for the three months ended December 31, 1998 based on the unaudited Statement of Excess of Revenues over Specific Operating Expenses for the three months ended December 31, 1998 included in Amendment No. 1 to Commercial Assets' Form 8-K dated March 31, 1999.

     (2)   Represents operations of the property as follows:

     For the two months ended February 28, 1999 based on the
     unaudited Statement of Excess of Revenues over Specific
     Operating Expenses for the two months ended February
     28, 1999 included in Commercial Assets' Form 8-K dated
     May 7, 1999. ..........................................  $108   $ 54

     For the period from March 1, 1999 to May 7, 1999 . ....   104     72
                                                              ----   ----
                                                              $212   $126
                                                              ====   ====

     (3)   Represents operations of the property as follows:

     For the three months ended March 31, 1999 based on the
     unaudited Statement of Excess of Revenues over Specific
     Operating Expenses for the three months ended March 31,
     1999 included in Commercial Assets' Form 8-K dated June
     30, 1999. .............................................  $172   $ 88
     For the period from April 1, 1999 to June 30, 1999. ...   174     96
                                                              ----   ----
                                                              $346   $184
                                                              ====   ====

     (4)   Represents operations of the property as follows:

     For the six months ended June 30, 1999 based on the
     unaudited Statement of Excess of Revenues over Specific
     Operating Expenses for the six months ended June 30,
     1999 included in Amendment No. 1 to Commercial Assets'
     Form 8-K dated August 13, 1999. .......................  $639   $267

     For the period from July 1, 1999 to August 13,
     1999. .................................................   189    102
                                                              ----   ----
                                                              $828   $369
                                                              ====   ====

(d) Represents adjustments to reflect the acquisition by Asset Investors of the Community Acquisition and Development Corporation properties based on operations of the properties as follows:

                                                         RENTAL AND
                                                           OTHER      PROPERTY    SELLING AND
                                                          PROPERTY    OPERATING    MARKETING
                                                          REVENUES    EXPENSES     EXPENSES
                                                         ----------   ---------   -----------
     For the nine months ended September 30, 1999 as
     reported in the unaudited Statement of Excess of
     Revenues over Specific Operating Expenses included
     in Amendment No. 1 to Asset Investors' Form 8-K
     dated January 31, 2000. ..........................    $1,043       $589         $686

     For the period from October 1, 1999 to December
     31, 1999. ........................................       377        213          272
                                                           ------       ----         ----
                                                           $1,420       $802         $958
                                                           ======       ====         ====

(e)  Represents adjustments for the following:

Elimination of participating mortgage income on Fiesta
Village as a result of Commercial Assets' acquisition of the property (see note (c) above), as if Commercial Assets owned the property as of January 1, 1999 instead of owning a
participating mortgage secured by the property..............  $  (757)
Elimination of participating mortgage income on Community
Acquisition and Development Corporation properties as a
result of Asset Investors' acquisition of the properties
(see note (d) above), as if Asset Investors owned the
properties as of January 1, 1999 instead of owning a
participating mortgage secured by the properties............   (2,069)
                                                              -------
                                                              $(2,826)
                                                              =======

(f) Reflects depreciation of $352 based on Asset Investors' investment in properties and $655 based on Commercial Assets' investment in properties. Depreciation was calculated on the straight-line basis over an estimated useful life of 25 years for land improvements and buildings.

(g) Eliminates (1) interest income of $133 on other loans made to Community Acquisition and Development Corporation and its affiliates as a result of Asset Investors' acquisition of the properties (see note (d) above) and (2) interest income on short-term investments of $656 related to $31,117 used to acquire properties at a weighted average interest rate of 5.1% for a weighted average period of 5.0 months.

(h) Reflects the adjustment for (1) $1,198 of interest expense on $17,874 of long-term secured notes payable incurred as a result of property acquisitions at an effective weighted average interest rate of 8.1% for a weighted average period of 9.9 months net of (2) capitalization of $2,142 of interest on development projects.

(i) Represents the elimination of participating mortgage interest income and interest expense between Commercial Assets and Asset Investors.

(j) Eliminates Asset Investors' profit from property management fees paid by Commercial Assets to an affiliate of Asset Investors based upon historical results.

(k) Adjusts for reduction of pro forma depreciation related to the reduction in real estate of $12,564 as a result of the merger.

(l) Eliminates equity in the earnings of Commercial Assets recorded by Asset Investors, equity in the earnings of Asset Investors recorded by Commercial Assets, and management fees paid by Commercial Assets to Asset Investors based upon historical amounts as presented.

(m) Eliminates interest income related to $3,000 used to pay for the estimated costs of the merger at a weighted average interest rate of 5.1% for the year.

(n) Eliminates amortization expense recorded during 1999 by Asset Investors due to writing off the net book value of Asset Investors' contract to manage Commercial Assets as a result of the merger.

(o) Represents adjustments to minority interest in Operating Partnership assuming the 1999 property acquisitions, the 2000 property acquisitions and the merger had occurred as of January 1, 1999, as follows:

Loss before minority interest in Operating Partnership......  $3,157
Less loss before minority interest in Operating Partnership
  from Commercial Assets' completed transactions............    (999)
                                                              ------
Loss before minority interest in Operating Partnership from
  Asset Investors' completed transactions...................   2,158
Minority interest percentage after completed transactions...   16.22%
                                                              ------
Adjustment relating to completed transactions...............  $  350
                                                              ======
Pro forma income before minority interest in Operating
  Partnership...............................................  $3,743
Minority interest percentage assuming the 1999 property
  acquisitions, the 2000 property acquisitions and the
  merger had occurred as of January 1, 1999.................   11.05%
                                                              ------
Pro forma minority interest in Operating Partnership........     414
Plus adjustment relating to completed transactions..........     350
Less historical minority interest in Operating
  Partnership...............................................    (446)
                                                              ------
Pro forma merger adjustment.................................  $  318
                                                              ======

(p) Pro forma net income does not include the write off of Asset Investors' contract to manage Commercial Assets which would occur as a result of the merger. As of December 31, 1999, Asset Investors' net book value of the contract was $1,764. This balance will be further amortized prior to completion of the merger.

(q) The pro forma weighted average common shares outstanding and pro forma weighted average common shares and common share equivalents outstanding were determined as follows:

                                                             ASSET         ALL                   SHARES
                                                          INVESTORS'     SHARES                 AND CASH
                                             HISTORICAL     SHARES      PRO FORMA               PRO FORMA
                                             FOR ASSET     ISSUED IN    FOR ASSET    SHARES     FOR ASSET
                                             INVESTORS      MERGER      INVESTORS   PURCHASED   INVESTORS
                                             ----------   -----------   ---------   ---------   ---------
   Weighted average common shares
     outstanding...........................    5,538         3,100        8,638      (1,447)      7,191
   Weighted average common shares and
     common share equivalents
     outstanding...........................    5,544         3,100        8,644      (1,447)      7,197

(r) Represents adjustments to reflect the purchase of $20,412 of Commercial Assets' common stock at $5.75 per share as follows:

     (1) Elimination of $1,041 of interest and other income based on $20,412 of short-term investments and cash and cash equivalents used to fund purchase at 5.10% for the year; and (2) adjustment to minority interest is calculated as:

   Pro forma income before minority interest in Operating
     Partnership...............................................  $2,702
   Minority interest percentage after stock purchase...........   12.99%
                                                                 ------
   Pro forma minority interest in Operating Partnership........     351
   Less adjustment from All Shares pro forma...................     414
                                                                 ------
   Pro forma Shares and Cash adjustment........................  $   63
                                                                 ======

                          ASSET INVESTORS CORPORATION

         PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (MERGER)
                       THREE MONTHS ENDED MARCH 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 COMMERCIAL                                    SHARES        SHARES
                                                   ASSETS         MERGER      ALL SHARES      AND CASH      AND CASH
                                HISTORICAL(a)   HISTORICAL(b)   ADJUSTMENTS   PRO FORMA    ADJUSTMENTS(m)   PRO FORMA
                                -------------   -------------   -----------   ----------   --------------   ---------
RENTAL PROPERTY OPERATIONS
Rental and other property
  revenues....................     $4,469          $ 1,783         $  --       $ 6,252         $  --         $ 6,252
Income from participating
  mortgages and leases........        705               77           (54)(c)       728            --             728
Property operating expenses...     (1,709)            (661)           43(d)     (2,327)           --          (2,327)
Depreciation..................     (1,089)            (493)           99(e)     (1,483)           --          (1,483)
                                   ------          -------         -----       -------         -----         -------
Income from rental property
  operations..................      2,376              706            88         3,170            --           3,170
                                   ------          -------         -----       -------         -----         -------
SALES OPERATIONS
Home sales revenues...........      2,283               --            --         2,283            --           2,283
Cost of home sales............     (1,905)              --            --        (1,905)           --          (1,905)
Selling and marketing
  expenses....................       (788)              --            --          (788)           --            (788)
Interest expense allocation...       (106)              --            --          (106)           --            (106)
Minority interest in sales
  operations..................        139               --          (139)(f)        --            --              --
Equity in loss from sales
  operations..................         --             (191)          191(f)         --            --              --
                                   ------          -------         -----       -------         -----         -------
Loss from sales operations....       (377)            (191)           52          (516)           --            (516)
                                   ------          -------         -----       -------         -----         -------
Equity in earnings of
  Commercial Assets...........        208               --          (208)(g)        --            --              --
Equity in earnings of Asset
  Investors...................         --               11           (11)(g)        --            --              --
Commercial Assets management
  fees........................        141             (193)           52(g)         --            --              --
General and administrative
  expenses....................       (437)            (121)           --          (558)           --            (558)
Property management income,
  net.........................         58               --           (43)(d)        15            --              15
Interest and other income.....        190              497           (46)(h)       641          (315)            326
Interest expense..............       (788)            (364)           54(c)     (1,098)           --          (1,098)
Amortization of management
  contracts...................       (516)              --           516(i)         --            --              --
                                   ------          -------         -----       -------         -----         -------
Income before minority
  interest in Operating
  Partnership.................        855              345           454         1,654          (315)          1,339
Minority interest in Operating
  Partnership.................       (135)              --           (43)(j)      (178)            9            (169)
                                   ------          -------         -----       -------         -----         -------
         Net income...........     $  720          $   345         $ 411       $ 1,476(k)      $(306)        $ 1,170
                                   ======          =======         =====       =======         =====         =======
Basic and diluted earnings per
  share.......................     $ 0.13                                      $  0.17                       $  0.16
                                   ======                                      =======                       =======
Weighted average common shares
  outstanding.................      5,572                                        8,672(l)                      7,225(l)
                                   ======                                      =======                       =======
Weighted average common shares
  and common share equivalents
  outstanding.................      5,572                                        8,672(l)                      7,225(l)
                                   ======                                      =======                       =======

---------------

(a) Represents Asset Investors' unaudited condensed consolidated statement of income for the three months ended March 31, 2000

(b) Represents Commercial Assets' unaudited condensed consolidated statement of income for the three months ended March 31, 2000. Some reclassifications have been made to Commercial Assets' historical condensed consolidated statement of income to conform to Asset Investors' historical condensed consolidated statement of income presentation.

(c) Represents the elimination of participating mortgage interest income and interest expense between Commercial Assets and Asset Investors.

(d) Eliminates Asset Investors' profit from property management fees paid by Commercial Assets to Asset Investors based upon historical results.

(e) Adjusts for reduction of pro forma depreciation related to the reduction in real estate of $12,264 as a result of the merger.

(f) Eliminates minority interest in the loss from sales operations recorded by Asset Investors and the equity in loss from sales operations recorded by Commercial Assets.

(g) Eliminates equity in the earnings of Commercial Assets recorded by Asset Investors, equity in the earnings of Asset Investors recorded by Commercial Assets, and management fees paid by Commercial Assets to Asset Investors based upon historical amounts as presented.

(h) Eliminates interest income related to $3,000 used to pay for the estimated costs of the merger at a weighted average interest rate of 6.17% for three months.

(i) Eliminates amortization expense recorded by Asset Investors due to writing off the net book value of Asset Investors' contracts to manage Commercial Assets and Commercial Assets' properties as a result of the merger.

(j) Represents adjustments to minority interest in Operating Partnership assuming the merger had occurred as of January 1, 1999, as follows:

   Pro forma income before minority interest in Operating
     Partnership...............................................  $1,654
   Minority interest percentage assuming the merger had
     occurred as of January 1, 1999............................   10.76%
                                                                 ------
   Pro forma minority interest in Operating Partnership........     178
   Less historical minority interest in Operating
     Partnership...............................................    (135)
                                                                 ------
   Pro forma merger adjustment.................................  $   43
                                                                 ======

(k) Pro forma net income does not include the write off of Asset Investors' contracts to manage Commercial Assets and Commercial Assets' properties which would occur as a result of the merger. As of March 31, 2000, Asset Investors' net book value of the contracts was $1,628. This balance will be further amortized prior to completion of the merger.

(l) The pro forma weighted average common shares outstanding and pro forma weighted average common shares and common share equivalents outstanding were determined as follows:

                                                                 ASSET         ALL                   SHARES
                                                               INVESTORS'    SHARES                 AND CASH
                                                  HISTORICAL     SHARES     PRO FORMA               PRO FORMA
                                                  FOR ASSET    ISSUED IN    FOR ASSET    SHARES     FOR ASSET
                                                  INVESTORS      MERGER     INVESTORS   PURCHASED   INVESTORS
                                                  ----------   ----------   ---------   ---------   ---------
   Weighted average common shares outstanding...    5,572        3,100        8,672      (1,447)      7,225
   Weighted average common shares and common
     share equivalents outstanding..............    5,572        3,100        8,672      (1,447)      7,225

(m) Represents adjustments to reflect the purchase of $20,412 of Commercial Assets' common stock at $5.75 per share as follows:

     (1) Elimination of $315 of interest and other income based on $20,412 of short-term investments and cash and cash equivalents used to fund purchase at 6.17% for the three months; and (2) adjustment to minority interest is calculated as:

   Pro forma income before minority interest in Operating
     Partnership...............................................  $1,339
   Minority interest percentage after stock purchase...........   12.62%
                                                                 ------
   Pro forma minority interest in Operating Partnership........     169
   Less adjustment from All Shares pro forma...................     178
                                                                 ------
   Pro forma Shares and Cash adjustment........................  $    9
                                                                 ======

                  PRO FORMA CAPITALIZATION OF ASSET INVESTORS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth the capitalization of Asset Investors at March 31, 2000 on a historical basis and on a pro forma basis to reflect the merger as if it occurred on March 31, 2000, applying the assumptions described above with respect to the Pro Forma Financial Information. The All Shares pro forma capitalization of Asset Investors assumes that all Commercial Assets stockholders elect to receive shares of Asset Investors' common stock in exchange for their shares of Commercial Assets' common stock at an exchange ratio of 0.4075 share of Asset Investors' common stock for one share of Commercial Assets' common stock. The Shares and Cash pro forma capitalization of Asset Investors assumes that Commercial Assets stockholders elect to receive cash of $5.75 per share for 3,549,868 shares of Commercial Assets' common stock, the maximum number of shares which will be purchased for cash, and the remaining shares of Commercial Assets' common stock are exchanged for shares of Asset Investors' common stock at an exchange ratio of 0.4075 share of Asset Investors' common stock for one share of Commercial Assets' common stock. The information in the following table should be read in connection with the financial statements and notes thereto incorporated by reference and the pro forma financial information and notes included in this Joint Proxy Statement/Prospectus.

                                                                               PRO FORMA
                                                                         ----------------------
                                                                            ALL        SHARES
                                                            HISTORICAL     SHARES     AND CASH
                                                            ----------   ----------   ---------
Cash, cash equivalents and short-term investments.........  $     888    $  22,719    $   2,307
                                                            =========    =========    =========
Secured short-term financing..............................  $   9,962    $   9,962    $   9,962
Secured long-term notes payable...........................     58,749       87,034       87,034
Minority interest in Operating Partnership................     16,583       15,699       15,699
Common stock, $.01 par value, 35,000 shares authorized,
  5,633 issued and 5,603 outstanding on a historical
  basis, 9,744 issued and 8,589 outstanding on a pro forma
  All Shares basis, 8,297 issued and 7,142 outstanding on
  a pro forma Shares and Cash basis.......................         56           97           83
Additional paid-in capital................................    239,381      294,562      274,164
Notes receivable on common stock purchases................       (588)        (588)        (588)
Dividends in excess of accumulated earnings...............   (155,225)    (158,353)    (158,353)
Treasury stock, at cost, 30 shares on a historical basis
  and 1,125 shares on a pro forma basis...................       (450)     (19,683)     (19,683)
                                                            ---------    ---------    ---------
          Total Capitalization............................  $ 168,468    $ 228,730    $ 208,318
                                                            =========    =========    =========

                         SELECTED FINANCIAL INFORMATION

SELECTED HISTORICAL FINANCIAL INFORMATION OF ASSET INVESTORS

     The following table sets forth selected historical financial and operating information for Asset Investors. The selected historical financial information for the years ended December 31, 1999, 1998 and 1997 is based on the audited financial statements of Asset Investors incorporated by reference in this Joint Proxy Statement/Prospectus. The selected historical financial information for the years ended December 31, 1996 and 1995 is based on the audited financial statements of Asset Investors. The selected historical financial information for the three months ended March 31, 2000 and 1999 is based on the unaudited financial statements of Asset Investors incorporated by reference in this Joint Proxy Statement/ Prospectus. The following information should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COMMERCIAL ASSETS" and the historical financial statements and notes of Asset Investors incorporated by reference in this Joint Proxy Statement/Prospectus (in thousands, except per share data).

                                                                                                       THREE MONTHS
                                                           YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                             ----------------------------------------------------   -------------------
                                               1999       1998       1997       1996       1995       2000       1999
                                             --------   --------   --------   --------   --------   --------   --------
OPERATING DATA:
RENTAL PROPERTY OPERATIONS
Rental and other property revenues.........  $ 14,987   $ 10,479   $  3,104   $     --   $     --   $  4,469   $  3,558
Income on participating mortgages and
  leases...................................     2,976      3,174         --         --         --        705        778
Equity in earnings of rental property joint
  ventures.................................        --         --        466         --         --         --         --
Property operating expenses................    (5,262)    (4,039)    (1,398)        --         --     (1,709)    (1,287)
Depreciation...............................    (3,870)    (2,685)      (693)        --         --     (1,089)      (920)
                                             --------   --------   --------   --------   --------   --------   --------
                                                8,831      6,929      1,479         --         --      2,376      2,129
                                             --------   --------   --------   --------   --------   --------   --------
SALES OPERATIONS
Home sales revenues........................        --         --         --         --         --      2,283         --
Cost of home sales.........................        --         --         --         --         --     (1,905)        --
Selling and marketing expenses.............        --         --         --         --         --       (788)        --
Interest expense allocation................        --         --         --         --         --       (106)        --
Minority interest in sales operations......        --         --         --         --         --        139         --
                                             --------   --------   --------   --------   --------   --------   --------
                                                   --         --         --         --         --       (377)        --
                                             --------   --------   --------   --------   --------   --------   --------
SERVICE OPERATIONS
Property management income, net............       207        156         69         --         --         58         54
Commercial Assets management fees..........       564        155         --         --         --        141         89
Amortization of management contracts.......    (2,757)    (2,894)      (744)        --         --       (516)      (689)
                                             --------   --------   --------   --------   --------   --------   --------
                                               (1,986)    (2,583)      (675)        --         --       (317)      (546)
                                             --------   --------   --------   --------   --------   --------   --------
Non-agency MBS bonds revenues..............        65         50      2,966     11,513      8,499         --         --
Equity in earnings of Commercial Assets....       872        975      3,663      1,875      1,742        208        295
General and administrative expenses........    (1,650)    (1,393)    (1,042)    (1,970)    (1,895)      (437)      (338)
Interest and other income..................       641        871      1,808        136        630        190         53
Interest expense...........................    (3,846)    (2,485)      (368)       (88)       (63)      (788)      (941)
Management fees to former manager..........        --         --       (570)    (1,793)      (980)        --         --
Earnings from liquidating operations.......        --         --         --         --      6,507         --         --
Costs incurred to acquire management
  contract.................................        --     (2,092)    (6,553)        --         --         --         --
Loss from early extinguishment of debt.....       (75)        --         --         --         --         --         --
Gain on sale of bonds......................        --         --      6,484         --         --         --         --
                                             --------   --------   --------   --------   --------   --------   --------
Income before minority interest in
  Operating Partnership....................     2,852        272      7,192      9,673     14,440        855        652
Minority interest in Operating
  Partnership..............................      (446)       (60)        62         --         --       (135)      (110)
                                             --------   --------   --------   --------   --------   --------   --------
Net income.................................  $  2,406   $    212   $  7,254   $  9,673   $ 14,440   $    720   $    542
                                             ========   ========   ========   ========   ========   ========   ========

                                                                                                       THREE MONTHS
                                                           YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                             ----------------------------------------------------   -------------------
                                               1999       1998       1997       1996       1995       2000       1999
                                             --------   --------   --------   --------   --------   --------   --------
Per Share Amounts:
  Basic earnings...........................  $   0.43   $   0.04   $   1.44   $   1.97   $   2.97   $   0.13   $   0.10
  Diluted earnings.........................  $   0.43   $   0.04   $   1.43   $   1.95   $   2.96   $   0.13   $   0.10
Weighted average common shares
  outstanding..............................     5,538      5,094      5,022      4,919      4,856      5,572      5,453
Weighted average common shares and common
  share equivalents outstanding............     5,544      5,113      5,061      4,966      4,883      5,572      5,464
BALANCE SHEET DATA (END OF PERIOD):
Real estate, before accumulated
  depreciation.............................  $115,993   $101,941   $ 41,419   $     --   $     --   $146,394   $101,980
Investments in participating mortgages and
  joint ventures...........................    22,475     27,604     25,415         --         --         --     29,888
Investment in Commercial Assets............    19,486     20,706     20,866     19,361     19,225     19,233     20,609
Total assets...............................   159,093    158,226    119,161     90,344     79,653    175,033    159,232
Secured notes payable......................    56,604     51,006     10,677         --         --     68,711     54,131
Minority interest in Operating
  Partnership..............................    15,236     25,649     22,362         --         --     16,583     15,794
Stockholders' equity.......................    83,852     78,636     83,515     86,365     78,759     83,174     86,434
CASH FLOW DATA:
Cash provided by operating activities......  $  5,764   $  6,841   $  3,931   $ 11,670   $  8,423   $    854   $  1,044
Cash provided by (used in) investing
  activities...............................    (5,410)   (58,897)    27,479    (10,754)    24,275        845     (1,603)
Cash provided by (used in) financing
  activities...............................    (1,210)    31,680    (10,025)    (5,827)   (42,331)    (1,381)     1,273
OTHER DATA:
Funds from operations(a)...................  $  9,819   $  8,089   $  7,307   $  9,673   $ 14,440   $  2,482   $  2,283
Weighted average common shares and OP Units
  outstanding(b)...........................     6,565      6,540      5,254      4,919      4,856      6,617      6,562
Dividends/Distributions paid to
  stockholders/OP Unitholders..............  $  6,591   $  4,916   $  7,749   $  9,128   $  8,255   $  1,669   $  1,640
Ratio of earnings to fixed charges.........       1.7        1.1       20.5      110.9      230.2        1.3        1.7

---------------

(a) Asset Investors management believes that the presentation of funds from operations, when considered with the financial data determined in accordance with generally accepted accounting principles, provides a useful measure of Asset Investors' performance. However, funds from operations does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to Asset Investors, nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of National Association of Real Estate Investment Trusts defines funds from operations as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Asset Investors calculates funds from operations beginning with the Board of Governors of the National Association of Real Estate Investment Trusts definition and includes adjustments for:

       - minority interest in the Operating Partnership;

       - costs incurred to become self-managed; and

       - amortization of property and investment management contracts.

     Asset Investors' management believes that the presentation of funds from operations provides investors with measurements which help facilitate an understanding of Asset Investors' ability to make required dividend payments, capital expenditures and principal payments on its debt. Since funds from operations excludes unusual and nonrecurring expenses as well as depreciation and other real estate related expenses, funds from operations may be materially different from net income. Therefore, funds from operations should not be considered as an alternative to net income or net cash flows from operating activities, as calculated in accordance with generally accepted accounting principles, as an indication of Asset Investors' operating performance or liquidity.

     Funds from operations is not necessarily indicative of cash available to fund Asset Investors' cash needs, including its ability to make distributions. Asset Investors uses funds from operations in measuring its operating performance because it believes that the items that result in a difference between funds from operations and net income do not impact the ongoing operating performance of a real estate company. Historical cost accounting assumes that the value of real estate and real estate property management and investment contracts diminish predictably over time. This assumed diminishing value is represented by depreciation and amortization expense. Asset Investors believes that real estate and real estate contracts do not predictably diminish in value over time; rather, the value of these assets increase and decrease due to market conditions. Because of this, Asset Investors believes that the depreciation and amortization expense related to these real estate assets, as calculated by historical cost accounting and generally accepted accounting principles, does not impact its ongoing operating performance. Also, Asset Investors believes that other real estate companies, analysts and investors utilize funds from operations in analyzing the results of real estate companies. Asset Investors' basis of computing funds from operations is not necessarily comparable with that of other REITs.

     The following is a reconciliation of income before minority interest in Operating Partnership to funds from operations (in thousands):

                                                                                                               THREE MONTHS
                                                                                                                   ENDED
                                                                         YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                              ---------------------------------------------   ---------------
                                                               1999     1998     1997      1996      1995      2000     1999
                                                              ------   ------   -------   -------   -------   ------   ------
Income before minority interest in Operating Partnership....  $2,852   $  272   $ 7,192   $ 9,673   $14,440   $  855   $  652
Gain on sale of bonds.......................................      --       --    (6,484)       --        --       --       --
Real estate depreciation, including joint ventures..........   3,870    2,685       848        --        --    1,089      920
Amortization of management contracts........................   2,757    2,894       744        --        --      516      689
Costs incurred to acquire management contract...............      --    2,092     6,553        --        --       --       --
Gain on sale of real estate.................................      --       --        --        --        --     (109)      --
Equity in Commercial Assets' adjustments for funds from
  operations................................................     340      146    (1,546)       --        --      131       22
                                                              ------   ------   -------   -------   -------   ------   ------
Funds from operations.......................................  $9,819   $8,089   $ 7,307   $ 9,673   $14,440   $2,482   $2,283
                                                              ======   ======   =======   =======   =======   ======   ======

(b) Generally, after a one-year holding period, Asset Investors Operating Partnership units may be tendered for redemption at the option of the holder and, upon tender, may be acquired by Asset Investors for shares of Asset Investors' common stock at an exchange ratio of one share of Asset Investors' common stock for each Asset Investors Operating Partnership unit, subject to adjustment.

SELECTED HISTORICAL FINANCIAL INFORMATION OF COMMERCIAL ASSETS

     The following table sets forth selected historical financial and operating information for Commercial Assets. The selected historical financial information for the years ended December 31, 1999, 1998 and 1997 is based on the audited financial statements of Commercial Assets incorporated by reference in this Joint Proxy Statement/Prospectus. The selected historical financial information for the years ended December 31, 1996 and 1995 is based on the audited financial statements of Commercial Assets. The selected historical financial information for the three months ended March 31, 2000 and 1999 is based on the unaudited financial statements of Commercial Assets incorporated by reference in this Joint Proxy Statement/Prospectus. The following information should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COMMERCIAL ASSETS" and the historical financial statements and notes of Commercial Assets included or incorporated by reference in this Joint Proxy Statement/Prospectus (in thousands, except per share data).

                                                                                                              THREE MONTHS
                                                                                                                 ENDED
                                                                   YEAR ENDED DECEMBER 31,                     MARCH 31,
                                                     ---------------------------------------------------   ------------------
                                                      1999       1998       1997       1996       1995       2000      1999
                                                     -------   --------   --------   --------   --------   --------   -------
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
Rental and other property revenues.................  $ 2,538   $     --   $     --   $     --   $     --   $  1,783   $    --
Income from participating mortgages and leases.....    1,971        587         --         --         --         77       587
Property operating expenses........................   (1,114)        --         --         --         --       (661)       --
Depreciation.......................................   (1,279)       (50)        --         --         --       (493)      (89)
                                                     -------   --------   --------   --------   --------   --------   -------
                                                       2,116        537         --         --         --        706       498
                                                     -------   --------   --------   --------   --------   --------   -------
Interest and other income..........................    1,913      3,874        945        319        189        458       701
Interest expense...................................     (273)        --         --         (2)      (249)      (364)       --
General and administrative expenses................     (639)      (420)      (519)    (1,771)    (1,393)      (121)     (133)
Management fees paid to manager....................     (565)       (87)    (1,678)    (1,425)    (1,151)      (193)      (80)
Equity in earnings of Asset Investors..............       23         --         --         --         --         11        --
CMBS bonds revenue.................................      154        161      9,172      9,838      8,980         39        38
Acquisition fees paid to manager...................     (205)      (124)        --         --         --         --       (42)
Equity in loss of home sales operations............       --         --         --         --         --       (191)       --
Costs related to potential marina acquisition......       --       (500)        --         --         --         --        --
Gain on sale of bonds..............................       --         --      5,786         --         --         --        --
                                                     -------   --------   --------   --------   --------   --------   -------
Net income.........................................  $ 2,524   $  3,441   $ 13,706   $  6,959   $  6,376   $    345   $   982
                                                     =======   ========   ========   ========   ========   ========   =======
Basic and diluted earnings per share...............  $  0.24   $   0.33   $   1.32   $   0.68   $   0.63   $   0.03   $  0.09
Weighted average common shares outstanding.........   10,342     10,357     10,332     10,247     10,104     10,320    10,364
Weighted average common shares and common share
  equivalents outstanding..........................   10,342     10,372     10,371     10,254     10,108     10,320    10,365
BALANCE SHEET DATA (END OF PERIOD):
Real estate, before accumulated depreciation.......  $65,602   $ 12,678   $     --   $     --   $     --   $ 67,588   $21,345
Investments in participating mortgages and joint
  ventures.........................................    4,080     10,608         --         --         --      4,217    11,297
Cash equivalents and short-term investments........   17,166     48,358     74,153      8,277        598     24,831    38,792
Commercial mortgage backed securities bonds........    1,753      1,739      1,981     61,460     69,503      1,746     1,682
Total assets.......................................   97,083     78,234     78,148     72,406     71,590    106,008    78,236
Secured notes payable..............................   20,442         --         --         --         --     30,551        --
Total stockholders' equity.........................   74,081     77,254     77,705     71,919     70,465     73,081    76,889
CASH FLOW DATA:
Cash provided by operating activities..............  $ 2,671   $  4,182   $  4,428   $  5,920   $  6,151   $    558   $   759
Cash provided by (used in) investing activities....   (7,209)   (71,001)    72,892      9,857        554       (861)   (1,748)
Cash provided by (used in) financing activities....    5,910     (4,042)   (11,444)    (8,098)   (18,474)     8,544    (1,347)
OTHER DATA:
Funds from operations(a)...........................  $ 4,081   $  4,115   $  7,920   $  6,959   $  6,376   $    865   $ 1,113
Weighted average common shares outstanding.........   10,342     10,357     10,332     10,247     10,104     10,320    10,364
Dividends paid to stockholders.....................  $ 5,400   $  4,042   $ 11,475   $  7,398   $  8,879   $  1,345   $ 1,347
Ratio of earnings to fixed charges.................      4.1        N/A        N/A    3,481.5       26.6        1.2       N/A

---------------

(a) Commercial Assets management believes that the presentation of funds from operations, when considered with the financial data determined in accordance with generally accepted accounting principles, provides a useful measure of Commercial Assets' performance. However, funds from operations does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to Commercial Assets, nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of the National Association of Real Estate Investment Trusts defines funds from operations as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Commercial Assets calculates funds from operations beginning with the Board of Governors of the National Association of Real Estate Investment Trusts definition and includes adjustments for:

       - property acquisition fees paid to Asset Investors which were expensed under generally accepted accounting principles because Asset Investors is an affiliate; and

       - costs related to abandonment of potential marina investments.

     Commercial Assets' management believes that the presentation of funds from operations provides investors with measurements which help facilitate an understanding of Commercial Assets' ability to make required dividend payments, capital expenditures and principal payments on its debt. Since funds from operations excludes unusual and nonrecurring expenses as well as depreciation and other real estate related expenses, funds from operations may be materially different from net income. Therefore, funds from operations should not be considered as an alternative to net income or net cash flows from operating activities, as calculated in accordance with generally accepted accounting principles, as an indication of Commercial Assets' operating performance or liquidity.

     Funds from operations is not necessarily indicative of cash available to fund Commercial Assets' cash needs, including its ability to make distributions. Commercial Assets uses funds from operations in measuring its operating performance because it believes that the items that result in a difference between funds from operations and net income do not impact the ongoing performance of a real estate company. Historical cost accounting assumes that the value of real estate diminishes predictably over time. This assumed diminishing value is represented by depreciation expense. Commercial Assets believes that real estate does not predictably diminish in value over time; rather, the value of real estate increases and decreases due to market conditions. Because of this, Commercial Assets believes that depreciation expense related to its real estate assets, as calculated by historical cost accounting and generally accepted accounting principles, does not impact its ongoing operating performance. Also, Commercial Assets believes that other real estate companies, analysts and investors utilize funds from operations in analyzing the results of real estate companies. Commercial Assets' basis of computing funds from operations is not necessarily comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations (in thousands):

                                                                                                THREE MONTHS
                                                                                                    ENDED
                                                            YEAR ENDED DECEMBER 31,               MARCH 31,
                                                  -------------------------------------------   -------------
                                                   1999     1998     1997      1996     1995    2000    1999
                                                  ------   ------   -------   ------   ------   ----   ------
Net income                                        $2,524.. $3,441   $13,706   $6,959   $6,376   $345   $  982
Gain on sale of bonds                             -- ...       --    (5,786)      --       --     --       --
Real estate depreciation                          1,279..      50        --       --       --    493       89
Real estate acquisition fees                      205...      124        --       --       --     --       42
Costs related to abandonment of potential marina
  investments                                     -- ...      500        --       --       --     --       --
Equity in Asset Investors' adjustments for funds
  from operations                                 73....       --        --       --       --     27       --
                                                  ------   ------   -------   ------   ------   ----   ------
Funds from operations                             $4,081.. $4,115   $ 7,920   $6,959   $6,376   $865   $1,113
                                                  ======   ======   =======   ======   ======   ====   ======

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS OF COMMERCIAL ASSETS

     You should read the following discussion and analysis of Commercial Assets' consolidated results of operations and financial condition in conjunction with Commercial Assets' consolidated financial statements filed annually and quarterly with the Securities and Exchange Commission and incorporated by reference into this Joint Proxy Statement/Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

     In 1997, Commercial Assets decided to change its business from the ownership of high-risk commercial mortgage backed securities bonds to the ownership of real estate. In November 1997, it resecuritized its portfolio of commercial mortgage backed securities bonds and had substantially ceased to be in this business. Commercial Assets temporarily invested the proceeds from the resecuritization in money market and other short-term investments while it decided which real estate asset class to redeploy its capital into. This decision helped Commercial Assets to avoid the volatility incurred by other owners of commercial mortgage backed securities bonds following the capital market crisis in the third quarter of 1998. Since August 1998, Commercial Assets has been focused on the investment of its capital in the acquisition of manufactured home communities. Through December 31, 1999, Commercial Assets invested approximately $70 million in manufactured home communities (including participating mortgages and real estate joint ventures) but has not yet redeployed all of its capital into this asset class. Since its capital has not yet been entirely invested into this new business, Commercial Assets financial performance, and consequently its stock price, has been adversely affected during this period.

     Results of 1999 are not comparable to 1998 because Commercial Assets' 1998 operations were primarily the result of investments in money market accounts and other short-term investments. During 1999, Commercial Assets had more investments in manufactured home communities. Results of 1998 are not comparable to 1997 results because during 1997, Commercial Assets was in the business of investing in CMBS bonds.

  Inflation

     Commercial Assets does not believe that changes in inflation rates would have a material adverse effect on its business. In fact, it believes that inflation may positively impact its business, in light of the fact that manufactured home communities represent a more affordable housing choice for many people than other alternatives available, increased inflation rates may allow it to demand increased rents without losing tenants.

COMPARISON OF THREE MONTHS ENDED MARCH 31, 2000 TO THREE MONTHS ENDED MARCH 31, 1999

  Rental Property Operations

     Income from rental property operations totaled $706,000 during the three months ended March 31, 2000 compared to $498,000 during the same period in 1999. The increase was due to Commercial Assets' acquisition of manufactured home communities during 1999.

  Interest and Other Income

     Interest and other income during the three months ended March 31, 2000 was $458,000 compared to $701,000 for the same period in 1999. The decrease is due to a reduction in cash and short-term investments used to fund investments in manufactured home communities during 1999.

  Interest Expense

     Interest expense was $364,000 for the three months ended March 31, 2000 due to long-term notes payable secured by Commercial Assets' communities. Commercial Assets had no interest expense during the same period in 1999 as it had no debt until May 1999.

  General and Administrative Expenses

     General and administrative expenses were $121,000 for the three months ended March 31, 2000 and are comparable to the same period in 1999.

  Related-Party Management Fees

     During the three months ended March 31, 2000, management fees were $193,000 compared to $80,000 during the same period in 1999. The increase in management fees is due to Commercial Assets' investments in manufactured home communities during 1999. These fees are not paid on cash and short-term investments, which is what Commercial Assets primarily held during the 1999 period.

  Equity in Loss of Home Sales Company

     During the three months ended March 31, 2000, equity in the loss of a home sales company was $191,000. Commercial Assets did not have an investment in this company during 1999.

  Commercial Mortgage Backed Securities Bonds Revenue

     Revenue from commercial mortgage backed securities bonds during the three months ended March 31, 2000 was $39,000 and is comparable to the same period in 1999. This revenue is from Commercial Assets' retained residual interest in two commercial mortgage backed securities bonds.

  Related-Party Acquisition Fees

     During the three months ended March 31, 1999, Commercial Assets expensed acquisition fees paid to Asset Investors of $42,000. Commercial Assets paid no acquisition fees during the same period in 2000 because it acquired no manufactured home communities during the 2000 period. These fees would be capitalized if they had been paid to an unrelated third party. Because they are paid to Asset Investors, an affiliate, these fees are expensed by Commercial Assets under generally accepted accounting principles.

  Dividend Distributions

     During the three months ended March 31, 2000, Commercial Assets paid dividends totaling $1,345,000 or $0.13 per share compared to $1,347,000 or $0.13 per share for the same period in 1999.

COMPARISON OF YEAR ENDED DECEMBER 31, 1999 TO YEAR ENDED DECEMBER 1998

  Rental Property Operations

     Income from rental property operations totaled $2,116,000 for 1999 as compared to $537,000 for 1998. Commercial Assets first investment in manufactured home communities was in August 1998. As of December 31, 1999, Commercial Assets had invested approximately $70 million in 12 communities(including participating mortgages and real estate joint ventures).

 Interest and Other Income

     Interest and other income was $1,913,000 in 1999 and $3,874,000 in 1998. The $1,961,000 decrease is due to a reduction in cash and short-term investments as a result of investments in manufactured home communities beginning in August 1998. The average interest rate earned on Commercial Assets' cash and short-term investments was 5.1% in 1999 and 5.4% in 1998.

 Interest Expense

     Interest expense was $273,000 during 1999 due to long-term notes payable secured by Commercial Assets communities. Commercial Assets had no interest expense during 1998 as it did not have any debt on manufactured home communities until May 1999. Commercial Assets anticipates borrowing additional amounts in the future in the form of secured long-term notes payable.

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

 General and Administrative Expenses

     Commercial Assets general and administrative expenses were $519,000 in 1999 and $420,000 in 1998. The $99,000 increase was primarily due to increased costs related to shareholder relations and due diligence costs on potential acquisitions that were not completed.

 Related-Party Management Fees

     Management fees paid to Asset Investors were $565,500 in 1999 and $87,000 in 1998. The $478,000 increase in management fees is primarily due to Commercial Assets investments in manufactured home communities since August 1998. Management fees are not paid on cash and short-term investments, which is what Commercial Assets primarily held during 1998.

 CMBS Bonds

     Income from CMBS bonds during 1999 was $154,000 and is comparable to 1998. This income is from Commercial Assets' retained residual interest in two CMBS bonds.

 Related-Party Acquisition Fees

     Commercial Assets expensed acquisition fees paid to Asset Investors of $205,000 in 1999 and $124,000 in 1998. The change in fees is a result of the amount Commercial Assets invested in manufactured home communities during these years. These fees would be capitalized if they had been paid to an unrelated third party. Because they are paid to Asset Investors, an affiliate, these fees are expensed under generally accepted accounting principles.

 Reincorporation Costs

     In 1999, Commercial Assets reincorporated in Delaware from Maryland. It incurred $120,000 of nonrecurring costs in connection with the reincorporation.

 Costs Related to Abandonment of Potential Marina Investments

     During the third quarter of 1998, Commercial Assets decided that it would no longer seek to acquire interests in marinas and recorded a $500,000 nonrecurring expense related to the abandonment of potential marina investments.

COMPARISON OF YEAR ENDED DECEMBER 31, 1998 TO YEAR ENDED DECEMBER 31, 1997

 Rental Property

     During 1998, income from rental properties totaled $537,000, arising from Commercial Assets' initial investments in manufactured home communities.

 Interest and Other Income

     Interest and other income during 1998 was $3,874,000 compared to $945,000 for 1997. The increase is due to Commercial Assets' temporary investment of the $77.7 million of cash proceeds received in November 1997 from the resecuritization of the commercial mortgage backed securities bonds. The average interest rates earned on these short-term investments were 5.40% during 1998 and 5.44% during 1997.

 Commercial Mortgage Backed Securities Bonds Revenue

     Income from commercial mortgage backed securities bonds was $161,000 during 1998 compared to $9,172,000 for 1997. The earnings figures for 1998 represent the income from the retained residual interest of the resecuritization of two commercial mortgage backed securities bonds. All other income from the commercial mortgage backed securities bonds ceased after the sale of the commercial mortgage backed securities bonds in November 1997.

 General and Administrative Expenses

     Commercial Assets' general and administrative expenses were $420,000 in 1998 compared to $519,000 in 1997. General and administrative expenses decreased in 1998 compared to 1997 primarily due to lower accounting and other expenses related to the ownership of commercial mortgage backed securities bonds.

 Management Fees

     During 1998, Commercial Assets incurred base management fees of $87,000 on investments in manufactured home communities, the retained equity interest from the commercial mortgage backed securities bond resecuritization and the investment in Westrec Marina Management, Inc. Commercial Assets incurred no incentive management fees or administrative management fees in 1998. During 1997, Commercial Assets incurred management fees of $1,678,000, consisting of base management fees of $598,000, incentive management fees of $1,024,000 and administrative management fees of $56,000. Commercial Assets experienced a large decrease in management fees during 1998 because it does not incur management fees on cash equivalents and short-term investments of its cash resources.

 Acquisition Fees

     During 1998, Commercial Assets incurred acquisition management fees of $124,000 as a result of its investments in manufactured home communities. During 1997, Commercial Assets incurred acquisition management fees of $23,000 on acquisitions of commercial mortgage backed securities bonds. The acquisition management fees incurred in 1997 were capitalized as part of the cost of acquiring commercial mortgage backed securities bonds. Acquisition management fees were expensed in 1998 because the manager is Asset Investors, owner of 27% of the Commercial Assets' common stock. If these fees had been paid to an unrelated third party, then they would have been capitalized under generally accepted accounting principles.

 Costs Related to Potential Marina Investments

     During the third quarter of 1998, Commercial Assets decided that it would no longer seek to acquire marinas, and it expensed $500,000 of costs related to previously considered marina investments.

  Dividend Distributions

     During 1999 Commercial Assets declared regular dividends of $.52 per share, Commercial Assets declared regular dividends of $.39 per share during 1998, and $.68 per share during 1997. In addition, Commercial Assets declared special dividends of $.26 per share and capital gains dividends of $.17 per share in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 2000, Commercial Assets had cash and cash equivalents of $12,905,000 and short-term investments of $11,926,000. Commercial Assets' principal activities that demand liquidity include its normal operating activities, payments of principal and interest on outstanding debt, acquisitions of or additional investments in properties and payments of dividends to stockholders.

     During the three months ended March 31, 2000, the net cash provided by operating activities was $558,000 compared to $759,000 during the same period in 1999. The decrease was primarily due to a decrease in accounts payable and accrued liabilities.

     Net cash used in investing activities was $861,000 during the three months ended March 31, 2000, compared to uses of $1,748,000 during the same period in 1999. The net cash used in the 1999 period was primarily due to acquisitions of interests in manufactured home communities, net of sales of short-term investments used to fund such acquisitions. In the 2000 period, capital replacements and improvements and the purchase of manufactured home inventory were partially offset by collections on short-term investments and the note receivable from Westrec.

     Net cash provided by financing activities was $8,544,000 during the three months ended March 31, 2000 compared to uses of $1,347,000 during the same period in 1999. The $9,891,000 increase in the 2000 period was primarily due to $9,969,000 in net proceeds from long-term borrowings.

     In 1999, the net cash provided by operating activities was $2,671,000 compared to $4,182,000 during 1998. The $1,511,000 decrease was primarily a result of an increase in other assets. The primary increases in other assets were (i) $750,000 in deferred financing costs, (ii) $360,000 in refundable deposits on potential manufactured home community acquisitions, and (iii) $360,000 in deferred merger costs.

     Net cash used in investing activities was $7,209,000 during 1999 compared to $71,001,000 in 1998. The net cash used in 1999 was primarily due to acquisitions of manufactured home communities, net of sales of short-term investments used to fund these acquisitions. The funds used in 1998 were primarily for the purchase of short-term investments.

     Net cash provided by financing activities was $5,910,000 during 1999 and was primarily due to approximately $12,100,000 in net proceeds from long-term borrowings net of dividends paid of $5,400,000 and treasury stock purchases of $441,000. The net cash used in financing activities during 1998 was $4,042,000 and was the payment of dividends.

     Commercial Assets had long-term debt of $30,551,000 and no short-term debt at March 31, 2000. All of its debt was fixed rate and the weighted average interest rate was 7.7% at March 31, 2000. Debt encumbered 87% of its real estate and 54% of its total assets at March 31, 2000. Commercial Assets' debt had a weighted average maturity of 10.7 years at March 31, 2000.

     Commercial Assets expects to meet its long-term liquidity requirements in excess of 12 months through its cash balances, short-term investments, long-term, secured borrowings, cash generated by operations and issuance of equity securities.

FUNDS FROM OPERATIONS

     Commercial Assets measures its economic profitability based on funds from operations, less an annual capital replacement reserve of at least $50 per developed homesite. Commercial Assets believes that funds from operations, less this annual capital replacement reserve, provides investors with an understanding of its ability to incur and service debt and make capital expenditures. The Board of Governors of the National Association of Real Estate Investment Trusts defines funds from operations as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization, excluding amortization of financing costs, and after adjustments for unconsolidated partnerships and joint ventures. Commercial Assets calculates funds from operations beginning with the Board of Governors of the National Association of Real Estate Investment Trusts definition and includes adjustments for property acquisition fees paid to Asset Investors, which are expensed under generally accepted accounting principles because Asset Investors is an affiliate.

     Commercial Assets' management believes that the presentation of funds from operations provides investors with measurements which help facilitate an understanding of Commercial Assets' ability to make required dividend payments, capital expenditures and principal payments on its debt. Since funds from operations excludes unusual and nonrecurring expenses as well as depreciation and other real estate related expenses, funds from operations may be materially different from net income. Therefore, funds from operations should not be considered as an alternative to net income or net cash flows from operating activities, as calculated in accordance with generally accepted accounting principles, as an indication of Commercial Assets' operating performance or liquidity.

     Funds from operations is not necessarily indicative of cash available to fund Commercial Assets' cash needs, including its ability to make distributions. Commercial Assets uses funds from operations in measuring its operating performance because it believes that the items that result in a difference between funds from operations and net income do not impact the ongoing operating performance of a real estate company. Historical cost accounting assumes that the value of real estate diminishes predictably over time. This assumed diminishing value is represented by depreciation expense. Commercial Assets believes that real estate does not predictably diminish in value over time; rather, the value of real estate increases and decreases due to market conditions. Because of this, Commercial Assets believes that depreciation expense related to its real estate assets, as calculated by historical cost accounting and generally accepted accounting principles, does not impact its ongoing operating performance. Also, Commercial Assets believes that other real estate companies, analysts and investors utilize funds from operations in analyzing the results of real estate companies. Commercial Assets' basis of computing funds from operations is not necessarily comparable with that of other REITs.

     For the three months ended March 31, 2000 and 1999 Commercial Assets' funds from operations were as follows (in thousands):

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Net income..................................................  $   345    $   982
Real estate depreciation....................................      493         89
Real estate acquisition fees................................       --         42
Equity in Asset Investors' adjustments for funds from
  operations................................................       27         --
                                                              -------    -------
Funds from operations.......................................  $   865    $ 1,113
                                                              =======    =======
Weighted average common shares outstanding..................   10,320     10,364
                                                              =======    =======

     For the three months ended March 31, 2000 and 1999 net cash flows were as follows (in thousands):

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2000       1999
                                                              -------   --------
Cash provided by operating activities.......................  $  558    $   759
Cash used in investing activities...........................    (861)    (1,748)
Cash provided by (used in) financing activities.............   8,544     (1,347)

                COMMERCIAL ASSETS' QUANTITATIVE AND QUALITATIVE
                         DISCLOSURES ABOUT MARKET RISK

     Commercial Assets' principal exposure to market risk is through its short-term investments and its various debt instruments and borrowings. The following is a list of these short-term investments, debt instruments and borrowing arrangements:

     - Commercial Assets invests funds primarily in government securities and other short-term investments with interest rates of approximately 0.25% above the London Interbank Offered Rate. Accordingly, changes in interest rates could affect the returns from such investments. At March 31, 2000, Commercial Assets had $12,905,000 of cash and cash equivalents and $11,926,000 of short-term investments. If the London Interbank Offered Rate were to immediately decrease by 1%, Commercial Assets' annual net income and cash flows would decrease by $248,000 based on the amount of cash and short-term investments at March 31, 2000. Commercial Assets' primary objective with respect to its short-term investments is to minimize the risk that the principal amount of these investments could decrease. Therefore, Commercial Assets has short-term investments, the principal amount of which is expected to be less affected by changes in interest rates than other potential investments.

     - Commercial Assets has $22.9 million of fixed rate, non-recourse, secured long-term notes payable that mature in 2019 and 2020. Commercial Assets does not have significant exposure to changing interest rates on these notes because the rates are fixed and the notes are fully amortizing.

     - Commercial Assets has a $4.7 million fixed rate, recourse, secured long-term note payable that is repayable in three annual installments. The implied interest rate on this note is 7.0%. Commercial Assets does not have significant exposure to changing interest rates on this note because the rate is fixed and the note is fully amortizing. In the future, Commercial Assets intends to borrow additional non-recourse, secured, fixed rate, fully amortizing debt in connection with the refinancing of the existing note payable. While changes in interest rates would affect the cost of funds borrowed in the future to refinance the existing debt, Commercial Assets believes that the effect, if any, of near-term changes in interest rates on Commercial Assets' financial position, results of operations or cash flows would not be material because the existing debt is fixed rate until June 2002.

     - Commercial Assets has a $2.9 million fixed rate, nonrecourse, partially amortizing, secured long-term note payable that matures in 2007. Commercial Assets does not have significant exposure to changing interest rates on this note as the rate is fixed and the balance due at maturity is $2.6 million.

     - Commercial Assets intends to borrow additional non-recourse, secured, fixed rate, fully amortizing debt in connection with acquisitions of communities. Accordingly, changes in interest rates will affect the cost of future borrowings incurred in connection with future acquisitions.

                   FEDERAL INCOME TAXATION OF ASSET INVESTORS
                              AND ITS STOCKHOLDERS

     The following is a summary of the material Federal income tax consequences relating to the acquisition, holding, and disposition of common stock of Asset Investors. This discussion is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service, and judicial decisions, all as currently in effect. You should note that all of these sources of tax law are subject to change, possibly with retroactive effect. The summary is also based upon the assumption that the operation of Asset Investors and its subsidiaries and affiliated entities will be in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

     - financial institutions;

     - tax-exempt organizations;

     - insurance companies;

     - broker-dealers;

     - regulated investment companies;

     - holders who receive Commercial Assets' common stock through the exercise of employee stock options or otherwise as compensation;

     - foreign corporations;

     - persons who are not citizens or residents of the United States; and

     - persons holding Commercial Assets' common stock as part of a "straddle," "hedge" "conversion transaction," "synthetic security" or other integrated investment.

This summary assumes that investors will hold their common stock of Asset Investors as "capital assets" which generally means as property held for investment.

     THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF ASSET INVESTORS' COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF ASSET INVESTORS' COMMON STOCK, AND OF THE ELECTION OF ASSET INVESTORS TO BE TREATED FOR FEDERAL INCOME TAX PURPOSES AS A REIT.

TAXATION OF ASSET INVESTORS

     Asset Investors elected to be taxed as a REIT commencing with its initial taxable year ended December 31, 1986. Asset Investors believes that it was organized and has operated in such a manner as to qualify for taxation as a REIT, and intends to continue to operate in such a manner. No assurance can be given, however, that it was organized and has operated in each year in such a manner as to qualify as a REIT.

 Tax Opinion

     Qualification and taxation as a REIT depends on the ability of Asset Investors to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification tests imposed upon REITs by the Internal Revenue Code. In addition, Asset Investors' ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for Federal income tax purposes of certain affiliated entities, including the qualification of Commercial Assets as a REIT prior to the merger. See "-- Tax Aspects of Investments in

Affiliated Entities -- Commercial Assets." The ability of Commercial Assets to qualify as a REIT requires, among other things, that either (a) notes issued by a trust in which Commercial Assets has held an indirect interest are classified for Federal income tax purposes as indebtedness, or (b) notwithstanding any failure of the trust notes to be treated as indebtedness for Federal income tax purposes, Commercial Assets had reasonable cause for any resultant failure to satisfy the income tests applicable to REITs. In addition, the ability of Asset Investors to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for Federal income tax purposes of certain affiliated entities. See "-- Requirements for Qualification -- Income Tests" and "-- Tax Aspects of Investments in Affiliated Entities."

     Ernst & Young LLP has issued an opinion substantially to the effect that the trust notes issued by the trust in which Commercial Assets holds an indirect interest are more likely than not to be treated as indebtedness for Federal income tax purposes. If the notes issued by the trust are treated as indebtedness for Federal income tax purposes, then Commercial Assets, which established the trust, would have continued to be treated as the owner of all of the trust's assets, notwithstanding the issuance of the notes. Commercial Assets would also be treated, for Federal income tax purposes, as deriving all of the items of gross income earned by the trust, consisting of mortgage interest that qualifies for purposes of the REIT gross income tests described below, and as having made the largely offsetting interest payments with respect to the notes. This amount of qualifying gross income in the hands of Commercial Assets, in combination with its qualifying income from other sources, would have enabled Commercial Assets to satisfy the REIT gross income requirements for 1998. Some uncertainty exists as to the proper tax classification of the notes because of the substantial leverage maintained by the trust, and because principal payments are generally made pro rata on the different classes of notes and the residual interest in the trust retained by Commercial Assets, rather than by making principal payments with respect to only the senior-most outstanding class until that class is repaid in full. Even if the notes are not classified as indebtedness for Federal income tax purposes, and, as a result, Commercial Assets fails to satisfy the gross income requirements that apply to REITs, it may nonetheless maintain its qualification as a REIT by showing that it had reasonable cause for the failure and by satisfying other requirements.

     Skadden, Arps, Slate, Meagher & Flom LLP has issued an opinion substantially to the effect that each of Asset Investors and Commercial Assets has been organized in conformity with the requirements for qualification as a REIT, and its actual and proposed method of operation has enabled and will enable it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code, commencing with its 1998 taxable year and including 1999, as well as 2000 through the date of the opinion. The opinion of Skadden, Arps is based upon, among other things, the conclusion that either the notes described above are, in reliance on the opinion issued by Ernst & Young, treated as indebtedness for Federal income tax purposes, or, alternatively, that Commercial Assets had reasonable cause for any resultant failure to satisfy the gross income requirements applicable to REITs. A condition to the respective obligations of Commercial Assets and Asset Investors to complete the merger is that this opinion is reconfirmed by Skadden, Arps as of the time of the merger. Skadden, Arps has not rendered an opinion as to whether the trust notes constitute indebtedness for Federal income tax purposes.

     It must be emphasized that the opinions of Skadden, Arps and of Ernst & Young, as described above, are based on various assumptions relating to the organization and operation of Asset Investors and Commercial Assets, and are conditioned upon representations made by the management of Asset Investors and Commercial Assets as to relevant factual matters, and covenants as to future operations. While Asset Investors intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of Asset Investors, no assurance can be given by Skadden, Arps, Ernst & Young or Asset Investors that Asset Investors will so qualify for any particular year. The opinions are expressed as of their respective dates, and Skadden, Arps and Ernst & Young have no obligation to advise holders of Asset Investors' common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Opinions of Skadden, Arps and Ernst & Young are not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in such opinions. In addition, Skadden, Arps has not historically represented Asset Investors, and its opinion does not cover taxable years ended prior to 1998, or periods subsequent to its issuance.

 Taxation of REITs in General

     As indicated above, qualification and taxation as a REIT depends upon the ability of Asset Investors to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below. While Asset Investors intends to operate so that it qualifies as a REIT, no assurance can be given that the Internal Revenue Service will not challenge its qualifications, or that it will be able to operate in accordance with the REIT requirements in the future. See "-- Failure to Qualify."

     Provided that Asset Investors qualifies as a REIT, it will generally not be subject to Federal corporate income tax on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules relating to capital gains recognized by a REIT and distributions by REITs, as described in "-- Taxation of Stockholders -- Taxation of Taxable Domestic Stockholders -- Distributions."

     If Asset Investors qualifies as a REIT, it may nonetheless be subject to Federal tax in the following circumstances:

     - Asset Investors will generally be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains, except to the extent that its income may be offset by net operating losses.

     - Asset Investors may be subject to the "alternative minimum tax" on its items of tax preference, including any deductions of net operating losses.

     - If Asset Investors has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax.

     - If Asset Investors should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a 100% tax on an amount equal to (a) the greater of the amount by which Asset Investors fails the 75% or the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect the profitability of Asset Investors.

     - If Asset Investors should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year (other than long-term capital gains that Asset Investors elects to retain and pay the tax thereon), and (c) any undistributed taxable income from prior periods, Asset Investors would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

     - Asset Investors may be required to pay monetary penalties to the Internal Revenue Service in certain circumstances, including if it fails to meet record keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT's stockholders, as described below in "-- Requirements for Qualification."

     - For tax years beginning after 2000, a 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary if and to the extent that the IRS successfully adjusts the reported amounts of these items.

     - If Asset Investors acquires assets from a corporation that was taxable under subchapter C of the Internal Revenue Code in a transaction in which the adjusted tax basis of the assets in the hands of Asset Investors is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, under recently issued Treasury Department regulations, the subchapter C corporation would generally be required to recognize any net built-in gain that would have been realized if it had liquidated on the day before the date of the transfer. The regulations provide, however, that in lieu of taxation of the transferor subchapter C corporation as described immediately above, Asset Investors may elect to be subject to tax at the highest corporate income tax rate then applicable if it subsequently recognizes gain on the disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation. In addition, Asset Investors could also be subject to tax in situations and on transactions not presently contemplated.

 Requirements for Qualification

     The Internal Revenue Code defines a REIT as a corporation, trust or association:

          (1) that is managed by one or more trustees or directors;

          (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

          (3) which would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

          (4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

          (5) the beneficial ownership of which is held by 100 or more persons;

          (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include specific entities); and

          (7) which meets other tests described below, including with respect to the nature of its income and assets.

     The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Asset Investors Amended and Restated Certificate of Incorporation provides restrictions regarding transfers of its shares, which are intended to assist Asset Investors in satisfying the share ownership requirements described in conditions (5) and (6) above.

     To monitor compliance with the share ownership requirements, Asset Investors is generally required to maintain records regarding the actual ownership of its shares. To do so, Asset Investors must demand written statements each year from the record holders of significant percentages of its stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by Asset Investors. A list of those persons failing or refusing to comply with this demand must be maintained as part of the records of Asset Investors. Failure by Asset Investors to comply with these record keeping requirements could subject it to monetary penalties, but would not, effective with respect to the 1998 taxable year and thereafter, affect its qualification as a REIT. A stockholder who fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

     In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. Asset Investors satisfies this requirement.

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     Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets, and to earn its proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs as described below. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, the proportionate share of Asset Investors of the assets, liabilities and items of income of its subsidiary partnerships, which includes the partnerships and limited liability companies in which it has a direct or indirect ownership interest, including Asset Investors Operating Partnership, will be treated as assets, liabilities and items of income of Asset Investors for purposes of applying the REIT requirements described herein. A summary of rules governing the Federal income taxation of partnerships and their partners is provided below in "--Tax Aspects of Investments in Affiliated Entities -- Partnerships."

     Wholly-Owned Subsidiaries. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for Federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as described below. A qualified REIT subsidiary is any corporation wholly owned by a REIT, or by other qualified REIT subsidiaries, or by a combination of the two. Asset Investors has several such wholly-owned corporate subsidiaries. Similarly, a single member limited liability company owned by Asset Investors or by Asset Investors Operating Partnership would also generally be disregarded as a separate entity for Federal income tax purposes. Recently enacted legislation will allow REITs, beginning in 2001, to elect to treat corporate subsidiaries that are wholly-owned as either separate taxable REIT subsidiary corporations, or as transparent qualified REIT subsidiaries. See "OTHER TAX CONSIDERATIONS -- Legislative or Other Actions Affecting REITs."

     Income Tests. In order to maintain qualification as a REIT, Asset Investors annually must satisfy two gross income requirements. First, at least 75% of Asset Investors' gross income, excluding gross income from sales of inventory or dealer property in "prohibited transactions," for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," dividends received from other REITs, and interest income derived from mortgage loans secured by real property, or from some kinds of temporary investments. Second, at least 95% of Asset Investors' gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from some combination of such income from investments in real property, as well as other dividends, interest and gain from the sale or disposition of stock or securities.

     Rents received by Asset Investors directly or through subsidiary entities will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to this personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, Asset Investors and its affiliates are permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, effective in 1998, Asset Investors and its affiliates may provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, pursuant to recent legislation, Asset Investors will be permitted, beginning in 2001, to provide services to tenants or others through an electing taxable REIT subsidiary corporation without disqualifying the rental income received from tenants for purposes of the REIT income requirements. Rental income derived from any lessee that is an entity will also qualify as rents

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from real property only to the extent that Asset Investors does not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee's equity.

     To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned by a REIT. Asset Investors has made mortgage loans and entered into ground leases, as lessor, in reliance upon the exception described in the preceding sentence. Accordingly, the ability of Asset Investors to treat the income derived from these arrangements as income that qualifies for purposes of the REIT gross income tests will depend, in part, upon the character of the income generated by a particular borrower or lessee, which may not be within the control of Asset Investors.

     Asset Investors indirectly receives distributions from taxable corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing taxable corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test.

     If Asset Investors fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for the year if it is entitled to relief under provisions of the Internal Revenue Code. These relief provisions will be generally available if the failure of Asset Investors to meet these tests was due to reasonable cause and not due to willful neglect, Asset Investors attaches to its tax return a schedule of the sources of its income, and any incorrect information on the schedule was not due to fraud with intent to evade tax. The tax opinion of Skadden, Arps, relating to the qualification of Asset Investors as a REIT, is based upon the application of these relief provisions in the event that notes issued by a trust in which Commercial Assets holds a residual interest are not treated as indebtedness for Federal income tax purposes. See "-- Taxation of Asset Investors -- Tax Opinion." It is not possible to state whether Asset Investors would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving Asset Investors, Asset Investors will not qualify as a REIT. As discussed above under "-- Taxation of Asset Investors -- Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon the amount by which Asset Investors fails to satisfy the particular gross income test.

     Asset Tests. Asset Investors, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the total assets of Asset Investors must be represented by some combination of real estate assets, including its allocable share of real estate assets held by subsidiary partnerships, and stock of other corporations that qualify as REITs, cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, and some kinds of mortgage backed securities and mortgage loans. Second, not more than 25% of the total assets of Asset Investors may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Asset Investors may not exceed 5% of the value of the total assets of Asset Investors, and Asset Investors may not own more than 10% of any one issuer's outstanding voting securities. Recent legislation adds, effective in 2001, the requirement that Asset Investors generally not own more than 10% of the total value of the outstanding securities of any one corporate issuer. The 5% and 10% asset limitations described above do not apply to wholly-owned qualified REIT subsidiary corporations, or, effective in 2001, to electing taxable REIT subsidiary corporations. The value of the stock held by a REIT in taxable REIT subsidiary corporations, may not, however, exceed, in the aggregate, 20% of the value of a REIT's total assets. See "-- Wholly-Owned Subsidiaries" and "OTHER TAX CONSIDERATIONS -- Legislative or Other Actions Affecting REITs."

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     Asset Investors indirectly owns interests in taxable corporations. Except as set forth above, and prior to the 2001 effective date of recently enacted legislation, the ownership of more than 10% of the voting securities of any one issuer by a REIT, or the investment of more than 5% of the REIT's total assets in any one issuer's securities, is prohibited by the asset tests. Asset Investors believes that its indirect ownership interests in the taxable corporations qualify under these rules. However, no independent appraisals have been obtained to support the conclusions of Asset Investors as to the value of its total assets or the value of its interests in the taxable corporations, and these values are subject to change in the future. Accordingly, there can be no assurance that the Internal Revenue Service will not contend that Asset Investors' ownership interests in the taxable corporations disqualifies it from treatment as a REIT.

     Annual Distribution Requirements. Asset Investors, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to

     (a) the sum of

          (1) 95% of the "REIT taxable income" of Asset Investors (computed without regard to the deduction for dividends paid and net capital gain of Asset Investors) and

          (2) 95% of the net income (after tax), if any, from foreclosure property, minus

     (b) the sum of specified items of noncash income.

     Recent legislation reduces the distribution requirement from 95% to 90%, effective in 2001. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Asset Investors timely files its tax return for the year and if paid with or before the first regular dividend payment after such declaration. To the extent that Asset Investors distributes at least 95% (or 90% after 2000), but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax at ordinary corporate tax rates. Asset Investors may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, Asset Investors could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax paid by Asset Investors. Stockholders of Asset Investors would then increase the adjusted basis of their Asset Investors shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares. To the extent that a REIT has available net operating losses and capital losses carried forward from prior tax years, such losses may, in part, reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements described in this paragraph. However, such losses generally will not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See "-- Taxation of Stockholders -- Taxation of Taxable Domestic Stockholders -- Distributions." As described below in
"-- Loss Carryovers," Asset Investors has net operating losses and capital losses carried forward from previous taxable years.

     If Asset Investors should fail to distribute during each calendar year, without regard to distributions made in the following tax year but prior to the filing of the tax return of Asset Investors, at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, excluding retained long-term capital gains, and (c) any undistributed taxable income from prior periods, Asset Investors would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Asset Investors believes that it has made, and intends to make, timely distributions sufficient to satisfy this annual distribution requirement.

     It is possible that Asset Investors, from time to time, may not have sufficient cash to meet the distribution requirement due to timing differences between (a) the actual receipt of cash, including receipt of distributions from its subsidiary partnerships, and (b) the inclusion of items in income by Asset Investors for Federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirement, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

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     Asset Investors may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the deduction for dividends paid of Asset Investors for the earlier year. In this case, Asset Investors may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends. However, Asset Investors will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

 Failure to Qualify

     If Asset Investors fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Asset Investors will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. In this case, however, taxable income may be reduced by available net operating losses. Distributions to stockholders in any year in which Asset Investors fails to qualify will not be deductible by Asset Investors nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless Asset Investors is entitled to relief under specific statutory provisions, Asset Investors would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Asset Investors would be entitled to this statutory relief.

 Loss Carryovers

     In previous tax years, Asset Investors incurred net operating losses in the amount of approximately $95 million. In general, a REIT may carry its net operating losses forward for up to 20 years -- 15 years for losses incurred in years in which Asset Investors' losses arose -- to offset income that would otherwise be taxable in those years, or to reduce the amount of distributions that are otherwise required in order to qualify as a REIT. Asset Investors' net operating losses will expire during the period from 2007 to 2009 if they are not used in the intervening years.

     REITs generally pay little Federal income tax because of the distribution requirements, and because of the deduction for dividends paid to which REITs are generally entitled. A REIT's net operating losses are not deductible by its stockholders, and, in general, do not affect the tax treatment to stockholders of distributions received from the REIT. If a REIT uses its net operating losses to offset its taxable income and thus reduce its distribution requirements, it may nonetheless be subject to alternative minimum tax because a portion of the deduction for net operating losses is denied for that purpose.

     If Asset Investors undergoes an "ownership change" within the meaning of the Internal Revenue Code and the Treasury regulations, its ability to subsequently use its pre-existing net operating losses in any year is limited. In that case, the amount of the net operating losses that may be used by Asset Investors in any year would generally be limited to the product of the value of Asset Investors' stock at the time of the ownership change, multiplied by the long-term tax-exempt rate, which is a measure of interest rates on long-term tax-exempt bonds.

     In general, an ownership change occurs if one or more large stockholders, known as "5% stockholders," including groups of stockholders that may be aggregated and treated as a single 5% stockholder, increase their aggregate percentage interest in Asset Investors by more than 50 percentage points over their lowest ownership percentage during the preceding three-year period. The holders of Commercial Assets' common stock who receive Asset Investors' common stock in the merger will be treated as a single 5% stockholder for this purpose, which will account for a significant percentage, but less than 50%, of Asset Investors' stock. Based upon available records of stock ownership, Asset Investors believes that an ownership change has not occurred in the past, and it anticipates that an ownership change will not result from the merger. It is possible, however, that the merger, or other transactions over which Asset Investors does not have control, could cause an ownership change, particularly if a significant portion of Commercial Assets stockholders elect not to receive cash in the merger. After the merger, Asset Investors' certificate of

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incorporation will include stockholder restrictions that are designed to prevent the subsequent unintended occurrence of an ownership change. See "DESCRIPTION OF THE MERGER PROPOSAL." Nevertheless, no assurance can be given that an ownership change will not have occurred prior to or in connection with the merger, and Asset Investors will not obtain an opinion of counsel as to whether an ownership change has occurred or will occur. Investors are therefore cautioned that Asset Investors' net operating losses may not be available in their entirety and without limitation.

     Asset Investors also has capital losses that were incurred in prior years, approximately $23.8 million of which were carried forward. Approximately $23.4 million of these losses will expire if not used in 2000, with the remainder expiring after 2001 if not used. Capital losses are generally available to offset only Asset Investors' gains, if any, from the sale or disposition of capital assets and assets, other than inventory, used in its trade or business. In the event of an ownership change, the availability of capital losses are limited in a manner similar to the limitation that applies to net operating losses, as described above, and capital losses used by Asset Investors in a year following an ownership change would reduce the amount of its net operating losses that may be used in that year.

TAX ASPECTS OF INVESTMENTS IN AFFILIATED ENTITIES

 Partnerships

     Background. Substantially all of Asset Investors' investments are held indirectly through Asset Investors Operating Partnership. In general, partnerships are "pass-through" entities that are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. Asset Investors will include in its income its proportionate share of these partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Asset Investors will include its proportionate share of assets held by Asset Investors Operating Partnership and the other subsidiary partnerships. See "-- Taxation of Asset
Investors -- Requirements for Qualification -- Ownership of Partnership Interests."

     Entity Classification. The direct and indirect investment of Asset Investors in partnerships involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of any of Asset Investors' subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for Federal income tax purposes. If any of these entities were treated as an association for Federal income tax purposes, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the assets of Asset Investors and items of gross income of Asset Investors would change and could preclude Asset Investors from satisfying the REIT asset tests and/or the gross income tests discussed in "-- Taxation of Asset Investors -- Requirements for Qualification -- Asset Tests" and "-- Income Tests," and in turn could prevent Asset Investors from qualifying as a REIT. See "Taxation of Asset
Investors -- Failure to Qualify," above, for a discussion of the effect of the failure of Asset Investors to meet these tests for a taxable year. In addition, any change in the status of any of Asset Investors' subsidiary partnerships for tax purposes might be treated as a taxable event, in which case Asset Investors might incur a tax liability without any related cash distributions.

     Tax Allocations with Respect to the Properties. Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution, or a "book-tax difference." Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Asset

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Investors Operating Partnership has acquired its interest in some properties by way of contributions of appreciated property and may acquire additional properties in that manner in the future. Consequently, allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury regulations provide for a similar allocation of these items to the other, i.e., non-contributing, partners. These rules apply to the contribution by Asset Investors to Asset Investors Operating Partnership of the cash proceeds received in any offerings of its stock.

     In general, holders of interests in Asset Investors Operating Partnership may be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on the sale by Asset Investors Operating Partnership or other Asset Investors subsidiary partnerships of contributed properties. This will tend to eliminate the book-tax difference over the life of these partnerships. However, the special allocations do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the Asset Investors Operating Partnership or other Asset Investors subsidiary partnerships may cause Asset Investors to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of these contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause Asset Investors to recognize taxable income in excess of cash proceeds, which might adversely affect Asset Investors' ability to comply with the REIT distribution requirements. See "-- Taxation of Asset
Investors -- Requirements for Qualification -- Annual Distribution
Requirements."

     With respect to any property purchased or to be purchased by any of Asset Investors subsidiary partnerships, other than through the issuance of interests in the acquiring partnership, subsequent to the formation of Asset Investors, this property will initially have a tax basis equal to its fair market value, and the special allocation provisions described above will not apply.

     Sale of the Properties. The share of Asset Investors of any gain realized by Asset Investors Operating Partnership or any other Asset Investors' subsidiary partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of Asset Investors -- Taxation of REITs in General." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all of the facts and circumstances of the particular transaction. Asset Investors Operating Partnership and the other Asset Investors' subsidiary partnerships generally intend to hold their interests in properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, operating, financing and leasing the properties, and to make occasional sales of the properties, including peripheral land, as are consistent with the investment objectives of Asset Investors.

 Taxable Corporations

     A portion of the amounts to be used to fund distributions to stockholders of Asset Investors is expected to come from dividend distributions and interest payments made by taxable corporations. In general, taxable corporations pay Federal, state and local income taxes on their taxable income at normal corporate rates. Any Federal, state or local income taxes that the taxable corporations are required to pay may reduce the cash flow of Asset Investors from operating activities and its ability to make payments to holders of its common stock.

     In order for Asset Investors to qualify as a REIT, as of the end of each calendar quarter, the value of its direct or indirect interest in any taxable corporation generally may not exceed 5% of the value of its total assets, and Asset Investors may not directly or indirectly own more than 10% of the outstanding voting securities of any taxable corporation. See "-- Taxation of Asset Investors -- Requirements for Qualification -- Asset Tests." Asset Investors believes that it has satisfied both the 5% and the 10% asset requirements as they relate to its interests in taxable corporations, and Asset Investors intends to monitor these interests so that the value of securities of any one issuer do not exceed 5% of Asset Investors' total

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assets. However, no assurance can be given that the relative values of the assets of Asset Investors will not change, or that they will be accepted by the Internal Revenue Service. Effective in 2001, the 5% and 10% asset limits described above will not apply to stock of electing taxable REIT subsidiary corporations, although the stock of such corporations owned by Asset Investors must not, in the aggregate, exceed 20% of the value of Asset Investors' total assets. See "OTHER TAX CONSIDERATIONS -- Legislative or Other Actions Affecting REITs."

 Wholly-Owned Corporations

     As described above at "-- Taxation of Asset Investors -- Requirements for Qualification -- Wholly-Owned Subsidiaries," a corporation that is wholly-owned by a REIT and constitutes a qualified REIT subsidiary is generally disregarded for Federal income tax purposes. In the event that a qualified REIT subsidiary of Asset Investors ceases to be wholly owned, for example if any equity interest in the subsidiary is acquired by a person other than Asset Investors or another qualified REIT subsidiary of Asset Investors, the subsidiary could no longer be treated as a qualified REIT subsidiary. Such an event could, in turn, adversely affect Asset Investors' ability to satisfy the various asset and gross income requirements applicable to REITs, including the current requirement that a REIT may not own, directly or indirectly, more than 10% of the voting securities of a taxable corporation. See "-- Taxation of Asset Investors -- Requirements for Qualification -- Asset Tests" and "-- Income Tests."

  Commercial Assets

     Stock of a corporation that qualifies as a REIT is treated, in the hands of a stockholder that is a REIT, as a qualifying interest in real property for purposes of the asset tests applicable to the stockholder REIT, and any dividend income derived from this stock is treated as qualifying income of the stockholder for purposes of the 95% and 75% gross income requirements described above. See "-- Taxation of Asset Investors -- Requirements of
Qualification -- Asset Tests" and "-- Income Tests." Asset Investors currently holds approximately 27% of the outstanding stock of Commercial Assets.

     Commercial Assets, as a separate REIT prior to the merger, is subject to all of the same REIT qualification requirements that apply to Asset Investors, as described above. See "-- Taxation of Asset Investors -- Requirements for Qualification." In the event that Commercial Assets were to fail to qualify as a REIT, or were to terminate its election to be taxed as a REIT, during a period prior to the merger, this would alter the composition of Asset Investors' income and assets, and would preclude Asset Investors from qualifying as a REIT. The qualification of Commercial Assets, and hence Asset Investors, as a REIT, depends upon either (1) the trust notes issued by a trust in which Commercial Assets holds an interest qualifying as indebtedness for Federal income tax purposes, or (2) the availability of relief on the basis of reasonable cause in the event of any resultant failure of Commercial Assets to satisfy the gross income tests applicable to REITs. See "-- Taxation of Asset Investors -- Tax Opinion," and "-- Taxation of Asset Investors -- Requirements for
Qualification -- Income Tests."

TAXATION OF STOCKHOLDERS

 Taxation of Taxable Domestic Stockholders

     Distributions. Provided that Asset Investors qualifies as a REIT, distributions made to its taxable domestic stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed to stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of Asset Investors for the taxable year, without regard to the period for which the stockholder has held its stock. A similar treatment will apply to long-term capital gains retained by Asset Investors, to the extent that Asset Investors elects the application of provisions of the Internal Revenue Code that treat stockholders of a REIT as having received, for Federal income tax purposes, undistributed capital gains of the REIT, while passing through to stockholders a corresponding credit for taxes paid by

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the REIT on such retained capital gains. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less, provided that the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by Asset Investors in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by Asset Investors and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Asset Investors before the end of January of the following calendar year.

     To the extent that a REIT has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See "-- Taxation of Asset Investors -- Requirements for Qualification -- Annual Distribution Requirements." Asset Investors has losses carried forward from prior tax years. See "-- Taxation of Asset
Investors -- Loss Carryovers." These losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would they affect the character of any distributions that are actually made by a REIT, which are generally subject to tax in the hands of stockholders to the extent that the REIT has current or accumulated earnings and profits.

     Dispositions of Asset Investors Stock. In general, capital gains recognized by individuals and other non-corporate stockholders upon the sale or disposition of shares of Asset Investors stock will be subject to a maximum Federal income tax rate of 20% if the Asset Investors stock is held for more than 12 months, and will be taxed at ordinary income rates of up to 39.6% if the Asset Investors stock is held for 12 months or less. Gains recognized by stockholders that are corporations are subject to Federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of Asset Investors stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of Asset Investors stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from Asset Investors that are required to be treated by the stockholder as long-term capital gain.

 Taxation of Foreign Stockholders

     The following is a discussion of selected United States Federal income and estate tax consequences of the ownership and disposition of Asset Investors stock applicable to non-U.S. holders of Asset Investors stock. A "non-U.S. holder" is any person other than

          (a) a citizen or resident of the United States,

          (b) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia,

          (c) an estate whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source, or

          (d) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust. The discussion is based on current law and is for general information only. The discussion addresses only selective and not all aspects of United States Federal income and estate taxation.

     Ordinary Dividends. The portion of dividends received by non-U.S. holders payable out of the earnings and profits of Asset Investors which are not attributable to capital gains of Asset Investors and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by treaty. In general, non-U.S. holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of Asset Investors' stock. In cases where the dividend income from a non-U.S. holder's investment in Asset Investors stock is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

     Non-Dividend Distributions. Unless Asset Investors stock constitutes a U.S. real property interest, distributions by Asset Investors which are not dividends out of the earnings and profits of Asset Investors will not be subject to U.S. income tax. In general, except as described below in "Taxation of Stockholders -- Taxation of Foreign Stockholders -- Dispositions of Asset Investors Stock," a U.S. real property interest includes the stock of a corporation if 50% or more of the corporation's assets, by value, at any time within a prescribed testing period, consist of certain direct or indirect interests in real property located within the United States. If it cannot be determined at the time at which a distribution is made whether or not such distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of Asset Investors. If Asset Investors stock constitutes a U.S. real property interest, as described below, distributions by Asset Investors in excess of the sum of its earnings and profits plus and the stockholder's basis in its Assets Investors stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type, e.g., an individual or a corporation, as the case may be, and the collection of such tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder's share of Asset Investors' earnings and profits.

     Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act, a distribution made by Asset Investors to a non-U.S. holder, to the extent attributable to gains from dispositions of U.S. real property interests such as the properties beneficially owned by Asset Investors, or "U.S. real property interest capital gains," will be considered effectively connected with a U.S. trade or business of the non-U.S. holder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, Asset Investors will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute U.S. real property interest capital gains. Distributions subject to the Foreign Investment in Real Property Tax Act may also be subject to a 30% branch profits tax in the hands of non-U.S. holder that is a corporation.

     Dispositions of Asset Investors Stock. Unless Asset Investors' stock constitutes a U.S. real property interest, a sale of such stock by a non-U.S. holder generally will not be subject to U.S. taxation under the Foreign Investment in Real Property Tax Act. The stock will not constitute a U.S. real property interest if Asset Investors is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. Asset Investors believes that it is, and it expects to continue to be, a domestically controlled REIT and, therefore, the sale of Asset Investors stock should not be subject to taxation under the Foreign Investment in Real Property Tax Act. Because Asset Investors' common stock is publicly traded, however, no assurance can be given that Asset Investors is or will continue to be a domestically controlled REIT.

     Even if Asset Investors does not constitute a domestically controlled REIT, a non-U.S. holder's sale of stock nonetheless will generally not be subject to tax under the Foreign Investment in Real Property Tax Act as a sale of a U.S. real property interest, provided that (a) the stock is "regularly traded," as defined by applicable Treasury Department regulations on an established securities market, and (b) the selling non-U.S. holder held 5% or less of Asset Investors' outstanding stock at all times during a specified testing period.

     If gain on the sale of stock of Asset Investors were subject to taxation under the Foreign Investment in Real Property Tax Act, the non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

     Gain from the sale of Asset Investors stock that would not otherwise be subject to the Foreign Investment in Real Property Tax Act will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (a) if the non-U.S. holder's investment in the Asset Investors stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

     Estate Tax. Asset Investors stock owned or treated as owned by an individual who is not a citizen or resident, as specially defined for U.S. Federal estate tax purposes, of the United States at the time of death will be includable in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the estate for U.S. Federal estate tax purposes.

 Information Reporting Requirements and Backup Withholding

     Asset Investors will report to its U.S. stockholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (a) is a corporation or comes within other specific exempt categories and, when required, demonstrates this fact, or
(b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide Asset Investors with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

     In addition, Asset Investors may be required to withhold a portion of capital gain distributions to any non-U.S. holders who fail to certify their foreign status to Asset Investors. Recently issued final Treasury Department regulations regarding the backup withholding rules as applied to non-U.S. holders alter backup withholding compliance mechanics and will be effective for payments made after December 31, 2000.

 Taxation of Tax-Exempt Stockholders

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from Federal income taxation. However, they are subject to taxation upon their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has ruled that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by Asset Investors to tax-exempt entities should generally not constitute unrelated business taxable income. However, if a tax-exempt entity finances its acquisition of the Asset Investors stock with debt, a portion of its income from Asset Investors may constitute unrelated business taxable income under the "debt-financed property" rules.

                            OTHER TAX CONSIDERATIONS

LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

     Congress recently enacted legislation, generally effective in 2001, that will, among other things:

     - allow REITs to own and control taxable REIT subsidiary corporations that could provide services to REIT tenants and others without disqualifying the rents that the REIT receives from its tenants for purposes of the REIT income tests;

     - add a requirement that a REIT generally can not own securities having a value of more than 10% of the total value of the outstanding securities of any one corporate issuer (other than a qualified REIT subsidiary or an electing taxable REIT subsidiary);

     - limit the value of securities issued by one or more taxable REIT subsidiaries that a REIT may own, directly or indirectly, to an amount that does not exceed 20% of the value of the REIT's gross assets; and

     - reduce from 95% to 90% the percentage of income that REITs are required to distribute annually. In order to conform its operations and structure to these legislative changes, Asset Investors may convert subsidiaries of which it owns more than 10% of the total value (other than qualified REIT subsidiaries) into taxable REIT subsidiaries. Such a restructuring would permit Asset Investors to provide services and engage in other activities through taxable REIT subsidiaries in which it holds a greater economic interest, and over which it has greater control, than is currently the case with existing subsidiaries.

     In February 2000, President Clinton released his proposed budget for fiscal year 2001. Provisions contained in the proposal would, if enacted into law:

     - generally extend the 4% excise tax on delayed distributions by REITs to cases where the REIT timely distributes less than 98% of its ordinary income or capital gain net income for a tax year during that year. As discussed above, the excise tax does not apply under current law if the REIT timely distributes at least 85% of its ordinary income and 95% of its capital gain net income. See "FEDERAL INCOME TAXATION OF ASSET INVESTORS AND ITS STOCKHOLDERS -- Taxation of Asset Investors -- Taxation of REITs in General" and " -- Taxation of Asset Investors -- Requirements for Qualification -- Annual Distribution Requirements."

     - provide an additional requirement that an entity will not qualify as a REIT if one person, including an entity, directly or constructively owns stock possessing 50% or more of the voting power or value of its stock. The current 50% shareholder requirement, which is not affected by the proposal, generally looks to direct and constructive ownership by five or fewer persons who are individuals. See "FEDERAL INCOME TAXATION OF ASSET INVESTORS AND ITS STOCKHOLDERS -- Taxation of Asset
       Investors -- Requirements for Qualification."

     The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department. Changes to the Federal tax laws and interpretations of Federal tax laws could adversely affect an investment in Asset Investors.

STATE, LOCAL AND FOREIGN TAXES

     Asset Investors and its stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. Asset Investors owns properties located in a number of states and local jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of Asset Investors and its stockholders may not conform to the Federal income tax treatment discussed above. Consequently, prospective investors should consult their own tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in Asset Investors' common stock.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited (1) Asset Investors' consolidated financial statements (and schedules) included in Asset Investors' Annual Report on Form 10-K for the year ended December 31, 1999; (2) Commercial Assets' consolidated financial statements (and schedules) included in Commercial Assets' Annual Report on Form 10-K for the year ended December 31, 1999; and (3) Community Acquisition and Development Corporation Manufactured Home Communities combined statement of excess of revenues over specific operating expenses for the year ended December 31, 1998 included in Amendment No. 1 to Asset Investors' Current Report on Form 8-K dated January 31, 2000; as set forth in their reports, which are incorporated by reference in this Joint Proxy Statement/Prospectus. These financial statements are incorporated by reference in this Joint Proxy Statement/Prospectus in reliance on their reports, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Asset Investors' common stock being issued in the merger and material Federal income tax matters is being passed upon for Asset Investors by Skadden, Arps, Slate, Meagher & Flom, LLP, Los Angeles, California, counsel to Asset Investors.

                      WHERE YOU CAN FIND MORE INFORMATION

     Commercial Assets and Asset Investors file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the companies file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Asset Investors' and Commercial Assets' public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning Asset Investors also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information concerning Commercial Assets also may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006.

     Asset Investors has filed a Registration Statement to register with the Securities and Exchange Commission the shares of Asset Investors' common stock to be issued to Commercial Assets stockholders in the merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Asset Investors and a proxy statement of Asset Investors for the Asset Investors special meeting, in addition to being a proxy statement of Commercial Assets for the Commercial Assets special meeting.

     As permitted by the Securities and Exchange Commission rules, this Joint Proxy Statement/ Prospectus does not contain all the information that stockholders can find in the Registration Statement or the exhibits to the Registration Statement.

     The Securities and Exchange Commission permits Commercial Assets and Asset Investors to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this Joint Proxy Statement/Prospectus, except for any information superseded by information contained directly in the Joint Proxy Statement/Prospectus or in later filed documents incorporated by reference in this Joint Proxy Statement/Prospectus.

     This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that Commercial Assets and Asset Investors have previously filed with the Securities and Exchange Commission. These documents contain important information about the companies and their financial condition.


COMMERCIAL ASSETS SEC                              ASSET INVESTORS SEC
FILINGS (FILE NO. 1-12262)         PERIOD          FILINGS (FILE NO. 1-0360)         PERIOD
--------------------------  --------------------   -------------------------  --------------------
Annual Report on Form                              Annual Report on Form
  10-K..................    Year ended December    10-K....................   Year ended December
                            31, 1999                                          31, 1999
Quarterly Report on Form                           Quarterly Report on Form
  10-Q..................    Three months ended     10-Q....................   Three months ended
                            March 31, 2000                                    March 31, 2000
                                                   Current Reports on Form
                                                     8-K...................   Dated January 31,
                                                                              2000; February 15,
                                                                              2000; and February
                                                                              24, 2000


     Commercial Assets and Asset Investors incorporate by reference additional documents that may be filed with the Securities and Exchange Commission under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 between the date of this Joint Proxy Statement/Prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Commercial Assets has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Commercial Assets, and Asset Investors has supplied all such information relating to Asset Investors.

     If you are a stockholder, Commercial Assets or Asset Investors may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the following addresses:

         Commercial Assets, Inc.
         3410 South Galena Street, Suite 210
         Denver, Colorado 80231
         (303) 614-9410

         Asset Investors Corporation
         3410 South Galena Street, Suite 210
         Denver, Colorado 80231
         (303) 614-9400


     If you would like to request documents from either company, please do so by July 21, 2000 to receive them before the Commercial Assets and Asset Investors special meetings.


     You should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint
Proxy Statement/Prospectus is dated           , 2000. You should not assume that
the information contained in this Joint Proxy Statement/Prospectus is accurate as of any date other than that date. Neither the mailing of this Joint Proxy Statement/Prospectus to stockholders nor the issuance of Asset Investors' common stock in the merger creates any implication to the contrary.

                                                                           ANNEX
A


                                     SECOND

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                            COMMERCIAL ASSETS, INC.
                                      AND
                          ASSET INVESTORS CORPORATION

                            DATED AS OF JUNE 2, 2000

     SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of June 2, 2000, by and between COMMERCIAL ASSETS, INC., a Delaware corporation ("CAX") and ASSET INVESTORS CORPORATION, a Delaware corporation ("AIC").


     WHEREAS, on August 31, 1999, the respective Board of Directors of AIC and CAX each determined that a merger of CAX with and into AIC pursuant to which each issued and outstanding share of CAX common stock, par value $.01 per share (the "CAX Common Stock"), other than shares owned, directly or indirectly, by CAX, would be converted into the right to receive 0.4075 shares of AIC common stock, par value $.01 per share (the "AIC Common Stock"), was advisable and in the best interest of their respective corporations and their stockholders;

     WHEREAS, in furtherance of the transaction described above (the "Original Merger Proposal"), AIC and CAX entered into an Agreement and Plan of Merger, dated as of August 31, 1999 (the "Original Merger Agreement"), setting forth the terms and conditions of the Original Merger Proposal, including a provision providing for the Certificate of Incorporation of AIC, as the surviving corporation of the merger, to be amended and restated as part of such transaction;

     WHEREAS, on March 8, 2000, the respective Boards of Directors of each of AIC and CAX approved the terms of a proposed settlement (the "Proposed Settlement") of certain legal actions filed in the Delaware Court of Chancery following the announcement of the Original Merger Proposal and brought by the plaintiffs named therein (the "Plaintiffs") purportedly on behalf of the stockholders of CAX (other than AIC and the other defendants named therein) against AIC, CAX and their respective officers and directors, which Proposed Settlement is contained in a Memorandum of Understanding, dated March 6, 2000 (the "MOU"), among AIC, CAX and the named Plaintiffs;


     WHEREAS, in connection with and in order to implement the Proposed Settlement, the respective Board of Directors of each of AIC and CAX agreed to amend the terms of the Original Merger Agreement to (i) provide each CAX stockholder with the right to elect to receive, for each share of CAX Common Stock held by such stockholder immediately prior to the merger of CAX with and into AIC, either (x) $5.75 in cash, subject to certain limitations, or (y)
0.4075 shares of AIC Common Stock, and (ii) increase from a simple majority to a two-thirds majority, the number of outstanding shares of CAX Common Stock entitled to vote thereon that must be voted in favor of the merger of CAX with and into AIC in order for such merger to be approved by the CAX stockholders;



     WHEREAS, on March 8, 2000, AIC and CAX did amend and restate the Original Merger Agreement in its entirety (the "Amended Merger Agreement") in order to provide for the merger of CAX with and into AIC (the "Merger") under terms and conditions which (i) incorporate the separate consideration by the AIC stockholders of the amendments to the AIC Certificate of Incorporation, (ii) incorporate the further changes to the Original Merger Proposal required by the Proposed Settlement, and (iii) extend from March 31, 2000 to June 15, 2000 as the outside date after which either AIC or CAX may terminate this Agreement if the Merger has not theretofore been completed;



     WHEREAS, AIC and CAX wish to further amend the Amended Merger Agreement to extend from June 15, 2000 to August 31, 2000 as the outside date after which either AIC or CAX may terminate this Agreement if the Merger has not theretofore been completed; and


     WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, immediately following the Merger, the Surviving Corporation (as defined in Section 1.1) will qualify as a real estate investment trust ("REIT") within the meaning of the Code.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in
Section 1.3), CAX shall be merged with and into AIC and the separate corporate existence of CAX shall cease. Following the Effective Time, AIC shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of CAX in accordance with the provisions of the DGCL.

     SECTION 1.2 Closing. Subject to the satisfaction or waiver of all the conditions to closing with respect to the Merger contained in Article VI hereof, the closing of the Merger (the "Closing") will take place at 5:00 p.m., New York City time, on the fifth business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto (the "Closing Date"). The Closing will be held at the offices of Skadden, Arps, Slate, Meagher & Flom, LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071 or such other location as is agreed to by the parties hereto.

     SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with and accepted by the Secretary of State of the State of Delaware, or at such subsequent date or time as AIC and CAX shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation of AIC, at the Effective Time, shall become the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable law. The by-laws of AIC, as in effect immediately prior to the Effective Time, shall become the by-laws of the Surviving Corporation until thereafter changed and amended as provided therein or by applicable law.

     SECTION 1.6 Directors and Officers. The officers of AIC immediately prior to the Effective Time, shall become the officers of the Surviving Corporation until their successors shall have been duly appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation. The directors of the Surviving Corporation shall be designated in writing by AIC at least 10 days prior to the date that AIC and CAX mail the Proxy Statement (as defined below) to their, respective stockholders; provided, that a majority of such directors shall consist of current directors of AIC or CAX. Such directors shall serve until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

                                   ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

     SECTION 2.1 Effect on CAX Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of CAX capital stock:

          (a) Cancellation of CAX Treasury Stock. Each share of CAX Common Stock that is owned directly or indirectly by CAX or held in the treasury of CAX or by any Subsidiary of CAX shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Conversion of CAX Common Stock. Each issued and outstanding share of CAX Common Stock (other than shares to be canceled in accordance with Section 2.1(a)) shall be converted into the following (the "Merger Consideration"):

             (i) subject to the provisions of Section 2.3 hereof, for each share of CAX Common Stock with respect to which an election to receive cash from AIC has been effectively made and not revoked or lost ("Cash Election Shares"), the right to receive from AIC an amount equal to $5.75 in cash (the "Cash Election Price"); or

             (ii) for each share of CAX Common Stock (other than Cash Election Shares), the right to receive 0.4075 fully paid and nonassessable shares (the "Stock Consideration") of AIC Common Stock (a "Non-Cash Election Share").

          (c) Cancellation and Retirement of CAX Common Stock. Subject to
     Section 2.1(a), as of the Effective Time, all such shares of CAX Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of CAX Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of AIC Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.5 and any dividends or distributions to which such holder is entitled pursuant to Section 2.5(c), in each case without interest and less any required withholding taxes.

     SECTION 2.2  Merger Consideration Elections.

          (a) Each person who, on or prior to the Election Date referred to in
     (c) below, is a record holder of shares of CAX Common Stock will be entitled, with respect to all or any portion of such holder's shares, to make an unconditional election (the "Election") on or prior to such Election Date to receive either Non-Cash Election Shares or the Cash Election Price, on the basis hereinafter set forth.

          (b) Prior to the mailing of the Proxy Statement (as defined in Section 3.2(c)), AIC shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration.

          (c) AIC shall, subject to any required clearance by the Securities and Exchange Commission ("SEC"), prepare and mail a form of election, which form shall be subject to the reasonable approval of CAX (the "Form of Election"), with the Proxy Statement to the record holders of CAX Common Stock as of the record date for the Stockholders Meeting (as defined in Section 5.1(b)), which Form of Election shall be used by each record holder of shares of CAX Common Stock to elect to receive either Cash Election Shares or the Cash Election Price upon conversion of any or all of such holder's shares of CAX Common Stock in the Merger, subject to the provisions of Section 2.3 hereof. AIC will use its best efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of CAX Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to receive the Cash Election Price shall

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     have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m. New York City time, on the business day (the "Election Date") preceding the date of the Stockholders Meeting, a Form of Election properly completed and signed. Any holder of CAX Common Stock who shall have failed to submit a Form of Election by the Election Date, or shall have failed to properly complete such Form of Election to elect to receive the Cash Election Price, shall be deemed to have elected to receive the Stock Consideration.

          (d) Any Form of Election may be revoked by the stockholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m. New York City time, on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by AIC and CAX that the Merger has been abandoned.

          (e) The determination of the Exchange Agent shall be binding whether or not elections to receive the Cash Election Price have been properly made or revoked pursuant to this Section 2.2 and when elections and revocations were received by it. If the Exchange Agent determines that any election to receive the Cash Election Price was not properly made with respect to shares of CAX Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Cash Election Shares at the Effective Time of the Merger, and such shares shall be converted in the Merger into the right to receive the shares of AIC Common Stock pursuant to Section 2.1(b)(ii). The Exchange Agent shall also make all computations as to the allocation and proration contemplated by Section 2.3, and any such computations shall be conclusive and binding on the holders of shares of CAX Common Stock. The Exchange Agent may, with the mutual agreement of AIC and CAX, make such rules as are consistent with this Section 2.2 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

     SECTION 2.3  Proration.

          (a) The cash available to pay the Cash Election Price shall in the aggregate consist of no more than $20,411,741 at the Effective Time of the Merger (the "Total Cash Amount").

          (b) In the event that the sum of the Total Cash Amount, plus cash paid in lieu of fractional shares, plus $600,000 (such sum, the "Adjusted Cash Amount") is greater than 57.5% of the aggregate value of the Merger Consideration (for purposes hereof only, the value of the Non-Cash Election Shares shall be determined by reference to the average of the intra day high and low trading prices of AIC's Common Stock on the New York Stock Exchange on the Closing Date and the Merger Consideration shall be deemed to include the Adjusted Cash Amount), then the Total Cash Amount shall be reduced as necessary, such that the Adjusted Cash Amount does not exceed 57.5% of the value of the Merger Consideration.

          (c) If the aggregate Cash Election Price representing the aggregate Cash Election Shares (the "Aggregate Cash Election Amount") exceeds the Total Cash Amount, then each Cash Election Share shall be converted into the right to receive Non-Cash Election Shares and cash in accordance with the terms of Section 2.1(b) in the following manner:

             (i) A proration factor (the "Cash Proration Factor") shall be determined by dividing the Total Cash Amount by the Aggregate Cash Election Amount.

             (ii) The number of Cash Election Shares of each stockholder electing to receive cash to be converted into the right to receive the Cash Election Price shall be determined by multiplying the Cash Proration Factor by the total Cash Election Shares of such stockholder, rounded down to the nearest whole number.

             (iii) All Cash Election Shares, other than those shares already converted into the right to receive the Cash Election Price in accordance with Section 2.3(c)(ii), shall be converted into the right to receive Non-Cash Election Shares as if such shares were not Cash Election Shares.

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          (d) If the Aggregate Cash Election Amount is less than or equal to the
     Total Cash Amount, then:

             (i) All Cash Election Shares shall be converted into the right to receive the Cash Election Price in accordance with the terms of Section 2.1(b)(i);

             (ii) Shares of CAX Common Stock other than Cash Election shares shall be converted into the right to receive Non-Cash Election Shares in accordance with the terms of 2.1(b)(ii).

     SECTION 2.4 Effect on AIC Capital Stock. As of the Effective Time, each issued and outstanding share of AIC Common Stock shall remain outstanding and shall represent one share of common stock, par value $.01 per share, of the Surviving Corporation.

     SECTION 2.5  Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time, AIC shall enter into an agreement with such bank or trust company as may be designated by AIC and reasonably satisfactory to CAX (the "Exchange Agent"), which shall provide that AIC shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of CAX Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing shares of AIC Common Stock together with cash in an amount necessary to permit the Exchange Agent to satisfy its obligations under Section 2.3(e)(iii) (such shares of AIC Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and any cash payable in lieu of any fractional shares of AIC Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1(b) in exchange for outstanding shares of CAX Common Stock.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of CAX Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CAX and AIC may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of AIC Common Stock, if any, which such holder has the right to receive pursuant to the provisions of this Article II, including dividends or other distributions on such shares of AIC Common Stock which such holder has the right to receive pursuant to Section 2.1(b)(ii) and/or the amount of cash, if any, which the holder has the right to receive pursuant to this Article II and cash in lieu of any fractional share of AIC Common Stock pursuant to
     Section 2.5(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a surrender of a Certificate representing shares of CAX Common Stock which are not registered in the transfer records of CAX under the name of the person surrendering such Certificate, a certificate representing the proper number of shares of AIC Common Stock or cash may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of AIC Common Stock or cash to a person other than the registered holder of such Certificate or establish to the satisfaction of AIC that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.5, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant

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     to the provisions of this Article II, dividends or other distributions in respect of such Merger Consideration which such holder has the right to receive pursuant to Section 2.1(b), and cash in lieu of any fractional share of AIC Common Stock pursuant to Section 2.5(e). No interest shall be paid or will accrue on any amounts payable to holders of Certificates pursuant to the provisions of this Article II.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to AIC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of AIC Common Stock issuable hereunder in respect thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.5(e), and all such dividends, other distributions and cash in lieu of fractional shares of AIC Common Stock shall be paid by AIC to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II, subject to Section 2.5(f). Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the Certificate representing whole shares of AIC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of AIC Common Stock and the amount of any cash payable in lieu of a fractional share of AIC Common Stock to which such holder is entitled pursuant to
     Section 2.5(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole shares of AIC Common Stock with a record date after the Effective Time and with a payment date subsequent to such surrender date.

          (d) No Further Ownership Rights in CAX Common Stock. All shares of AIC Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of CAX Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by CAX on such shares of CAX Common Stock, as the case may be, which remain unpaid at the Effective Time, and following the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of CAX Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

          (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of AIC Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of AIC shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of AIC.

             (ii) The Surviving Corporation shall, in lieu of the issuance of fractional share interests, pay each former holder of CAX Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of CAX Common Stock held of record at the Effective Time by such holder) would otherwise be entitled by (B) the closing price of the AIC Common Stock as reported on the New York Stock Exchange (the "NYSE") Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) on the Closing Date.

             (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent shall

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        make available such amounts to such holders of Certificates subject to and in accordance with the terms of Section 2.5(b).

          (f) Withholding. AIC or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration and any dividends or distributions otherwise payable pursuant to this Agreement to any holder of shares of CAX Common Stock such amounts as AIC or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent amounts are so withheld by AIC or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of CAX Common Stock in respect of which such deduction and withholding was made by AIC or the Exchange Agent.

          (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II thereafter shall look only to the Surviving Corporation for payment of their claim for Merger Consideration, any dividends or distributions with respect to AIC Common Stock and any cash in lieu of fractional shares of AIC Common Stock.

          (h) No Liability. None of CAX, AIC, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of AIC Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of AIC Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (i) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund on a daily basis, as directed by AIC. Any interest and other income resulting from such investments shall be paid to AIC. If, as a result of any loss resulting from such investments, the amount of cash remaining in the Exchange Fund is insufficient to pay the full amount to which holders of certificates formerly representing CAX Common Stock are entitled, AIC, promptly upon demand by the Exchange Agent, shall deposit additional cash into the Exchange Fund in an amount sufficient to satisfy its obligations to such holders.

          (j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such reasonable amount as AIC may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any unpaid dividends and distributions on shares of AIC Common Stock deliverable in respect thereof and any cash in lieu of fractional shares of AIC Common Stock, in each case pursuant to this Agreement.

     SECTION 2.6 Certain Adjustments. If, after the date of this Agreement and on or prior to the Closing Date, the outstanding shares of AIC Common Stock or CAX Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or any similar event shall occur (any such action, an "Adjustment Event"), the Exchange Ratio shall be adjusted accordingly to provide to the holders of CAX Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, stock split, reverse stock split, combination, exchange, dividend or similar event.

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                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 Disclosure Schedules. Prior to the execution of this Agreement, CAX has delivered to AIC a schedule (the "CAX Disclosure Schedule") and AIC has delivered to CAX a schedule (the "AIC Disclosure Schedule" and, together, the "Disclosure Schedules") each setting forth, among other things, certain items or exceptions relating to any or all of their respective representations and warranties; provided, however, that notwithstanding anything in this Agreement to the contrary, the inclusion of an item in a Disclosure Schedule shall not be deemed an admission by the disclosing party that such item represents a material exception or fact, event or circumstance or that such item constitutes or is reasonably likely to result in a Material Adverse Effect or Material Adverse Change (each as defined in Section 8.3).

     SECTION 3.2 Representations and Warranties of CAX. Except as disclosed in the CAX SEC Documents (as defined in Section 3.2(d)) filed prior to the date of this Agreement (the "CAX Filed SEC Documents") or as set forth on the CAX Disclosure Schedule, CAX represents and warrants to AIC as follows:

          (a) Organization, Standing and Corporate Power. (i) Each of CAX and its Subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to Subsidiaries, for those jurisdictions where the failure to be duly organized, validly existing and in good standing individually or in the aggregate would not have a Material Adverse Effect on CAX. Each of CAX and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect on CAX.

             (ii) CAX has made available to AIC prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as in effect on the date of this Agreement.

          (b) Capital Structure. The authorized capital stock of CAX consists of 75,000,000 shares of CAX Common Stock and 25,000,000 shares of preferred stock, par value $.01 per share, of CAX (the "CAX Preferred Stock"). At the close of business on June 30, 1999: (i) 10,392,529 shares of CAX Common Stock were issued and outstanding; (ii) 395,000 shares of CAX Common Stock were reserved for issuance pursuant to outstanding employee or director stock options granted under CAX's employee stock option plans (the "CAX Stock Options"); and (iii) no shares of CAX Preferred Stock had been designated or issued. All outstanding shares of capital stock of CAX are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.2(b)
     and except for changes since June 30, 1999 resulting from the issuance of shares of CAX Common Stock upon exercise of CAX Stock Options outstanding as of June 30, 1999, or as permitted by Section 4.1(a), (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of CAX, (B) any securities of CAX or any CAX Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of CAX, (C) any warrants, calls, options or other rights to acquire from CAX or any CAX Subsidiary, and any obligation of CAX or any CAX Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of CAX or any CAX Subsidiary, and
     (ii) there are no outstanding obligations of CAX or any CAX Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding (A) securities of CAX or any CAX Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities in any CAX Subsidiary, (B) warrants, calls, options or other rights to acquire from CAX or any CAX Subsidiary, and any obligation of
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     CAX or any CAX Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any CAX Subsidiary or (C) obligations of CAX or any CAX Subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of CAX Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Other than rights granted to AIC and as set forth in the certificate of incorporation of CAX, neither CAX nor any CAX Subsidiary is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the CAX Stock Options, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences.

          (c) Authority; Noncontravention. CAX has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the CAX Stockholder Approval (as defined in Section 3.2(i)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by CAX and the consummation by CAX of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of CAX, subject to the receipt of the CAX Stockholder Approval. This Agreement has been duly executed and delivered by CAX, and assuming the due authorization, execution and delivery by AIC, constitutes the legal, valid and binding obligation of CAX, enforceable against CAX in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights generally and by general principles of equity (whether considered at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of CAX or any of its Subsidiaries under, (i) the certificate of incorporation or by-laws of CAX or the comparable organizational or governing documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease to which CAX or any of its Subsidiaries is a party or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to CAX or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to CAX or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on CAX or (y) materially impair the ability of CAX to perform their respective obligations under this Agreement or materially delay or prevent the consummation of the transactions contemplated hereby. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to CAX or any of its Subsidiaries in connection with the execution and delivery of this Agreement by CAX or the consummation by CAX of the transactions contemplated by this Agreement, except for (1) the filing with the SEC of (A) a joint proxy statement/prospectus relating to the CAX Stockholders Meeting (as defined in Section 5.1(b)) and the AIC Stockholders Meeting (as defined in Section 5.1(c)) (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement") and (B) such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (2) any filings with Governmental Entities to satisfy (A) the applicable requirements of the laws of states in which CAX and its Subsidiaries are qualified or licensed to do business or state securities or "blue sky" laws or (B) any filing required by foreign Governmental Entities; (3) the filing of a certificate of merger with the Secretary of State of the state

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     of Delaware; (4) such applications and filings as may be required by the
     American Stock Exchange or the SEC in connection with the delisting by CAX of the CAX Common Stock from the American Stock Exchange; and (5) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not (x) have a Material Adverse Effect on CAX or (y) materially impair the ability of CAX to perform its obligations under this Agreement or materially delay or prevent the consummation of the transactions contemplated hereby.

          (d) SEC Documents; Undisclosed Liabilities. Since December 31, 1997, CAX has filed with the SEC all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed with the SEC (such documents being referred to herein as the "CAX SEC Documents"). As of their respective dates, the CAX SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such CAX SEC Documents, and no CAX SEC Document when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CAX included in the CAX SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (as defined in Section 8.3) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of CAX and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither CAX nor any of its Subsidiaries has any liabilities or obligations of any nature, whether contingent or otherwise, which, individually or in the aggregate, would have a Material Adverse Effect on CAX.

          (e) Information Supplied. None of the information supplied or to be supplied by CAX specifically for inclusion or incorporation by reference in
     (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to CAX's or AIC's stockholders or at the time of the CAX Stockholders Meeting or the AIC Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by CAX with respect to statements made or incorporated by reference therein based on information supplied by AIC specifically for inclusion or incorporation by reference in the Proxy Statement.

          (f) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as permitted by Section 4.1(a), since June 30, 1999, CAX and its Subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any Material Adverse Change, or any development which may result in a Material Adverse Change, in CAX, including, but not limited to, any Material Adverse Change arising from or relating to fraudulent or unauthorized activity, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of CAX's capital stock, other than regular quarterly cash dividends on CAX Common Stock and any dividends which may be required under the Code to maintain CAX's status as a REIT (as defined in Section 3.2(g)), (iii) any split, combination or reclassification of any of CAX's capital stock or any

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     issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of CAX's capital stock, except for issuances of CAX Common Stock upon the exercise of CAX Stock Options awarded prior to the date of this Agreement in accordance with their present terms, (iv) (A) except pursuant to agreements in effect on such date, any granting by CAX or any of its Subsidiaries to any current or former director, officer or other employee of CAX or its Subsidiaries of any CAX Stock Options or any material increase in compensation, bonus or other benefits, (B) any granting by CAX or any of its Subsidiaries to any such current or former director, executive officer or employee of any increase in severance or termination pay, or (C) any entry by CAX or any of its Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee, (v) except insofar as may have been required by a change in GAAP or law or regulation, any material change in accounting methods, principles or practices by CAX affecting its assets, liabilities or business, (vi) any material tax election by CAX or any of its Subsidiaries or any settlement or compromise of any material income tax liability by CAX or any of its Subsidiaries, or (vii) any new capital commitment or increase in existing capital commitments, in excess of $1,000,000, individually or in the aggregate.

          (g) REIT Status. For its taxable year ended December 31, 1995 and at all times thereafter CAX has qualified to be treated as a real estate investment trust within the meaning of Sections 856-860 of the Code.

          (h) Taxes. (i) Each of CAX and its Subsidiaries has timely filed (or has had filed on its behalf) all material tax returns and reports required to be filed by it and all such returns and reports are true, complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired. CAX and each of its Subsidiaries has timely paid (or CAX has paid on its behalf) all taxes (as defined herein) shown as due on such returns and required to be paid prior to the date hereof and has made provision in accordance with GAAP for all taxes owed or accrued through the date hereof, and the most recent financial statements contained in the CAX Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by CAX and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

             (ii) No deficiencies for any taxes with respect to which CAX or any of its Subsidiaries has received a notice in writing have been proposed, asserted or assessed against CAX or any of its Subsidiaries. Except as indicated in Schedule 3.2(k) of the CAX Disclosure Schedule, CAX has not extended the statute of limitations for the assessment or collection of taxes with respect to any taxable year and no requests for such extension are pending. No written claim has been made by a taxing authority in a jurisdiction where CAX or a Subsidiary of CAX does not file tax returns that CAX or such Subsidiary, as the case may be, is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of CAX or its Subsidiaries that arose in connection with any failure or alleged failure to pay any taxes. For taxable years ending December 31, 1995 and thereafter, the United States federal income tax returns of CAX and each CAX Subsidiary have not been audited by any governmental authority responsible for tax matters. Neither CAX nor any of its Subsidiaries has received written notice of any audit of any tax return filed by CAX or such Subsidiary, no such audit is currently being conducted and to the knowledge of the senior management of CAX neither CAX nor any of its Subsidiaries has been notified that any such audit is contemplated or pending. Neither CAX nor any of its Subsidiaries has entered into any closing agreement pursuant to Section 7121 of the Code. For taxable years ending December 31, 1995 and thereafter, CAX has incurred no material liability for taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code, or IRS Notice 88-19, and neither CAX nor any CAX Subsidiary has incurred any liability for taxes other than in the ordinary course of business. Neither CAX nor any CAX Subsidiary holds any asset the disposition of which would be subject to Section 1374 of the Code as announced in IRS Notice 88-19. To CAX's knowledge, no event has occurred, and no condition or circumstance exists,

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        which could reasonably be expected to result in any material tax described in the preceding sentence being imposed upon CAX or any CAX Subsidiary.

             (iii) Neither CAX nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

             (iv) As used in this Agreement, "taxes" shall include all (x) Federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liabilities for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and
        (z) liabilities for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

          (i) Voting Requirements. Except as otherwise required by Section 6.1(e) hereof, the affirmative vote at the CAX Stockholders Meeting of the holders of a majority of the outstanding shares of CAX Common Stock (the "CAX Stockholder Approval") is the only vote of the holders of any class or series of CAX's capital stock necessary to approve (i) the Merger and (ii) Amended and Restated Certificate of Incorporation.

          (j) Brokers. Other than Jefferies & Company, Inc., a complete and accurate copy of the engagement letter of which has been provided to AIC, no broker, investment banker, financial advisor or other person is entitled to any broker's, financial advisor's or other finder's fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CAX.

          (k) Fairness Opinion. In connection with its approval of the Original Merger Agreement, the Board of Directors of CAX has received the opinion of Jefferies & Company, Inc., CAX's financial advisor, to the effect that the Stock Consideration is fair to the holders of the CAX Common Stock, other than AIC, from a financial point of view.

          (l) Absence of Changes in Benefit Plans. (i) CAX has provided to AIC a true and complete list of (i) all severance and employment agreements of CAX or its Subsidiaries with any current or former employee, officer, agent, independent contractor, or director, (ii) all severance programs, policies and practices of each of CAX and each of its Subsidiaries, and
     (iii) all plans or arrangements of CAX and each of its Subsidiaries relating to its current or former employees, officers, agents, independent contractors, or directors which contain change in control provisions, including in all cases any and all amendments entered on or prior to the date hereof, and (iv) all CAX Benefit Plans. Since June 30, 1999, there has not been any adoption or amendment in any respect by CAX or any of its Subsidiaries of any CAX Benefit Plan, nor has there been any change in any actuarial or other assumptions used to calculate funding obligations with respect to any CAX Benefit Plan, or any change in the manner in which contributions to any CAX Benefit Plan are made or the basis on which such contributions are determined which, individually or in the aggregate, would result in a material increase in CAX's or its Subsidiaries' liabilities thereunder.

             (ii) All of the CAX Stock Options have been granted in compliance with the terms and provisions of the relevant CAX Benefit Plan, any awards made thereunder and all applicable law.

             (iii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with another event undertaken by CAX or any of its Subsidiaries prior to the date hereof, (A) entitle any current or former employee, agent, independent contractor, director or officer of CAX or any trade or business, whether or not incorporated, which together with CAX or any of its wholly owned Subsidiaries, to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, or increase
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        the amount of compensation due any such employee, officer, agent or independent contractor, or (C) constitute a "change in control" under any CAX Benefit Plan, and CAX and its board of directors have taken all required actions to effect the foregoing.

          (m) Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on CAX or any of its Subsidiaries, or that reasonably could be expected to result in the imposition on CAX or any of its Subsidiaries of, any liability or obligation arising under applicable statutory or common law standards relating to pollution or protection of the environment, human health or safety, or under any local, state or federal environmental statute, regulation, ordinance, decree, judgment or order relating to pollution, protection of the environment or human health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (collectively, the "Environmental Laws"), pending or, to the knowledge of CAX, threatened, against CAX or any of its Subsidiaries, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CAX. Each of CAX and each of its Subsidiaries is, and each former Subsidiary of CAX was, for so long as such Subsidiary was a Subsidiary of CAX, in compliance with all Environmental Laws and has or at such time had all permits required under Environmental Laws, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CAX and there is no basis for any proceeding, claim, action or governmental investigation under any Environmental Law that would impose any liability or obligation on CAX or its Subsidiaries based on any failure to have, obtain or comply with such permits or failure to comply with any Environmental Laws, with such exceptions as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on CAX. Neither CAX nor any of its Subsidiaries is subject to any agreement (including any indemnification agreement), order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CAX.

          (n) Certain Contracts. Except for (x) agreements listed on Schedule 3.2(n) of the CAX Disclosure Schedule, (y) contracts filed as exhibits to CAX Filed SEC Documents, and (z) agreements entered into after the date hereof as permitted pursuant to Section 4.1(a), neither CAX nor any of its Subsidiaries is party to or bound by (i) any agreement relating to the incurring of indebtedness (including sale and leaseback and capitalized lease transactions and other similar financing transactions) providing for payment or repayment in excess of $1,000,000, (ii) any agreements relating to capital commitments in excess of $1,000,000 in the aggregate, (iii) any agreement involving annual payments in excess of $1,000,000 with "change of control" or "event risk" provisions relating to CAX, (iv) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or (v) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which CAX and its Subsidiaries, taken as a whole, may conduct business.

          (o) Compliance with Applicable Laws; Litigation. (i) CAX and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are necessary for the lawful operation of the businesses of CAX and its Subsidiaries, considered as a whole (the "CAX Permits"), and are not in default under the CAX Permits or under applicable statutes, laws, ordinances, rules and regulations, except where the failure to hold such CAX Permits or to comply with such statutes, laws, ordinances, rules or regulations or the CAX Permits would not, individually or in the aggregate, have a Material Adverse Effect on CAX.

             (ii) As of the date of this Agreement, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to CAX or any of its Subsidiaries or any of their respective properties, is pending or, to
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        the knowledge (as defined in Section 8.3) of CAX, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not have a Material Adverse Effect on CAX or materially impair the ability of CAX to perform its obligations under this Agreement or prevent the consummation of the transactions contemplated by this Agreement.

             (iii) Neither CAX nor any of its Subsidiaries is subject to any outstanding order, injunction or decree or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business except as would not individually or in the aggregate have a Material Adverse Effect on CAX (each, a "Regulatory Agreement"), and neither CAX nor any of its Subsidiaries (A) has been advised since January l, 1997 by any Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement or (B) has knowledge of any pending or threatened regulatory investigation.

     SECTION 3.3 Representations and Warranties of AIC. Subject to Section 3.1 and except as disclosed in the AIC SEC Documents (as defined in Section 3.3(d)) filed prior to the date of this Agreement (the "AIC Filed SEC Documents") or as set forth on the AIC Disclosure Schedule, AIC represents and warrants to CAX as follows:

          (a) Organization, Standing and Corporate Power. (i) Each of AIC and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to Subsidiaries, for those jurisdictions where the failure to be duly organized, validly existing and in good standing individually or in the aggregate would not have a Material Adverse Effect on AIC. Each of AIC and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect on AIC.

             (ii) AIC has made available to CAX prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as in effect on the date of this Agreement.

          (b) Capital Structure. The authorized capital stock of AIC consists of 35,000,000 shares of AIC Common Stock and 15,000,000 shares of AIC Preferred Stock. At the close of business on June 30, 1999: (i) 5,585,697 shares of AIC Common Stock were issued and outstanding; (ii) 868,869 shares were reserved for issuance pursuant to outstanding employee or director stock options granted under the AIC's employee stock option plans (the "AIC Stock Options"); (iii) 1,000,067 shares were reserved for issuance upon the exchange of units of limited partnership (the "OP Units") in Asset Investors Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"); and (iv) no shares of AIC Preferred Stock had been designated or issued. All outstanding shares of capital stock of AIC are, and all shares thereof which may be issued without violating this Agreement (including, without limitation, all shares of AIC Common Stock to be issued pursuant to the Merger) will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.3(b), and except for changes since June 30, 1999 resulting from the issuance of shares of AIC Common Stock (x) upon the exercise of AIC Stock Options outstanding as of June 30, 1999 or (y) upon the redemption of OP Units outstanding as of June 30, 1999
     (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of AIC, (B) any securities of AIC or any AIC Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of AIC, (C) any warrants, calls, options or other rights to acquire
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     from AIC or any AIC Subsidiary, and any obligation of AIC or any AIC
     Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of AIC or any AIC Subsidiary, and (ii) there are no outstanding obligations of AIC or any AIC Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding
     (A) securities of AIC or any AIC Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities in any AIC Subsidiary, (B) warrants, calls, options or other rights to acquire from AIC or any AIC Subsidiary, and any obligation of AIC or any AIC Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any AIC Subsidiary or (C) obligations of AIC or any AIC Subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of AIC Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Other than as set forth in the certificate of incorporation of AIC and the Agreement of Limited Partnership of the Operating Partnership, neither AIC nor any AIC Subsidiary is a party to any agreement restricting the transfer of, relating to the voting of or granting any preemptive or, except as provided by the terms of the AIC Stock Options, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences.

          (c) Authority; Noncontravention. AIC has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the AIC Stockholder Approval (as defined in Section 3.3(i)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by AIC and the consummation by AIC of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of AIC, subject to the receipt of the AIC Stockholder Approval. This Agreement has been duly executed and delivered by AIC and, assuming the due authorization, execution and delivery by CAX, constitutes the legal, valid and binding obligation of AIC, enforceable against AIC in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights generally and by general principles of equity (whether considered at law or in equity). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of AIC or any of its Subsidiaries under, (i) the certificate of incorporation or by-laws of AIC or the comparable organizational or governing documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement to which AIC or any of its Subsidiaries is a party or any other instrument, permit, concession, franchise, license or similar authorization applicable to AIC or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AIC or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on AIC or
     (y) materially impair the ability of AIC to perform its obligations under this Agreement or materially delay or prevent consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to AIC or any of its Subsidiaries in connection with the execution and delivery of this Agreement by AIC or the consummation by AIC of the transactions contemplated by this Agreement, except for (l) the filing with the SEC of (A) the Proxy Statement, (B) a registration statement on Form S-4 to be filed with the SEC in connection with the issuance of AIC Common Stock in the Merger, and (C) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this

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     Agreement; (2) the filing of the AIC Certificate of Merger with the
     Secretary of State of the State of Delaware; (3) any filings with Governmental Entities to satisfy (A) the applicable requirements of the laws of states in which AIC and its Subsidiaries are qualified or licensed to do business or state securities or "blue sky" laws or (B) any filings required by foreign governmental entities; (4) such applications and filings as may be required by the New York Stock Exchange in connection with listing the shares of AIC Common Stock to be issued in the Merger; and
     (5) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not (x) have a Material Adverse Effect on AIC or (y) materially impair the ability of AIC to perform its obligations under this Agreement or materially delay or prevent the consummation of any of the transactions contemplated hereby.

          (d) SEC Documents; Undisclosed Liabilities. Since December 31, 1997, AIC has filed with the SEC all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed with the SEC (the "AIC SEC Documents"). As of their respective dates, the AIC SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such AIC SEC Documents, and none of the AIC SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of AIC included in the AIC SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of AIC and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither AIC nor any of its Subsidiaries has any liabilities or obligations of any nature, whether contingent or otherwise, which, individually or in the aggregate, would have a Material Adverse Effect on AIC.

          (e) Information Supplied. None of the information supplied or to be supplied by AIC specifically for inclusion or incorporation by reference in
     (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to CAX's or AIC's stockholders or at the time of the CAX Stockholders Meeting or the AIC Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by AIC with respect to statements made or incorporated by reference therein based on information supplied by CAX specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

          (f) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 1997, AIC and its Subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any Material Adverse Change, or any development which may result in a Material Adverse Change, in AIC, including, but not limited to, any Material Adverse Change arising from or relating to fraudulent or unauthorized activity,
     (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of AIC's capital stock,

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     other than regular quarterly cash dividends on the AIC Common Stock and any dividends which may be required under the Code to maintain AIC's status as a REIT, (iii) any split, combination or reclassification of any of AIC's capital stock, or any issuance of the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of AIC's capital stock, except for issuances of AIC Common Stock upon (x) the exercise of AIC Stock Options awarded prior to the date of this Agreement or (y) the redemption of OP Units outstanding prior to the date of this Agreement, in either such case in accordance with their present terms, (iv)
     (A) any material increase in compensation, bonus or other benefits of any officer, director or other employee of AIC, (B) any granting by AIC or any of its Subsidiaries to any such current or former director, executive officer or employee of any increase in severance or termination pay, or (C) any entry by AIC or any of its Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee, (v) except insofar as may have been required by a change in GAAP or law or regulation, any material change in accounting methods, principles or practices by AIC affecting its assets, liabilities or business (vi) any material tax election by AIC or any of its Subsidiaries or any settlement or compromise of any material income tax liability by AIC or any of its Subsidiaries or (vii) any new capital commitment or increase in existing capital commitments, in excess of $1,000,000 individually or in the aggregate.

          (g) REIT Status. For its taxable year ended December 31, 1995 and at all times thereafter, AIC has qualified to be treated as a real estate investment trust within the meaning of Sections 856-860 of the Code.

          (h) Taxes. (i) Each of AIC and its Subsidiaries has timely filed (or has had filed on its behalf) all material tax returns and reports required to be filed by it and all such returns and reports are true, complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired. AIC and each of its Subsidiaries has paid (or AIC has paid on its behalf) all taxes shown as due on such returns and required to be paid prior to the date hereof and has made provision in accordance with GAAP for all taxes owed or accrued through the date hereof, and the most recent financial statements contained in the AIC Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by AIC and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

             (ii) No deficiencies for any taxes with respect to which AIC or any of its Subsidiaries has received a notice in writing have been proposed, asserted or assessed against AIC or any of its Subsidiaries. Except as indicated in Schedule 3.3(j) of the AIC Disclosure Schedule, AIC has not extended the statute of limitations for the assessment or collection of taxes with respect to any taxable year and no requests for such extension are pending. No written claim has been made by a taxing authority in a jurisdiction where AIC or a Subsidiary of AIC does not file tax returns that AIC or such Subsidiary, as the case may be, is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of AIC or its Subsidiaries that arose in connection with any failure or alleged failure to pay any taxes. For taxable years ending December 31, 1995 and thereafter, the United States federal income tax returns of AIC and each AIC Subsidiary have not been audited by any governmental authority responsible for tax matters. Neither AIC nor any of its Subsidiaries has received written notice of any audit of any tax return filed by AIC or such Subsidiary, no such audit is currently being conducted and to the knowledge of the senior management of AIC neither AIC nor any of its Subsidiaries has been notified that any such audit is contemplated or pending. Except as previously disclosed to CAX or its counsel, neither AIC nor any of its Subsidiaries has entered into any closing agreement pursuant to Section 7121 of the Code. For taxable years ending December 31, 1995 and thereafter, AIC has incurred no material liability for taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code, or IRS Notice 88-19, and neither AIC nor any AIC Subsidiary has incurred any liability for taxes other than in the ordinary course of business. Neither AIC nor

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        any AIC Subsidiary holds any asset the disposition of which would be subject to Section 1374 of the Code as announced in IRS Notice 88-19. To AIC's knowledge, no event has occurred, and no condition or circumstance exists, which could reasonably be expected to result in any material tax described in the preceding sentence being imposed upon AIC or any AIC Subsidiary.

             (iii) Neither AIC nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (i) Voting Requirements. The affirmative vote at the AIC Stockholders Meeting (the "AIC Stockholder Approval") of the holders of a majority of the outstanding shares of AIC Common Stock is the only vote of the holders of any class or series of AIC's capital stock necessary to approve (i) the Merger and (ii) Amended and Restated Certificate of Incorporation.

          (j) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, financial advisor's or other finder's fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AIC.

          (k) AIC Benefit Plans. (i) AIC has provided to CAX a true and complete list of (i) all severance and employment agreements of AIC or its Subsidiaries with any current or former employee, officer, agent, independent contractor, or director, (ii) all severance programs, policies and practices of each of AIC and each of its Subsidiaries, and (iii) all plans or arrangements of AIC and each of its Subsidiaries relating to its current or former employees, officers, agents, independent contractors, or directors which contain change in control provisions, including in all cases any and all amendments entered on or prior to the date hereof, and
     (iv) all AIC Benefit Plans.

             (ii) No AIC Stock Options will become exercisable solely as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

             (iii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with another event undertaken by AIC or any of its Subsidiaries prior to the date hereof, (A) entitle any current or former employee, agent, independent contractor, director or officer of AIC or any trade or business, whether or not incorporated, which together with AIC or any of its wholly owned Subsidiaries, to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, agent or independent contractor, or (C) constitute a "change in control" under any AIC Benefit Plan, and AIC and its board of directors have taken all required actions to effect the foregoing.

          (l) Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on AIC or any of its Subsidiaries, or that reasonably could be expected to result in the imposition on AIC or any of its Subsidiaries of, any liability or obligation arising under any Environmental Laws, pending or, to the knowledge of AIC, threatened, against AIC or any of its Subsidiaries, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AIC. Each of AIC and each of its Subsidiaries is, and each former Subsidiary of AIC was, for so long as such Subsidiary was a Subsidiary of AIC, in compliance with all Environmental Laws and has or at such time had all permits required under Environmental Laws, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AIC and there is no basis for any proceeding, claim, action or governmental investigation under any Environmental Law that would impose any liability or obligation on AIC or its Subsidiaries based on any failure to have, obtain or comply with such permits or failure to comply with any Environmental Laws, with such exceptions as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on AIC. Neither AIC nor any of its Subsidiaries is subject to any agreement (including any

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     indemnification agreement), order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AIC.

          (m) Certain Contracts. Except for (x) agreements listed on Schedule 3.3(m) of the AIC Disclosure Schedule, (y) contracts and agreements filed as exhibits to CAX Filed SEC Documents, and (z) agreements entered into after the date hereof which are not prohibited by Section 4.1(b), neither AIC nor any of its Subsidiaries is a party to or bound by (i) any agreement relating to the incurring of indebtedness (including sale and leaseback and capitalized lease transactions and other similar financing transactions) providing for payment or repayment in excess of $1,000,000, (ii) any agreements relating to capital commitments in excess of $1,000,000 in the aggregate, (iii) any agreement involving annual payments in excess of $1,000,000 with "change of control" or "event risk" provisions relating to AIC, (iv) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or (v) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which AIC and its Subsidiaries, taken as a whole, may conduct business.

          (n) Compliance with Applicable Laws; Litigation. (i) AIC and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are necessary for the lawful operation of the businesses of AIC and its Subsidiaries (the "AIC Permits"), and are not in default under the AIC Permits or under applicable statutes, laws, ordinances, rules and regulations, except where the failure to hold such AIC Permits or to comply with such statutes, laws, ordinances, rules or regulations or AIC Permits would not, individually or in the aggregate, have a Material Adverse Effect on AIC.

             (ii) As of the date of this Agreement, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to AIC or any of its Subsidiaries or any of their respective properties, is pending or, to the knowledge of AIC, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not have a Material Adverse Effect on AIC or materially impair the ability of AIC to perform its obligations under this Agreement or prevent the consummation of the transactions contemplated by this Agreement.

             (iii) Neither AIC nor any of its Subsidiaries is subject to any Regulatory Agreement, and neither AIC nor any of its Subsidiaries (A) has been advised since January 1, 1997 by any Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement or
        (B) has knowledge of any pending or threatened regulatory investigation.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.1 (a) Conduct of Business by CAX. Except as set forth in the CAX Disclosure Schedule or the CAX Filed SEC Documents, as otherwise expressly contemplated by this Agreement or as consented to by AIC in writing during the period from the date of the Original Merger Agreement to the Effective Time, CAX shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations and CAX's status as a REIT, use reasonable efforts to keep available the services of their current officers and other employees and use reasonable efforts to preserve their relationships with those persons having business dealings with them. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement

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to the Effective Time, unless consented to by AIC in writing, CAX shall not, and shall not permit any of its Subsidiaries to:

             (i) other than dividends and distributions by a direct or indirect wholly owned Subsidiary of CAX to its parent, or regularly scheduled dividends by a Subsidiary that is partially owned by CAX or any of its Subsidiaries, provided that CAX or any such Subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock (except for regular quarterly cash dividends on CAX Common Stock not significantly in excess of the dividends declared in the first and second quarters of 1999 and any dividends which may be required under the Code to maintain CAX's status as a REIT ), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of CAX Common Stock upon the exercise of CAX Stock Options that are outstanding as of the date of this Agreement in accordance with their present terms, or (z) other than in the ordinary course of business, purchase, redeem or otherwise acquire any shares of capital stock of CAX or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; provided, however, that CAX shall be permitted to issue CAX Stock Options under CAX Benefit Plans, exercisable for up to 100,000 shares of CAX Common Stock with exercise prices equal to or greater than the market price for CAX Common Stock on the date of issuance;

             (ii) other than in the ordinary course of business, issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of CAX Common Stock upon the exercise of CAX Stock Options that are outstanding as of the date of this Agreement or issued in accordance with this Agreement);

             (iii) amend its certificate of incorporation, by-laws or other comparable organizational or governing documents; and

             (iv) authorize, or commit or agree to take, any of the foregoing actions; provided, that the limitations set forth in this Section 4.1(a) shall not apply to any transaction between CAX and any wholly owned Subsidiary or between any wholly owned Subsidiaries of CAX.

          (b) Conduct of Business of AIC. Except as set forth in the AIC Disclosure Schedule or the AIC Filed SEC Documents, as otherwise expressly contemplated by this Agreement or as consented to by CAX in writing during the period from the date of the Original Merger Agreement to the Effective Time, AIC shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations and AIC's status as a REIT, use reasonable efforts to keep available the services of their current officers and other employees and use reasonable efforts to preserve their relationships with those persons having business dealings with them. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, unless consented to by CAX in writing, AIC shall not, and shall not permit any of its Subsidiaries to:

             (i) other than dividends and distributions by a direct or indirect wholly owned Subsidiary of AIC to its parent, or regularly scheduled dividends by a Subsidiary that is partially owned by AIC or any of its Subsidiaries, provided that AIC or any such Subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock (except for regular quarterly cash dividends on AIC Common Stock not significantly in excess of the dividends declared in the first and second quarters of 1999 and any
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        dividends which may be required under the Code to maintain AIC's status as a REIT), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of AIC Common Stock upon the exercise of AIC Stock Options or the exchange of OP Units that are, in each case, outstanding as of the date of this Agreement in accordance with their present terms, or
        (z) other than in the ordinary course of business, purchase, redeem or otherwise acquire any shares of capital stock of AIC or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; provided, however, that AIC shall be permitted to issue AIC Stock Options under AIC Benefit Plans, exercisable for up to 100,000 shares of AIC Common Stock with exercise prices equal to or greater than the market price for AIC Common Stock on the date of issuance;

             (ii) other than in the ordinary course of business, issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of AIC Common Stock (x) upon the exercise of AIC Stock Options outstanding as of the date of this Agreement or issued in accordance with this Agreement or (y) upon the redemption of OP Units that are outstanding as of the date of this Agreement, in either such case in accordance with their present terms);

             (iii) amend its certificate of incorporation, by-laws or other comparable organizational or governing documents other than in a manner consistent with Exhibit A hereto (the "Amended and Restated Certificate of Incorporation");

             (iv) other than in the ordinary course of business consistent with past practice, acquire any business (whether by merger, consolidation, purchase of assets or otherwise) or acquire any equity interest in any person not an affiliate (whether through a purchase of stock, establishment of a joint venture or otherwise);

             (v) other than in the ordinary course of business consistent with past practice, sell, lease, joint venture, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material in relation to AIC and its Subsidiaries, taken as a whole (including securitizations), other than the sale of inventory in the ordinary course of business and except in connection with borrowings under existing credit facilities or lines of credit in accordance with the terms of such facilities or lines as of the date hereof;

             (vi) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or make any loans, advances or capital contributions to, any person other than its wholly owned Subsidiaries, except in the ordinary course of business consistent with past practice or except as attributable to the execution of this Agreement and the transactions contemplated hereby;

             (vii) change its methods of accounting (or underlying assumptions) in effect at June 30, 1999, except as required by changes in GAAP or law or regulation or as discussed in the AIC Filed SEC Documents, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of AIC for the taxable years ending December 31, 1998, except as required by changes in law or regulation;

             (viii) make any material tax election inconsistent with past practice or settle or compromise any material Federal, state, local or foreign tax liability;

             (ix) create, renew, amend, terminate or cancel or take any other action that could reasonably be expected to result in the creation, renewal, amendment, termination or cancellation of any material contract of AIC in a manner which would reasonably be expected to be materially adverse to AIC;

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             (x) enter into any new capital commitments or increase any existing capital commitments in an aggregate amount in excess of $1,000,000;

             (xi) except (A) pursuant to agreements or arrangements in effect on the date hereof which have been disclosed in the AIC Disclosure Schedule, (B) for dividends paid in accordance with Section 4.1(b)(i) or
        (C) other than transactions with "preferred stock" subsidiaries of AIC which are in the ordinary course of business consistent with past practice and for the primary benefit of AIC, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or purchase any properties or assets, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or the immediate family members or associates of any of its officers or directors, other than payment of compensation at current salary, incentive compensation and bonuses and other than properly authorized business expenses in the ordinary course of business, in each case consistent with past practice;

             (xii) other than as set forth in clause (i) hereto (A) grant AIC Stock Options, (B) grant to any current or former director, executive officer or other key employee of AIC or its Subsidiaries any increase in compensation, bonus or other benefits (other than increases in base salary in the ordinary course of business consistent with past practice or arising due to a promotion or other change in status and consistent with generally applicable compensation practices), (C) grant to any such current or former director, executive officer or other employee any increase in severance or termination pay, (D) amend or adopt any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee, or (E) amend, adopt or terminate any AIC Benefit Plan, except as may be required to retain qualification of any such plan under Section 401(a) of the Code; or

             (xiii) authorize, or commit or agree to take, any of the foregoing actions; provided, that the limitations set forth in this Section 4.1(b) shall not apply to any transaction between AIC and any wholly owned Subsidiary or between any wholly owned Subsidiaries of AIC.

          (c) Other Actions. Except as required by law or as permitted by this Agreement, CAX and AIC shall not, and shall not permit any of their respective Subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

          (d) Advice of Changes. CAX and AIC shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) any actual or, to the knowledge of CAX or AIC, threatened disputes involving an amount in excess of $1,000,000 with any customer, supplier or service provider, and (iv) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have, a Material Adverse Effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided, further, that no such notice shall be deemed an admission by the disclosing party that such item represents a material exception or fact, event or circumstance or that such item constitutes or is reasonably likely to result in a Material Adverse Effect or Material Adverse Change.

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     SECTION 4.2  No Solicitation. (a) CAX and AIC shall not, nor shall they permit any of their Subsidiaries to, nor shall they authorize or permit any of their directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by either of them or any of their, respective, Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Takeover Proposal (as defined below) or (ii) participate in any substantive discussions or negotiations regarding any Takeover Proposal; provided, however, that if and to the extent that, at any time prior to the time of the adoption of this Agreement by a party's stockholders, the Board of Directors of such party determines in good faith, after consultation with outside counsel, that its failure to do so could reasonably be expected to result in a breach of its fiduciary duties to its stockholders under applicable law, such party may, in response to any Takeover Proposal which was not solicited by it and which did not otherwise result from a breach of this Section 4.2(a), (x) furnish information with respect to such party and its Subsidiaries to any person making a Takeover Proposal pursuant to a customary confidentiality agreement (as determined by such party based on the advice of its outside counsel) and (y) participate in discussions or negotiations regarding such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means with respect to the party that is the subject of such Takeover Proposal any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, or 10% or more of any class of equity securities of such party, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of any equity securities of such party, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party (or any of such party whose business constitutes 10% or more of the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement or listed on Schedule 4.1(b) of the AIC Disclosure Schedule.

          (b) Except as expressly permitted by this Section 4.2, neither of the Boards of Directors of CAX or AIC nor any committees thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause such party to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement by CAX's or AIC's stockholders, as the case may be, the Board of Directors of either such party determines in good faith, after consultation with outside counsel, that, in light of a Superior Proposal (as defined below) its failure to do so could reasonably be expected to result in a breach of fiduciary duties to its stockholders under applicable law, may terminate this Agreement solely in order to concurrently enter into an Acquisition Agreement with respect to any Superior Proposal. Such termination shall not take place prior to the third business day following the receipt by the non-terminating party of written notice advising such party that the Board of Directors of the terminating party is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, all of which information will be kept confidential by the non-terminating party. If, prior to entering into an Acquisition Agreement with respect to any Superior Proposal, the Board of Directors of the terminating party receives a counter offer by the non-terminating party, it shall, in good faith, consider such counter offer in light of the terms of the Superior Proposal. For purposes of this Agreement, a "Superior Proposal," in the case of AIC, means any proposal with respect to a transaction which the AIC Board of Directors determines in its good faith judgment, to be more favorable to AIC's stockholders than the Merger, and, in the case of CAX, means any proposal with respect to a transaction which the CAX Board of Directors determines in its good faith judgment to be more favorable to CAX's stockholders than the Merger without considering any benefit to be received by AIC as a result of the Merger.

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          (c) In addition to the obligations set forth in paragraphs (a) and (b)
     of this Section 4.2, CAX and AIC shall promptly advise each other orally and in writing of any request for information by a party that indicates it may make a Takeover Proposal or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. CAX and AIC will keep each other reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Takeover
     Proposal.

          (d) Nothing contained in this Section 4.2 shall prohibit CAX or AIC from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Board of Directors of either CAX or AIC, after consultation with counsel, failure to so disclose could reasonably be expected to result in a breach of its fiduciary duties to its stockholders under applicable law; provided, however, that, neither CAX, AIC nor their respective Boards of Directors nor any committees thereof shall, except in connection with a termination permitted by Section 4.2(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 Preparation of the Form S-4 and the Proxy Statement; Stockholders Meetings. (a) As soon as practicable following the date of this Agreement, CAX and AIC shall prepare and file with the SEC the Proxy Statement and AIC shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of CAX and AIC shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, including without limitation, the delivery of customary representation letters in form and substance reasonably satisfactory to counsel with respect to the issuance of any requisite tax opinions. CAX and AIC shall use reasonable best efforts to obtain opinions of tax counsel necessary for the Form S-4 to be declared effective, including, to the extent applicable, opinions as to the qualification of each of AIC and CAX as a REIT. CAX and AIC will use all their respective reasonable efforts to cause the Proxy Statement to be mailed to the holders of CAX Common Stock and the holders of AIC Common Stock as promptly as practicable after the Form S-4 is declared effective under the Securities Act. AIC shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of the AIC Common Stock in the Merger and AIC shall furnish all information concerning the holders of AIC Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement will be made by CAX or AIC without providing the other with the opportunity to review and comment thereon. AIC will advise CAX, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the AIC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to CAX or AIC, or any of their respective affiliates, officers or directors, should be discovered by CAX or AIC which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and

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an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of CAX and AIC.

          (b) CAX shall, as promptly as reasonably practicable after the date of this Agreement duly call, give notice of, convene and hold a meeting of its stockholders (the "CAX Stockholders Meeting") in accordance with the DGCL for the purpose of obtaining CAX Stockholder Approval and, subject to its rights under Section 4.2(b), shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and the Merger.

          (c) AIC shall, as promptly as reasonably practicable after the date of this Agreement give notice of, convene and hold a meeting of its stockholders (the "AIC Stockholders Meeting") in accordance with the DGCL for the purpose of obtaining the AIC Stockholder Approval for the Merger and the Amended and Restated Certificate of Incorporation and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and the Merger and the Amended and Restated Certificate of Incorporation.

     SECTION 5.2 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity or any Restraint (as defined in Section 6.1(b)) vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 5.2(a) will limit or affect actions permitted to be taken pursuant to Section 4.2.

          (b) In connection with and without limiting the foregoing, CAX and AIC shall use reasonable best efforts (i) to take all action necessary to ensure that no state takeover statute or similar statute or regulation (other than Section 251, et seq. of the DGCL) is or becomes applicable to this Agreement or the Merger or any of the other transactions contemplated hereby or thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the Merger or any other transaction contemplated hereby or thereby, to take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

          (c) Each of CAX and AIC shall cooperate with each other in obtaining the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Effective Time, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In connection therewith, each of CAX and AIC shall deliver to such counsel customary representation letters in form and substance reasonably satisfactory to such counsel (the representation letters referred to in this sentence are collectively referred to as the "Tax Certificates").

     SECTION 5.3 Stock Options and Warrants. At the Effective Time, each outstanding CAX Stock Option, which has not been exercised, shall remain outstanding and shall be deemed to constitute an option or right to acquire or exchange, as the case may be, on the same terms and conditions as were applicable under such CAX Stock Option, .4075 shares of AIC Common Stock and cash in lieu of any

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

fractional shares in accordance with Section 2.3(e), subject to such further adjustments as may be necessary or appropriate to preserve the status of any such options as incentive stock options under Section 422 of the Code.

     SECTION 5.4 Indemnification, Exculpation and Insurance. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of CAX and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational or governing) and any indemnification agreements or arrangements of CAX the existence of which does not cause a breach of this Agreement shall survive the Merger and shall continue in full force and effect, without amendment, after the Effective Time and all obligation of CAX and/or its Subsidiaries shall, from and after the Effective Time be assumed by and become obligations of the Surviving Corporation; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. AIC agrees from and after the Effective Time, to pay any expenses of any indemnified person under this Section 5.4 in advance of the final disposition of any action, proceeding or claim relating to any such act or omission to the fullest extent permitted under the DGCL upon receipt from the applicable indemnified person to whom advances are to be advanced of any undertaking to repay such advances required under the DGCL. AIC shall, from and after the Effective Time, cooperate in the defense of any such matter.

          (b) From and after the Effective Time, AIC shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent of CAX or of any Subsidiary of CAX or of any predecessor to CAX or any of its Subsidiaries (each an "Indemnified Party" and collectively, the "Indemnified Parties)" against all expenses (including reasonable attorney's fees and expenses), judgments, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer, employee or agent of CAX or any Subsidiary of CAX or of any predecessor to CAX or any of its Subsidiaries (the "Indemnified Liabilities"), including, without limitation, all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) AIC agrees to pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to AIC, promptly after statements therefor are received and otherwise advance to such Indemnified Party, upon request, reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the DGCL, and (ii) AIC agrees to cooperate in the defense of any such matter; provided, however, that AIC shall not be liable for any settlement effected without AIC's written consent (which consent shall not be unreasonably withheld or unreasonably delayed).

          (c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation, as applicable, will assume the obligations thereof set forth in this Section 5.4.

          (d) The provisions of this Section 5.4 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

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

          (e) For six years after the Effective Time, AIC shall maintain in effect CAX's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by CAX's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to CAX's directors and officers, as the case may be, currently covered by such insurance than those of such policy in effect on the date of this Agreement; provided, that in the event that the aggregate premiums for insurance for the benefit of persons currently covered by CAX's officers' and directors' insurance policy under this Section 5.4(e) are in excess of 150% of the aggregate premiums paid by CAX in 1998 on an annualized basis for such purpose then AIC shall only be obligated to maintain such insurance coverage as is reasonably available for such amount.

     SECTION 5.5 Fees and Expenses. (a) Except as provided in this Section 5.5, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b) Subject to the provisions of Section 5.5(c), (i) in the event that this Agreement is terminated by CAX pursuant to Section 7.1(e), then, concurrently with any such termination, CAX shall pay AIC a fee equal to $2 million by wire transfer of same day funds.

             (ii) In the event that this Agreement is terminated by AIC pursuant to Section 7.1(e), then, concurrently with any such termination, AIC shall pay CAX a fee equal to $2 million by wire transfer of same day funds.

             (iii) In the event that (A) a CAX Pre-Termination Takeover Proposal Event (as defined below) shall occur and thereafter this Agreement is terminated by either CAX or AIC pursuant to Section 7.1(b) (ii), or by AIC pursuant to Section 7.1(f) or 7.1(g) and (B) prior to the date that is 12 months after the date of such termination CAX enters into an Acquisition Agreement or an acquisition of CAX is consummated, then CAX shall promptly, but in no event later than two business days after the date the consummation of the transactions set forth in such Acquisition Agreement (or any other Acquisition Agreement entered into within 12 months after the date of such termination of this Agreement) (or, in the case of a tender offer, the date that shares of CAX are purchased), pay AIC a fee equal to $2 million by wire transfer of same day funds.

             (iv) In the event that (A) an AIC Pre-Termination Takeover Proposal Event (as defined below) shall occur and thereafter this Agreement is terminated by either CAX or AIC pursuant to Section 7.1(b) (iii), or by CAX pursuant to Section 7.1(f) or 7.1(g) and (B) prior to the date that is 12 months after the date of such termination AIC enters into an Acquisition Agreement or an acquisition of AIC is consummated, then AIC shall promptly, but in no event later than two business days after the date the consummation of the transactions set forth in such Acquisition Agreement (or any other Acquisition Agreement entered into within 12 months after the date of such termination of this Agreement) (or, in the case of a tender offer, the date that shares of AIC are purchased), pay CAX a fee equal to $2 million by wire transfer of same day funds.

             (v) In the event that this Agreement is terminated under the circumstances contemplated by Section 5.5(b) (iii), CAX shall pay, upon AIC's request, the reasonable out-of-pocket expenses (including reasonable attorney's fees) incurred by AIC in connection with this Agreement and the transactions contemplated hereby, which shall be credited against any fee payable pursuant to Section 5.5(b) (iii).

             (vi) In the event that this Agreement is terminated under the circumstances contemplated by Section 5.5(b) (iv), AIC shall pay, upon CAX's request, the reasonable out-of-pocket expenses (including reasonable attorney's fees) incurred by CAX in connection with this

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        Agreement and the transactions contemplated hereby, which shall be credited against any fee payable pursuant to Section 5.5(b) (iv).

             (vii) For purposes of this Section 5.5(b), a CAX "Pre-Termination Takeover Proposal Event" shall be deemed to occur if a Takeover Proposal for CAX shall have been made public or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal for CAX and shall have not withdrawn such Takeover Proposal for CAX at the time of the action giving rise to the termination of this Agreement.

             (viii) For purposes of this Section 5.5(b), an "AIC Pre-Termination Takeover Proposal Event" shall be deemed to occur if a Takeover Proposal for AIC shall have been made public or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal for AIC and shall have not withdrawn such Takeover Proposal for AIC at the time of the action giving rise to the termination of this Agreement.

             (ix) The parties acknowledge that the agreements contained in this
        Section 5.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if CAX or AIC, as the case may be, fails promptly to pay the amount due to be paid by it pursuant to this Section 5.5(b), and, in order to obtain such payment, the other party commences a suit which results in a judgment against the defaulting party for any of the fees set forth in this Section 5.5(b), the defaulting party shall pay to the non-defaulting party its costs and expenses (including attorneys' fees and expenses) in connection with such suit.

          (c) Payment of the Break-Up Fee (as defined below) shall be compensation and liquidated damages for the loss suffered by AIC or CAX, as the case may be, as the result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances, and CAX or AIC, as the case may be, shall have no other liability to the other party, other than the payment of the Break-Up Fee. The "Break-Up Fee" shall be an amount equal to the lesser of (i) the aggregate amount of all fees due to a party under Section 5.5(b) (the "Base Amount") and (ii) the sum of (A) the maximum amount that can be paid to such party in the year in which this Agreement is terminated (the "Termination Year") and in all relevant taxable years thereafter without causing it to fail to meet the requirements of Sections 856(c) (2) and (3) of the Code (the "REIT Requirements") for such year, determined as if the payment of such amount did not constitute income described in Section 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to such party, and (B) in the event such party receives an opinion of counsel (a "Break-Up Fee Opinion") to the effect that its receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Base Amount less the amount payable under clause (A) above. If the amount payable for the Termination Year under the preceding sentence is less than the Base Amount, the receiving party shall notify paying party in writing, and paying party shall place the remaining portion of the Base Amount in escrow and shall not release any portion thereof to the receiving party and the receiving party shall not be entitled to any such amount unless and until paying party receives either of the following: (i) a letter from the receiving party's independent accountants indicating the maximum amount that can be paid at that time to the receiving party without causing the receiving party to fail to meet the REIT Requirements for any relevant taxable year, in which event paying party shall pay such maximum amount, or (ii) a Break-Up Fee Opinion, in which event paying party shall pay to the receiving party the unpaid Base Amount. Paying party's obligation to pay any unpaid portion of the Break-Up Fee shall terminate ten years from the date of this Agreement and paying party shall have no obligation to make any further payments notwithstanding that the entire Base Amount has not been paid as of such date.

          (d) AIC and CAX each shall be responsible for one-half of any and all filing fees required to be paid to the SEC in connection with the transactions contemplated hereby.

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     SECTION 5.6  Public Announcements. CAX and AIC will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law or court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 5.7 Affiliates. Concurrently with the execution of this Agreement (or with respect to relevant persons who are not available on the date of this Agreement, as soon as practicable after the date of this Agreement), CAX shall deliver to AIC a written agreement substantially in the form attached as Exhibit B hereto of all of the persons who are "affiliates" of CAX for purposes of Rule 145 under the Securities Act, all of whom are, as of the date of this Agreement, identified in Section 5.7 of the CAX Disclosure Schedule. Section 5.7 of the CAX Disclosure Schedule shall be updated by CAX as necessary to reflect changes from the date of this Agreement and CAX shall use all reasonable efforts to cause each person added to such schedule after the date of this Agreement to deliver a similar agreement.

     SECTION 5.8 Stock Exchange Listing. AIC shall use reasonable best efforts to cause the AIC Common Stock issuable pursuant to the Merger, to be approved for listing on the NYSE, subject to official notice of issuance, in each case as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

     SECTION 5.9 Stockholder Litigation. Each of CAX and AIC shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against CAX or AIC, as applicable, and its directors relating to the transactions contemplated by this Agreement.

     SECTION 5.10 Tax Treatment. Each of CAX and AIC shall use reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinion of counsel referred to in Sections 6.2(d) and 6.3(d) and each of CAX and AIC agrees that it shall take no action that would cause such tax treatment not to be obtained. Each of CAX and AIC shall also use reasonable best efforts to qualify, and to maintain its qualification, as a REIT under the Code during the period from the date of this Agreement to the Closing Date, and to obtain the opinion of counsel referred to in Sections 6.2(e) and 6.3(e).

     SECTION 5.11 Conveyance Taxes. CAX and AIC shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with, and are solely and directly related to, the transactions contemplated by this Agreement ("Transfer Taxes") that are required or permitted to be filed on or before the Effective Time. AIC and CAX shall pay or cause to be paid, without deduction or withholding any amounts otherwise payable to their respective stockholders, all Transfer Taxes (other than any such taxes that are solely the liability of such stockholders under applicable state law).

     SECTION 5.12 Certain Contracts. The Surviving Corporation shall expressly assume the obligations of CAX or any of its Subsidiaries under contracts, indentures, guarantees, securities, leases and other instruments thereof in accordance with their respective terms, as and to the extent necessary to avoid any breach, penalty, termination, default, payment or prepayment that would otherwise result from the execution of this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 5.13 Voting of shares of CAX owned by AIC. AIC shall vote any and all shares of CAX Common Stock it owns and shall cause its Subsidiaries to vote any and all shares of CAX Common Stock they own in favor of the Merger.

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                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by each of CAX and AIC on or prior to the Closing Date of the following conditions:

          (a) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.4, all consents, approvals and actions of, filings with and notices to any Governmental Entity required of CAX, AIC or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby shall have been obtained or made, the failure of which to be obtained or taken is reasonably expected to have a Material Adverse Effect on the Surviving Corporation and its prospective Subsidiaries, taken as a whole.

          (b) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Merger, or (ii) which otherwise is reasonably likely to have a Material Adverse Effect on CAX or AIC, as applicable; provided, however, the party relying upon this condition shall have complied with Section 5.2(a) (iii).

          (c) Form S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Proxy Statement by CAX and AIC to their respective stockholders and no stop order or proceedings seeking a stop order shall have been entered or be pending by the SEC.

          (d) NYSE Listing. The shares of AIC Common Stock issuable to CAX's stockholders pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (e) Stockholder Approval. The AIC Stockholder Approval shall have been obtained and two-thirds of the outstanding shares of CAX Common Stock on the Record Date shall have been voted in favor of the Merger Agreement.

          (f) The Delaware Court of Chancery shall have entered an order approving the Proposed Settlement on substantially the terms set forth in the MOU, and such order shall have become final and nonappealable.

     SECTION 6.2 Conditions to Obligations of AIC. The obligation of AIC to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of CAX set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality", "Material Adverse Effect" or "Material Adverse Change" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CAX.

          (b) Performance of Obligations of CAX. CAX shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date in all material respects, it being agreed that a failure to comply with the provisions of Section 4.1(a) in any respect shall be deemed to be a material breach with the effect that AIC shall not be obligated to complete the Merger.

          (c) No Material Adverse Change. At any time after the date of this Agreement there shall not have been a Material Adverse Change relating to CAX.

          (d) Tax Opinion. AIC shall have received from Skadden, Arps, Slate, Meagher & Flom LLP an opinion to the effect that the Merger will constitute a "reorganization" within the meaning of

     Section 368(a) of the Code, and CAX and AIC will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

          (e) REIT Qualification. AIC shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to AIC, dated as of the Closing Date, substantially to the effect that, commencing with the taxable year that began on January 1, 1998, CAX was organized in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation from January 1, 1998 through the Closing Date has enabled, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT. In rendering the tax opinions described in Sections 6.2(d), 6.2(e), 6.3(d) and 6.3(e), counsel may require delivery of and rely upon customary representations.

     SECTION 6.3 Conditions to Obligations of CAX. The obligation of CAX to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of AIC set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality", "Material Adverse Effect" or "Material Adverse Change" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on AIC.

          (b) Performance of Obligations of AIC. AIC shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date in all material respects, it being agreed that a failure to comply with the provisions of Section 4.1(b) in any respect shall be deemed to be a material breach with the effect that CAX shall not be obligated to complete the Merger.

          (c) No Material Adverse Change. At any time after the date of this Agreement there shall not have been a Material Adverse Change relating to AIC.

          (d) Tax Opinion. CAX shall have received from Skadden, Arps, Slate, Meagher & Flom LLP an opinion to the effect that the Mergers will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and CAX and AIC will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

          (e) REIT Qualification. CAX shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to CAX, dated as of the Closing Date, substantially to the effect that, commencing with the taxable year that began on January 1, 1998, AIC was organized in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation from January 1, 1998 through the Closing Date has enabled, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and (except as otherwise provided in Section 4.2(b)) whether before or after the CAX Stockholder Approval, NewCo Stockholder Approval or the AIC Stockholder Approval:

          (a) by mutual written consent of CAX and AIC;

          (b) by either CAX or AIC:


             (i) if the Merger shall not have been consummated by the earlier to occur of (i) 60 days following the date that the SEC declares the S-4 effective, and (ii) August 31, 2000; provided, however, that the right to terminate this Agreement pursuant to this
        Section 7.1(b) (i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time.

             (ii) if the CAX Stockholder Approval shall not have been obtained at the CAX Stockholders Meeting duly convened therefor at which a vote thereon is taken or at any adjournment or postponement thereof at which a vote thereon is taken;

             (iii) if the AIC Stockholder Approval shall not have been obtained at the AIC Stockholders Meeting duly convened therefor at which a vote thereon is taken or at any adjournment or postponement thereof at which a vote thereon is taken;

             (iv) if any Restraint having any of the effects set forth in
        Section 6.1(b) shall be in effect and shall have become final and nonappealable;

          (c) by AIC, if CAX shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
     (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) is incapable of being cured by CAX or is not cured within 30 days of written notice thereof (a "CAX Material Breach") (provided that AIC is not then in AIC Material Breach (as defined in Section 7.1(d)) of any representation, warranty, covenant or other agreement contained in this Agreement;

          (d) by CAX, if AIC shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
     (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (B) is incapable of being cured by AIC or is not cured within 30 days of written notice thereof (a "AIC Material Breach") (provided that CAX is not then in CAX Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

          (e) by CAX or AIC, as applicable in accordance with Section 4.2(b);

          (f) by AIC or CAX if (i) the Board of Directors of the other party or any committee thereof shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of such party shall have resolved to do any of the foregoing; or

          (g) by AIC or CAX, as applicable, if the other party or any of its officers, directors, representatives or agents (other than, in the case of CAX, any officer, director, representative or agent of CAX who is also an officer, director, representative or agent of AIC) shall take any of the actions proscribed by Section 4.2 (but for the exceptions therein allowing certain actions to be taken pursuant to the proviso to the first sentence of Section 4.2(a), the second sentence of Section 4.2(b) or Section 4.2(d)).

     SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either CAX or AIC as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CAX or AIC, other than as contemplated by the provisions of Section 3.2(m) or as provided in Section 5.5, this Section 7.2 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.3 Amendment. This Agreement may be amended by the parties at any time before or after the CAX Stockholder Approval or the AIC Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of CAX or AIC without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

     SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to AIC, to

         Asset Investors Corporation
         3410 South Galena Street, Suite 210
         Denver, Colorado 80231
         Telecopy No.: (303) 614-9301
         Attention: Chief Executive Officer

         with a copy to:

         Skadden, Arps, Slate, Meagher & Flom LLP
         300 South Grand Avenue, Suite 3400
         Los Angeles, California 90021
         Telecopy No.: (213) 687-5600
         Attention: Michael V. Gisser

     (b) if to CAX, to

         Commercial Assets, Inc.
         3410 South Galena Street, Suite 210
         Denver, Colorado 80231
         Telecopy No.: (303) 614-9301
         Attention: Chief Executive Officer

         with a copy to:

         Paul, Weiss, Rifkind, Wharton & Garrison
         1285 Avenue of the Americas
         New York, New York 10019
         Telecopy No.: (212) 757-3990
         Attention: Judith R. Thoyer, Esq.

     SECTION 8.3  Definitions. For purposes of this Agreement:

          (a) except as otherwise provided for in this Agreement, an "affiliate" of a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that AIC and its directors, officers and controlling persons are not considered affiliates of CAX for the purposes of the representations and warranties and covenants;

          (b) "Benefit Plan" means collective bargaining agreement, employment agreement, consulting agreement, severance agreement or any bonus, pension, post-Retirement benefit, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dental or other plan, arrangement or understanding providing benefits to any current or former employee, officer, agent, independent contractor, or director of any person or any of its Subsidiaries.

          (c) "GAAP" means generally accepted accounting principles and practices which are recognized as such on the date of this Agreement by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date of this Agreement so as to properly reflect the financial conditions, and the results of operations, stockholders' equity and cash flows, of the subject thereof, and its consolidated subsidiaries;

          (d) "Liens" means any pledges, claims, liens, charges, encumbrances and security interests securing indebtedness or similar obligations (collectively, "Liens")

          (e) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with CAX or AIC, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be individually or in the aggregate materially adverse to the business, financial condition or results of operations of such party and its Subsidiaries taken as a whole, other than any change, effect, event or occurrence constituting or relating to any of the following:

             (i) the United States economy or securities markets in general;

             (ii) this Agreement or the transactions contemplated hereby or the announcement thereof;

             (iii) the manufactured housing community industry in general, and not specifically relating to CAX or AIC or their respective Subsidiaries;

             (iv) the resignation of officers or employees of CAX or AIC or their respective Subsidiaries; and

             (v) changes in GAAP;

          (f) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (g) a "Subsidiary" any person means (a) a corporation in which such person, a subsidiary of such person, or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination, has either (i) a majority ownership interest or (ii) the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, or (b) a partnership in which such person, a subsidiary of such person, or such person and one or more subsidiaries of such person (i) is, at the date of determination, a general partner of such partnership, or (ii) has a majority ownership interest in such partnership or the right to elect, or to direct the election of, a majority of the governing body of such partnership, or (c) any other person (other than a corporation or a partnership) in which such person, a subsidiary of such person, or such person and one or more subsidiaries of such person has either (i) at least a majority ownership interest or (ii) the power to elect, or to direct the election of, a majority of the directors or other governing body of such person;

          (h) "belief" of any person which is not an individual means the actual belief of such person's executive officers; and

          (i) "knowledge" of any person which is not an individual means the actual knowledge of such person's executive officers.

     SECTION 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     SECTION 8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Sections 5.4 and 5.5, is not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 8.10 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this

Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, AIC and CAX each have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            ASSET INVESTORS CORPORATION

                                            By     /s/ DAVID M. BECKER
                                             -----------------------------------
                                               Name: David M. Becker
                                               Title:  Chief Financial Officer

                                            COMMERCIAL ASSETS, INC.

                                            By     /s/ DAVID M. BECKER
                                             -----------------------------------
                                               Name: David M. Becker
                                               Title:  Chief Financial Officer

                                                                         ANNEX B


                                     SECOND


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION
                                       OF
                           AMERICAN LAND LEASE, INC.
                  (FORMERLY NAMED ASSET INVESTORS CORPORATION)

                             ---------------------

                      PURSUANT TO SECTIONS 242 AND 245 OF
                      THE DELAWARE GENERAL CORPORATION LAW

                             ---------------------

     The undersigned, David M. Becker, certifies that he is the Secretary of Asset Investors Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:


     (1) The name of the Corporation is Asset Investors Corporation.



     (2) The name under which the Corporation was originally incorporated was Asset Investors Corporation, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State on March 26, 1999.


     (3) This Amended Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and by the holders of all of the outstanding shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"), in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     (4) Effective immediately upon filing this Amended Certificate of Incorporation, each 2.5 shares of Common Stock outstanding shall be converted, without further action by the Corporation or any stockholder, into one share of Common Stock authorized by this Amended Certificate of Incorporation.

     (5) The text of the Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety as follows:

     FIRST: Name. The name of the Corporation is American Land Lease, Inc. (hereinafter the "Corporation").

     SECOND: Address. The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

     THIRD: Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Code (as defined in Article SEVENTH)) for which corporations may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL"). For purposes of this Certificate, "REIT" means a real estate investment trust as defined in Section 856 of the Code.

     FOURTH: Stock.

     4.1 The total number of shares of stock which the Corporation shall have authority to issue is 50,000,000 shares of capital stock, consisting of 35,000,000 shares of Common Stock, each having a par value of $.01 (the "Common Stock"), and 15,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

     4.2 Shares of Preferred Stock may be issued from time to time in one or more classes or series as may be determined from time to time by the Board of Directors of the corporation, each such class or series to be distinctly designated. Except in respect of the particulars fixed by the Board of Directors for classes or series provided for by the Board of Directors as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting rights, if any, of each such class or series and the preferences and relative, participating, optional and other special rights of each such class or series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolutions duly adopted prior to the issuance of any shares of a particular class or series of Preferred Stock so designated, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of such class or series, including but without limiting the generality of the foregoing, the following:

          (A) The distinctive designation of, and the number of shares of Preferred Stock which shall constitute, such class or series, and such number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

          (B) The rate and time at which, and the terms and conditions upon which, dividends, if any, on Preferred Stock of such class or series shall be paid, the extent of the preferences or relation, if any, of such dividends to the dividends payable on any other class or classes, or series of the same or other classes of stock and whether such dividends shall be cumulative or non-cumulative;

          (C) The right, if any, of the holders of Preferred Stock of such class or series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock and the terms and conditions of such conversion or exchange;

          (D) Whether or not Preferred Stock of such class or series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Preferred Stock of such class or series may be redeemed;

          (E) The rights, if any, of the holders of Preferred Stock of such class or series upon the voluntary or involuntary liquidation of the Corporation;

          (F) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock or such class or services; and

          (G) The voting powers, if any, of the holders of such class or series of Preferred Stock.

     4.3 Except as otherwise provided in the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation shall have authority to authorize the issuance, from time to time without any vote or other action by the stockholders, of any or all shares of stock of the Corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights and warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of stock of the same or any other class) as the Board of Directors from time to time in its discretion lawfully may determine; provided, however, that the consideration for the issuance of shares of the Corporation having par value (unless issued as such a dividend or distribution or in connection with such a split of combination) shall not be less than such par value. Shares so issued shall be fully paid stock, and the holders of such stock shall not be liable for any further call or assessments thereon. No holder of stock of any class shall have the preemptive right to subscribe to or purchase any additional shares of any class, or any bonds, notes, debentures or other obligations convertible into stock; provided, however, that the Board of Directors may, in authorizing the issuance of stock or any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.

     4.4 Except as may otherwise be provided in the Certificate of Incorporation of the Corporation, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by him.

     4.5 All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of this Certificate and By-Laws of the Corporation.

     4.6 The Board of Directors may classify or reclassify any unissued stock, whether now or hereafter authorized, by setting or changing the preferences, conversion or other rights, voting powers, dividends, qualifications or terms or conditions of redemption of such stock.

     FIFTH: Incorporator. The name and mailing address of the Sole Incorporator is as follows:

NAME                               ADDRESS
----                               -------
Mary E. Keogh....................  P.O. Box 636
                                   Wilmington, DE 19899

     SIXTH: Board of Directors and Management of Corporation. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     6.1 The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

     6.2 The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

     6.3 The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The names and classes of the initial directors are:

          CLASS I                         CLASS II                       CLASS III
----------------------------    ----------------------------    ----------------------------
      Elliot H. Kline                 Terry Considine                 Thomas L. Rhodes
        Tim Schultz                   Bruce D. Benson                 William J. White
    Richard L. Robinson                                                 Bruce Moore

Class I directors shall be elected to serve until the first Annual Meeting of Stockholders, Class II directors to serve until one year thereafter and Class III directors to serve until two years thereafter. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed in accordance with the terms of the Certificate of Incorporation of the Corporation, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to the director's prior death, resignation, disqualification or removal from office. A director may be removed for cause only, and not without cause, and only by action of the stockholders taken by holders of at least 75% of all shares of stock then entitled to vote for the election of directors. Any vacancy on the Board of Directors that results from a newly created directorship may be filled by the affirmative vote of a majority of the Board of Directors then in office, and any other vacancy occurring on the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any vacancy on the

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Board of Directors that results from the removal of a director also may be filled by the stockholders by the affirmative vote of holders of a majority of all shares of stock then entitled to vote for the election of directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

     Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Incorporation of the Corporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to
Section 6.3 of this Article SIXTH unless expressly provided by such terms. Election of directors need not be by written ballot unless the Bylaws so provide.

     6.4 To the fullest extent permitted by Delaware law, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     6.5 In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, the Certificate of Incorporation and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

     6.6 The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SIXTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

     6.7 The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SIXTH to directors and officers of the Corporation.

     6.8 The rights to indemnification and to the advance of expenses conferred in this Article SIXTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

     6.9 Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

     6.10 The Corporation shall seek to elect and maintain status as a REIT under Sections 856-860 of the Code. The Board of Directors shall use its reasonable best efforts to cause the Corporation to satisfy
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the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of its distributions to its stockholders; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article SEVENTH is no longer required for REIT qualification.

     SEVENTH: Restriction on Transfer and Ownership of Shares

     7.1 Definitions. For the purpose of this Article SEVENTH and Section 6.6, the following terms shall have the following meanings:

     Aggregate Stock Ownership Limit. The term "Aggregate Stock Ownership Limit" shall mean not more than 5.0 percent of the aggregate value of the outstanding shares of any class or series of Capital Stock of the Corporation. In applying this Article SEVENTH, any questions as to value shall be resolved by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

     Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including indirect ownership through a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

     Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

     Capital Stock. The term "Capital Stock" shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

     Certificate of Incorporation. The term "Certificate of Incorporation" shall mean the Certificate of Incorporation of the Corporation, as amended, as that term is defined in Section 104 of the DGCL.

     Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of a Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

     Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time. References herein to particular sections of the Code shall be deemed to include applicable successor provisions to such sections.

     Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including indirect ownership through a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

     Excepted Holder. The term "Excepted Holder" shall mean a Beneficial Owner or Constructive Owner of the Corporation for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 7.2.7.

     Excepted Holder Limit. The term "Excepted Holder Limit" shall mean, with respect to an Excepted Holder, and provided that the affected Excepted Holder agrees to and does comply with the requirements established by the Board of Directors pursuant to Section 7.2.7, the percentage limit or limits established by the Board of Directors for such Excepted Holder pursuant to Section 7.2.7.
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     Initial Date. The term "Initial Date" shall mean the date upon which the
Certificate of Incorporation of the Corporation containing this Article SEVENTH becomes effective in accordance with Delaware law.

     Market Price. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The "Closing Price" on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted or trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

     NYSE. The term "NYSE" shall mean the New York Stock Exchange.

     Ownership Change. The term "Ownership Change" shall mean an "ownership change" with respect to the Corporation, as that term is used in Section 382(g) of the Code and Treasury Regulations Section 1.382-2T(a)(1).

     Person. The term "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, an association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     Prohibited Owner. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would directly or indirectly own, or Beneficially or Constructively Own, shares of Capital Stock.

     REIT. The term "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

     Restriction Termination Date. The term "Restriction Termination Date" shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 6.6 of this Certificate of Incorporation that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, or that compliance with each of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock as set forth herein is no longer required.

     Section 382 Limit. The term "Section 382 Limit" shall mean the ownership of any direct or indirect interest in Capital Stock that would cause a Person to be a "5-percent shareholder" of the Corporation within the meaning of Treasury Regulations Section 1.382-2T(g)(1)(i) or (ii). For this purpose, whether a Person would be a "5-percent shareholder" shall be determined (v) without giving effect to the following provisions: Treasury Regulations Sections 1.382-2T(g)(2), 1.382-2T(g)(3), 1.382-2T(h)(2)(iii) and 1.382-2T(h)(6)(iii), (w)
by treating every Person which owns Capital Stock, whether directly or by attribution, as directly owning such Capital Stock notwithstanding any further attribution of such Capital Stock to other Persons and notwithstanding Treasury Regulations Section 1.382-2T(h)(2)(i)(A), (x) by substituting the term "Person" in place of "individual" in Treasury Regulations Section 1.382-
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2T(g)(1)(i), (y) by taking into account ownership of Stock at any time during the "testing period" as defined in Treasury Regulations Section 1.382-2T(d)(1), and (z) by treating each day during the testing period as if it were a "testing date" as defined in Treasury Regulations Section 1.382-2(a)(4).

     Transfer. The term "Transfer" shall mean any issuance, redemption, sale, distribution, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or a direct or indirect interest in any shares, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right, and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership or direct or indirect ownership of Capital Stock, in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

     Treasury Regulations. The term "Treasury Regulations" shall mean the regulations promulgated by the Secretary of the Treasury under the Code. Any reference to a particular Treasury Regulation or section or provision thereof shall be deemed to also refer to any successor Regulation or section or provision having similar effect.

     Trust. The term "Trust" shall mean any trust provided for in Section 7.3.

     Trustee. The term "Trustee" shall mean a Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of a Trust.

     7.2  Restrictions on Ownership of Capital Stock.

     SECTION 7.2.1 Ownership Limitations. During the period commencing on the Initial Date and ending upon the Restriction Termination Date:

          (a) Basic Restrictions.

             (i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or directly or indirectly own shares of Capital Stock equal to or in excess of either the Aggregate Stock Ownership Limit or the Section 382 Limit, and (2) no Excepted Holder shall Beneficially Own or directly or indirectly own shares of Capital Stock in excess of any applicable Excepted Holder Limit for such Excepted Holder.

             (ii) No Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT.

             (iii) No Person shall Constructively Own shares of Capital Stock to the extent that such Constructive Ownership would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

             (iv) No Person shall Transfer any Beneficial Ownership or Constructive Ownership of, or any direct or indirect interest in Capital Stock if, as a result of such Transfer, the Capital Stock would be beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code).

             (v) No Person shall Transfer any Beneficial Ownership or Constructive Ownership of, or any direct or indirect interest in Capital Stock if, as a result of such Transfer, the Corporation would undergo an Ownership Change.

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          (b) Transfer in Trust. If any Transfer of shares of Capital Stock
     (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning, or otherwise having any direct or indirect interest in shares of Capital Stock in violation of any provision of Section 7.2.1(a):

             (i) then that number of shares of Capital Stock the Beneficial or Constructive Ownership of, or direct or indirect interest in, would otherwise cause such violation (rounded to the nearest whole share) shall be automatically transferred to one or more Trusts for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

             (ii) if the transfer to the Trust or Trusts described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a), then the Transfer of that number of shares of Capital Stock that otherwise would cause a violation of any provision of Section 7.2.1(a) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

             (iii) In determining which shares of Capital Stock are to be transferred to a Trust in accordance with this Section 7.2.1(b) and
        Section 7.3 hereof, shares shall be so transferred to a Trust in such manner as minimizes the aggregate value of the shares that are transferred to the Trust (except to the extent that the Board of Directors determines that the shares transferred to the Trust shall be those directly or indirectly held or Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 7.2.1(b)), and to the extent not inconsistent therewith, on a pro rata basis.

             (iv) To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 7.2.1(b), a violation of any provision of
        Section 7.2.1(a) would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would exceed the
        Section 382 Limit), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 7.2.1(a).

     SECTION 7.2.2 Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of, or any direct or indirect interest in, any shares of Capital Stock in violation of Section 7.2.1(a) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1(a) shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

     SECTION 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of, or any direct or indirect interest in any shares of Capital Stock that will or may violate Section 7.2.1(a), and any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b), shall in each such case immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days' prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's status as a REIT.

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     SECTION 7.2.4  Owners Required to Provide Information. From the Initial
Date and prior to the Restriction Termination Date:

          (a) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit, and

          (b) each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT or for other tax or compliance reasons.

     SECTION 7.2.5 Remedies Not Limited. Subject to Section 6.6 of this Certificate of Incorporation, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

     SECTION 7.2.6 Ambiguity. In the case of an ambiguity in the interpretation of any of the provisions of this Article SEVENTH, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Article SEVENTH with respect to any situation based on the facts known to it. In the event that this Article SEVENTH requires an action by the Board of Directors and the Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken. Any references contained in this Article SEVENTH to the Corporation's Board of Directors shall include any duly authorized committee thereof.

     SECTION 7.2.7  Exceptions.

     (a) The Board of Directors of the Corporation may, subject to such terms, conditions, representations and undertakings as it shall determine in its sole discretion, exempt a Person from the application of any one or more of the provisions of Section 7.2.1(a). Any violation or deemed violation of such representations or undertakings (or other action which is contrary the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such Person, and any Capital Stock that such person may Beneficially or Constructively Own, or in which it may otherwise hold any direct or indirect interest, being subject to the provisions of Section 7.2.1(b).

     (b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable.

     (c) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit with respect to a class or series of Capital Stock shall be reduced to a percentage equal to or less than the Aggregate Stock Ownership Limit, or the Section 382 Limit, as applicable.

     SECTION 7.2.8. Legend. Except as provided below, each certificate issued after the Initial Date for shares of Capital Stock shall bear substantially the following legend:

        The shares represented by this certificate are subject to certain ownership limitations and restrictions on transfer, as provided in the Corporation's Certificate of Incorporation, and subject
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        to such terms, conditions and exceptions as set forth therein. A copy of the Certificate of Incorporation may be obtained from the Corporation without charge. A violation of these provisions could result in the shares represented hereby being transferred to a trust for the benefit of a charitable beneficiary, or in a purported sale or other transfer of these shares being void.

     Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

     7.3  Transfer of Capital Stock in Trust.

     SECTION 7.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to a Trustee as trustee of such Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Board of Directors of the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Board of Directors of the Corporation as provided in Section 7.3.6.

     SECTION 7.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee. Except to the extent expressly provided herein, the Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions, and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

     SECTION 7.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Delaware law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article SEVENTH, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

     SECTION 7.3.4 Sale of Shares by Trustee. Within 90 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate any of the ownership restrictions set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section
7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in a Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

     SECTION 7.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

     SECTION 7.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in any Trust created pursuant to this Section 7.3 such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary, and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

     7.4 NYSE Transactions. Nothing in this Article SEVENTH shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article SEVENTH and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article SEVENTH.

     7.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article SEVENTH.

     7.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

     EIGHTH: Meetings. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

     NINTH: Amendment. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     TENTH: Business Combination. The Corporation elects not to be governed by
Section 203 of the GCL relating to business combinations with interested stockholders.

     ELEVENTH: Stockholder Action by Unanimous Written Consent. The Corporation elects, pursuant to Section 228 of the GCL, to permit stockholder action in lieu of a meeting upon the unanimous written consent of all stockholders entitled to take such action at a meeting.

     TWELFTH: This Amended Certificate of Incorporation has been duly adopted pursuant to Sections 242 and 245 of the GCL.


     I, THE UNDERSIGNED, being an authorized officer of the Corporation, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand
this   day of             , 2000.


                                            ------------------------------------
                                                      David M. Becker
                                                         Secretary

                                                                         ANNEX C

                     [JEFFERIES & COMPANY, INC. LETTERHEAD]

                                August 31, 1999

The Special Committee of the Board of Directors
COMMERCIAL ASSETS, INC.
3410 South Galena Street, Suite 210
Denver, CO 80231

To the Members of the Special Committee of the Board of Directors:

     We understand that Commercial Assets, Inc., a Delaware corporation ("CAX"), and Asset Investors Corporation, a Delaware corporation ("AIC"), propose to enter into an Agreement and Plan of Merger dated as of August 31, 1999 (the "Merger Agreement"). The Merger Agreement provides, among other things, for the merger of CAX with and into AIC (the "Merger") pursuant to which each share of CAX common stock, par value $.01 per share ("CAX Common Stock"), outstanding immediately prior to the effective time of the Merger will be converted into the right to receive .4075 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of AIC ("AIC Common Stock") (the consideration to be issued to holders of CAX Common Stock in the Merger is referred to as the "Merger Consideration"). You have requested Jefferies & Company, Inc.'s ("Jefferies") opinion as investment bankers as to whether the Exchange Ratio is fair, from a financial point of view, to the holders other than AIC and its affiliates of CAX Common Stock.

     In our review and analysis and in rendering this opinion, we have with your permission assumed and relied upon the accuracy and completeness of all information provided to us by CAX's management, as well as publicly available information and have not verified such information. We have not conducted a physical inspection of any of the properties or facilities of CAX or AIC, nor have we made, been provided with or considered any independent evaluation or appraisals of any of such properties or facilities. The Merger Consideration and the Exchange Ratio were based on negotiations between CAX and AIC during which Jefferies provided investment banking services to the Special Committee of the Board of Directors of CAX. In addition, pursuant to the terms of our engagement by CAX and the Special Committee of the Board of Directors of CAX, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to a transaction similar to the Merger. Our opinion relates only to the Merger and does not address the merits of any other proposal or indication of interest that has been or might be received.

     In conducting our analysis and rendering our opinion as expressed herein, we have reviewed and considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following (i) the Merger Agreement; (ii) the historical financial condition and results of operations of CAX and AIC, including, among others (a) the Annual Reports on Form 10-K of CAX and AIC for the years ended December 31, 1997 and 1998, and (b) the Quarterly Report on Form 10-Q of CAX and AIC for the quarter ended June 30, 1999; (iii) certain internal financial and non-financial information, including, among other things, estimates, budgets and projections, prepared by the management of CAX, which data was made available to us in our role as financial advisor to CAX; (iv) published information regarding the financial performance and operating characteristics of a selected group of companies which we deemed comparable; (v) business prospects of CAX as projected by the management of CAX; (vi) the historical and current market prices for CAX Common Stock and AIC Common Stock, and for the equity securities of certain other companies with businesses that we consider relevant to our inquiry; (vii) publicly available information, including research reports on AIC and other companies we considered relevant to our inquiry; and (viii) the nature and terms of other recent acquisition transactions in the real estate investment trust ("REIT") industry. We have met with certain officers and employees of CAX and AIC to discuss the foregoing as well as other matters we believed

The Special Committee of the Board of Directors
COMMERCIAL ASSETS, INC.
August 31, 1999
Page  2

relevant to our opinion. With respect to the estimates, budgets and projections examined by us, we assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of CAX as to the future performance of CAX and that CAX will perform in accordance with such estimates, budgets and Projections for all periods specified therein. We have also taken into account general economic, monetary, political, market and other conditions as well as our experience in connection with similar transactions and securities valuation generally. Our opinion is based upon all of such conditions as they exist currently and can be evaluated on the date hereof. Existing conditions are subject to rapid and unpredictable changes and such changes could impact our opinion. Our opinion does not constitute a recommendation of the Merger over any alternative transactions which may be available to CAX and does not address CAX's underlying business decision to effect the Merger.

     For purposes of rendering this opinion and based on your direction and with your consent, Jefferies has assumed that, in all respects material to its analysis, the representations and warranties of CAX and AIC contained in the Merger Agreement are true and correct, CAX and AIC will each perform all of the covenants and agreements to be performed by it under the Merger Agreement, and all conditions to the obligations of each of CAX and AIC to consummate the Merger will be satisfied without any waiver thereof.

     Jefferies is a registered broker-dealer. Jefferies has acted as financial advisor to the Special Committee of the Board of Directors of CAX in connection with the Merger and will receive a cash fee upon rendering of the opinion. Jefferies maintains a market in CAX Common Stock and regularly publishes research reports regarding the REIT industry and the businesses and securities of AIC and other publicly owned companies in such industry. In the ordinary course of business, Jefferies and its affiliates may actively trade or hold the securities of both CAX and AIC for their own account and the accounts of customers and, accordingly, may at any time hold a long or short position in securities of CAX and AIC. Jefferies provided investment banking advisory services to AIC in 1997 in connection with its advisor merger transaction for which Jefferies received customary compensation.

     Based upon and subject to the foregoing, we are of the opinion as investment bankers that the Exchange Ratio is fair, from a financial point of view, to the holders other than AIC and its affiliates of CAX Common Stock.

     It is understood and agreed that this opinion is provided for the use and benefit of the Special Committee of the Board of Directors of CAX as one element in the Special Committee of the Board's consideration of the Merger; provided, however, that this letter may be reproduced in full in the Joint Proxy Statement/Prospectus to be provided to CAX's stockholders in connection with the Merger. Without limiting the foregoing, this opinion does not constitute a recommendation to any shareholder of CAX as to how such person should vote with respect to the proposed Merger.

                                            Sincerely,

                                            JEFFERIES & COMPANY, INC.

                                            /s/ JEFFERIES & COMPANY, INC.
                                            ------------------------------------

                                                                         ANNEX D

ASSET INVESTORS CORPORATION                                                PROXY
--------------------------------------------------------------------------------


   PROXY SOLICITED BY THE CORPORATION FOR THE SPECIAL MEETING OF STOCKHOLDERS
                               (AUGUST 1, 2000).



The undersigned hereby appoints Terry Considine and Thomas L. Rhodes, and each of them the undersigned's true and lawful attorneys and proxies (with full power of substitution in each) to vote all shares of common stock ("Common Stock") of Asset Investors Corporation (the "Corporation"), standing in the undersigned's name at the Special Meeting of Stockholders (the "Stockholders' Meeting") of the Corporation to be held at 2000 South Colorado Boulevard, 10th Floor, Denver, Colorado on August 1, 2000 at 11:00 a.m., local time, upon those matters as described in the Joint Proxy Statement/Prospectus for the meeting and such other matters as may properly come before such meeting or any postponements or adjournments thereof. The Board of Directors of the Corporation has reserved the right, pursuant to Delaware law, to abandon the proposals even if the Corporation's Stockholders authorize the proposals.


IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THESE PROPOSALS. PLEASE NOTE THAT ABSTAINING FROM THE VOTE ON THE PROPOSALS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSALS.

             (Continued and to be signed and dated on reverse side)


          Please Mark
          vote as this
[X]       example.

  A VOTE "FOR" THE PROPOSALS DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS
                  FOR THE STOCKHOLDERS MEETING IS RECOMMENDED:


1.   Adoption of the Second Amended and Restated Agreement and
     Plan of Merger, dated as of June 2, 2000, by and between
     Asset Investors Corporation and Commercial Assets, Inc.       [ ]  FOR           [ ]  AGAINST           [ ]  ABSTAIN

2.   Adoption of an amendment to the Asset Investors Corporation certificate of incorporation through which the name of Asset
     Investors Corporation will be changed to "American Land
     Lease, Inc."                                                  [ ]  FOR           [ ]  AGAINST           [ ]  ABSTAIN

3.   Adoption of an amendment to the Asset Investors Corporation certificate of incorporation through which new ownership
     limitation provisions will be enacted.                        [ ]  FOR           [ ]  AGAINST           [ ]  ABSTAIN


                                                    Dated:                  2000
                                                           ---------------,


                                                (Signature(s) of Stockholder(s))
                                                Please sign your name EXACTLY as
                                                it appears hereon. If acting as
                                                attorney, executor, trustee, or
                                                in other representative
                                                capacity, please sign name and
                                                title. If Units are held
                                                jointly, each joint owner should
                                                sign.

                                                PLEASE SIGN, DATE AND RETURN
                                                PROMPTLY IN THE ENCLOSED
                                                ENVELOPE.

                                                                         ANNEX E

COMMERCIAL ASSETS, INC.                                                    PROXY
--------------------------------------------------------------------------------


   PROXY SOLICITED BY THE CORPORATION FOR THE SPECIAL MEETING OF STOCKHOLDERS
                               (AUGUST 1, 2000).



The undersigned hereby appoints Terry Considine and Thomas L. Rhodes, and each of them the undersigned's true and lawful attorneys and proxies (with full power of substitution in each) to vote all shares of common stock ("Common Stock") of Commercial Assets, Inc. (the "Corporation"), standing in the undersigned's name at the Special Meeting of Stockholders (the "Stockholders' Meeting") of the Corporation to be held at 2000 South Colorado Boulevard, 10th Floor, Denver, Colorado on August 1, 2000 at 10:00 a.m., local time, upon those matters as described in the Joint Proxy Statement/Prospectus for the meeting and such other matters as may properly come before such meeting or any postponements or adjournments thereof. The Board of Directors of the Corporation has reserved the right, pursuant to Delaware law, to abandon the proposal even if the Corporation's Stockholders authorize the proposal.


IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. PLEASE NOTE THAT ABSTAINING FROM THE VOTE ON THE PROPOSAL WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.

             (Continued and to be signed and dated on reverse side)


          Please Mark
          vote as this
[X]       example.


  A VOTE "FOR" THE PROPOSAL DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS

                  FOR THE STOCKHOLDERS MEETING IS RECOMMENDED:


1.   Adoption of the Second Amended and Restated Agreement and
     Plan of Merger, dated as of June 2, 2000, by and between
     Asset Investors Corporation and Commercial Assets, Inc.       [ ]  FOR           [ ]  AGAINST           [ ]  ABSTAIN


                                                     Dated:                 2000
                                                            --------------,


                                                (Signature(s) of Stockholder(s))
                                                Please sign your name exactly as
                                                it appears hereon. If acting as
                                                attorney, executor, trustee, or
                                                in other representative
                                                capacity, please sign name and
                                                title. If Units are held
                                                jointly, each joint owner should
                                                sign.

                                                PLEASE SIGN, DATE AND RETURN
                                                PROMPTLY IN THE ENCLOSED
                                                ENVELOPE.

                                                                         ANNEX F

                                FORM OF ELECTION

                 To accompany certificates representing shares
                     of common stock ("CAX Common Stock"),
                          $.01 par value per share, of

            COMMERCIAL ASSETS, INC., A DELAWARE CORPORATION ("CAX")

     when submitted pursuant to an election ("Cash Election") to receive, subject to proration as described in the Proxy Statement (as defined below), $5.75 in cash (the "Cash Election Price") per share of CAX Common Stock (such shares, the "Cash Election Shares") in connection with the proposed merger (the "Merger") of CAX with and into Asset Investors Corporation ("AIC").

                     The Exchange Agent for the Merger is:

                        Wells Fargo Shareowner Services


                     (formerly Norwest Shareowner Services)



           By Mail:                 Facsimile Transmission:      By Hand or Overnight Courier:
        P.O. Box 64858            (for Eligible Institutions    161 North Concord Exchange St.
    St. Paul, MN 55164-0858                  only)                 South St. Paul, MN 55075
                                         651-450-4163


                          For Confirmation Telephone:

                                  800-468-9716


                    The Information Agent for the Merger is:
                            MacKenzie Partners, Inc.

                         156 Fifth Avenue, Penthouse 3


                               New York, NY 10010


------------------------------------------------------------------------------------------------------------
                   BOX I: ELECTION AND DESCRIPTION OF SHARES OF CAX COMMON STOCK ENCLOSED
                                  (ATTACH ADDITIONAL SHEETS IF NECESSARY)
                           SEE "SPECIAL ELECTION INSTRUCTIONS" AND INSTRUCTION 3.
------------------------------------------------------------------------------------------------------------
                                                                        NUMBER OF
    NAME AND ADDRESS OF REGISTERED HOLDER(S)                              SHARES              NUMBER OF
 (PLEASE FILL IN, IF BLANK, EXACTLY AS NAME(S)                         REPRESENTED           SHARES FOR
                    APPEARS                        CERTIFICATE           BY EACH            WHICH A CASH
               ON CERTIFICATE(S)*                     NUMBER           CERTIFICATE        ELECTION IS MADE
------------------------------------------------------------------------------------------------------------

                                                 ------------------------------------------------------

                                                 ------------------------------------------------------

                                                 ------------------------------------------------------

                                                 ------------------------------------------------------
                                                 TOTAL NUMBER
                                                 OF SHARES
------------------------------------------------------------------------------------------------------------
  * Only certificates registered in a single form may be deposited with this Form of Election. If certificates are registered in different forms (e.g., John R. Doe and J.R. Doe), it will be necessary to fill in, sign and submit as many separate Forms of Election as there are different registrations of certificates. Unless otherwise indicated, it will be assumed that all shares listed in Box I are to be treated as having made a Cash Election.
------------------------------------------------------------------------------------------------------------

DELIVERY OF THIS FORM OF ELECTION TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE FOR THE EXCHANGE AGENT DOES NOT CONSTITUTE A VALID DELIVERY.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY. COMPLETE THE SUBSTITUTE FORM W-9 INCLUDED WITH THIS FORM OF ELECTION AND SIGN IN BOX IV OF THIS FORM OF ELECTION.

[ ] Check here if you cannot locate certificates. Upon receipt of this Form of Election, the Exchange Agent will contact you directly with replacement instructions. You cannot submit an effective Form of Election without attaching your stock certificate(s) (or a guarantee of delivery) to this Form of Election. Therefore, if you wish to make an effective Cash Election, it is critical that you act immediately to obtain replacement stock certificates. If you submit a guarantee of delivery, the certificates representing shares of CAX Common Stock in respect of which a Cash Election is being made must be delivered within three trading days thereafter.

     HOLDERS OF CAX COMMON STOCK WHO DO NOT WISH TO MAKE A CASH ELECTION (ANY SUCH HOLDER, A "NON-ELECTING HOLDER") SHOULD NOT SUBMIT THIS FORM OF ELECTION. EACH SHARE OF CAX COMMON STOCK OWNED BY ANY SUCH NON-ELECTING HOLDER WILL AUTOMATICALLY, BE CONVERTED INTO .0475 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF AIC ("NON-CASH ELECTION SHARES") FOLLOWING THE MERGER.

     TO BE EFFECTIVE, THIS FORM OF ELECTION, TOGETHER WITH YOUR STOCK CERTIFICATES (OR GUARANTEE OF DELIVERY OF SUCH STOCK CERTIFICATES) MUST BE RECEIVED BY THE EXCHANGE AGENT BEFORE THE ELECTION DEADLINE SPECIFIED IN THE INSTRUCTIONS.

     In connection with the Merger, the undersigned hereby submits the certificate(s) for shares of CAX Common Stock listed in BOX I and elects, subject to proration and other conditions as set forth below, to have all or a portion of the shares of CAX Common Stock represented by such certificates converted into the right to receive $5.75 per share of CAX Common Stock (for up to an aggregate of 3,549,868 shares of CAX Common Stock) following the Merger.

     By delivering certificates for shares of CAX Common Stock, the registered holder of such certificates releases CAX, AIC and their respective affiliates, directors, officers, employees, partners, agents, advisors and representatives, and their respective successors and assigns, from any and all claims arising from or in connection with the purchase or ownership of such CAX Common Stock or the exchange of such CAX Common Stock pursuant to the Merger Agreement.


     It is understood that this Form of Election and the following election are subject to (i) the terms, conditions and limitations set forth in the Joint
Proxy Statement/Prospectus dated                     , 2000, relating to the
Merger (including all annexes thereto, and as it may be amended or supplemented from time to time, the "Proxy Statement"), receipt of which is acknowledged by the undersigned, (ii) the terms of the Second Amended and Restated Agreement and Plan of Merger, dated as of June 2, 2000 (as the same may be amended or supplemented from time to time, the "Merger Agreement"), a conformed copy of which appears as Appendix A to the Proxy Statement, and (iii) the accompanying Instructions. Capitalized terms not otherwise defined in this Form of Election shall have the meanings given to such terms in the Merger Agreement.


     The undersigned understands that a Cash Election is subject to certain terms, conditions and limitations that have been set forth in the Merger Agreement including, but not limited to, the fact that only $20,411,741 (the "Total Cash Amount") will be available to pay the Cash Election Price for all Cash Election Shares in connection with the Merger and that the remaining outstanding shares of CAX Common Stock will be converted into the right to receive Non-Cash Election Shares in the Merger. If the aggregate Cash Election Price representing the aggregate Cash Election Shares (the "Aggregate Cash Election Amount") exceeds the Total Cash Amount, then each Cash Election Share shall be converted into the right to receive Non-Cash Election Shares and cash in accordance with the terms of the Merger Agreement. Cash Election Shares will be issued in the Merger and the remaining outstanding shares of CAX Common Stock will be converted into the right to receive cash in the Merger. THE UNDERSIGNED ACKNOWLEDGES THAT THE MERGER AGREEMENT PROVIDES FOR PRORATION, WITH THE RESULT THAT THE UNDERSIGNED MAY RECEIVE A MIX OF CASH AND NON-CASH ELECTION SHARES THAT DIFFERS FROM THE CASH ELECTION MADE HEREBY.

     If the undersigned is acting in a representative or fiduciary capacity for a particular beneficial owner, the undersigned hereby certifies that this Form of Election covers all of the shares of CAX Common Stock owned by the undersigned in a representative or fiduciary capacity for such particular beneficial owner.

     The undersigned authorizes and instructs you, as Exchange Agent, to deliver such certificates of CAX Common Stock to CAX and to receive on behalf of the undersigned, in exchange for the shares of CAX Common Stock represented thereby, any check for cash or certificate for Non-Cash Election Shares issuable in the Merger pursuant to the Merger Agreement. If certificates of CAX Common Stock are not delivered herewith, there is furnished below a guarantee of delivery of such certificates representing shares of CAX Common Stock from a member of a national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office in the United States.

     The undersigned hereby represents and warrants that the undersigned is as of the date hereof, and will be as of the Closing Dates, the registered holder of the shares of CAX Common Stock represented by the certificate(s) for CAX Common Stock surrendered herewith, with good title to such shares of CAX Common Stock and full power and authority (i) to sell, assign and transfer such shares, free and clear of all liens, claims and encumbrances, and not subject to any adverse claims and (ii) to make the Cash Election indicated herein. All authority conferred or agreed to be conferred in this Form of Election shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

--------------------------------------------------------------------------------
 SUBSTITUTE FORM W-9 REQUEST FOR TAXPAYER IDENTIFICATION NUMBER AND CERTIFICATE
                   (PLEASE REFER TO ACCOMPANYING GUIDELINES)
--------------------------------------------------------------------------------

 PART 1 -- PLEASE ENTER YOUR
 SOCIAL SECURITY NUMBER OR
 EMPLOYER IDENTIFICATION NUMBER

--------------------------------------------------------------------------------

PART 2 -- CERTIFICATION
 Please check the box a the right if you have applied for, and are awaiting receipt of, your Taxpayer
Identification Number.          [ ]
 UNDER PENALTIES OF PERJURY, I CERTIFY THAT:
 (1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me) and
 (2) I am not subject to backup withholding either because I have not been notified by the Internal
     Revenue Service ("IRS") that I am subject to backup withholding as a result of failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding.
      Certificate Instructions -- You may cross out item (2) in Part 2 above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS stating that you are no longer subject to backup withholding, do not cross out item (2).

 SIGNATURE: __________  Date: ____
--------------------------------------------------------------------------------
 IF YOU CHECKED THE BOX IN PART 2 OF THE SUBSTITUTE FORM W-9, YOU MUST SIGN AND DATE THE FOLLOWING CERTIFICATION:

         CERTIFICATION OF PAYEE AWAITING TAXPAYER IDENTIFICATION NUMBER

 I certify, under penalties of perjury, that a Taxpayer Identification Number has not been issued to me, and that I mailed or delivered an application to receive a Taxpayer Identification Number to the appropriate IRS Center or Social Security Administration Office (or I intend to mail or deliver an application in the near future). I understand that if I do not provide a Taxpayer Identification Number to the payer, 31% of all payments made to me pursuant to this Merger shall be retained until I provide a Taxpayer Identification Number to the payer and that, if I do not provide my Taxpayer Identification Number within 60 days, such retained amounts shall be remitted to the IRS as backup withholding and 31% of all reportable payments made to me thereafter will be withheld and remitted to the IRS until I provide a Taxpayer Identification Number.

  SIGNATURE: __________  Date: ____
--------------------------------------------------------------------------------
NOTE:  FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN
 BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU.
--------------------------------------------------------------------------------

     Unless otherwise indicated under Special Payment Instructions below, please issue any check and/or any certificate for Non-Cash Election Shares issuable in exchange for the shares of CAX Common Stock represented by the certificates submitted hereby in the name of the registered holder(s) of such CAX Common Stock. Similarly, unless otherwise indicated under Special Delivery Instructions, please mail any checks for cash and/or any certificate for Non-Cash Election Shares issuable in exchange for the shares of CAX Common Stock represented by the certificates submitted hereby to the registered holder(s) of the CAX Common Stock at the address or addresses shown above.

                                     BOX II

                          SPECIAL PAYMENT INSTRUCTIONS
                               (SEE INSTRUCTIONS)

TO BE COMPLETED ONLY if check(s) are to be made payable to, or the certificate(s) for Non-Cash Election Shares are to be registered in the name of, someone other than the registered holder(s) of shares of CAX Common Stock.

Name: --------------------------------------------------------------------------

Address: -----------------------------------------------------------------------

----------------------------------------------------

----------------------------------------------------

                           EMPLOYER IDENTIFICATION OR
                             SOCIAL SECURITY NUMBER
                      ------------------------------------
                                    BOX III

                         SPECIAL DELIVERY INSTRUCTIONS
                               (SEE INSTRUCTIONS)

TO BE COMPLETED ONLY if the check(s) are to be made payable to, or the certificate(s) for Non-Cash Election Shares are to be registered in the name of, the registered holder(s) of shares of CAX Common Stock, but are to be sent to someone other than the registered holder(s) or to an address other than the address of the registered holder(s) set forth above.

Name: --------------------------------------------------------------------------

Address: -----------------------------------------------------------------------

----------------------------------------------------

----------------------------------------------------

                            BOX IV: PLEASE SIGN HERE
                               (SEE INSTRUCTIONS)

The undersigned represents and warrants that the undersigned has full power and authority to transfer the shares of CAX Common Stock surrendered hereby and that the transferee will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the shares are accepted for exchange by the Exchange Agent. The undersigned will, upon request, execute and deliver any additional documents deemed by the Exchange Agent to be necessary and desirable to complete the transfer of the shares of CAX Common Stock surrendered hereby.

--------------------------------------------------------------------------------
                               Signature of Owner

Name:
--------------------------------------------------------------------------------
                                 (Please Print)

Dated:
--------------------------------------------------------------------------------

Telephone Number (Including Area Code):
------------------------------------------------------------------------

Tax Identification or Social Security Number:
----------------------------------------------------------------------

--------------------------------------------------------------------------------
                               Signature of Owner

Name:
--------------------------------------------------------------------------------
                                 (Please Print)

Dated:
--------------------------------------------------------------------------------

Telephone Number (Including Area Code):
------------------------------------------------------------------------

Tax Identification or Social Security Number:
----------------------------------------------------------------------

     Must be signed by registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or a security position listing or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, please set forth the following information and see Instructions.

Name(s):
--------------------------------------------------------------------------------

Capacity (Full Title):
--------------------------------------------------------------------------------

Address:
--------------------------------------------------------------------------------

Telephone Number (Including Area Code):
------------------------------------------------------------------------

                           GUARANTEE OF SIGNATURE(S)
                               (SEE INSTRUCTIONS)

The undersigned hereby guarantees the signature(s) which appear(s) on this form of Election.

Names of Firm:
--------------------------------------------------------------------------------

Address:
--------------------------------------------------------------------------------

Authorized Signature:
--------------------------------------------------------------------------------

Name:
--------------------------------------------------------------------------------

Telephone Number (Including Area Code):
------------------------------------------------------------------------

                          BOX V: GUARANTEE OF DELIVERY
         (TO BE USED ONLY IF CERTIFICATES ARE NOT SURRENDERED HEREWITH)
                               (SEE INSTRUCTIONS)

-----------------------------------------------------------------------------------------------------------------------------

  The undersigned is:  (1) a member of a national securities exchange; (2) a member of the National Association of Securities
  Dealers, Inc.; or (3) a commercial bank or trust company having an office in the United States; and guarantees to deliver to the Exchange Agent the certificates for shares of CAX Common Stock to which this Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of CAX, no later than 5:00 P.M., New York City time, on the third New York Stock Exchange trading day after the date of execution of this guarantee of delivery.
-----------------------------------------------------------------------------------------------------------------------------

                                                                  ---------------------------------------------------------
-----------------------------------------------------------       (Address)
  (Firm -- Please Print)                                          ---------------------------------------------------------
                                                                  ---------------------------------------------------------
-----------------------------------------------------------       ---------------------------------------------------------
  (Authorized Signature)                                          (Telephone Number including area code)
                                                                  ---------------------------------------------------------
-----------------------------------------------------------       (Contact Name)
  (Date)
-----------------------------------------------------------------------------------------------------------------------------

                       INSTRUCTIONS FOR FORM OF ELECTION

A. SPECIAL CONDITIONS


     1. Time in Which to Elect. To be effective, a Cash Election pursuant to the terms and conditions set forth herein on this Form of Election or a facsimile hereof, accompanied by the above-described certificates representing shares of CAX Common Stock or a proper guarantee of delivery thereof, must be received by the Exchange Agent, at the address set forth above, no later than 5:00 P.M., New York City time, on July 31, 2000 (the "Election Date"). Holders of CAX Common Stock whose stock certificates are not immediately available may also make an effective Cash Election by completing this Form of Election or a facsimile hereof and having the Guarantee of Delivery box (BOX V) properly completed and duly executed (subject to the condition that the certificates for which delivery is thereby guaranteed are in fact delivered to the Exchange Agent, duly endorsed in blank or otherwise in form acceptable for transfer on the books of CAX, no later than 5:00 P.M., New York City time, on the third New York Stock Exchange trading day after the date of execution of such guarantee of delivery). Each share of CAX Common Stock with respect to which the Exchange Agent shall have not received an effective Cash Election prior to the Election Date, outstanding at the Effective Time of the Acquisition Merger will be converted into the right to receive .0475 Non-Cash Election Shares following the Merger. See Instruction C.


     2. Revocation of Cash Election. Any Cash Election may be revoked by the person who submitted this Form of Election to the Exchange Agent and the certificate(s) for shares withdrawn by written notice duly executed and received by the Exchange Agent prior to the Election Date. Such notice must specify the person in whose name the shares of CAX Common Stock to be withdrawn had been deposited, the number of shares to be withdrawn, the name of the registered holder thereof, and the serial numbers shown on the certificate(s) representing the shares to be withdrawn. If a Cash Election is revoked, and the certificate(s) for shares withdrawn, the CAX Common Stock certificate(s) submitted therewith will be promptly returned by the Exchange Agent to the person who submitted such certificate(s).

     3. Termination of Right to Elect. If for any reason the Merger is not consummated or is abandoned, all Forms of Election will be void and of no effect. Certificate(s) for CAX Common Stock previously received by the Exchange Agent will be returned promptly by the Exchange Agent to the person who submitted such stock certificate(s).

B. ELECTION AND PRORATION PROCEDURES


     A description of the election and proration procedures is set forth in the Proxy Statement under "DESCRIPTION OF THE MERGER CONSIDERATION AND THE CASH ELECTION." A full statement of the election and proration procedures is contained in the Merger Agreement and all Cash Elections are subject to compliance with such procedures. IN CONNECTION WITH MAKING ANY CASH ELECTION, A HOLDER OF CAX COMMON STOCK SHOULD READ CAREFULLY, AMONG OTHER MATTERS, THE AFORESAID DESCRIPTION AND STATEMENT AND THE INFORMATION CONTAINED IN THE PROXY STATEMENT UNDER "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO COMMERCIAL ASSETS STOCKHOLDERS."


     AS A RESULT OF THE PRORATION PROCEDURES, HOLDERS OF CAX COMMON STOCK MAY RECEIVE CASH AND/OR NON-CASH ELECTION SHARES IN AMOUNTS WHICH VARY FROM THE AMOUNTS SUCH HOLDERS ELECT TO RECEIVE. SUCH HOLDERS WILL NOT BE ABLE TO CHANGE THE AMOUNT OF CASH OR NUMBER OF NON-CASH ELECTION SHARES ALLOCATED TO THEM PURSUANT TO SUCH PROCEDURES.

C. RECEIPT OF CHECKS OR NON-CASH ELECTION SHARES

     As soon as practicable after the Effective Time of the Merger and after the Election Date, the Exchange Agent will mail cash payments by check and/or certificate(s) for Non-Cash Election Shares to the holders of CAX Common Stock with respect to each share of CAX Common Stock which is included in any effective Cash Election. Holders of CAX Common Stock who declined to make a Cash Election, or failed to make an effective Cash Election, with respect to any or all of their shares will receive, for each such share, .0475 Non-Cash Election Shares, as soon as practicable after the certificate(s) representing such share or shares have been submitted.

     No fractional Non-Cash Election Shares will be issued in connection with the Merger. In lieu thereof, each fractional share shall be exchanged for an amount in cash (without interest) equal to the product of such fraction multiplied by the closing price, per share of AIC common stock as reported on the New York Stock Exchange Composite Transaction Tape on the Closing Date as set forth in Section 2.5(e) of the Merger Agreement.

D. GENERAL

     1. Execution and Delivery. This Form of Election or a facsimile hereof must be properly filled in, dated and signed in BOX IV, and must be delivered (together with stock certificate(s) representing the shares of CAX Common Stock as to which the Cash Election is made or with a duly signed guarantee of delivery of such certificate(s)) to the Exchange Agent at the address set forth above for the Exchange Agent.

     THE METHOD OF DELIVERY OF CERTIFICATE(S) AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE STOCKHOLDER, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED.

     2. Inadequate Space. If there is insufficient space on this Form of Election to list all your stock certificates being submitted to the Exchange Agent, please attach a separate list.

     3. Guarantee of Signatures. Signatures on all Forms of Election must be guaranteed by a financial institution that is a member of a Securities Transfer Association approved medallion program such as STAMP, SEMP or MSP (an "Eligible Institution"), except in cases where securities are surrendered (i) by a registered holder of the securities who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Form of Election or (ii) for the account of an Eligible Institution. See Instruction D.4.

     4. Book-Entry Transfer of Shares. The Exchange Agent has established an account with respect to the shares of CAX Common Stock at The Depository Trust Company (the "Book-Entry Transfer Facility"). Any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of shares of CAX Common Stock by causing the Book-Entry Transfer Facility to transfer such shares of CAX Common Stock into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of such shares of CAX Common Stock may be effected through book-entry transfer at the Book-Entry Transfer Facility, a properly completed and duly executed Form of Election with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of its addresses set forth on the first page of the Form of Election no later than 5:00 p.m. New York City time on the Election Date. In addition, for such Form of Election to be effective, confirmation of book-entry transfer of such shares of CAX Common Stock into the Exchange Agent's account at the Book-Entry Transfer Facility must be received by the Exchange Agent no later than 5:00 p.m. New York City time on the Election Date.

     5. Signatures. The signature (or signatures, in the case of certificates owned by two or more joint holders) on this Form of Election should correspond exactly with the name(s) as written on the face of the certificate(s) submitted, unless shares of CAX Common Stock described on this Form of Election have been assigned by the registered holder(s), in which event this Form of Election should be signed in exactly the same form as the name(s) of the last transferee(s) indicated on the transfers attached to or endorsed on the certificates.

     If this Form of Election is signed by a person or persons other than the registered owner(s) of the certificates listed, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered owner(s) appear on the certificates.

     If this Form of Election or any stock certificate(s) or stock power(s) are signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, the person signing must give such person's full title in such capacity, and appropriate evidence of authority to act in such capacity must be forwarded with this Form of Election.

     6. Partial Exchanges. If fewer than all the shares represented by any certificate delivered to the Exchange Agent are to be submitted for exchange, fill in the number of shares which are to be submitted in the box entitled

"Number of Shares For Which a Cash Election Is Made" (BOX I). In such case, a new certificate for the remainder of the shares represented by the old certificate will be sent to the registered owner(s) as soon as practicable following the Election Date. All shares represented by certificates submitted hereunder will be deemed to have been submitted unless otherwise indicated.

     7. Lost, Stolen or Destroyed Certificates. If your stock certificate(s) has been either lost or destroyed, please check the box on the front of the Form of Election and the appropriate forms for replacement will be sent to you. You will then be instructed as to the steps you must take in order to receive any checks and/or any a stock certificate(s) representing Non-Cash Election Shares in accordance with the Merger Agreement.

     8. Stock Transfer Taxes. If payment for securities is to be made to any person other than the registered holder, or if surrendered certificates are registered in the name of any person other than the person(s) signing the Form of Election, the amount of any stock transfer taxes (whether imposed on the registered holder or such person) payable as a result of the transfer to such person will be deducted from the payment for such securities if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted.

     9. Checks and/or New Certificates in Same Name. If any check(s) in respect of Cash Election Shares or any stock certificate(s) representing Non-Cash Election Shares are to be made payable to the order of, or to be registered in, exactly the same name(s) that appears on the certificate(s) representing shares of CAX Common Stock submitted with the Form of Election, no endorsement of certificate(s) or separate stock power(s) are required.

     10. Checks and New Certificates in Different Name. If any check(s) in respect of Cash Election Shares or any stock certificate(s) representing Non-Cash Election Shares are to be registered in, or made payable to the order of, other than exactly the same name(s) that appear on the certificate(s) representing shares of CAX Common Stock submitted with the Form of Election, such exchange shall not be made by the Exchange Agent unless the certificates submitted are endorsed, BOX II is completed, and the signature is guaranteed in BOX IV by a member of a national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank (not a savings bank or a savings & loan association) or trust company in the United States which is a member in good standing of the Exchange Agent's Medallion Program.

     11. Special Delivery Instructions. If the checks are to be payable to the order of, or the certificates for Non-Cash Election Shares are to be registered in, the name of the registered holder(s) of shares of CAX Common Stock, but are to be sent to someone other than the registered holder(s) or to an address other than the address of the registered holder(s), it will be necessary to indicate such person or address in BOX III.

     12. Miscellaneous. A single check and/or a single stock certificate representing Non-Cash Election Shares will be issued in exchange for shares of CAX Common Stock submitted herewith.

     13. Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of Federal income tax law, the Exchange Agent may be required to withhold 31% of the amount of any payment made to holders of CAX Common Stock pursuant to the Merger. To prevent backup withholding, each holder should complete and sign the Substitute Form W-9 included in the Form of Election and either: (a) provide the correct taxpayer identification number ("TIN") and certify, under penalties of perjury, that the TIN provided is correct (or that such holder is awaiting a TIN), and that (i) the holder has not been notified by the Internal Revenue Service ("IRS") that the holder is subject to backup withholding as a result of failure to report all interest or dividends, or (ii) the IRS has notified the holder that the holder is no longer subject to backup withholding; or (b) provide an adequate basis for exemption. If the box in Part 2 of the Substitute Form W-9 is checked, the Exchange Agent withhold and remit to the IRS as backup withholding, 31% of the gross payments made to a holder, unless a completed Form W-9, or Substitute Form W-9, is received by the Exchange Agent from such holder prior to the time of payment indicating the holder's TIN, or unless the holder otherwise establishes an exemption from backup withholding. In general, if a holder is an individual, the TIN is the Social Security number of such individual. If the certificates for CAX Common Stock are registered in more than one name or are not in the name of the actual owner, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 ("Guidelines") for additional guidance on which number to report. If the Exchange Agent is not provided with the correct TIN or an adequate basis for exemption, the holder may be subject to a $50 penalty imposed by the IRS and backup withholding at a rate of 31%. Certain holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order to satisfy the Exchange Agent that a foreign individual qualifies as an exempt recipient, such holder must submit a statement (generally, IRS Form W-8), signed under penalties of perjury, attesting to that individual's exempt status. A form for such statements can be obtained from the Exchange Agent.

     For further information concerning backup withholding and instructions for completing the Substitute Form W-9 (including how to obtain a TIN if you do not have one and how to complete the Substitute Form W-9 if CAX Common Stock is held in more than one name), consult the enclosed Guidelines.

     Failure to complete the Substitute Form W-9 will not, by itself, cause CAX Common Stock to be deemed invalidly tendered, but may require the Exchange Agent to withhold 31% of the amount of any payments made pursuant to the Merger. Backup withholding is not an additional Federal income tax. Rather, the Federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

     14. Additional Copies. Additional copies of the Form of Election may be obtained from [NAME OF EXCHANGE AGENT] at the address listed above.

     All questions with respect to this Form of Election, the Cash Elections (including, without limitation, questions relating to the timeliness or effectiveness of revocation of any Cash Election and computations as to proration), and the validity, form and eligibility of any surrender of certificates will be determined by CAX and AIC and such determination shall be final and binding. CAX and AIC reserve the right to waive any irregularities or defects in the surrender of any certificates. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER. Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

-----------------------------------------------------------
                                            GIVE THE
                                        SOCIAL SECURITY
     FOR THIS TYPE OF ACCOUNT:            NUMBER OF--
-----------------------------------------------------------
 1.  An individual's account.        The individual
 2.  Two or more individuals (joint  The actual owner of
     account)                        the account or, if
                                     combined funds, any
                                     one of the
                                     individuals(1)
 3.  Husband and wife (joint         The actual owner of
     account)                        the account or, if
                                     joint funds, either
                                     person(1)
 4.  Custodian account of a minor    The minor(2)
     (Uniform Gift to Minors Act)
 5.  Adult and minor (joint          The adult or, if the
     account)                        minor is the only
                                     contributor, the
                                     minor(1)
 6.  Account in the name of          The ward, minor or
     guardian or committee for a     incompetent person(3)
     designated ward, minor, or
     incompetent person
 7.  a. The usual revocable savings  The grantor-
       trust account (grantor is     trustee(1)
       also trustee)
     b. So-called trust account      The actual owner(1)
       that is not a legal or valid
       trust under State law
 8.  Sole proprietorship account     The owner(4)
-----------------------------------------------------------

-----------------------------------------------------------
                                       GIVE THE EMPLOYER
                                         IDENTIFICATION
     FOR THIS TYPE OF ACCOUNT:            NUMBER OF--
-----------------------------------------------------------
 9.  A valid trust, estate, or       The legal entity (Do
     pension trust                   not furnish the
                                     identifying number of
                                     the personal
                                     representative or
                                     trustee unless the
                                     legal entity itself is
                                     not designated in the
                                     account title.)(5)

10.  Corporate account               The corporation

11.  Religious, charitable, or       The organization
     educational organization
     account

12.  Partnership account held in     The partnership
     the name of the business

13.  Association, club, or other     The organization
     tax-exempt organization

14.  A broker or registered nominee  The broker or nominee

15.  Account with the Department of  The public entity
     Agriculture in the name of a
     public entity (such as a State
     or local government, school
     district, or prison) that
     receives agricultural program
     payments
-----------------------------------------------------------

(1) List first and circle the name of the person whose number you furnish. If only one person on a joint account has a Social Security Number, that person's number must be furnished.
(2) Circle the minor's name and furnish the minor's social security number.
(3) Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.
(4) You must show your individual name, but you may also enter your business or "doing business as" name. You may use either your Social Security number or Employer Identification Number (if you have one).
(5) List first and circle the name of the legal trust, estate, or pension trust.

Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

                                     PAGE 2

OBTAINING A NUMBER

If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for a Social Security Card, or Form SS-4, Application for Employer Identification Number (for business and all other entities), at the local office of the Social Security Administration or the Internal Revenue Service (the "IRS") and apply for a number.

PAYEES EXEMPT FROM BACKUP WITHHOLDING

Payees specifically exempted from backup withholding on ALL payments include the following:

 - A corporation.

 - A financial institution.

 - An organization exempt from tax under section 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or an individual retirement plan, or a custodial account under section 403(b)(7) of the Code, if the account satisfies the requirements of section 401(f)(2) of the Code.

 - The United States or any agency or instrumentality thereof.

 - A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.

 - A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

 - An international organization or any agency, or instrumentality thereof.

 - A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.

 - A real estate investment trust.

 - A common trust fund operated by a bank under section 584(a) of the Code.

 - An exempt charitable remainder trust or a non-exempt trust described in section 4947Aa)(l) of the Code.

 - An entity registered at all times under the Investment Company Act of 1940.

 - A foreign central bank of issue.

 - A middleman known in the investment community as a nominee or who is listed in the most recent publication or the American Society of Corporate Secretaries, Inc. Nominee List.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

 - Payments to nonresident aliens subject to withholding under section 1441 of the Code.

 - Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.

 - Payments of patronage dividends where the amount received is not paid in money.

 - Payments made by certain foreign organizations.

 - Payments made to a nominee.

 - Section 401(k) payments made by an ESOP.

Payments of interest not generally subject to backup withholding include the following:

 - Payments of interest on obligations issued by individuals.

 Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.

 - Payments of tax-exempt interest (including exempt-interest dividends under section 852 of the Code).

 - Payments described in section 6049(b)(5) of the Code to non-resident aliens.

 - Payments on tax-free covenant bonds under Section 1451 of the Code.

 - Payments made by certain foreign organizations.

 - Payments made to a nominee.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

Certain payments other than interest dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(a), 6045 and 6050A and the Code and the Treasury regulations promulgated thereunder.

PRIVACY ACT NOTICE. -- Section 6109 of the Code requires most recipients of dividend, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

PENALTIES

(1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER. -- If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING. -- If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION. -- Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

                  FOR ADDITIONAL INFORMATION CONTACT YOUR TAX
                             CONSULTANT OR THE IRS

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Asset Investors is empowered by Section 145 of the Delaware General Corporation Law ("DGCL"), subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in the defense of any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director or officer of the registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Commercial Assets' Certificate of Incorporation ("Certificate") provides that Commercial Assets shall indemnify its directors and officers substantially to the fullest extent permitted by the DGCL.

     Asset Investors is also empowered by Section 102(b) of the DGCL to include a provision in its certificate of incorporation to limit a director's liability to Asset Investors or its stockholders for monetary damages for breaches of fiduciary duty as a director. Article Sixth of the Asset Investors' Certificate states that directors of Asset Investors shall not be liable for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     Policies of insurance are maintained by the registrant under which the directors and officers of the registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS

     a. Exhibits

     The exhibits to the Registration Statement are listed in the Exhibit Index and are incorporated herein by reference.

     b. Reports, Opinions or Appraisals

     Opinion of Jefferies & Company, Inc. (included as Annex C to the Joint Proxy Statement/ Prospectus).

ITEM 22. UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 (the "Act") and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment number 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Denver, state of Colorado, on June 6, 2000.


                                            ASSET INVESTORS CORPORATION
                                            (REGISTRANT)


Date: June 6, 2000                                                    By /s/ DAVID M. BECKER
                                                             -----------------------------------------
                                                                          David M. Becker
                                                                      Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                        NAME                                       CAPACITY                   DATE
                        ----                                       --------                   ----

                /s/ TERRY CONSIDINE*                   Director, Chairman and Chief       June 6, 2000
-----------------------------------------------------    Executive Officer
                   Terry Considine

                /s/ THOMAS L. RHODES*                  Director, Vice Chairman            June 6, 2000
-----------------------------------------------------
                  Thomas L. Rhodes

                 /s/ BRUCE E. MOORE*                   Director, President and Chief      June 6, 2000
-----------------------------------------------------    Operating Officer
                   Bruce E. Moore

                /s/ BRUCE D. BENSON*                   Director                           June 6, 2000
-----------------------------------------------------
                   Bruce D. Benson

                /s/ ELLIOT H. KLINE*                   Director                           June 6, 2000
-----------------------------------------------------
                   Elliot H. Kline

              /s/ RICHARD L. ROBINSON*                 Director                           June 6, 2000
-----------------------------------------------------
                 Richard L. Robinson

                  /s/ TIM SCHULTZ*                     Director                           June 6, 2000
-----------------------------------------------------
                     Tim Schultz

                /s/ WILLIAM J. WHITE*                  Director                           June 6, 2000
-----------------------------------------------------
                  William J. White

                 /s/ DAVID M. BECKER                   Chief Financial Officer            June 6, 2000
-----------------------------------------------------    (principal financial and
                   David M. Becker                       accounting officer)


---------------

* By David M. Becker as attorney-in-fact.

                                 EXHIBIT INDEX


      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          2.1            -- Second Amended and Restated Agreement and Plan of Merger,
                            dated as of June 2, 2000, by and between Commercial
                            Assets, Inc., and Asset Investors Corporation (the
                            "Registrant") (included as Annex A to the Joint Proxy
                            Statement-Prospectus which forms a part of this
                            Registration Statement).
          3.1            -- Amended and Restated Certificate of Incorporation of the
                            Registrant (incorporated herein by reference to Exhibit
                            3.1 to the Registrant's Current Report on Form 8-K, dated
                            May 26, 1999, Commission File No. 1-9360, filed on May
                            26, 1999).
          3.2            -- Amended and Restated By-laws of the Registrant
                            (incorporated herein by reference to Exhibit 3.2 to the
                            Registrant's Current Report on Form 8-K, dated May 26,
                            1999, Commission File No. 1-9360, filed on May 26, 1999).
          3.2(a)         -- June 21, 1994 Amendment to the By-laws of the Registrant
                            (incorporated herein by reference to Exhibit 3.3(b) to
                            the Annual Report on Form 10-K of the Registrant for the
                            fiscal year ended December 31, 1994, Commission File No.
                            1-9360, filed on March 30, 1995).
          3.2(b)         -- March 15, 1995 Amendment to the By-laws of the Registrant
                            (incorporated herein by reference to Exhibit 3.3(c) to
                            the Annual Report on Form 10-K of the Registrant for the
                            fiscal year ended December 31, 1994, Commission File No.
                            1-9360, filed March 30, 1995).
          3.2(c)         -- January 14, 1997, Amendment to the By-laws of the
                            Registrant (incorporated herein by reference to Exhibit
                            3.2(c) to the Annual Report on Form 10-K of the
                            Registrant for the fiscal year ended December 31, 1996,
                            Commission File No. 1-9360, filed on March 24, 1997).
          4.1            -- Form of certificate representing Common Stock of the
                            Registrant (incorporated herein by reference to Exhibit
                            10.15 to the Annual Report on Form 10-K of the Registrant
                            for the fiscal year ended December 31, 1988, Commission
                            File No. 1-9360, filed on April 5, 1989).
          4.2            -- Automatic Dividend Reinvestment Plan relating to the
                            Common Stock of the Registrant, as amended (incorporated
                            herein by reference to Exhibit 28 to the Annual Report on
                            Form 10-K of the Registrant for the fiscal year ended
                            December 31, 1991, Commission File No. 1-9360, filed on
                            March 30, 1992).
          4.3            -- Revolving Credit and Term Loan Agreement, dated as of
                            July 24, 1996, by and between the Registrant and First
                            Bank National Association (incorporated herein by
                            reference to Exhibit 4.1 to the Quarterly Report on Form
                            10-Q of the Registrant for the quarter ended June 30,
                            1996, Commission File No. 1-9360, filed on August 14,
                            1996).
          4.3(a)         -- Pledge Agreement, dated as of July 24, 1996, by and
                            between the Registrant and First Bank National
                            Association (incorporated herein by reference to Exhibit
                            4.1(a) to the Quarterly Report on Form 10-Q of the
                            Registrant for the quarter ended June 30, 1996,
                            Commission File No. 1-9360, filed on August 14, 1996).
          5.1            -- Form of Opinion of Skadden, Arps, Slate, Meagher & Flom
                            LLP regarding the legality of the common shares
                            (incorporated by reference to exhibit 5.1 to Amendment
                            No. 1 of the Registration Statement on Form S-4 of the
                            Registrant, filed on April 25, 2000).

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          8.1            -- Form of Opinion of Skadden, Arps, Slate, Meagher & Flom
                            LLP regarding REIT tax status (incorporated by reference
                            to exhibit 8.1 to Amendment No. 1 of the Registration
                            Statement on Form S-4 of the Registrant, filed on April
                            25, 2000).
          8.2            -- Form of Opinion of Skadden, Arps, Slate, Meagher & Flom
                            LLP regarding the tax consequences of the merger
                            (incorporated by reference to exhibit 8.2 to Amendment
                            No. 1 of the Registration Statement on Form S-4 of the
                            Registrant, filed on April 25, 2000).
          8.3            -- Opinion of Ernst & Young LLP regarding the tax status of certain transactions (incorporated by reference to
                            exhibit 8.3 to Amendment No. 1 of the Registration
                            Statement on Form S-4 of the Registrant, filed on April
                            25, 2000).
         10.1            -- Proposed Settlement Agreement dated March 6, 2000 for In
                            Re Commercial Assets, Inc. Shareholders Litigation
                            (incorporated by reference to exhibit 10.1 to Amendment
                            No. 1 of the Registration Statement on Form S-4 of the
                            Registrant, filed on April 25, 2000).
         23.1            -- Independent Auditors' Consent-Ernst & Young LLP.
         23.2            -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                            (included in Exhibit 5 and Exhibit 6) (incorporated by
                            reference to exhibit 23.2 to Amendment No. 1 of the
                            Registration Statement on Form S-4 of the Registrant,
                            filed on April 25, 2000).
         23.3            -- Consent of Jeffries & Company, Inc. (incorporated by
                            reference to exhibit 23.3 to Amendment No. 1 of the
                            Registration Statement on Form S-4 of the Registrant,
                            filed on April 25, 2000).
         24.1            -- Power of Attorney (incorporated by reference to exhibit
                            24 to Amendment No. 1 of the Registration Statement on
                            Form S-4 of the Registrant, filed on April 25, 2000).
         99.1            -- Opinion of Jeffries & Company, Inc. (included as Annex C to the Joint Proxy Statement-Prospectus which forms a
                            part of this Registration Statement).
         99.2            -- Form of Proxy (included as Annex D to the Joint Proxy
                            Statement-Prospectus which forms a part of this
                            Registration Statement).
         99.3            -- Form of Cash Election (included as Annex F to the Joint
                            Proxy Statement-Prospectus which forms a part of this
                            Registration Statement).